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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-51643

PROSPECTUS

           OFFER TO EXCHANGE 10 1/2% SENIOR NOTES DUE 2004 WHICH HAVE
         BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                   FOR ANY AND ALL OF ITS OUTSTANDING 10 1/2%
           SENIOR NOTES DUE 2004 ORIGINALLY ISSUED ON MARCH 19, 1998

                      HIGH VOLTAGE ENGINEERING CORPORATION

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                         BOSTON TIME, ON JUNE 11, 1998,
                                UNLESS EXTENDED
                            ------------------------

    High Voltage Engineering Corporation ("HVE" or, together with its subsidiaries, the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange up to $20,000,000 in aggregate amount of its 10 1/2% Senior Notes due 2004 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its outstanding 10 1/2% Senior Notes due 2004 (the "New Notes"), originally issued on March 19, 1998, of which $20,000,000 in aggregate principal amount is outstanding as of the date hereof. The terms of the Exchange Notes are identical in all material respects to the terms of the New Notes, except for certain transfer restrictions and registration rights relating to the New Notes. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the Indenture, dated as of August 8, 1997, as amended, between the Company and State Street Bank and Trust Company, as trustee, relating to up to $155,000,000 of HVE's 10 1/2% Senior Notes due 2004, including $135,000,000 of its 10 1/2% Senior Notes due 2004 that have been registered under the Securities Act and were issued on January 16, 1998 (the "Existing Notes" and, together with the New Notes and the Exchange Notes, the "Notes").

    The Company will accept for exchange any and all New Notes that are validly tendered on or prior to 5:00 p.m., Boston time, on June 11, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Including any extension, the Exchange Offer will expire no later than July 11, 1998. Tenders of New Notes may be withdrawn at any time prior to 5:00 p.m., Boston time, on the business day prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of New Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of a Registration Rights Agreement, dated as of March 19, 1998, between the Company and the Initial Purchaser named therein (the "Registration Rights Agreement"). See "Exchange Offer." The Company has agreed to pay the expenses of the Exchange Offer.

    Holders of New Notes whose notes are not tendered and accepted in the Exchange Offer will continue to hold such New Notes. Following consummation of the Exchange Offer, the holders of New Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the New Notes held by them.

    SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS OF NEW NOTES AND PROSPECTIVE PURCHASERS OF EXCHANGE NOTES.
                             ---------------------

    THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS EXCHANGE OFFER AND NO UNDERWRITER IS BEING UTILIZED IN CONNECTION WITH THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this Prospectus is May 12, 1998.
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    $20,000,000 aggregate principal amount of the New Notes that were not registered under the Securities Act were issued and sold on March 19, 1998, in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the New Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereby in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "Exchange Offer -- Purpose of the Exchange Offer." Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes Exchange Notes to be issued pursuant to the Exchange Offer may be offered for sale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such Exchange Notes. Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that at the time of the consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and that such holder is not an affiliate of the Company within the meaning of Rule 405 promulgated under the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of Exchange Notes received in exchange for New Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to use its best efforts to make this Prospectus available to participating broker-dealers for a period necessary to permit compliance of such broker-dealers with applicable prospectus delivery requirements under the Securities Act, such period not to exceed 180 days except under specified circumstances. See "Plan of Distribution."

    Interest on the Notes will be payable in cash semiannually on each August 15 and February 15, commencing August 15, 1998 in the case of the New Notes and the Exchange Notes and February 15, 1998 in the case of the Existing Notes. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time prior to August 15, 2000, at a redemption price equal to 110.500% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date, with the Net Proceeds (as defined herein) of one or more Qualified Equity Offerings (as defined herein) of HVE, or Letitia Corporation, a Delaware corporation and the principal common stockholder of HVE ("Letitia Corporation"), to the extent such proceeds were contributed to HVE as common equity; provided that at least $100.8 million of the principal amount of the Notes originally issued remain outstanding after giving effect to any such redemption and that any such redemption occurs within 60 days following the closing of any such Qualified Equity Offering. In addition, the Company will allow each Restricted Subsidiary (as defined herein) that is an obligor under an Intercompany Note (as defined herein) to effect a Qualified Subsidiary IPO (as defined herein); provided, among other things, that any Restricted Subsidiary effecting a Qualified Subsidiary IPO will be obligated to repay in full its Intercompany Note with the Net Proceeds of such Qualified Subsidiary IPO; that the Company will be obligated to make an offer to purchase Notes from the holders thereof equal in aggregate

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principal amount to the Intercompany Note being repaid by such Restricted
Subsidiary at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date and that any such purchase of Notes occurs within 90 days following the closing of any such Qualified Subsidiary IPO; that immediately after giving pro forma effect to such Qualified Subsidiary IPO, the Company (excluding the EBITDA and the Consolidated Fixed Charges (as defined herein) of the Restricted Subsidiary effecting the Qualified Subsidiary IPO) could incur $1.00 of additional Indebtedness (as defined herein) under the covenant described under "Description of the Notes -- Certain Covenants Limitation on Additional Indebtedness," assuming for this purpose only, that the aforementioned offer to repurchase has been subscribed in full; and that all remaining Net Proceeds of such Qualified Subsidiary IPO received by HVE will be deemed an Asset Sale (as defined herein). A Restricted Subsidiary will become an Unrestricted Subsidiary (as defined herein) upon completion of a Qualified Subsidiary IPO and the repayment of its Intercompany Note. See "Description of the Notes -- Offer to Repurchase upon a Qualified Subsidiary IPO."

    The Exchange Notes will be senior unsecured obligations of the Company ranking PARI PASSU in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to any subordinated indebtedness of the Company. The Exchange Notes will be effectively subordinated to all existing and future secured indebtedness of the Company, including indebtedness under the Revolving Credit Facility (as defined herein). Despite the pledge of the Intercompany Notes to secure the repayment of the Notes, a bankruptcy court could subordinate such repayments to all existing and future indebtedness and other liabilities and commitments of any of HVE's subsidiaries. As of March 28, 1998, pro forma for the Transactions and the General Eastern Disposition (each as defined herein), HVE would have had $169.3 million of senior indebtedness outstanding (including the New Notes and the Existing Notes), of which $10.0 million would have been secured indebtedness, and the subsidiaries of HVE would have had $66.6 million of additional indebtedness and other liabilities and commitments outstanding (excluding the Intercompany Notes), of which $14.9 million would have been secured indebtedness. The Company's ability to make any cash payments with respect to the Notes may be adversely affected by any inability of its subsidiaries to make dividend or other payments to the Company.

    Upon the occurrence of a Change of Control (as defined herein), each holder of the Notes will be entitled to require the Company to purchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See "Description of the Notes -- Change of Control Offer." In addition, the Company will be obligated in certain instances to make an offer to purchase the New Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the purchase date, with the Available Asset Sale Proceeds (as defined herein) of certain asset sales. See "Description of the Notes -- Certain Covenants -- Limitation on Certain Asset Sales."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF NEW NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    There can be no assurance that an active public or private market for the Exchange Notes will develop. Whether or not a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their aggregate liquidation preference. The Company does not intend to list the Exchange Notes on a national securities exchange or to apply for quotation of the Exchange Notes through the National Association of Securities Dealers Automated Quotation System. To the extent New Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted shares of Exchange Notes could be adversely affected.

    Market data used throughout this Prospectus was obtained through Company research, surveys or studies conducted by third parties, or industry or general publications. The Company has not

                                      iii
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independently verified market data provided by third parties or industry or general publications. Similarly, internal Company research, while believed by the Company to be reliable, has not been verified by any independent sources.

    Anderson Power Products-Registered Trademark-, AST-TM-,
Datcon-Registered Trademark-, Illuma Deluxe-TM-, IllumaSeal-TM-, Intellisensor-TM-, Perfect Harmony-TM-, PHI-Registered Trademark-, Powerpole-Registered Trademark-, Quantum 2000 Scanning ESCA Microprobe-TM-, SB-Registered Trademark-, Smart Instrument-TM-, SMART-200-TM-, Stewart-Warner-Registered Trademark-, SW-Registered Trademark- and TRIFT II-TM-are trademarks, registered trademarks or brands that are owned by, or licensed to, the Company. All other trademarks or service marks referred to in this Prospectus are the property of their respective owners.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission. The Registration Statement, of which this Prospectus is a part, and the exhibits thereto have been filed with the Commission, and such Registration Statement and Exhibits, as well as the regional offices of the Commission at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site, located at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                       iv
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                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE INDICATES, THE TERM "HVE" REFERS TO HIGH VOLTAGE ENGINEERING CORPORATION AND THE TERM THE "COMPANY" REFERS TO HVE AND ITS WHOLLY OWNED SUBSIDIARIES, INCLUDING STEWART WARNER INSTRUMENT CORPORATION (COLLECTIVELY WITH ITS SUBSIDIARIES, "STEWART WARNER"). AS USED IN THIS PROSPECTUS, THE TERMS "FISCAL 1993," "FISCAL 1994," "FISCAL 1995," "FISCAL 1996," "FISCAL 1997" AND "FISCAL 1998" REFER TO HVE'S FISCAL YEARS ENDED MAY 1, 1993, APRIL 30, 1994, APRIL 29, 1995, APRIL 27, 1996 AND APRIL 26, 1997, AND HVE'S FISCAL YEAR ENDING APRIL 25, 1998, RESPECTIVELY.

                                  THE COMPANY

    The Company owns and operates a diversified group of six middle market industrial manufacturing businesses. These businesses focus on designing and manufacturing high quality, applications-engineered products which are designed to address specific customer needs. The Company's products are sold to a broad range of domestic and foreign original equipment manufacturers ("OEMs") and end-users in a variety of industries including process automation, freshwater and wastewater treatment, petrochemicals, semiconductor fabrication, chemicals, construction, agriculture, materials handling, computers, telecommunications, medical equipment and for scientific and educational research. The diversified nature of the products sold and end-markets served by the Company's businesses limits the effect on the Company of operating performance fluctuations in any single operating unit and cyclical downturns within individual industries and end-markets, while the Company believes that its focus on middle market manufacturing enhances its growth prospects. The Company believes that these factors have contributed to steady growth in consolidated net sales and Adjusted EBITDA (as defined in note (e) on page 44). Between Fiscal 1993 and Fiscal 1997, the Company's historical net sales increased at a 14.3% compound annual growth rate ("CAGR"), from $101.3 million to $173.1 million, and its Adjusted EBITDA increased at a 15.6% CAGR from $9.1 million to $16.3 million. Pro forma for the acquisition of Physical Electronics, Inc. (the "PHI Merger"), the acquisition of Stewart Warner (the "Stewart Warner Acquisition"), and the disposition (the "General Eastern Disposition") of the Company's General Eastern Instruments division ("General Eastern"), the Company had net sales and Adjusted EBITDA of $267.4 million and $28.1 million, respectively, in the latest twelve month ("LTM") period ended January 24, 1998.

    The Company manufactures and markets its products through the following six operating units:

    ROBICON CORPORATION ("ROBICON"). Robicon is a leading designer and manufacturer of high power conversion products, which are used to regulate electric power, reduce energy costs and improve process control in a wide variety of industrial applications. Products include variable frequency drives ("VFDs") for large electric motors and power control systems for other applications. These products are used in process automation, freshwater and wastewater treatment, oil and gas extraction and transmission, petrochemical processing, silicon processing, glass manufacturing, cement production and other general industrial applications. For the LTM period ended January 24, 1998, Robicon had net sales of $92.0 million.

    PHYSICAL ELECTRONICS, INC. ("PHI"). On August 8, 1997, HVE acquired all of the capital stock of PHI for an aggregate consideration of $54.6 million, including transaction costs and net of cash acquired. PHI is a leading designer and manufacturer of advanced surface analysis instruments and components used to determine the elemental and/or chemical composition of materials found on or near the surface of a sample. Advanced surface analysis instruments are used in commercial applications in central support laboratories and at or near the production line in the semiconductor fabrication, computer peripherals, chemicals, aerospace, metals, polymers, automotive and biomaterials industries, among others, for product and process development, process control, defect review and failure analysis. Advanced surface analysis

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instruments are also used for materials science research by universities and government institutions. For the LTM period ended January 24, 1998, PHI had net sales of $64.7 million.

    THE DATCON / STEWART WARNER GROUP ("DATCON"). On March 19, 1998, a wholly owned subsidiary of HVE acquired, directly or indirectly, all of the capital stock of Stewart Warner, for an aggregate consideration of $24.7 million in cash. The operations of Stewart Warner are being operated together with those of the Company's existing Datcon Instrument Company subsidiary and its wholly owned subsidiary Industrias Jorda, S.L. ("Jorda"). The Company believes that the combined entity will be a leading designer, manufacturer and distributor of customized monitoring instrumentation for heavy duty and off-highway vehicles and equipment. The products manufactured and marketed, or distributed, by Datcon will include a broad range of analog and digital instrument clusters and displays, gauges (including fuel, temperature and pressure gauges), meters (including speedometers and tachometers), sensing devices (for fuel level, temperature and pressure), related electronic control units ("ECUs"), and related vehicle accessory products. These products are used both by OEMs and in the aftermarket in construction equipment, agricultural machinery and power turf equipment, heavy duty truck, bus, materials handling equipment and generator and compressor engines and marine applications. For the LTM period ended January 24, 1998, pro forma for the Stewart Warner Acquisition, Datcon had net sales of $61.4 million, including net sales of $26.5 million generated by Stewart Warner.

    ANDERSON INTERCONNECT, INC. -- ANDERSON POWER PRODUCTS
("ANDERSON"). Anderson is a leading designer and manufacturer of high efficiency, pluggable power connectors for use in high current, quick disconnect applications including materials handling equipment and other electric-powered vehicles, uninterruptible power supply products, telecommunications and networking equipment and office furniture panel electrification. For the LTM period ended January 24, 1998, Anderson had net sales of $24.3 million.

    NATVAR COMPANY ("NATVAR"). Natvar is a manufacturer of disposable specialty bulk medical grade plastic tubing used primarily in medical devices and for less-invasive surgical procedures. For the LTM period ended January 24, 1998, Natvar had net sales of $16.7 million.

    HIGH VOLTAGE ENGINEERING EUROPA B.V. ("HVE EUROPA"). HVE Europa is a leading designer and manufacturer of particle accelerator systems used in scientific, educational and industrial research. HVE Europa's products include ion accelerator systems, research ion implanters, accelerator mass spectrometer systems and component parts. For the LTM period ended January 24, 1998, HVE Europa had net sales of $8.3 million.

                              RECENT DEVELOPMENTS

THE STEWART WARNER ACQUISITION

    On March 19, 1998, a wholly owned subsidiary of HVE acquired, directly or indirectly, all of the capital stock of Stewart Warner, for an aggregate consideration of $24.7 million in cash. After the repayment of all of Stewart Warner's outstanding indebtedness, the remainder of the cash purchase price was distributed to the holders of the outstanding capital stock of Stewart Warner (the "Stewart Warner Stock"). Following the consummation of the Stewart Warner Acquisition, Stewart Warner, HVE Acquisition Corp., an Illinois corporation and wholly owned subsidiary of HVE ("HVE Acquisition Corp."), and each of Stewart Warner's existing subsidiaries, became Restricted Subsidiaries of HVE.

    Immediately following the Stewart Warner Acquisition, Stewart Warner issued an intercompany note, under which HVE Acquisition Corp. and TTS Mexican Holding Company Inc., an Illinois corporation and wholly-owned subsidiary of Datcon ("TTS"), are co-obligors, in the principal amount of $20.0 million (the "Stewart Warner Intercompany Note") which was pledged by HVE, together with existing intercompany notes in the aggregate principal amount of $120.5 million (such intercompany notes are referred to herein together with the Stewart Warner Intercompany Note as the "Intercompany Notes") issued by certain of

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HVE's existing Restricted Subsidiaries, as security for payment of principal and interest on the Notes. The Stewart Warner Acquisition and issuance of the Stewart Warner Intercompany Note are referred to, collectively with the Offering, as the "Transactions."

    Stewart Warner is a manufacturer and marketer of a broad range of gauges, senders, sensors, switches, lamps and other accessories that are sold to both the OEM and aftermarket segments in specialty applications, including the heavy duty truck, agricultural, bus, emergency equipment, marine, government and performance automotive hobby markets. Stewart Warner products are characterized by strong brand name recognition and a reputation within the industry for quality. For the LTM period ended January 31, 1998, Stewart Warner had net sales of $26.5 million, and Adjusted EBITDA of $2.5 million, with such net sales representing 9.9% of the Company's total net sales during the LTM period ended January 24, 1998, pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition.

    The Company believes that the combination of Stewart Warner and Datcon Instrument Company has created one of the leading suppliers of engine monitoring instrumentation to the OEM market and engine monitoring instrumentation parts to the aftermarket. The combined entity is well positioned to benefit from improvements in product pricing, materials costs, labor costs, manufacturing efficiencies and product distribution. Datcon Instrument Company's historical focus on the OEM side of the business acts as a compliment to Stewart Warner's strength in the aftermarket business. The Company believes that Stewart Warner's loyal customer relationships, solid market positions, operating and service expertise, proven operating performance as well as its committed and experienced management team will continue to help differentiate Datcon from its competitors. In addition, Datcon will continue to be in a strong position to market its products and accessories to a wider global customer base than most of its competitors. The Company believes that the elimination of certain non-recurring executive compensation and related professional fees, as well as certain manufacturing synergies, will be realized over time as a result of the Stewart Warner Acquisition. Although there can be no assurance that the benefit of any such eliminations or synergies may be actually achieved, the Company believes that, assuming such synergies had been achieved in full on a pro forma basis for the LTM period ended January 24, 1998, the Company's Adjusted EBITDA would have been increased by approximately $0.5 million, which would have resulted in Supplemental Adjusted EBITDA (as defined) being generated by Stewart Warner of $3.0 million for such period. See "Unaudited Pro Forma Condensed Consolidated Financial Data -- Unaudited Supplemental Adjusted Pro Forma Financial Data."

SALE OF ASSETS OF GENERAL EASTERN

    On April 15, 1998, the Company sold all of the assets and ordinary course business trade payables and capital and operating lease obligations of General Eastern to a subsidiary of Bowthorpe Holdings Corporation formed for the purpose of the acquisition ("Bowthorpe"), pursuant to an Asset Purchase Agreement, dated as of March 25, 1998, as amended (the "Asset Purchase Agreement"). The purchase price for the General Eastern assets was $18.0 million, paid in cash. In addition, $3.0 million was paid in cash to the Company at closing in consideration for an agreement on the part of the Company not to compete in the conduct of the business of General Eastern for a period of three years after the closing. Of the aggregate $21.0 million received by the Company in connection with this sale, $850,000 was placed into escrow for a limited period to secure certain indemnification obligations of the Company and to satisfy possible purchase price adjustments.

APPOINTMENT OF CHIEF OPERATING OFFICER

    On March 2, 1998, the Company announced that Russell L. Shade, Jr. had joined its leadership team as Chief Operating Officer, effective March 9, 1998. Most recently Mr. Shade was Vice President, Industrial Systems at General Electric Company, where he had worked for 25 years.

THE CONSENT SOLICITATION

    Simultaneously with the distribution of a Preliminary Offering Memorandum of the Company dated March 5, 1998, the Company solicited the consent (the "Consent Solicitation") of the holders of a majority of the Existing Notes (the "Requisite Consents") to (i) make certain amendments (the "Amendments") to certain provisions of the Indenture dated as of August 8, 1997 (as so amended, the "Indenture"), governing the Notes; and (ii) to waive a breach of the Restricted Payments (as defined herein) covenant of the Indenture that was made as a result of a misinterpretation of the Indenture pursuant to which a cash dividend was paid to the holders of its Series A Preferred Stock (as defined herein) in accordance with the terms thereof (the "Waivers"). The principal purposes of the Amendments are to (a) permit the offer of the New Notes (the "Offering"), (b) provide for the issuance of the Stewart Warner Intercompany Note, (c) modify the manner in which Restricted Subsidiaries may be created, merged and consolidated, and (d) make minor modifications to other Indenture provisions. The Amendments became effective upon the consummation of the Stewart Warner Acquisition. The Waivers became effective upon the receipt of the Requisite Consents. The Requisite Consents were received on March 13, 1998 and the Company has paid a consent fee in the aggregate amount of $675,000 to the holders of the Existing Notes.

THE EXCHANGE OF THE EXISTING NOTES AND SERIES A PREFERRED STOCK

    On January 16, 1998, the Company issued $135.0 million aggregate principal amount of 10 1/2% Senior Notes due 2004 that had been registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for the $135.0 million aggregate principal amount of the Company's outstanding 10 1/2% Senior Notes due 2004 (the "Original Notes") that had been issued and sold for their face amount on August 8, 1997 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A, Regulation S and Regulation D thereunder. The $135.0 million of 10 1/2% Senior Notes due 2004 that have been registered under the Securities Act are referred to herein as the "Existing Notes" and, together with the New Notes and the Exchange Notes, as the "Notes." Concurrent with the issuance of the Original Notes, the Company issued and sold 33,000 units (the "Units"), consisting of 33,000 shares of the Company's 12 1/2% Series A Senior Redeemable Preferred Stock (the "Original Series A Preferred Stock"), warrants to purchase 82.7429 shares of the Company's Common Stock and 82.7429 shares of the Company's Common Stock, for an aggregate consideration of $35.2 million. On January 16, 1998, all of the outstanding Original Series A Preferred Stock was exchanged for shares of the Company's
12 1/2% Series A Exchange Senior Redeemable Preferred Stock (the "Series A Preferred Stock") having terms substantially identical to those of the Original Series A Preferred Stock, except that the shares of Series A Preferred Stock have been registered under the Securities Act and do not bear legends restricting the transfer of such shares. In connection with the issuance of the Original Notes and the Units (collectively, the "Original Offering"), the Company completed the PHI Merger and repaid substantially all of its existing indebtedness (the "Refinancing"). The New Notes have the same terms as the Existing Notes and were issued pursuant to the same Indenture, except that the Existing Notes have been registered under the Securities Act and therefore do not bear legends restricting the transfer thereof.

                                  RISK FACTORS

    Holders of New Notes and prospective purchasers of Exchange Notes should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus, in connection with the Exchange Offer. SPECIFICALLY, AND AS DESCRIBED IN GREATER DETAIL UNDER THE CAPTION "RISK FACTORS," HOLDERS OF NEW NOTES AND PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSIDER CAREFULLY: (i) the Company is and will continue to be highly leveraged and may be unable to generate sufficient cash flow to meet its various debt service obligations, including under the Notes; (ii) the Notes are subordinated in right of payment to the Company's secured indebtedness, and the Intercompany Notes may be effectively subordinated in right of payment to other indebtedness of HVE's subsidiaries; (iii) the Company faces significant risks with respect to the PHI Merger, the largest acquisition undertaken by the Company to date; (iv) the Company may not apply the cash it received pursuant to the General Eastern Disposition to the repurchase of Notes, and if such repurchase is made, the repurchase price may be less than the then-current trading price of the Notes; (v) the Company conducts most of its business through subsidiaries which are not direct obligors under the Notes;
(vi) if the issuance of the Exchange Notes is determined to be a fraudulent conveyance, the indebtedness represented thereby could be subordinated to other indebtedness of the Company; (vii) the Stewart Warner Acquisition was a signification acquisition by the Company and carries certain risks, such as the diversion of management's attention from the Company's other operations; (viii) if any of HVE's subsidiaries effect a Qualified Subsidiary IPO, the cash flow from such subsidiary will be unavailable to service HVE's debt; (ix) the Company is dependent on intellectual property protection for certain of its technology, and such protection is by its nature vulnerable; (x) the Company's results of operations fluctuate in response to various factors; and (xi) the Company is dependent on the continued contributions of its key personnel.

                               THE EXCHANGE OFFER

Securities Offered..............  Up to $20,000,000 aggregate principal amount of 10 1/2%
                                  Senior Notes due 2004 (the "Exchange Notes") that have
                                  been registered under the Securities Act. The terms of the
                                  Exchange Notes and those of the New Notes are identical in all material respects, except for certain transfer
                                  restrictions relating to the New Notes. See "Description
                                  of the Notes."
Registration Rights Agreement...  The New Notes were issued on March 19, 1998 to the Initial
                                  Purchaser. The Initial Purchaser resold the New Notes to
                                  certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act. In connection therewith, the
                                  Company entered into the Registration Rights Agreement
                                  providing, among other things, for the Exchange Offer. See
                                  "The Exchange Offer."
Resale of Exchange Notes........  Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties,
                                  the Company believes that the Exchange Notes to be issued
                                  pursuant to the Exchange Offer may be offered for sale,
                                  resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases Exchange Notes
                                  directly from the Company to resell pursuant to Rule 144A
                                  or any other available exemption under the Securities Act
                                  or (ii) a person that is an "affiliate" of the Company
                                  within the meaning of Rule 405 under the Securities Act),
                                  without compliance with the registration and prospectus
                                  delivery provisions of the Securities Act provided that
                                  such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no
                                  arrangements with any person to participate in the
                                  distribution of such exchange Notes. Each holder who
                                  participates in the Exchange Offer will be required to
                                  represent that any Exchange Notes received by it will be
                                  acquired in the ordinary course of its business, that at
                                  the time of the consummation of the Exchange Offer such
                                  holder will have no arrangement or understanding with any
                                  person to participate in the distribution of the Exchange
                                  Notes, and that such holder is not an affiliate of the
                                  Company within the meaning of Rule 405 promulgated under
                                  the Securities Act or if it is such an affiliate, that it
                                  will comply with the registration and prospectus delivery
                                  requirements of the Securities Act, to the extent
                                  applicable. If a holder of New Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission
                                  as set forth in such no-action letters, and must comply
                                  with the registration and prospectus delivery requirement
                                  of the Securities Act in connection with any secondary
                                  resale transaction.
The Exchange Offer..............  The Exchange Notes are being offered in exchange for a like principal amount of New Notes. New Notes may be
                                  exchanged only in existing multiples of $1,000. The
                                  issuance of the Exchange Notes is intended to satisfy
                                  obligations of the Company under the Registration Rights
                                  Agreement. For a description of the procedures for
                                  tendering, see "Exchange Offer -- Procedures for Tendering
                                  New Notes."

Expiration Date; Withdrawal.....  The Exchange Offer will expire at 5:00 p.m., Boston time, on the 30th day after the effective date of the
                                  Registration Statement of which this Prospectus is a part, or such later date and time to which it may be extended in the sole discretion of the Company (the "Expiration
                                  Date"). The tender of New Notes pursuant to the Exchange
                                  Offer may be withdrawn at any time prior to any time prior to 5:00 p.m., Boston time, on the business day prior to
                                  the Expiration Date. Any New Notes not accepted for
                                  exchange for any reason will be returned without expense
                                  to the tendering holders thereof as promptly as
                                  practicable after the expiration or termination of the
                                  Exchange Offer. See "Exchange Offer -- Expiration Date;
                                  Extensions; Termination; Amendments; and Withdrawal
                                  Rights."
Conditions to Exchange Offer....  The Exchange Offer is subject to certain conditions. See
                                  "Exchange Offer -- Certain Conditions to the Exchange
                                  Offer."
Procedures for Tendering
  New Notes.....................  Each holder of New Notes wishing to accept the Exchange
                                  Offer must complete, sign and date a Letter of
                                  Transmittal, or a facsimile thereof, in accordance with
                                  the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such
                                  facsimile, together with such New Notes and any other
                                  required documents, to the Exchange Agent (as defined
                                  herein) at the address set forth herein. See "Exchange
                                  Offer -- Procedures for Tendering New Notes."
Use of Proceeds.................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.
Certain Federal Income Tax
  Considerations................  The exchange pursuant to the Exchange Offer should not be a taxable event to the holder for federal income tax
                                  purposes, and the holder should not recognize any taxable
                                  gain or loss as a result of such exchange. See "Certain
                                  Federal Income Tax Considerations."
Untendered New Notes............  Upon consummation of the Exchange Offer, the holders of
                                  New Notes, if any, will have no further rights under the
                                  Registration Rights Agreement, except as provided herein.
                                  Holders of New Notes who do not tender their New Notes in
                                  the Exchange Offer or whose New Notes are not accepted for exchange will continue to hold such New Notes and will be
                                  entitled to all the rights and preferences thereof and
                                  will be subject to all the limitations applicable thereto.
                                  All untendered and tendered but unaccepted New Notes will
                                  continue to be subject to the restrictions on transfer
                                  provided therein. To the extent that New Notes are
                                  tendered and accepted in the Exchange Offer, the trading
                                  market for untendered and tendered but unaccepted New
                                  Notes could be adversely affected.
Exchange Agent..................  State Street Bank and Trust Company is serving as the
                                  Exchange Agent (the "Exchange Agent") in connection with
                                  the Exchange Offer.

                                 TERMS OF NOTES

    Except as otherwise indicated, the following description relates both to the Exchange Notes and to the outstanding $135.0 million in aggregate principal amount of the Existing Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Existing Notes, and will be entitled to the benefits of the same Indenture. For a more complete description of the Notes, including the definitions of certain capitalized terms used below, see "Description of the Notes."

Issuer..........................  High Voltage Engineering Corporation.

Notes Offered...................  $20,000,000 principal amount of 10 1/2% Senior Notes due
                                  2004.

Maturity Date...................  August 15, 2004.

Interest Payment Dates..........  Interest accrues on the New Notes and the Exchange Notes from February 15, 1998, and accrues on the Existing Notes
                                  from August 15, 1997, and will be payable in cash
                                  semiannually on each August 15 and February 15,
                                  commencing, in the case of the New Notes and the Exchange
                                  Notes, on August 15, 1998.

Optional Redemption.............  The Notes will be redeemable, at the option of the
                                  Company, in whole or in part, at any time on or after
                                  August 15, 2001, at the redemption prices set forth
                                  herein, plus accrued and unpaid interest to the redemption date. In addition, the Company, at its option, may redeem
                                  in the aggregate up to 35% of the original principal
                                  amount of the Notes at any time and from time to time
                                  prior to August 15, 2000, at a redemption price equal to
                                  110.500% of the aggregate principal amount thereof, plus
                                  accrued and unpaid interest to the redemption date, with
                                  the Net Proceeds of one or more Qualified Equity Offerings of HVE, or Letitia Corporation to the extent such proceeds are contributed to HVE as common equity; provided that at
                                  least $100.8 million of the principal amount of the Notes
                                  remains outstanding after giving effect to any such
                                  redemption and that any such redemption occurs within 60
                                  days following the closing of any such Qualified Equity
                                  Offering. See "Description of the Notes -- Optional
                                  Redemption."

Intercompany Notes..............  Upon the issuance of the Original Notes, the principal amount of the Original Notes was allocated among HVE and
                                  each of its current direct Restricted Subsidiaries in
                                  consideration for the release of certain obligations of
                                  such Restricted Subsidiaries relating to the indebtedness
                                  being repaid in connection with the issuance of such
                                  Notes. Amounts allocated to such Restricted Subsidiaries
                                  were evidenced by Intercompany Notes aggregating $120.5
                                  million in principal amount. Upon the consummation of the
                                  issuance of the New Notes, Stewart Warner issued the
                                  Stewart Warner Intercompany Note in the principal amount
                                  of $20.0 million. The Intercompany Notes are senior
                                  obligations of each Restricted Subsidiary, have terms
                                  substantially similar to the terms of the Notes and have
                                  been pledged by HVE as collateral on the Notes. The
                                  Intercompany Notes may not be forgiven by the Company as
                                  long as the Notes remain outstanding; provided, however,
                                  that the Intercompany Note of a particular Restricted

                                  Subsidiary must be repaid with the Net Proceeds of a
                                  Qualified Subsidiary IPO of such Restricted Subsidiary.

Offer to Repurchase upon a
  Qualified Subsidiary IPO......  The Indenture allows each Restricted Subsidiary that is an obligor under an Intercompany Note to effect a Qualified
                                  Subsidiary IPO; provided, among other things, that: (i)
                                  any Restricted Subsidiary effecting a Qualified Subsidiary
                                  IPO will be obligated to repay in full its Intercompany
                                  Note with the Net Proceeds of such Qualified Subsidiary
                                  IPO; (ii) the Company will be obligated to make an offer
                                  to purchase Notes from the holders thereof equal in
                                  aggregate principal amount to the Intercompany Note being
                                  repaid by such Restricted Subsidiary at a purchase price
                                  equal to 101% of the principal amount thereof, plus
                                  accrued and unpaid interest to the purchase date and that
                                  any such purchase of Notes occurs within 90 days following the closing of any such Qualified Subsidiary IPO; (iii)
                                  immediately after giving pro forma effect to such
                                  Qualified Subsidiary IPO, the Company (excluding the
                                  EBITDA and the Consolidated Fixed Charges of the
                                  Restricted Subsidiary effecting the Qualified Subsidiary
                                  IPO) could incur $1.00 of additional Indebtedness (other
                                  than Permitted Indebtedness) under the covenant set forth
                                  under "Description of the Notes -- Certain Covenants --
                                  Limitation on Additional Indebtedness," and assuming for
                                  purposes of this calculation only, that the aforementioned offer to repurchase has been subscribed in full; and (iv)
                                  all remaining Net Proceeds of such Qualified Subsidiary
                                  IPO received by HVE will be deemed an Asset Sale. A
                                  Restricted Subsidiary will become an Unrestricted
                                  Subsidiary upon completion of a Qualified Subsidiary IPO.
                                  See "Description of the Notes -- Offer to Repurchase Upon
                                  a Qualified Subsidiary IPO."

Ranking.........................  The Notes are senior unsecured obligations of the Company ranking PARI PASSU in right of payment with all existing
                                  and future senior indebtedness of the Company and senior
                                  in right of payment to any subordinated indebtedness of
                                  the Company. The Notes will be effectively subordinated to all existing and future secured indebtedness of the
                                  Company, including indebtedness under the Revolving Credit
                                  Facility. Despite the pledge of the Intercompany Notes to
                                  secure the repayment of the Notes, a bankruptcy court
                                  could subordinate such repayments to all existing and
                                  future indebtedness and other liabilities and commitments
                                  of any of HVE's subsidiaries. As of March 28, 1998, pro
                                  forma for the Transactions and the General Eastern
                                  Disposition, HVE would have had $169.3 million of senior
                                  indebtedness outstanding (including the New Notes and the
                                  Existing Notes), of which $10.0 million would have been
                                  secured indebtedness, and the subsidiaries of HVE would
                                  have had $66.6 million of additional indebtedness and
                                  other liabilities and commitments outstanding (excluding
                                  the Intercompany Notes), of which $14.9 million would have been secured indebtedness.

Change of Control...............  Upon the occurrence of a Change of Control, each holder of the Notes will be entitled to require the Company to
                                  purchase such holder's Notes at a purchase price equal to
                                  101% of the principal amount thereof, plus accrued and
                                  unpaid interest to the purchase date. There can be no
                                  assurance that the Company will have sufficient funds or
                                  will be contractually permitted by the Revolving Credit
                                  Facility to pay the required purchase price for all Notes
                                  tendered by holders thereof upon the occurrence of a
                                  Change of Control. See "Description of the Notes -- Change
                                  of Control Offer."

Asset Sale Proceeds.............  The Company will be obligated in certain instances to make an offer to purchase the Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus
                                  accrued and unpaid interest to the purchase date, with the
                                  Available Asset Sale Proceeds of certain asset sales. See
                                  "Description of the Notes -- Certain Covenants --
                                  Limitation on Certain Asset Sales."

Certain Covenants...............  The Indenture contains covenants for the benefit of the holders of the Notes that, among other things, restrict
                                  the ability of HVE and its Restricted Subsidiaries to: (i)
                                  incur additional Indebtedness; (ii) pay dividends or make
                                  certain other restricted payments; (iii) issue capital
                                  stock or preferred stock of Restricted Subsidiaries; (iv)
                                  make certain investments; (v) create liens; (vi) enter
                                  into transactions with affiliates; (vii) transfer or repay the Intercompany Notes; (viii) enter into sale and
                                  lease-back transactions; (ix) merge or consolidate HVE or
                                  any Restricted Subsidiaries; (x) transfer or sell assets;
                                  (xi) create dividend or other payment restrictions
                                  affecting Restricted Subsidiaries; and (xii) guarantee
                                  certain indebtedness. These covenants are subject to a
                                  number of important exceptions. See "Description of the
                                  Notes -- Certain Covenants."

                  COMPARISON OF NEW NOTES WITH EXISTING NOTES

Freely Transferable.............  Generally, the Exchange Notes will be freely transferable under the Securities Act by holders thereof other than any holder that is either an affiliate of the Company or a
                                  broker-dealer that purchased the Notes from the Company to resell pursuant to Rule 144A or any other available
                                  exemption. The Exchange Notes otherwise will be
                                  substantially identical in all material respects
                                  (including interest rate and maturity) to the New Notes.
                                  See "Exchange Offer."

Registration Rights.............  The holders of New Notes currently are entitled to certain registration rights pursuant to the Registration Rights
                                  Agreement. However, upon consummation of the Exchange
                                  Offer, subject to certain exceptions, holders of New Notes who do not exchange their New Notes for Exchange Notes in
                                  the Exchange Offer will no longer be entitled to
                                  registration rights and will not be able to offer or sell
                                  their New Notes, unless such New Notes are subsequently
                                  registered under the Securities Act (which, subject to
                                  certain limited exceptions, the Company will have no
                                  obligation to do), except pursuant to an exemption from,
                                  or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors --
                                  Adverse Consequences of Failure to Adhere to Exchange
                                  Offer Procedures."

Absence of a Public Market for
  the New Notes.................  The Exchange Notes are new securities and there is currently no established market for the Exchange Notes.
                                  Accordingly, there can be no assurance as to the
                                  development or liquidity of any market for the Exchange
                                  Notes. The Company does not intend to apply for listing on a securities exchange of the Exchange Notes.

              SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following table sets forth Summary Unaudited Pro Forma Condensed Financial Data derived from the Unaudited Pro Forma Condensed Consolidated Financial Data contained elsewhere herein. The "Statement of Operations Data" for the Company's LTM period ended January 24, 1998 include the results of operations of PHI Acquisition Holdings, Inc. and subsidiaries for the LTM period ended January 24, 1998, and the results of operations of Stewart Warner Instrument Corporation and subsidiaries for the LTM period ended January 31, 1998, and give effect to the PHI Merger, the Original Offering, the Refinancing, the Transactions and the General Eastern Dispostion as if they had taken place at the beginning of the period presented. The balance sheet data set forth below present the financial condition of the Company as if the Transactions had occurred on January 24, 1998.

    The Summary Unaudited Pro Forma Condensed Financial Data do not purport to be indicative of the actual financial position or results of operations of the Company that would have actually been attained had the PHI Merger, the Original Offering, the Refinancing, the Transactions or the General Eastern Disposition in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Summary Unaudited Pro Forma Condensed Financial Data are based on certain assumptions described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Data and should be read in conjunction therewith. In addition, the Supplemental Adjusted EBITDA information presented below is based on estimates and assumptions made, and believed to be reasonable, by management of the Company but are inherently uncertain and subject to change. There can be no assurance that any of the operational synergies on which such estimates and assumptions are based will be realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data -- Unaudited Supplemental Adjusted Pro Forma Financial Data" and the consolidated financial statements of High Voltage Engineering Corporation and subsidiaries and the notes thereto, the consolidated financial statements of PHI Acquisition Holdings, Inc. and subsidiaries and the notes thereto, and the consolidated financial statements of Stewart Warner Instrument Corporation and subsidiaries and the notes thereto, included elsewhere herein.

                                                                                                       PRO FORMA
                                                                                                       LTM PERIOD
                                                                                                         ENDED
                                                                                                      JANUARY 24,
                                                                                                          1998
                                                                                                      ------------
                                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.........................................................................................  $  267,382
  Gross profit......................................................................................      90,957
  Income from operations............................................................................      14,205
  Interest expense..................................................................................      21,748
  Interest income...................................................................................         621
  Income taxes......................................................................................       8,994
  Loss from continuing operations before extraordinary item.........................................     (15,916)
  Preferred dividend................................................................................       4,242
  Accretion of redeemable put warrants..............................................................         310
  Loss applicable to common stockholders before extraordinary item..................................     (20,468)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital (a)...............................................................................  $   63,149
  Total assets......................................................................................     232,888
  Total debt (including redeemable put warrants) (b)................................................     179,475
  Redeemable preferred stock........................................................................      29,567
  Stockholders' deficit.............................................................................     (48,118)
OTHER DATA:
  Adjusted EBITDA (c)...............................................................................  $   28,057
  Supplemental Adjusted EBITDA (d)..................................................................      28,591
  Depreciation and amortization.....................................................................      10,372
  Capital expenditures..............................................................................       8,716
  Cash interest expense.............................................................................      18,098
  Ratio of Supplemental Adjusted EBITDA to cash interest expense (e)................................         1.6x
  Ratio of total debt to Supplemental Adjusted EBITDA (f)...........................................         6.3x
  Ratio of total debt and redeemable preferred stock to Supplemental
    Adjusted EBITDA (g).............................................................................         7.4x
  Ratio of earnings to fixed charges (h)............................................................          --

                                               (SEE FOOTNOTES ON FOLLOWING PAGE)

         NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(a) Working capital is defined as total current assets less total current liabilities.

(b) Total debt includes an amount of $2,500 related to the estimated value of certain redeemable put warrants issued in connection with the issuance of $25,000 aggregate principal amount of the Company's Subordinated Notes on May 9, 1996 (the "Subordinated Notes").

(c) Adjusted EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization and non-recurring items. Non-recurring items are comprised of: (i) reimbursed environmental and litigation costs -- net and other, (ii) $210 of severance payments to a former officer of PHI and $60 of relocation expenses were included in administrative and selling expenses in connection with the replacement of such officer of PHI in the LTM period ended January 24, 1998, (iii) $636 of severance to certain former executives of the Company included in administrative and selling expenses in the LTM period ended January 24, 1998, (iv) purchase accounting expenses of $7,642 relating to the PHI Merger (see notes (f) and (i) to "Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations"), and (v) $65 of severance payments to certain former employees of PHI for the LTM period ended January 24, 1998. See Notes F, K and N to "Notes to Consolidated Financial Statements" of High Voltage Engineering Corporation and subsidiaries. Adjusted EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP"). While Adjusted EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA or some form thereof is often used as a measurement in evaluating companies. In particular, since Adjusted EBITDA excludes the non-recurring items described above, the Company believes that trends in Adjusted EBITDA may provide meaningful information as to the Company's ability to satisfy its cash requirements on an on-going basis. Moreover, substantially all of the Company's financing agreements contain covenants in which EBITDA or Adjusted EBITDA, as defined therein, is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion of other measures of performance determined in accordance with GAAP and analysis of changes in Adjusted EBITDA in recent periods. Investors should note, however, that "Adjusted EBITDA" or "EBITDA" as used in this Prospectus may not be comparable to similarly titled measures presented by other companies and could be misleading, since not all companies and analysts calculate such measures in the same fashion or on the same basis.

(d) Management believes that the following supplemental additional adjustments to Adjusted EBITDA (as so supplemented, "Supplemental Adjusted EBITDA") relating to operational synergies that may be achieved after the consummation of the Stewart Warner Acquisition are relevant to evaluating the future operating performance of the Company. These synergies are based on estimates and assumptions made, and believed to be reasonable, by management of the Company but are inherently uncertain and subject to change. Accordingly, the expected synergies described below can vary significantly and are not necessarily indicative of future financial results, including Adjusted EBITDA and net income, which may be affected by a number of other factors. See "Unaudited Pro Forma Condensed Consolidated Financial Data -- Unaudited Supplemental Adjusted Pro Forma Financial Data." The following calculation is provided for informational purposes only and should not be viewed as indicative of actual or future results.

                                                                               12 MONTHS   9 MONTHS    LTM PERIOD
                                                                                 ENDED       ENDED        ENDED
                                                                               APRIL 26,  JANUARY 24,  JANUARY 24,
                                                                                 1997        1998         1998
                                                                               ---------  -----------  -----------
Adjusted EBITDA..............................................................    $26,560      $19,747      $28,057
Supplemental adjustments related to Stewart Warner
  Certain facility relocations...............................................         42           39           39
  Stockholder selling costs..................................................          0           35           35
  Operational synergies......................................................        115          345          460
                                                                               ---------  -----------  -----------
    Subtotal-supplemental adjustments........................................        157          419          534
                                                                               ---------  -----------  -----------
Supplemental Adjusted EBITDA.................................................    $26,717      $20,166      $28,591
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

(e) For the purpose of computing the ratio of Supplemental Adjusted EBITDA to cash interest expense, cash interest expense excludes $3,700 of non-cash interest expense comprised of amortization of deferred financing costs, accretion of redeemable put warrants and the amortization of a premium on the issuance of the New Notes, for the LTM period ended January 24, 1998. See "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Description of Other Indebtedness."

(f) The ratio of total debt to Supplemental Adjusted EBITDA reflects pro forma total debt as of January 24, 1998 divided by the Supplemental Adjusted EBITDA for the LTM period ended January 24, 1998.

(g) The ratio of total debt and redeemable preferred stock to Supplemental Adjusted EBITDA reflects total debt and the liquidation value of redeemable preferred stock as of January 24, 1998 divided by the Supplemental Adjusted EBITDA for the LTM period ended January 24, 1998.

(h) For the purpose of this computation, earnings are defined as income or loss from continuing operations before income taxes, extraordinary items and fixed charges. Fixed charges are the sum of: (i) interest cost; (ii) amortization of deferred financing costs; (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third); (iv) dividends on preferred stock; and (v) accretion of redeemable put warrants issued in connection with the Subordinated Notes. On a pro forma basis earnings were inadequate to cover fixed charges by $11,200 for the LTM period ended January 24, 1998.

                                  RISK FACTORS

    HOLDERS OF NEW NOTES AND PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS. CERTAIN OF THE STATEMENTS IN THIS PROSPECTUS ARE FORWARD-LOOKING IN NATURE AND, ACCORDINGLY, ARE SUBJECT TO MANY RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS THAT THE COMPANY ACHIEVES MAY DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND THOSE CONTAINED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

HIGH LEVEL OF INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS

    The Company is, and will continue to be, highly leveraged. At March 28, 1998 the Company had $184.2 million of total indebtedness, mandatorily redeemable preferred stock with an aggregate liquidation preference of $33.0 million, and a common stockholders' deficit of $63.2 million. On a pro forma basis for Fiscal 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998, the Company's earnings would have been insufficient to cover fixed charges (including preferred dividends requirements and accretion of redeemable put warrants) by approximately $11.2 million, $9.8 million and $11.2 million, respectively. Furthermore, subject to certain restrictions in the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions, provide for working capital or capital expenditures or for other purposes. In brief, and subject to certain exceptions, the Indenture permits the Company to incur additional indebtedness if there is no Default or Event of Default under the Indenture and, after giving effect to the incurrence of the additional indebtedness, the Company would satisfy a specified fixed charge coverage ratio. On February 17, 1998, in connection with a misinterpretation of certain provisions of the Indenture, the Company paid a cash dividend in the amount of approximately $2.1 million to the holders of the Series A Preferred Stock pursuant to the terms thereof. This payment constituted a Restricted Payment that was at the time prohibited under the terms of the Indenture and thus constituted a default thereunder. In connection with the Consent Solicitation, the Company obtained a waiver of this default. In that regard, interest payments on the Existing Notes and dividend payments on the Series A Preferred Stock paid as of February 15, 1998 negatively impacted current assets and stockholders' deficiency and the higher level of indebtedness contributed to an increase in net loss for the period from January 25, 1998 through the date of this Prospectus compared to the same period in 1997.

    The level of the Company's indebtedness could have important consequences to holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future, as needed, may be limited;
(iii) the Company's leveraged position and covenants contained in the Indenture and other indebtedness of the Company may limit its ability to grow and make capital improvements and acquisitions; (iv) the Company's level of indebtedness may make it more vulnerable to economic downturns; and (v) the Company may be at a competitive disadvantage because some of the Company's competitors are less leveraged, resulting in greater operational and financial flexibility for such competitors.

    The Company currently anticipates that its operating cash flow, together with available borrowings, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, the ability of the Company to pay cash dividends on, and to satisfy the redemption obligations in respect of, its outstanding Series A Preferred Stock and to satisfy its debt obligations, including under the Notes, will be primarily dependent upon the future financial and operating performance of the Company's operating units. Such performance is dependent upon financial, business and other general economic factors, many of which are beyond the control of the Company and its operating units. If the Company is unable to generate sufficient cash flow to meet its debt service obligations or provide adequate long-term liquidity, it will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing debt, selling assets or operations, or raising equity capital. There can be no assurance that such alternatives could be accomplished on satisfactory terms, if at all, or in a timely manner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

EFFECTIVE SUBORDINATION OF THE NOTES

    The Notes are senior unsecured obligations of the Company ranking PARI PASSU in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to any subordinated indebtedness of the Company. The Notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company, including indebtedness under the Revolving Credit Facility. Despite the pledge of the Intercompany Notes to secure the repayment of the Notes, a bankruptcy court could subordinate such repayments to all existing and future indebtedness and other liabilities and commitments of any of HVE's subsidiaries. As of March 28, 1998, HVE had $169.3 million of senior indebtedness outstanding (including the New Notes and the Existing Notes), of which $10.0 million was secured indebtedness, and the subsidiaries of HVE would have had $66.6 million of additional indebtedness and other liabilities and commitments outstanding (excluding the Intercompany Notes), of which $14.9 million was secured indebtedness. The Indenture will limit, but not prohibit, the incurrence of additional indebtedness by the Company. See "Description of Other Indebtedness."

SALE OF ASSETS OF GENERAL EASTERN

    On April 15, 1998, the Company sold all of the assets and ordinary course business trade payables and capital and operating lease obligations of General Eastern to Bowthorpe, pursuant to the Asset Purchase Agreement. The purchase price for the General Eastern Assets was $18.0 million, paid in cash. In addition, $3.0 million was paid in cash at closing in consideration for an agreement on the part of the Company not to compete in the conduct of the business of General Eastern for a period of three years after the closing. Of the aggregate $21.0 million received by the Company in connection with this sale, $850,000 was placed into escrow for a limited period to secure certain indemnification obligations of the Company and to satisfy possible purchase price adjustments. The cash received by HVE in connection with the General Eastern Disposition is subject to the covenant of the Indenture described under the caption "Limitation on Certain Asset Sales." There can be no assurance that HVE will use the cash proceeds of a sale of General Eastern to make an offer to repurchase Notes, or that any such offer will be at a redemption price in excess of the then-current trading price of the Notes. See "Description of the Notes -- Certain Covenants -- Limitation on Certain Assets Sales."

RECENT ACQUISITION OF PHI

    On August 8, 1997, the Company completed the PHI Merger. The PHI Merger was the largest acquisition completed by the Company to date. Acquisitions of this magnitude are inherently subject to significant risk. Although the Company has operated PHI as a stand-alone subsidiary and intends to continue to do so, the acquisition will require some additional integration of PHI's management, control and administrative systems with those of the Company. This may require substantial additional attention from, and place substantial additional demands upon, the senior management of the Company, which may divert attention from and adversely impact their ability to manage the Company's other businesses. In addition, the representations and warranties made by the principal stockholder of PHI expired upon the closing of the acquisition of PHI and the Company will have little or no recourse to such stockholder with respect to such representations and warranties and the business of PHI. In addition, unanticipated events or liabilities relating to PHI's business could materially and adversely affect the Company.

SUBSIDIARY OPERATIONS; RELIANCE ON SUBSIDIARIES AS PAYMENT SOURCE

    The Company conducts most of its business through HVE's direct or indirect subsidiaries. HVE's subsidiaries are separate and distinct legal entities and have no obligations, contingent or otherwise, to pay any amounts due under the Notes, to meet HVE's obligations to other creditors or to make funds available therefor. Because the Notes are direct obligations of HVE, it must rely on (i) the ability of those of HVE's subsidiaries which have issued Intercompany Notes to HVE to pay principal and interest thereon; and (ii) the ability of HVE's subsidiaries to pay dividends and make other advances and transfers of funds to generate the funds necessary to meet the Company's obligations, including payment of amounts due under the Notes. There can be no assurance that such payments and distributions will be adequate to fund payments due under the Notes. The ability of HVE's subsidiaries to make such payments, advances and transfers will be subject to applicable state law regulating the payment of dividends. In addition, none of HVE's subsidiaries or Letitia Corporation will initially be a guarantor under the Notes, and the Indenture expressly provides that by accepting the Notes, each holder of the Notes waives and releases the liability of any person or entity other than HVE relating to the Notes, which waiver and release are part of the consideration for the Notes. See "Description of Other Indebtedness" and "Description of the Notes -- Certain Covenants -- Limitation on Additional Indebtedness."

    The Intercompany Notes are unsecured obligations of HVE's subsidiaries. The principal amount of the Notes has been allocated among HVE and each of its direct Restricted Subsidiaries, evidenced by the Intercompany Notes, in consideration for the release of certain obligations of such Restricted Subsidiaries relating to the indebtedness that was repaid in connection with the issuance of the Existing Notes. Persons seeking to enforce payments under any Intercompany Note will only have the rights of a general unsecured creditor of the issuer of such Intercompany Note with respect thereto and, as a result, the benefits which might be realized in connection with the enforcement of such obligations may be limited.

POSSIBLE EFFECTS OF FRAUDULENT CONVEYANCE LAWS

    Management of the Company believes that the indebtedness of the Company represented by the Notes was and is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, the Company is solvent, has sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding management's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time the Company issued the Notes, the Company (i) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or
(ii) did not receive fair consideration or reasonably equivalent value for issuing the Notes, and the Company (a) was insolvent; (b) was rendered insolvent by reason of the issuance of the Notes or the transactions consummated in connection therewith; (c) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could avoid such indebtedness. A possible consequence of such avoidance would be the subordination of the indebtedness represented by the Notes to existing and future indebtedness of the Company. Similarly, despite the pledge of Intercompany Notes to secure the repayment of the Notes, a bankruptcy court could subordinate the repayment of the Intercompany Notes to all existing and future indebtedness and other liabilities and commitments of any of HVE's subsidiaries.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the present fair salable value of the company's assets is less than the amount that will be required to pay its probable liability on existing debts as they become absolute and mature. In rendering their respective opinions on the validity of the New Notes in connection with the issuance thereof, counsel for each of the Company and the Initial Purchaser expressed no opinion as to federal or state laws relating to fraudulent transfers.

RISKS ASSOCIATED WITH STEWART WARNER ACQUISITION

    The acquisition of Stewart Warner represented a significant acquisition for the Company. Acquisitions of this magnitude are inherently subject to significant risk. The Stewart Warner Acquisition required some integration of Stewart Warner's management, control and administrative systems with those of the Datcon Instrument Company and Jorda. The Stewart Warner Acquisition required and will continue to require substantial attention from, and place substantial demands upon, the senior management of the Company, which may divert attention from and adversely impact their ability to manage the Company's other businesses.

    The representations and warranties made by the direct and indirect stockholders of Stewart Warner in the Stock Purchase Agreement governing the terms of the Stewart Warner Acquisition (the "Stock Purchase Agreement"), and certain of the indemnities made therein with respect to such representations and warranties will expire on March 19, 1999. In addition, although one of the stockholders of Stewart Warner has agreed to guarantee the obligations of certain of the other stockholders under the Stock Purchase Agreement, the indemnification obligations of the Stewart Warner stockholders under the Stock Purchase Agreement are several and not joint, and are subject in each case to a maximum liability equal to their proportional share (based on their direct or indirect ownership of the Stewart Warner Stock prior to the closing of the Stewart Warner Acquisition) of an aggregate liability cap of $5.0 million dollars. In addition, only $2.0 million of the purchase price for the Stewart Warner Stock was placed into escrow to secure the obligations of the Stewart Warner stockholders under the Stock Purchase Agreement, with the majority of such amount to be released on or before March 19, 1999. As a result, the Company has limited recourse to the Stewart Warner stockholders after the Stewart Warner Acquisition. In addition, unanticipated events or liabilities related to Stewart Warner's business could materially and adversely affect the Company and the success of the Stewart Warner Acquisition.

EFFECT OF POSSIBLE QUALIFIED SUBSIDIARY IPO

    Robicon, PHI, Datcon Instrument Company, Stewart Warner, Anderson and HVE Europa are direct or indirect subsidiaries of HVE. The Indenture allows each Restricted Subsidiary that is an obligor under an Intercompany Note to effect a public offering of shares of its capital stock and any rights, warrants or options to acquire such capital stock (a "Qualified Subsidiary IPO"); provided, among other things, that: (i) any Restricted Subsidiary effecting a Qualified Subsidiary IPO will be obligated to repay in full its Intercompany Note with the net proceeds of such Qualified Subsidiary IPO; (ii) that the Company make a pro rata offer to purchase Notes from the holders thereof equal in aggregate principal amount to the Intercompany Note being repaid by such Restricted Subsidiary at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date; and (iii) that immediately after giving effect to such Qualified Subsidiary IPO, and assuming that the offer to repurchase is fully-subscribed, the Company (excluding the Adjusted EBITDA and the Consolidated Fixed Charges of the Restricted Subsidiary effecting the Qualified Subsidiary IPO) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under a covenant set forth in the Indenture. Upon completion of a Qualified Subsidiary IPO, a Restricted Subsidiary will become an Unrestricted Subsidiary and the cash flow of such Unrestricted Subsidiary will no longer be available (i) to service debt obligations of HVE or its remaining Restricted Subsidiaries; or (ii) for purposes of determining whether HVE or its remaining Restricted Subsidiaries will be able to incur additional indebtedness, either of which could affect the ability of the Company to meet the requirements of certain financial covenants in the Revolving Credit Facility and certain of its other indebtedness. There can be no assurance that such events will not have an adverse effect on the price at which the Notes may be traded. See "Description of the Notes -- Offer to Repurchase upon a Qualified Subsidiary IPO."

UNCERTAINTIES REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

    The Company currently relies on a combination of patents, trade secrets, licenses, technical expertise and continuing technological research and development to establish and protect proprietary rights in its products. There can be no assurance that the Company's patents will not be successfully challenged, that any patents that have been applied for will issue, or that competitors will not find ways to design around such patents to provide similar or functionally equivalent products, processes or technologies. In addition, the Company recognizes that the exclusive rights to make, use and sell a technology are granted for only a finite time and that new technologies must be developed on an ongoing basis to replace those under expired patents or which have become obsolete. The Company attempts to ensure that its products and processes do not infringe patents and other proprietary rights of third parties, but there can be no assurance that such an infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the Company would prevail in any such challenge, or that if the Company did not prevail, that the necessary licenses would be available on acceptable terms, if at all. In addition, patent and proprietary rights litigation can be extremely protracted and expensive. See "Business -- Patents and Trademarks."

VARIABILITY OF CUSTOMER REQUIREMENTS; FLUCTUATIONS IN OPERATING RESULTS

    The timing of orders placed by the customers of the Company's operating units varies with, among other factors, the introduction of new products, product life cycles, customer attempts to manage inventory levels, competitive conditions, general economic conditions and the funding of scientific and educational research. Historically, the industries served by the Company have been cyclical, affected by both general economic conditions and industry-specific cycles. Depressed general economic conditions, exposure to fluctuations in demand from emerging global markets and cyclical downturns in these industries have had adverse effects on the Company's customers, contributing to fluctuations in the Company's operating results. The variability of the level and timing of orders from, and shipments to, customers may result in significant periodic and quarterly fluctuations in the Company's results of operations. In addition, the Company's operating units rely upon suppliers or subcontractors for custom components in their respective manufacturing processes, the loss of which could adversely affect an operating unit's business until alternate suppliers could be found.

    Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's operating expenses is relatively fixed, any unanticipated shortfall in revenue in a quarter may have an adverse impact on the Company's results of operations for that quarter, which could impact the Company's ability to pay amounts due under the Notes. In addition to the factors affecting customer requirements noted above, the Company's operating results may also fluctuate due to factors such as changes in the product mix of sales; changes in manufacturing, raw material and other costs or expenses; competitive pricing pressures; the gain or loss of significant customers and increased research and development expenses. The Company believes that quarter-to-quarter comparisons of results of operations are not necessarily meaningful or indicative of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

    The success of the Company depends upon the efforts, abilities and expertise of its executive officers and other key employees, including its Chairman of the Board and Chief Executive Officer, President, Chief Operating Officer and the president or managing director of each of the Company's operating units. The loss of the services of such individuals and/or other key individuals could have a material adverse effect on the Company's operations. Generally, the Company does not offer employment agreements to its executive officers or key employees, nor does the Company maintain key man life insurance on such individuals. See "Management."

TECHNOLOGICAL CHANGE; MANUFACTURING PROCESS DEVELOPMENTS

    The markets for the Company's products may be affected by technological change, continuing process development and new product introductions. The Company's success will depend, in part, upon its continued ability to manufacture products that meet changing customer needs, successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis and enhance and expand its existing product offerings. Current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of the Company's products. The Company has invested and continues to invest substantial resources in research and development for new products and improved manufacturing processes; however, there can be no assurance that the Company's new product or process development efforts will be successful or that the emergence of new technologies, industry standards or customer requirements will not render the Company's technology, equipment or processes obsolete or uncompetitive. Any failure or delay in accomplishing these goals could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, to the extent that the Company determines that new manufacturing equipment or processes are required to remain competitive, the acquisition and implementation of the technologies, equipment and processes required are likely to require significant capital investment by the Company.

FOREIGN OPERATIONS

    The Company has manufacturing operations in four foreign countries and sells its products in a significant number of foreign countries. Approximately $85.2 million, or 37.3%, of the Company's net sales during Fiscal 1997, pro forma for the PHI Merger and General Eastern Disposition, were generated by products sold overseas, including approximately $31.8 million, or 13.9%, of the Company's net sales during such period that were sold to Japan and other countries in Asia and the Far East. Approximately $35.1 million, or 51.7%, of PHI's net sales during its fiscal year ended June 27, 1997 were generated by products sold overseas, including approximately $23.7 million, or 34.9% of PHI's net sales during such period, that were sold to Japan and other countries in Asia and the Far East. In addition, substantially all of the products manufactured by Stewart Warner are produced at its Maquiladora plant in Juarez, Mexico. Risks inherent in foreign operations include fluctuations in foreign currency exchange rates and changes in social, political and economic conditions. Changes in currency exchange rates may affect the relative prices at which the Company and foreign competitors purchase component materials and sell their finished products in the same market. Except with respect to certain of its European operations, the Company generally does not hedge its exposure to foreign currency exchange rate changes. The Company is also exposed to risks associated with changes in the laws and policies that govern foreign investments in countries where it has operations as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. While such changes in laws, regulations and conditions to date have not had a material adverse effect on the Company's business or financial condition, there can be no assurance as to the future effect of any such changes.

COMPETITION

    The markets for the Company's products are highly competitive. Many of the Company's competitors are large companies, or divisions or parts of large companies, that have greater financial resources than the Company. The Company believes that the principal points of competition in its market niches are product quality, design and engineering capabilities, product development, conformity to customer specifications, quality of post-sale support, timeliness of delivery and price. The rapidly evolving nature of the markets in which the Company competes may attract new entrants as they perceive opportunities, and the Company's competitors may foresee the course of market development more accurately than the Company. In addition, the Company's competitors may develop products that are superior to the Company's products or may adapt more quickly than the Company to new technologies or evolving customer requirements. The Company expects competitive pressures in these markets to remain strong. These pressures arise from existing competitors, other companies that may enter the Company's existing or future markets and, in certain cases, the Company's customers, which may decide to move production in-house of certain items sold by the Company. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. Failure to compete successfully could adversely affect the Company's business, results of operations and financial condition. See "Business -- The Operating Units."

RESTRICTIVE DEBT COVENANTS

    Certain loan agreements relating to the financing of Robicon's facility in New Kensington, Pennsylvania, as well as the Revolving Credit Facility (and any other indebtedness incurred to provide for working capital or other cash needs), contain a number of covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay certain dividends, prepay indebtedness, dispose of certain assets, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The Revolving Credit Facility also contains (and any indebtedness incurred to provide for working capital or other needs likely will contain) provisions relating to a change of control of the Company. The Revolving Credit Facility also requires the Company to comply with certain financial ratios and tests, under which the Company will be required to achieve certain financial and operating results. The ability of the Company to comply with such provisions may be affected by events beyond its control, including changes in prevailing economic conditions and in the Company's competitive environment, which could impair the Company's operating performance. A breach of any of these covenants would result in a default under the Revolving Credit Facility, in which event the lenders under the Revolving Credit Facility could elect to declare all outstanding amounts borrowed thereunder, together with accrued and unpaid interest thereon, to be due and payable. Such acceleration may also constitute an event of default under the Indenture. As a result of the security interest granted to the lender under the Revolving Credit Facility, there can be no assurance that the Company would have sufficient funds to pay amounts due under the Revolving Credit Facility or the Notes, in the event of such acceleration. Acceleration of such indebtedness would have a material adverse effect on the Company. See "Description of Other Indebtedness."

    In addition, the Indenture contains covenants that, among other things, limit the ability of the Company to incur additional indebtedness, incur liens, pay dividends and make certain other restricted payments, make certain investments, consummate certain assets sales, enter into certain transactions with affiliates, issue subsidiary stock, consolidate or merge with any other person or transfer all or substantially all of the assets of the Company. See "Description of Other Indebtedness."

    As of the date of this Prospectus, the Company is not in default under any of the foregoing covenants. However, the Company would not at such date satisfy a Fixed Charge Coverage Ratio in the Indenture that would be a condition to incurring certain types of additional indebtedness or making or entering into certain other payments or transactions. The Company obtained the consent of the holders of a majority in aggregate principal amount of the outstanding Existing Notes to the incurrence by the Company of the indebtedness represented by the New Notes and the Exchange Notes and to waive its breach of the Restricted Payments Covenant. The Company has no present intention and believes that it has no need in the foreseeable future to incur such indebtedness or make or enter into such payments or transactions.

ENVIRONMENTAL COMPLIANCE

    The Company is subject to a variety of environmental laws and regulations that regulate the use, handling, treatment, storage, discharge and disposal of solid and hazardous substances and hazardous wastes used or generated during the Company's manufacturing processes. A failure by the Company to comply with present and future environmental laws and regulations could subject it to future liabilities or the suspension of production. Such environmental laws and regulations could also restrict the Company's ability to expand its facilities or could require the Company to acquire costly equipment or to incur other significant expenses in connection with its manufacturing processes. Although the Company believes it has made sufficient capital expenditures to maintain compliance with existing laws and regulations, future expenditures may be necessary as compliance standards and technology change. See "Business -- Environmental and Insurance Matters."

PRODUCT LIABILITY

    The Company's businesses expose it to potential product liability risks that are inherent in the design, manufacture and sale of its products. While the Company currently maintains what it believes to be suitable product liability insurance, there can be no assurance that it will be able to maintain such insurance on acceptable terms or that any such insurance will provide adequate protection against potential liabilities. In the event of a claim against the Company, a lack of sufficient insurance coverage could have a material adverse effect on the Company. Moreover, even if the Company maintains adequate insurance, any successful claim could materially and adversely affect the reputation and prospects of the Company. See "Business -- Legal Proceedings."

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will, subject to certain conditions, be required to offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date and all of the shares of the Series A Preferred Stock then outstanding at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the purchase date. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the Notes and all of the shares of the Series A Preferred Stock that the Company might be required to purchase. The exercise by the respective holders of the Notes and the Series A Preferred Stock of their right to require the Company to repurchase the Notes and the Series A Preferred Stock upon the occurrence of a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such repurchase on the Company. The Company's ability to pay cash to holders of the Notes and the Series A Preferred Stock upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that, in the event of a Change of Control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of other outstanding indebtedness and obligations, including the Revolving Credit Facility, to pay the required purchase price for all of the Notes tendered by holders thereof upon the occurrence of a Change of Control. See "Description of Other Indebtedness" and "Description of the Notes -- Change of Control Offer."

CONTROL BY PRINCIPAL STOCKHOLDERS

    Letitia Corporation beneficially owns 92.4% of the outstanding HVE Common Stock. Messrs. Laurence S. Levy, the Chairman of the Board, Chief Executive Officer, Vice President and a Director of HVE, and Clifford Press, the Deputy Chairman of the Board, President and a Director of HVE, are the sole directors of Letitia Corporation and, together with certain of their affiliates and family members, indirectly beneficially own 100% of the outstanding common stock of Letitia Corporation. As a result, Messrs. Levy and Press, and such affiliates and family members, through their control of Letitia Corporation, are currently able to elect all of the directors of HVE, retain the voting power to approve all matters requiring stockholder approval and will continue to control HVE. See "Principal Stockholders."

ADVERSE CONSEQUENCES OF FAILURE TO ADHERE TO EXCHANGE OFFER PROCEDURES

    Issuance of the Exchange Notes in exchange for the New Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such New Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the New Notes tendered for exchange will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Holders of the New Notes desiring to tender such the New Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of the New Notes for exchange. New Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligations to provide for the registration under the Securities Act of such New Notes. To the extent that New Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted New Notes could be adversely affected. See "Exchange Offer."

LACK OF PUBLIC MARKET FOR THE SECURITIES; RESTRICTIONS ON RESALE

    There is no existing trading market for the Exchange Notes. There can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders of any of the Exchange Notes to sell their Exchange Notes, or the price at which such holders may be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be lower than the initial offering price for the Exchange Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. There can be no assurance as to the liquidity of any trading market for the Exchange Notes, or that an active public market for the Exchange Notes will develop. The Company does not intend to apply for listing or quotation of the Notes on any securities exchange or stock market. See "Plan of Distribution."

                                  THE COMPANY

    The Company owns and operates a diversified group of six middle market industrial manufacturing businesses. HVE was incorporated in Massachusetts in 1946 by Robert J. van de Graaff, a Massachusetts Institute of Technology professor of nuclear physics. In the 1970s, HVE began acquiring a diversified group of industrial manufacturing businesses. In 1988, the Company was acquired by Letitia Corporation, which is beneficially owned primarily by Laurence S. Levy, the Chairman of the Board, Chief Executive Officer, Vice President and a Director of HVE, and Clifford Press, the Deputy Chairman of the Board, President and a Director of HVE, and certain of their affiliates and family members. Since the Company's acquisition by Letitia Corporation, the Company has disposed of 13 non-core businesses and will have made five acquisitions.

    The Company operates Robicon, PHI, Datcon Instrument Company, Stewart Warner, Anderson and HVE Europa as direct or indirect wholly owned subsidiaries. Natvar is operated as a division of the Company. Stewart Warner, Datcon Instrument Company and Jorda (a subsidiary of Datcon Instrument Company) are operated as a group.

    The Company's executive offices are located at 401 Edgewater Place, Suite 680, Wakefield, Massachusetts 01880 and its telephone number is (781) 224-1001.

                                THE TRANSACTIONS

THE CONSENT SOLICITATION

    Simultaneously with the distribution of a Preliminary Offering Memorandum of the Company, dated March 5, 1998, the Company solicited the consent of the holders of a majority of the Existing Notes to (i) make certain amendments to certain provisions of the Indenture governing the Notes; and (ii) to waive a breach of the Restricted Payments covenant of the Indenture that was made as a result of a misinterpretation of the Indenture pursuant to which a cash payment was made to the holders of the Series A Preferred Stock in accordance with the terms thereof. The principal purposes of the Amendments are to (a) permit the Offering, (b) provide for the issuance of the Stewart Warner Intercompany Note after the Stewart Warner Acquisition, (c) modify the manner in which Restricted Subsidiaries are created, merged or consolidated, and (d) make minor modifications to other Indenture provisions. The Requisite Consents were received on March 13, 1998 and the Company has paid a consent fee in the aggregate amount of $675,000 to the holders of the Existing Notes.

ACQUISITION OF STEWART WARNER

    On March 19, 1998, a wholly owned subsidiary of HVE acquired, directly or indirectly, all of the capital stock of Stewart Warner, for an aggregate consideration of $24.7 million in cash. After the repayment of certain obligations of Stewart Warner, including all of Stewart Warner's outstanding indebtedness, the remainder of the purchase price was distributed to the holders of the Stewart Warner Stock.

    Pursuant to the Stock Purchase Agreement, each of the direct or indirect stockholders of Stewart Warner have agreed, severally and not jointly, to indemnify the Company for breaches of representations and warranties made by such stockholders with respect to the business of Stewart Warner. Most of these representations and warranties will expire on March 19, 1999. This indemnification is subject to an aggregate maximum liability of $5.0 million, with each Stewart Warner stockholder's liability being limited to the portion of the maximum cap equal to its proportional direct interest in the Stewart Warner Stock at the time the Stock Purchase Agreement was executed.

    The Stewart Warner Acquisition was consummated through the purchase of all of the Stewart Warner Stock held by certain stockholders of Stewart Warner (constituting 52% of the Stewart Warner Stock then outstanding ), and the purchase of all of the outstanding capital stock of Benner Berg, Inc. (which held the remaining 48% of the outstanding Stewart Warner Stock). The purchase price for the Stewart Warner Stock was distributed through HVE Acquisition Corp. for payment by Datcon Instrument Company. Upon the consummation of the Stewart Warner Acquisition, the Company acquired, indirectly through Stewart Warner, all of the capital stock of Stewart Warner's existing subsidiaries, TTS, Stewart Warner de Mexico, S.A. de C.V. (a Mexican corporation) and Stewart Warner Instruments (Barbados), Inc. (a Barbados corporation). The Company currently intends to merge Benner Berg, Inc. into Stewart Warner and Stewart Warner and each of its existing subsidiaries are indirect Restricted Subsidiaries of HVE.

STEWART WARNER INTERCOMPANY NOTE

    At the closing of the Offering, Stewart Warner issued the Stewart Warner Intercompany Note in the principal amount of $20.0 million. HVE Acquisition Corp. and TTS are co-obligors under the Stewart Warner Intercompany Note. At the closing of the issuance of the $135.0 million in aggregate principal amount of the Original Notes on August 8, 1997 (which Notes were exchanged for the Existing Notes), the Company's existing direct Restricted Subsidiaries issued the original Intercompany Notes to the Company in consideration for the release of certain obligations of such Restricted Subsidiaries relating to the indebtedness repaid in connection with the issuance of such Notes. These Intercompany Notes are in the following principal amounts: (i) Robicon: $39.5 million; (ii) PHI: $39.5 million; (iii) Datcon Instrument Company: $19.0 million; (iv) Anderson: $19.0 million; and (v) HIVEC Holdings, Inc., a direct, wholly owned subsidiary of HVE which in turn owns all the capital stock of HVE Europa ("HIVEC Holdings"): $3.5 million. The Intercompany Notes: (i) are senior obligations of each Restricted Subsidiary; (ii) have terms substantially similar to the terms of the Notes; and (iii) may not be forgiven by the Company as long as the Notes remain outstanding; provided, however, that the Intercompany Note of a particular Restricted Subsidiary must be repaid with the Net Proceeds of a Qualified Subsidiary IPO of such Restricted Subsidiary. See "Description of Other Indebtedness." Other than with respect to the principal amount thereof, the Stewart Warner Intercompany Note has the same terms as the other Intercompany Notes. The respective principal amounts of the Intercompany Notes do not limit the amount of funds that may be generated by a particular Restricted Subsidiary and used by the Company to make payments on the Notes or for other purposes.

                                USE OF PROCEEDS

    No proceeds will be received by the Company from the Exchange Offer. The following table sets forth the uses of the proceeds as of the closing date of the Transactions (dollars in thousands):

SOURCE OF FUNDS:
  Notes offered hereby (a).........................................  $  20,100
  Existing cash....................................................      6,686
                                                                     ---------
      Total sources of funds.......................................  $  26,786
                                                                     ---------
                                                                     ---------
USE OF FUNDS:
  Cash purchase price of Stewart Warner (b)........................  $  24,721
  Estimated fees and expenses of the Transactions..................      2,065
                                                                     ---------
      Total uses of funds..........................................  $  26,786
                                                                     ---------
                                                                     ---------

------------

(a) Includes purchase premium of $100,000.

(b) The purchase price for the Stewart Warner Stock included the repayment of all amounts outstanding under the Loan Agreement, dated as of January 22, 1996, between Stewart Warner and LaSalle National Bank (the "Stewart Warner Loan Agreement"). As of the closing of the Offering, borrowings under the Stewart Warner Loan Agreement bore interest at a rate of LaSalle National Bank's prime rate for the first $1.0 million of borrowings and the balance at a rate of 2.6% over LIBOR, and matured on September 1, 1999. The outstanding balance under the Stewart Warner Loan Agreement as of March 19, 1998, was approximately $4.3 million.

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

    The following table sets forth the consolidated capitalization of High Voltage Engineering Corporation and subsidiaries as of January 24, 1998, Stewart Warner and its subsidiaries as of January 31, 1998 and the Company pro forma as of January 24, 1998, as adjusted to reflect the Transactions and the General Eastern Disposition. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere herein.

                                     HISTORICAL
                              ------------------------
                                          DISPOSITION           PRO FORMA                                PRO FORMA
                                         -------------  --------------------------  HISTORICAL   --------------------------
                               HVE(A)       GEI(B)       ADJUSTMENTS    COMBINED      SWI(C)      ADJUSTMENTS    COMBINED
                              ---------  -------------  -------------  -----------  -----------  -------------  -----------
                                    (UNAUDITED)                (UNAUDITED)                              (UNAUDITED)
Revolving Credit Facility
  (d).......................  $      --    $      --      $      --     $      --    $      --     $      --     $      --
Notes.......................    135,000           --             --       135,000           --        20,000       155,000
Premium on New Notes........         --           --             --            --           --           100           100
Other debt (e)..............     21,915          125             85        21,875        3,934        (3,934)       21,875
Redeemable put warrants.....      2,500           --             --         2,500           --            --         2,500
                              ---------       ------    -------------  -----------  -----------  -------------  -----------
        Total debt..........    159,415          125             85       159,375        3,934        16,166       179,475
                              ---------       ------    -------------  -----------  -----------  -------------  -----------
Series A Exchange Redeemable
  Preferred Stock...........     29,567           --             --        29,567           --            --        29,567

Stockholders' (Deficiency)
  Equity                                          --
    Common stock............          1           --             --             1         1002        (1,002)            1
    Paid-in capital.........     19,527           --             --        19,527           --            --        19,527
    Retained earnings
      (accumulated
      deficit)..............    (81,155)       3,671         10,584       (67,380)       2,408        (2,300)      (69,680)
                                                              6,947                                   (2,408)
                                                                (85)
    Common Stock Warrants...      2,200           --             --         2,200           --            --         2,200
    Cumulative foreign
      currency translation
      adjustment............       (166)          --             --          (166)   $      --            --          (166)
                              ---------       ------    -------------  -----------  -----------  -------------  -----------
        Total stockholders'
          (deficiency)
          equity............    (59,593)       3,671      $  17,446       (45,818)       3,410        (5,710)      (48,118)
                              ---------       ------    -------------  -----------  -----------  -------------  -----------
        Total
          capitalization....  $ 129,389    $   3,796      $  17,531     $ 143,124    $   7,344     $  10,456     $ 160,924
                              ---------       ------    -------------  -----------  -----------  -------------  -----------
                              ---------       ------    -------------  -----------  -----------  -------------  -----------

------------

(a) For purposes of this table, the term "HVE" refers to High Voltage Engineering Corporation and subsidiaries, including PHI.

(b) For purposes of this table, the term "GEI" refers to General Eastern Instruments, a division of HVE.

(c) For purposes of this table, the term "SWI" refers to Stewart Warner Instrument Corporation and subsidiaries.

(d) The Revolving Credit Facility is a $25.0 million senior secured revolving credit facility that bears interest at (i) the Lender's Base Rate plus 0.25% or (ii) LIBOR plus 1.50%. See "Description of Other Indebtedness."

(e) Other debt is comprised of capital leases, industrial revenue bonds ("IRBs"), mortgage notes, notes payable and a foreign credit line for HVE and its existing subsidiaries, and the outstanding Stewart Warner Loan Agreement. This senior secured credit facility will be repaid out of the proceeds of the Offering. See "Use of Proceeds."

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the pro forma financial position of the Company as if the Transactions and the General Eastern Disposition had occurred on January 24, 1998. The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for Fiscal 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998 present the results of operations of the Company as if the PHI Merger, the Original Offering, the Refinancing, the Transactions and the General Eastern Disposition had occurred at the beginning of the periods presented. The Unaudited Pro Forma Condensed Consolidated Financial Data for Fiscal 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998 have been prepared by the Company's management and are not necessarily indicative of the Company's financial position and results of operations had the PHI Merger, the Original Offering, the Refinancing, the Transactions and the General Eastern Disposition actually occurred on the assumed dates, nor are they necessarily indicative of the Company's financial position and results of operations for any future period. In the opinion of management, all necessary adjustments have been made to fairly present this pro forma information. The Unaudited Pro Forma Condensed Consolidated Financial Data are based on the historical financial statements of High Voltage Engineering Corporation and subsidiaries, PHI Acquisition Holdings, Inc. and subsidiaries and Stewart Warner Instrument Corporation and subsidiaries, and give effect to the assumptions and adjustments set forth in the accompanying notes. References in this Prospectus to the Company's pro forma fiscal year ended April 26, 1997, combine, on a pro forma basis, the results of operations of High Voltage Engineering Corporation and subsidiaries for Fiscal 1997, after giving effect to the General Eastern Disposition, PHI Acquisition Holdings, Inc. and subsidiaries for its fiscal year ended June 27, 1997, and Stewart Warner Instrument Corporation and subsidiaries for its fiscal year ended April 30, 1997. References in this Prospectus to the Company's pro forma nine months ended January 24, 1998, and pro forma LTM period ended January 24, 1998, combine, on a pro forma basis, (i) the results of operations of High Voltage Engineering Corporation and subsidiaries after giving effect to the General Eastern Disposition (excluding PHI Acquisition Holdings, Inc. and subsidiaries), for the nine months ended January 24, 1998 and the LTM period ended January 24, 1998, the results of operations of PHI Acquisition Holdings, Inc. and subsidiaries for the nine months ended January 24, 1998 and the LTM period ended January 24, 1998, and the results of operations of Stewart Warner Instrument Corporation and subsidiaries for the nine months ended January 31, 1998 and the LTM period ended January 31, 1998. The fiscal year end of Stewart Warner Instrument Corporation and subsidiaries is April 30 of each year.

    The allocation of the aggregate purchase price for the Stewart Warner Acquisition, together with the liabilities assumed pursuant thereto, to the net assets acquired has been based on management's preliminary estimate of the fair value of such assets and liabilities. Adjustments to asset values, including inventories, fixed assets, intangibles and liabilities in the final allocation may differ from these estimates, which could impact future earnings. The Company believes that such adjustments will not have a material impact on the pro forma financial statements.

    The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions," the audited and unaudited consolidated financial statements of High Voltage Engineering Corporation and subsidiaries and the notes thereto, the audited financial statements of PHI Acquisition Holdings, Inc. and subsidiaries and the notes thereto, and the audited financial statements of Stewart Warner Instrument Corporation and subsidiaries and the notes thereto, included elsewhere in this Prospectus.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF JANUARY 24, 1998
                             (DOLLARS IN THOUSANDS)

                                             HISTORICAL
                                       ----------------------
                                                  DISPOSITION          PRO FORMA           HISTORICAL           PRO FORMA
                                                  -----------  --------------------------  -----------  --------------------------
                                        HVE (A)     GEI (B)     ADJUSTMENTS    COMBINED      SWI (C)     ADJUSTMENTS    COMBINED
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------
                                                              ASSETS
CURRENT ASSETS
  Cash and cash equivalents..........  $  15,105   $      --     $  20,150(b)  $  35,255    $       8     $  (6,621)(d)  $  28,642
  Restricted cash....................      3,973          --                       3,973           --                       3,973
  Accounts receivable -- net.........     42,918       1,973           850(b)     41,795        3,171                      44,966
  Refundable income taxes............      2,157          --                       2,157           --                       2,157
  Inventories........................     39,146         915                      38,231        6,300                      44,531
  Prepaid expenses and other current
    assets...........................      1,676          92                       1,584          467                       2,051
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------
    Total current assets.............    104,975       2,980        21,000       122,995        9,946        (6,621)      126,320

PROPERTY, PLANT AND EQUIPMENT --
 Net.................................     49,130       1,084                      48,046        1,157         4,845(f)     54,048
INVESTMENT IN JOINT VENTURE..........      1,843          --                       1,843           --                       1,843
ASSETS HELD FOR SALE.................      3,858          --                       3,858           --                       3,858
OTHER ASSETS -- Net..................     16,598         207                      16,391          433         1,750(d)     18,574
                                                                                                             (2,300)(e)
                                                                                                              2,300(f)
COST IN EXCESS OF NET ASSETS
 ACQUIRED............................     16,883       1,087                      15,796           --        12,449(f)     28,245
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------
                                       $ 193,287   $   5,358     $  21,000     $ 208,929    $  11,536     $  12,423     $ 232,888
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------


                                        LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
CURRENT LIABILITIES
  Current maturities of long-term
    debt obligations.................  $   1,308   $     112            85(b)  $   1,281    $   3,934     $  (3,934)(d)  $   1,281
  Foreign credit line................      2,610          --                       2,610           --                       2,610
  Accounts payable...................     17,290       1,008                      16,282        2,137                      18,419
  Accrued interest...................      6,781          --                       6,781           19           (19)(d)      6,781
  Accrued liabilities................     21,955         535     $     175(b)     21,889        1,364
                                                                       294(b)                                              23,253
  Advance payments by customers......      6,605          19                       6,586           --                       6,586
  Federal, foreign and state income
    taxes payable....................      1,270          --         6,947(b)      1,270          128                       1,398
                                                                    (6,947)(b)
  Deferred income taxes..............      2,322          --                       2,322          521                       2,843
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------
    Total current liabilities........     60,141       1,674           554        59,021        8,103        (3,953)       63,171

REDEEMABLE PUT WARRANTS..............      2,500          --                       2,500           --                       2,500
LONG-TERM OBLIGATIONS, LESS CURRENT
 MATURITIES..........................    152,997          13                     152,984           --        20,000(d)    173,084
                                                                                                                100(d)
DEFERRED INCOME TAXES................      4,423          --                       4,423           --         1,986(f)      6,409
OTHER LIABILITIES....................      3,252          --         3,000(b)      6,252           23                       6,275
COMMITMENT AND CONTINGENCIES.........
REDEEMABLE PREFERRED STOCK...........     29,567          --                      29,567           --            --        29,567
STOCKHOLDERS' (DEFICIENCY) EQUITY....    (59,593)      3,671        10,584(b)    (45,818)       3,410        (2,300)(e)    (48,118)
                                                                     6,947(b)                                (3,410)(f)
                                                                       (85)(b)
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------
                                       $ 193,287   $   5,358     $  21,000     $ 208,929    $  11,536     $  12,423     $ 232,888
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------
                                       ---------  -----------  -------------  -----------  -----------  -------------  -----------

  See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance
                                     Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF JANUARY 24, 1998
                             (DOLLARS IN THOUSANDS)

(a) For purposes of the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the term "HVE" refers to High Voltage Engineering Corporation and subsidiaries, including PHI Acquisition Holdings, Inc. and subsidiaries.

(b) For purposes of the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the term "GEI" refers to General Eastern a division of HVE. Adjustments reflect pro forma for the General Eastern Disposition total consideration of $21,000 for net assets of $3,671 less $85 related to a note payable retained by HVE, and net of $175 of transaction related expenses, $294 of expense related to the acceleration of the Value Creation Plan liability, $6,947 of taxes in connection with the gain on the sale offset by an adjustment to the valuation allowance, and $3,000 allocated to an agreement on the part of HVE not to compete in the conduct of business of GEI.

(c) For purposes of the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the term "SWI" refers to Stewart Warner Instrument Corporation and subsidiaries. The financial position of Stewart Warner is as of January 31, 1998, the end of Stewart Warner's third fiscal quarter.

(d) Reflects the estimated sources and uses of funds for the Transactions, assuming they had occurred as of January 24, 1998. Actual use of proceeds as of the closing date of the Transactions will differ. See "Use of Proceeds."

SOURCES OF FUNDS:
  Notes offered hereby................................................             $  20,000
  Premium on New Notes................................................                   100
  Existing cash.......................................................                 6,621
                                                                                   ---------
        Total sources of funds........................................             $  26,721
                                                                                   ---------
                                                                                   ---------
USES OF FUNDS:
  Stewart Warner Aquisition:
    Cash consideration paid to holders of Stewart Warner Stock........  $  20,703
    Repayment of existing Stewart Warner Loan Agreement
      plus accrued interest...........................................      3,953  $  24,656
                                                                        ---------
  Estimated acquisition expenses......................................                   315
  Estimated fees and expenses associated with the Notes Offering
    and Consent Solicitation..........................................                 1,750
                                                                                   ---------
        Total uses of funds...........................................             $  26,721
                                                                                   ---------
                                                                                   ---------

(e) Reflects the following adjustments to stockholders' (deficiency) equity:

    Charges to historical earnings:
    Write-off of purchased in-process research and development....................  $   2,300

(f) Reflects the purchase price allocation to cost in excess of net assets acquired using the purchase method of accounting. The preliminary allocation of the purchase price and related transaction costs is as follows:

    Cash consideration paid to holders of Stewart Warner Stock.........             $  20,703
    Estimated acquisition expenses.....................................                   315
    Less: Acquisition adjustments to SWI's historical financial statements (i):
        Elimination of SWI's stockholders' equity......................  $   3,410
        Increase in intangibles (ii)(iii)..............................      2,300
        Write-up of SWI fixed assets (iii).............................      4,845
        Deferred tax liability arising from the Stewart Warner
          Acquisition..................................................     (1,986)     8,569
                                                                         ---------  ---------
            Cost in excess of net assets acquired......................             $  12,449
                                                                                    ---------
                                                                                    ---------

       -------------------

        (i) The fair value of net assets acquired has been based on management's preliminary estimate of the fair value of such assets and liabilities. Adjustments to asset values, including inventories, fixed assets, intangibles and liabilities in the final allocation may differ from these estimates, which could impact future earnings. Management believes that such adjustments will not have a material impact on the pro forma financial statements.

        (ii) Consists of In-process research and development (see note (d) above) $2,300.

       (iii) Based on a preliminary estimate by management as of January 31, 1998.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997
                             (DOLLARS IN THOUSANDS)

                                                          HISTORICAL
                                                    ----------------------                                            PRO FORMA
                                                               DISPOSITION          PRO FORMA           HISTORICAL   -----------
                                                               -----------  --------------------------  -----------
                                                     HVE (A)     GEI (B)     ADJUSTMENTS    COMBINED      PHI (C)    ADJUSTMENTS
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Net sales.........................................  $ 173,103   $  12,256                   $ 160,847    $  67,819
Cost of sales.....................................    114,848       6,062                     108,786       42,740    $    (100)(e)
                                                                                                                          1,000(f)
                                                    ---------  -----------  -------------  -----------  -----------  -----------
  Gross profit....................................     58,255       6,194                      52,061       25,079         (900)
Administrative and selling expenses...............     36,967       3,793                      33,174       10,678          (55)(e)
                                                                                                                            429(g)
                                                                                                                            618(h)
Research and development expenses.................      9,361         739                       8,622        7,902          (36)(e)
Reimbursed environmental and litigation
 costs -- net.....................................         26          --                          26           --
Other.............................................      2,234          --     $  (1,000)(b)      1,234          11           --
                                                    ---------  -----------  -------------  -----------  -----------  -----------
  Income (loss) from operations...................      9,667       1,662         1,000         9,005        6,488       (1,856)
Interest expense..................................     11,989         245                      11,744        1,693        6,350(k)
Interest income...................................       (351)         --                        (351)         (48)          --
                                                    ---------  -----------  -------------  -----------  -----------  -----------
  Income (loss) from operations before income
    taxes and extraordinary item..................     (1,971)      1,417         1,000        (2,388)       4,843       (8,206)
Income taxes......................................        526          --                         526        1,403             (l)
                                                    ---------  -----------  -------------  -----------  -----------  -----------
  Income (loss) from operations before
    extraordinary item............................     (2,497)      1,417         1,000        (2,914)       3,440       (8,206)
  Preferred dividends.............................       (479)         --                        (479)          --       (3,763)(m)
  Accretion of redeemable preferred stock.........         --          --                          --           --         (310)(n)
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Income (loss) available to common stockholders
 before extraordinary item........................  $  (2,976)  $   1,417     $   1,000     $  (3,393)   $   3,440    $ (12,279)
                                                    ---------  -----------  -------------  -----------  -----------  -----------
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Ratio of earnings to fixed charges (u)............         --          --
Adjusted EBITDA data (v):
  Income from operations..........................  $   9,667   $   1,662     $   1,000         9,005    $   6,488    $  (1,856)
  Reimbursed environmental and litigations costs
    -- net........................................         26          --            --            26           --
  Other...........................................      2,234          --        (1,000)        1,234           11
  Depreciation and amortization...................      4,376         254            --         4,122        2,769          856
  Purchase accounting expenses/severance..........         --          --            --            --          270        1,000
                                                    ---------  -----------  -------------  -----------  -----------  -----------
    Adjusted EBITDA...............................  $  16,303   $   1,916     $      --     $  14,387    $   9,538    $      --
                                                    ---------  -----------  -------------  -----------  -----------  -----------
                                                    ---------  -----------  -------------  -----------  -----------  -----------


                                                                                        COMPANY
                                                                  HISTORICAL           PRO FORMA
                                                      HVE/PHI    -------------  ------------------------
                                                     COMBINED       SWI (D)      ADJUSTMENTS     TOTAL
                                                    -----------  -------------  -------------  ---------
Net sales.........................................   $ 228,666     $  24,228                   $ 252,894
Cost of sales.....................................     152,426        16,651      $     501(o)   169,578

                                                    -----------  -------------  -------------  ---------
  Gross profit....................................      76,240         7,577           (501)      83,316
Administrative and selling expenses...............      44,844         4,417            155(o)    49,783
                                                                                        622(p)
                                                                                       (255)(q)
Research and development expenses.................      16,488           942             34(o)    17,464
Reimbursed environmental and litigation
 costs -- net.....................................          26                                        26
Other.............................................       1,245           (33)            --        1,212
                                                    -----------  -------------  -------------  ---------
  Income (loss) from operations...................      13,637         2,251         (1,057)      14,831
Interest expense..................................      19,787           398          1,702(r)    22,162
                                                                                        292(s)
                                                                                        (17)(t)
Interest income...................................        (399)                                     (399)
                                                    -----------  -------------  -------------  ---------
  Income (loss) from operations before income
    taxes and extraordinary item..................      (5,751)        1,853         (3,034)      (6,932)
Income taxes......................................       1,929           761               (l)     2,690
                                                    -----------  -------------  -------------  ---------
  Income (loss) from operations before
    extraordinary item............................      (7,680)        1,092         (3,034)      (9,622)
  Preferred dividends.............................      (4,242)           --                      (4,242)
  Accretion of redeemable preferred stock.........        (310)           --                        (310)
                                                    -----------  -------------  -------------  ---------
Income (loss) available to common stockholders
 before extraordinary item........................   $ (12,232)    $   1,092      $  (3,034)   $ (14,174)
                                                    -----------  -------------  -------------  ---------
                                                    -----------  -------------  -------------  ---------
Ratio of earnings to fixed charges (u)............
Adjusted EBITDA data (v):
  Income from operations..........................   $  13,637     $   2,251      $  (1,057)   $  14,831
  Reimbursed environmental and litigations costs
    -- net........................................          26            --                          26
  Other...........................................       1,245           (33)                      1,212
  Depreciation and amortization...................       7,747           162          1,312        9,221
  Purchase accounting expenses/severance..........       1,270            --                       1,270
                                                    -----------  -------------  -------------  ---------
    Adjusted EBITDA...............................   $  23,925     $   2,380      $     255    $  26,560
                                                    -----------  -------------  -------------  ---------
                                                    -----------  -------------  -------------  ---------

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement
                                 of Operations.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998
                             (DOLLARS IN THOUSANDS)

                                                        HISTORICAL
                                                 ------------------------                                              PRO FORMA
                                                             DISPOSITION            PRO FORMA            HISTORICAL   -----------
                                                            -------------  ----------------------------  -----------
                                                  HVE (A)      GEI (B)       ADJUSTMENTS     COMBINED      PHI (C)    ADJUSTMENTS
                                                 ---------  -------------  ---------------  -----------  -----------  -----------
Net sales......................................  $ 138,368    $   9,867                      $ 128,501    $  49,772
Cost of sales..................................     88,853        5,015                         83,838       32,650    $     (45)(e)
                                                 ---------       ------           -----     -----------  -----------  -----------
  Gross profit.................................     49,515        4,852                         44,663       17,122           45
Administrative and selling expenses............     33,109        3,083                         30,026        8,895          (24)(e)
                                                                                                                             107(g)
                                                                                                                             155(h)
Research and development expenses..............      7,852          682                          7,170       12,164          (16)(e)
                                                                                                                          (5,800)(i)
Reimbursed environmental and litigation costs
  -- net.......................................        458           --                            458           --
Other..........................................         44           --       $    (750)(b)       (706)       6,834       (6,660)(j)
                                                 ---------       ------           -----     -----------  -----------  -----------
  Income (loss) from operations................      8,052        1,087             750          7,715      (10,771)      12,283
Interest expense...............................     12,779          220                         12,559        1,923          467(k)
Interest income................................       (402)          --                           (402)         (74)
                                                 ---------       ------           -----     -----------  -----------  -----------
  Income (loss) from operations before income
    taxes and extraordinary item...............     (4,325)         867             750         (4,442)     (12,620)      11,816
Income taxes...................................      3,575           --                          3,575       (2,845)       4,840(l)
                                                 ---------       ------           -----     -----------  -----------  -----------
  Income (loss) from operations before
    extraordinary item.........................     (7,900)         867             750         (8,017)      (9,775)       6,976
  Preferred dividends..........................     (2,057)          --                         (2,057)          --       (1,126)(m)
  Accretion of redeemable preferred stock......       (175)          --                           (175)          --          (58)(n)
                                                 ---------       ------           -----     -----------  -----------  -----------
Income (loss) available to common stockholders
  before extraordinary item....................  $ (10,132)   $     867       $     750      $ (10,249)   $  (9,775)   $   5,792
                                                 ---------       ------           -----     -----------  -----------  -----------
                                                 ---------       ------           -----     -----------  -----------  -----------
Ratio of earnings to fixed charges (u).........         --
Adjusted EBITDA data (v):
  Income from operations.......................  $   8,052    $   1,087       $     750      $   7,715    $ (10,771)   $  12,283
  Reimbursed environmental and litigations
    costs -- net...............................        458           --                            458           --
  Other........................................         44           --            (750)          (706)       6,834       (6,660)
  Depreciation and amortization................      3,519          245              --          3,274        3,077          177
  Purchase accounting expenses/severance.......        636           --                            636        7,707       (5,800)
                                                 ---------       ------           -----     -----------  -----------  -----------
    Adjusted EBITDA............................  $  12,709    $   1,332       $      --      $  11,377    $   6,847    $      --
                                                 ---------       ------           -----     -----------  -----------  -----------
                                                 ---------       ------           -----     -----------  -----------  -----------


                                                                                      COMPANY
                                                               HISTORICAL            PRO FORMA
                                                   HVE/PHI    -------------  --------------------------
                                                  COMBINED       SWI (D)      ADJUSTMENTS      TOTAL
                                                 -----------  -------------  -------------  -----------
Net sales......................................     178,273     $  19,616                    $ 197,889
Cost of sales..................................     116,443        13,784      $     304       130,531
                                                 -----------  -------------  -------------  -----------
  Gross profit.................................      61,830         5,832           (304)       67,358
Administrative and selling expenses............      39,159         3,792             95(o)     43,231
                                                                                     467(p)
                                                                                    (282)(q)
Research and development expenses..............      13,518         1,007             21(o)     14,546

Reimbursed environmental and litigation costs
  -- net.......................................         458            --                          458
Other..........................................        (532)           --             --          (532)
                                                 -----------  -------------  -------------  -----------
  Income (loss) from operations................       9,227         1,033           (605)        9,655
Interest expense...............................      14,949           289          1,286(r)     16,731
                                                                                     219(s)
                                                                                     (12)(t)
Interest income................................        (476)           --                         (476)
                                                 -----------  -------------  -------------  -----------
  Income (loss) from operations before income
    taxes and extraordinary item...............      (5,246)          744         (2,098)       (6,600)
Income taxes...................................       5,570           336               (l)      5,906
                                                 -----------  -------------  -------------  -----------
  Income (loss) from operations before
    extraordinary item.........................     (10,816)          408         (2,098)      (12,506)
  Preferred dividends..........................      (3,183)           --                       (3,183)
  Accretion of redeemable preferred stock......        (233)           --                         (233)
                                                 -----------  -------------  -------------  -----------
Income (loss) available to common stockholders
  before extraordinary item....................   $ (14,232)    $     408      $  (2,098)    $ (15,922)
                                                 -----------  -------------  -------------  -----------
                                                 -----------  -------------  -------------  -----------
Ratio of earnings to fixed charges (u).........
Adjusted EBITDA data (v):
  Income from operations.......................   $   9,227     $   1,033      $    (605)    $   9,655
  Reimbursed environmental and litigations
    costs -- net...............................         458            --                          458
  Other........................................        (532)           --             --          (532)
  Depreciation and amortization................       6,528           208            887         7,623
  Purchase accounting expenses/severance.......       2,543            --                        2,543
                                                 -----------  -------------  -------------  -----------
    Adjusted EBITDA............................   $  18,224     $   1,241      $     282     $  19,747
                                                 -----------  -------------  -------------  -----------
                                                 -----------  -------------  -------------  -----------

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement
                                 of Operations.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE LTM PERIOD ENDED JANUARY 24, 1998
                             (DOLLARS IN THOUSANDS)

                                                          HISTORICAL
                                                    ----------------------                                          PRO FORMA
                                                               DISPOSITION   PRO FORMA                HISTORICAL   -----------
                                                               -----------  -----------               -----------
                                                     HVE (A)     GEI (B)    ADJUSTMENTS   COMBINED      PHI (C)    ADJUSTMENTS
                                                    ---------  -----------  -----------  -----------  -----------  -----------
Net sales.........................................  $ 189,425   $  13,187                 $ 176,238    $  64,686
Cost of sales.....................................    122,452       6,692                   115,760       41,951    $     (45)(e)
                                                    ---------  -----------  -----------  -----------  -----------  -----------
  Gross profit....................................     66,973       6,495                    60,478       22,735           45
Administrative and selling expenses...............     43,179       4,009                    39,170       11,896          (24)(e)
                                                                                                                          214(g)
                                                                                                                          309(h)
Research and development expenses.................     10,251         863                     9,388       14,289          (16)(e)
                                                                                                                       (5,800)(i)
Reimbursed environmental and
 litigation costs -- net..........................        256          --                       256           --
Other.............................................      1,490          --    $  (1,000)(b)        490      6,586       (6,660)(j)
                                                    ---------  -----------  -----------  -----------  -----------  -----------
  Income (loss) from operations...................     11,797       1,623        1,000       11,174      (10,036)      12,022
Interest expense..................................     16,518         291                    16,227        2,295          851(k)
Interest income...................................       (547)         --                      (547)         (74)
                                                    ---------  -----------  -----------  -----------  -----------  -----------
  Income (loss) from operations before income
    taxes and extraordinary item..................     (4,174)      1,332        1,000       (4,506)     (12,257)      11,171
Income taxes......................................      6,623          --                     6,623       (2,995)       4,649(l)
                                                    ---------  -----------  -----------  -----------  -----------  -----------
  Income (loss) from operations before
    extraordinary item............................    (10,797)      1,332        1,000      (11,129)      (9,262)       6,522
  Preferred dividends.............................     (2,180)         --                    (2,180)          --       (2,062)(m)
  Accretion of redeemable preferred stock.........       (175)         --                      (175)          --         (135)(n)
                                                    ---------  -----------  -----------  -----------  -----------  -----------
Income (loss) available to common stockholders
 before extraordinary item........................  $ (13,152)  $   1,332    $   1,000    $ (13,484)   $  (9,262)   $   4,325
                                                    ---------  -----------  -----------  -----------  -----------  -----------
                                                    ---------  -----------  -----------  -----------  -----------  -----------
Ratio of earnings to fixed charges (u)............         --
Adjusted EBITDA data (v):
  Income from operations..........................  $  11,797   $   1,623    $   1,000       11,174    $ (10,036)   $  12,022
  Reimbursed environmental and litigation costs --        256          --                       256           --
    net...........................................
  Other...........................................      1,490          --       (1,000)         490        6,586       (6,660)
  Depreciation and amortization...................      4,719         258           --        4,461        4,002          438
  Purchase accounting adjustments/severance.......        636          --           --          636        7,977       (5,800)
                                                    ---------  -----------  -----------  -----------  -----------  -----------
    Adjusted EBITDA...............................  $  18,898   $   1,881    $      --    $  17,017    $   8,529    $      --
                                                    ---------  -----------  -----------  -----------  -----------  -----------
                                                    ---------  -----------  -----------  -----------  -----------  -----------


                                                                                        COMPANY
                                                                  HISTORICAL           PRO FORMA
                                                      HVE/PHI    -------------  ------------------------
                                                     COMBINED       SWI (D)      ADJUSTMENTS     TOTAL
                                                    -----------  -------------  -------------  ---------
Net sales.........................................   $ 240,924     $  26,458                   $ 267,382
Cost of sales.....................................     157,666        18,325      $     434(o)   176,425
                                                    -----------  -------------  -------------  ---------
  Gross profit....................................      83,258         8,133           (434)      90,957
Administrative and selling expenses...............      51,565         4,924            134(o)    56,901
                                                                                        622(p)
                                                                                       (344)(q)
Research and development expenses.................      17,861         1,294             29(o)    19,184

Reimbursed environmental and
 litigation costs -- net..........................         256            --                         256
Other.............................................         416            (5)                        411
                                                    -----------  -------------  -------------  ---------
  Income (loss) from operations...................      13,160         1,920           (875)      14,205
Interest expense..................................      19,373           384          1,716(r)    21,748
                                                                                        292(s)
                                                                                        (17)(t)
Interest income...................................        (621)           --                        (621)
                                                    -----------  -------------  -------------  ---------
  Income (loss) from operations before income
    taxes and extraordinary item..................      (5,592)        1,536         (2,866)      (6,922)
Income taxes......................................       8,277           717               (l)     8,994
                                                    -----------  -------------  -------------  ---------
  Income (loss) from operations before
    extraordinary item............................     (13,869)          819         (2,866)     (15,916)
  Preferred dividends.............................      (4,242)           --                      (4,242)
  Accretion of redeemable preferred stock.........        (310)           --                        (310)
                                                    -----------  -------------  -------------  ---------
Income (loss) available to common stockholders
 before extraordinary item........................   $ (18,421)    $     819      $  (2,866)   $ (20,468)
                                                    -----------  -------------  -------------  ---------
                                                    -----------  -------------  -------------  ---------
Ratio of earnings to fixed charges (u)............                                                    --
Adjusted EBITDA data (v):
  Income from operations..........................   $  13,160     $   1,920      $    (875)   $  14,205
  Reimbursed environmental and litigation costs --         256            --                         256
    net...........................................
  Other...........................................         416            (5)                        411
  Depreciation and amortization...................       8,901           252          1,219       10,372
  Purchase accounting adjustments/severance.......       2,813            --                       2,813
                                                    -----------  -------------  -------------  ---------
    Adjusted EBITDA...............................   $  25,546     $   2,167      $     344    $  28,057
                                                    -----------  -------------  -------------  ---------
                                                    -----------  -------------  -------------  ---------

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement
                                 of Operations.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED APRIL 26, 1997,
                     THE NINE MONTHS ENDED JANUARY 24, 1998
                   AND THE LTM PERIOD ENDED JANUARY 24, 1998
                             (DOLLARS IN THOUSANDS)

(a) For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations, the term "HVE" refers to High Voltage Engineering Corporation and subsidiaries, excluding PHI Acquisition Holdings, Inc. and subsidiaries.

(b) For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations, the term "GEI" refers to General Eastern a division of HVE. Adjustments reflect pro forma for the General Eastern Disposition an increase of $1,000, $750 and $1,000 of amortization income resulting from the $3,000 allocated to an agreement on the part of HVE not to compete in the conduct of business of GEI for three years for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998, respectively. See note (b) to "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet."

(c) For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations, the term "PHI" refers to PHI Acquisition Holdings, Inc. and subsidiaries. The results of operations of PHI are for its fiscal year ended June 27, 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998.

(d) For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations, the term "SWI" refers to Stewart Warner Instrument Corporation and subsidiaries. The results of operations of SWI are for its fiscal year ended April 30, 1997, the nine months ended January 31, 1998, and the LTM period ended January 31, 1998.

(e) Reflects a decrease in depreciation expense resulting from a valuation by management, based in part on an appraisal, of both the estimated fair value of the fixed assets acquired and their estimated remaining service lives as of August 8, 1997. Such assets will be depreciated over their estimated remaining service lives which range from 3 to 30 years. The decrease in depreciation expense is allocated $100, $45 and $45 to cost of sales, $55, $24 and $24 to administrative expense, and $36, $16 and $16 to research and development expense, respectively, for the fiscal year ending April 26, 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998. The allocation of the decrease in depreciation expense is based upon the allocation of historical depreciation expense in the results of operations of PHI for the fiscal year ended June 27, 1997.

(f) Reflects an increase of $1,000 to cost of sales resulting from an increase in the value of the inventory based on an estimate by management for the fiscal year ended April 26, 1997. This increase is reflected in historical cost of sales for the nine months ended January 24, 1998, and the LTM period ended January 24, 1998.

(g) Reflects an increase of $429, $107 and $214 of amortization of cost in excess of net assets acquired, totaling approximately $8,600, over 20 years resulting from the PHI Merger for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998.

(h) Reflects an increase of $618, $155 and $309 of amortization of intangible assets, totaling $6,800, resulting from the PHI Merger for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998, respectively.

(i) Reflects the reversal of $5,800 for the write-off of purchased research and development that was charged to historical earnings resulting from the PHI Merger on August 8, 1997.

(j) Reflects the reversal of non-recurring transactions related to compensation expense recognized in connection with the exercising of employee stock options and stock appreciation rights payments charged to historical earnings by PHI prior to the PHI Merger on August 8, 1998.

(k) Reflects the effect on interest expense resulting from the issuance of the Original Notes and the PHI Merger:

                                                                           12 MOS.     9 MOS.     LTM PERIOD
                                                                            ENDED       ENDED        ENDED
                                                 INTEREST                 APRIL 26,  JANUARY 24,  JANUARY 24,
                                                  RATES         AMOUNT      1997        1998         1998
                                              --------------  ----------  ---------  -----------  -----------
PRO FORMA INTEREST EXPENSE CALCULATION:
  Revolving Credit Facility (i).............        --        $       --  $      --   $      --    $      --
  Original Notes............................      10.5%          135,000     14,175      10,631       14,175
  Mortgage notes, capital leases, foreign
    credit line and notes payable...........    2.0%-16.4%        21,790      2,101       1,457        1,698
  Unused credit facility fee................                                    125          62          125
                                                                          ---------  -----------  -----------
    Pro forma cash interest expense.........                                 16,401      12,150       15,998
  Accretion of redeemable put warrants......                                  2,587       2,200        2,587
  Amortization of deferred financing
    costs...................................                                    799         599          799
                                                                          ---------  -----------  -----------
    Total pro forma interest expense........                                 19,787      14,949       19,384
  Less:
    Historical HVE interest expense.........                                 11,744      12,559       16,238
    Historical PHI interest expense.........                                  1,693       1,923        2,295
                                                                          ---------  -----------  -----------
    Total historical interest expense.......                                 13,437      14,482       18,533
                                                                          ---------  -----------  -----------
Total pro forma interest expense
  adjustment................................                              $   6,350   $     467    $     851
                                                                          ---------  -----------  -----------
                                                                          ---------  -----------  -----------
------------

    (i) The Revolving Credit Facility is a $25,000 senior secured revolving credit facility that bears interest at (i) the Lender's Base Rate plus .25% or (ii) LIBOR plus 1.50%. See "Description of Other Indebtedness."

(l) For the fiscal year ended April 26, 1997, an income tax benefit has not been recognized for the tax effect of pro forma adjustments due to the non-deductibility of costs in excess of net assets acquired and a valuation allowance which was established against the recoverability of the future income tax benefits due to uncertainties as to their utilization in future periods. For the nine months ended January 24, 1998 and for the LTM period ended January 24, 1998, the adjustment reflects the tax effect of the pro forma adjustments at a 40% effective tax rate.

(m) Represents adjustment to reflect dividends in the amount of $4,242, $3,183 and $4,242 on the Series A Preferred Stock at 12.50% per annum, payable semiannually in cash or additional shares of Series A Preferred Stock, at the option of the Company, and the elimination of dividends on the Series C Preferred Stock of $479 for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998, and the LTM period ended January 24, 1998, respectively.

(n) Represents adjustment to reflect the accretion of redeemable preferred stock in the amount of $310, $233 and $310 on the Series A Preferred Stock as a result of the allocation of $2,200 to the warrants to purchase HVE common stock and $1,400 of fees and issuance costs for the fiscal year ended April 26, 1997, nine months ended January 24, 1998, and the LTM period ended January 24, 1998, respectively.

(o) Reflects an increase in depreciation expense resulting from a preliminary valuation by management, based in part on preliminary appraisal data, of both the estimated fair value of the fixed assets acquired and their estimated remaining service lives as of January 31, 1998. Such assets will be depreciated over the estimated remaining service lives which range from 2 to 11 years. See note (f) to

    "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet." The increase in depreciation expense is allocated $501, $304 and $434 to cost of sales, $155, $95 and $134 to administrative and selling expense, and $34, $21 and $29 to research and development expense, respectively, for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998. The allocation of the increase in depreciation expense is based upon the allocation of historical depreciation expense in the results of operations of SWI for the nine months ended January 31, 1998.

(p) Reflects $622, $467 and $622 of estimated amortization of cost in excess of net assets acquired, totaling $12,400, over 20 years resulting from the Stewart Warner Acquisition for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998, and the LTM period ended January 24, 1998, respectively. See note (f) to "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet."

(q) Reflects adjustments to administrative and selling expenses to eliminate certain operating expenses (including compensation) relating to a SWI stockholder who will not be employed by the Company after the acquisition as follows: $255, $282 and $344 for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998 and the LTM period ended January 24, 1998, respectively.

(r) Reflects $2,100, $1,575 and $2,100 of interest expense on the $20,000 of the New Notes at 10.5% per annum and the elimination of $398, $289 and $384 of SWI historical interest expense for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998, and the LTM period ended January 24, 1998, respectively. See note (d) to "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet."

(s) Reflects $292, $219 and $292 of amortization of deferred financing costs on the $1.7 million of fees and expenses associated with the New Notes for the fiscal year ended April 26, 1997, nine months ended January 24, 1998, and the LTM period ended January 24, 1998, respectively. See note (d) to "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet."

(t) Represents an adjustment to reflect amortization of $17, $12 and $17 of a premium of $100 on the issuance on the New Notes for the fiscal year ended April 26, 1997, the nine months ended January 24, 1998, and the LTM period ended January 24, 1998, respectively. See note (d) to "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet."

(u) For the purpose of this computation, earnings are defined as income or loss from continuing operations before income taxes, extraordinary items and fixed charges. Fixed charges are the sum of: (i) interest cost; (ii) amortization of deferred financing costs; (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third); (iv) dividends on preferred stock; and (v) accretion of redeemable put warrants issued in connection with the Subordinated Notes. On a pro forma basis and HVE historical basis, earnings were inadequate to cover fixed charges by $11,200 and $2,500, respectively, in Fiscal 1997, $9,800 and $13,800, respectively, for the nine months ended January 24, 1998 and $11,200 and $13,800, respectively, for the LTM period ended January 24, 1998.

(v) Adjusted EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization and non-recurring items. Non-recurring items are comprised of: (i) reimbursed environmental and litigation costs -- net and other and (ii) $210 of severance payments to a former officer of PHI and $60 of relocation expense included in administrative and selling expenses in connection with the replacement of such officer of PHI in the fiscal year ended April 26, 1997 and the LTM period ended January 24, 1998, (iii) $636 of severance to certain former executives of the Company included in administrative and selling expense in the nine months ended January 24, 1998 and the LTM period ended January 24, 1998, and (iv) purchase accounting expenses relating to the PHI Merger of $1,000 in the fiscal year ended April 26, 1997 and $7,642 in the nine months and LTM period January 24, 1998 (see notes (f) and (i) to "Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations") and $65 of severance payments to certain former employees of PHI for the nine months ended January 24, 1998 and the LTM period ended January 24, 1998. See notes F, K and N to "Notes to Consolidated Financial Statements" of High Voltage Engineering Corporation and subsidiaries. Adjusted EBITDA is not be a measure of performance under GAAP. While Adjusted EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA or a form thereof is often used as a measurement in evaluating companies. In particular, since Adjusted EBITDA excludes the non-recurring items described above, the Company believes that trends in Adjusted EBITDA may provide meaningful information as to the Company's ability to satisfy its cash requirements on an on-going basis. Moreover, substantially all of the Company's financing agreements contain covenants in which EBITDA, as defined therein, is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion of other measures of performance determined in accordance with GAAP and an analysis of changes in Adjusted EBITDA in recent periods. Investors should note, however, that "Adjusted EBITDA" as used in this Memorandum may not be comparable to similarly titled measures presented by other companies and could be misleading, since not all companies and analysts calculate such measures in the same fashion or on the same basis.

            UNAUDITED SUPPLEMENTAL ADJUSTED PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following additional operational synergies do not reflect adjustments to the Unaudited Pro Forma Condensed Consolidated Financial Information presented for the Company. However, management believes these operational synergies may be realizable and are relevant to evaluating the potential future operating results of the Company. The following synergies are based on estimates and assumptions made, and believed to be reasonable, by management, but are inherently uncertain and subject to change. Due to the uncertainties of future economic conditions, the amount of the expected synergies listed below may vary significantly. Accordingly, the expected synergies described below are not necessarily indicative of future financial results, including Adjusted EBITDA and net income, which may be affected by a number of other factors. As a result, prospective purchasers of New Notes are cautioned not to place undue reliance on the amount of the synergies. See "Risk Factors -- Risks Associated with Stewart Warner Acquisition," and "-- Variability of Customer Requirements; Fluctuations in Operating Results." The following additional information reflects the anticipated synergies resulting from management's business and operating strategy, calculated prior to the Stewart Warner Acquisition based on due diligence reviews by management, and expected to be substantially completed within two years of the Stewart Warner Acquisition. However, unanticipated factors may delay realization of such benefits or other unanticipated factors could affect the achievement of such synergies and there can be no assurance that such benefits will be fully realized, if at all.

                                                                             12 MONTHS    9 MONTHS    LTM PERIOD
                                                                               ENDED        ENDED        ENDED
                                                                             APRIL 26,   JANUARY 24,  JANUARY 24,
                                                                               1997         1998         1998
                                                                            -----------  -----------  -----------
                                                                            (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Adjusted EBITDA...........................................................      $26,560      $19,747      $28,057
Supplemental adjustments related to Stewart Warner:
  Certain facility relocations (a)........................................           42           39           39
  Stockholder selling costs (b)...........................................            0           35           35
  Operational synergies (c)...............................................          115          345          460
                                                                            -----------  -----------  -----------
    Subtotal-supplemental adjustments.....................................          157          419          534
                                                                            -----------  -----------  -----------
Supplemental Adjusted EBITDA..............................................      $26,717      $20,166      $28,591
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

------------

(a) Reflects add-back of non-recurring costs previously incurred relating to moving the Des Plaines, Illinois and El Paso, Texas facilities to new leased space.

(b) Reflects add-back of non-recurring initial retainer fee previously incurred and paid to investment banker in connection with the sale of Stewart Warner.

(c) Reflects estimated operational synergies including: (1) consolidation of sourcing of printed circuit board assembly, plastic injection molding, and other component parts; (2) elimination of duplication in distribution as well as expanding cross selling of parts available for such distribution;
    (3) marketing of Stewart Warner parts to Europe; (4) rationalization of source assembly of labor intensive parts; and (5) elimination of duplicative research and development, advertising and promotion expenses.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                               (DOLLARS IN THOUSANDS)

HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

    The Selected Historical Consolidated Financial Data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of and for each of the fiscal years in the five-year period ended April 26, 1997, are derived from the audited consolidated financial statements of High Voltage Engineering Corporation and its subsidiaries, as restated. The Selected Historical Consolidated Financial Data presented below under the captions "Statements of Operations Data" and "Balance Sheet Data" as of and for the nine months ended January 25, 1997 and January 24, 1998 and the LTM period ended January 24, 1998 are unaudited, but, in the opinion of management of the Company, reflect all adjustments (consisting only of normal, recurring adjustments) necessary for fair presentation of results for such periods. The results for any interim period are not necessarily indicative of the results of operations for a full year.

    The Selected Historical Consolidated Financial Data of High Voltage Engineering Corporation and its subsidiaries should be read in conjunction with the audited historical consolidated financial statements of High Voltage Engineering Corporation and subsidiaries for the fiscal years in the three-year period ended April 26, 1997 and the notes thereto included elsewhere herein. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." In particular, see the discussion in the second paragraph under that caption on page 48 of the lack of direct comparability among data for the years presented below because of an acquisition and certain divestitures at different points during those years.

                                                                 FISCAL YEAR ENDED                            NINE MONTHS ENDED
                                           -------------------------------------------------------------  --------------------------
                                            MAY 1,     APRIL 30,    APRIL 29,    APRIL 27,    APRIL 26,   JANUARY 25,   JANUARY 24,
                                             1993        1994         1995         1996         1997          1997          1998
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
                                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales..............................  $ 101,282   $ 102,098    $ 116,551    $ 149,100    $ 173,103    $  122,046    $  164,796
  Cost of sales..........................     65,109      63,951       73,424       97,386      114,848        81,249       105,962
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
      Gross profit.......................     36,173      38,147       43,127       51,714       58,255        40,797        59,014
  Administrative and selling expenses
    (a)..................................     24,323      24,902       26,113       34,915       36,967        26,897        38,755
  Research and development expenses......      6,732       6,940        8,094        8,071        9,361         6,962        17,731
  Restructuring charge (b)...............         --          --        1,294          150           --            --            --
  Reimbursed environmental and litigation
    costs -- net (c).....................     (2,467)     (6,725)      (2,130)        (450)          26           228           458
  Other (d)..............................       (408)        703          892        1,163        2,234           788            44
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
      Income from operations.............      7,993      12,327        8,864        7,865        9,667         5,922         2,026
  Interest expense.......................      8,753       7,870        8,573       11,225       11,989         8,250        14,291
  Interest income........................       (628)        (99)         (74)        (278)        (351)         (206)         (476)
    Income (loss) from continuing
      operations before income taxes,
      discontinued operations and
      extraordinary item.................       (132)      4,556          365       (3,082)      (1,971)       (2,122)      (11,789)
  Income taxes (credit)..................      1,677       4,209          196       (2,619)         526        (2,522)        2,769
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
  Income (loss) from continuing
    operations before discontinued
    operations and extraordinary item....     (1,809)        347          169         (463)      (2,497)          400       (14,558)
  Discontinued operations:
    Income (loss) from discontinued
      operations, net of income taxes....       (392)        106          607         (135)          --            --            --
    Gain (loss) on disposal of
      discontinued operations, net of
      income taxes.......................         --          --         (331)       1,633           --            --            --
  Extraordinary gain (loss), net of
    income taxes.........................        356          --           --         (422)        (259)         (259)       (7,861)
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
  Net income (loss)......................  $  (1,845)  $     453    $     445    $     613    $  (2,756)   $      141    $  (22,419)
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------

                                                                                                            (CONTINUED ON NEXT PAGE)

                                            LTM PERIOD
                                               ENDED
                                            JANUARY 24,
                                               1998
                                           -------------
                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales..............................    $ 216,033
  Cost of sales..........................      139,561
                                           -------------
      Gross profit.......................       76,472
  Administrative and selling expenses
    (a)..................................       48,825
  Research and development expenses......       20,130
  Restructuring charge (b)...............           --
  Reimbursed environmental and litigation
    costs -- net (c).....................          256
  Other (d)..............................        1,490
                                           -------------
      Income from operations.............        5,771
  Interest expense.......................       18,030
  Interest income........................         (621)
    Income (loss) from continuing
      operations before income taxes,
      discontinued operations and
      extraordinary item.................      (11,638)
  Income taxes (credit)..................        5,817
                                           -------------
  Income (loss) from continuing
    operations before discontinued
    operations and extraordinary item....      (17,455)
  Discontinued operations:
    Income (loss) from discontinued
      operations, net of income taxes....           --
    Gain (loss) on disposal of
      discontinued operations, net of
      income taxes.......................           --
  Extraordinary gain (loss), net of
    income taxes.........................       (7,861)
                                           -------------
  Net income (loss)......................    $ (25,316)
                                           -------------
                                           -------------


                                                                 FISCAL YEAR ENDED                            NINE MONTHS ENDED
                                           -------------------------------------------------------------  --------------------------
                                            MAY 1,     APRIL 30,    APRIL 29,    APRIL 27,    APRIL 26,   JANUARY 25,   JANUARY 24,
                                             1993        1994         1995         1996         1997          1997          1998
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
                                                                                                                 (UNAUDITED)
BALANCE SHEET DATA
  (AT PERIOD END):
  Working capital........................  $  11,730   $  19,157    $  10,685    $  11,894    $   9,371    $   18,016    $   44,834
  Total assets...........................     89,517      92,664      105,974      113,718      113,587       116,019       193,287
  Total debt (including redeemable put
    warrants)............................     80,023      78,190       82,232       84,671       88,201        94,895       159,415
  Redeemable preferred stock.............      9,750      10,134       10,549       10,995       11,474        11,351        29,567
  Stockholders' deficiency...............    (34,426)    (34,728)     (33,897)     (33,482)     (36,736)      (33,704)      (59,593)
OTHER DATA:
  Adjusted EBITDA (e)....................  $   9,120   $   9,593    $  12,246    $  12,768    $  16,303    $   10,114    $   15,930
  Depreciation and amortization (f)......      4,002       3,288        3,080        3,584        4,376         3,176         5,966
  Capital expenditures (g)...............      1,406       3,175        9,135        5,959        5,010         3,383         4,612
  Backlog................................     23,993      27,883       42,707       62,990       69,632        75,757        92,034
  Ratio of earnings to fixed charges
    (h)..................................         --        1.5x           --           --           --            --            --
OPERATING UNIT DATA:
  Net sales:
    Robicon (i)..........................  $  34,099   $  34,738    $  40,061    $  56,145    $  83,096    $   58,516    $   67,422
    PHI..................................         --          --           --           --           --            --        26,608
    Datcon Instrument Company............     15,170      16,875       21,514       32,514       32,482        23,209        25,690
    Anderson (i).........................     15,017      15,471       18,136       21,509       21,554        15,441        18,219
    Natvar...............................     13,979      13,948       16,828       17,101       15,227        11,080        12,510
    General Eastern......................      9,837       9,969       10,176       12,093       12,256         8,936         9,867
    HVE Europa...........................      7,929       6,008        8,048        9,738        8,488         4,864         4,660
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
      Subtotal...........................     96,031      97,009      114,763      149,100      173,103       122,046       164,976
    Divested product lines (i)...........      5,251       5,089        1,788           --           --            --            --
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
      Total net sales....................  $ 101,282   $ 102,098    $ 116,551    $ 149,100    $ 173,103    $  122,046    $  164,976
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
  Adjusted EBITDA: (j)
    Robicon..............................  $   2,337   $   3,057    $   2,212    $   1,425    $   6,030    $    4,063    $    5,298
    PHI..................................         --          --           --           --           --            --         3,221
    Datcon Instrument Company............      2,005       2,233        3,444        4,230        4,338         2,935         3,347
    Anderson.............................      2,632       3,271        3,922        5,240        4,885         3,406         4,393
    Natvar...............................      2,268       2,357        2,881        1,784        1,328           986         1,418
    General Eastern......................      1,154       1,173        1,318        1,681        1,916         1,367         1,332
    HVE Europa...........................        445         155          463        1,146          673          (382)          (94)
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
      Total operating unit Adjusted
        EBITDA...........................     10,841      12,246       14,240       15,506       19,170        12,375        18,915
    Corporate overhead...................     (1,721)     (2,653)      (1,994)      (2,738)      (2,867)       (2,261)       (2,985)
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
      Total Adjusted EBITDA..............  $   9,120   $   9,593    $  12,246    $  12,768    $  16,303    $   10,114    $   15,930
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
                                           ---------  -----------  -----------  -----------  -----------  ------------  ------------
CASH FLOW PROVIDED BY (USED FOR):
  Operating activities...................  $    (595)  $   7,806    $  10,127    $  (6,360)   $     627    $   (4,228)   $  (12,144)
  Investing activities...................       (114)     (3,464)     (12,278)       5,729       (3,066)       (2,739)      (55,422)
  Financing activities...................     (3,655)     (4,823)       1,221        1,853        1,893         6,117        81,368

                                            LTM PERIOD
                                               ENDED
                                            JANUARY 24,
                                               1998
                                           -------------
                                            (UNAUDITED)
BALANCE SHEET DATA
  (AT PERIOD END):
  Working capital........................    $  44,834
  Total assets...........................      193,287
  Total debt (including redeemable put
    warrants)............................      159,415
  Redeemable preferred stock.............       29,567
  Stockholders' deficiency...............      (59,593)
OTHER DATA:
  Adjusted EBITDA (e)....................    $  22,119
  Depreciation and amortization (f)......        7,166
  Capital expenditures (g)...............        6,239
  Backlog................................       92,034
  Ratio of earnings to fixed charges
    (h)..................................           --
OPERATING UNIT DATA:
  Net sales:
    Robicon (i)..........................    $  92,002
    PHI..................................       26,608
    Datcon Instrument Company............       34,963
    Anderson (i).........................       24,332
    Natvar...............................       16,657
    General Eastern......................       13,187
    HVE Europa...........................        8,284
                                           -------------
      Subtotal...........................      216,033
    Divested product lines (i)...........           --
                                           -------------
      Total net sales....................    $ 216,033
                                           -------------
                                           -------------
  Adjusted EBITDA: (j)
    Robicon..............................    $   7,265
    PHI..................................        3,221
    Datcon Instrument Company............        4,750
    Anderson.............................        5,872
    Natvar...............................        1,760
    General Eastern......................        1,881
    HVE Europa...........................          961
                                           -------------
      Total operating unit Adjusted
        EBITDA...........................       25,710
    Corporate overhead...................       (3,591)
                                           -------------
      Total Adjusted EBITDA..............    $  22,119
                                           -------------
                                           -------------
CASH FLOW PROVIDED BY (USED FOR):
  Operating activities...................    $  (7,289)
  Investing activities...................      (55,749)
  Financing activities...................       77,144

   See accompanying Notes to Selected Historical Consolidated Financial Data.

            NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(a) Adjusted EBITDA excludes severance expenses of $246, $456 and $636 included in administrative and selling expenses in Fiscal 1995, Fiscal 1996, and the nine months ended January 24, 1998, respectively. See note (e) below.

(b) In Fiscal 1995, HVE incurred a total restructuring charge of $1,294 comprised primarily of $548 due to the closure of a duplicate manufacturing facility, and costs related to the consolidation of the operations of this manufacturing facility into another existing facility and $746 in connection with the write-off of the cumulative foreign currency translation adjustment resulting from the liquidation of a subsidiary of HVE Europa.

(c) Represents insurance recoveries related to environmental litigation, remediation and consequential damages, net of actual legal costs, estimated settlement costs and changes in cost remediation estimates in connection with two properties formerly owned by HVE in Burlington, Massachusetts and Woodbridge Township, New Jersey. See "Business -- Environmental and Insurance Matters."

(d) Other is comprised of the following:

                                                       FISCAL YEAR ENDED                              NINE MONTHS ENDED
                                ---------------------------------------------------------------  ----------------------------
                                  MAY 1,      APRIL 30,    APRIL 29,    APRIL 27,    APRIL 26,    JANUARY 25,    JANUARY 24,
                                   1993         1994         1995         1996         1997          1997           1998
                                -----------  -----------  -----------  -----------  -----------  -------------  -------------
Writedown of assets held for
  sale........................   $      --    $      --    $     815    $   1,200    $      --     $      --      $      --
Net gain on disposition of
  miscellaneous assets........        (408)          --          (47)         (83)        (230)         (230)          (710)
Division relocation and moving
  costs.......................          --          488          124          103           --            --             --
Facilities (income) expense,
  net.........................          --           --           --          (57)         319           175           (274)
Aborted acquisition and
  offering costs..............          --           --           --           --        2,145           843             --
Unreimbursed litigation
  costs.......................          --           --           --           --           --            --          1,028
Acquisition costs and loss on
  write-off of purchased
  assets......................          --          215           --           --           --            --             --
                                     -----   -----------       -----   -----------  -----------        -----         ------
    Total.....................   $    (408)   $     703    $     892    $   1,163    $   2,234     $     788      $      44
                                     -----   -----------       -----   -----------  -----------        -----         ------
                                     -----   -----------       -----   -----------  -----------        -----         ------

                                 LTM PERIOD
                                    ENDED
                                 JANUARY 24,
                                    1998
                                -------------
Writedown of assets held for
  sale........................    $      --
Net gain on disposition of
  miscellaneous assets........         (710)
Division relocation and moving
  costs.......................           --
Facilities (income) expense,
  net.........................         (130)
Aborted acquisition and
  offering costs..............        1,302
Unreimbursed litigation
  costs.......................        1,028
Acquisition costs and loss on
  write-off of purchased
  assets......................           --
                                     ------
    Total.....................    $   1,490
                                     ------
                                     ------

(e) Adjusted EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization and non-recurring items. Non-recurring items are comprised of: (i) restructuring charge, reimbursed environmental and litigation costs -- net, and other, and (ii) non-recurring severance payments of $246, $456 and $636 to certain former senior executives included in administrative and selling expenses of HVE in Fiscal 1995, Fiscal 1996, the nine months ended January 25, 1997 and the LTM period ended January 24, 1998, respectively, (iii) purchase accounting expenses relating to the PHI Merger of $1,000 in the fiscal year ended April 26, 1997, and $7,642 the nine months ended and LTM period ended January 24, 1998 (see notes (f) and (i) to "Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations"), and (iv) and $65 of severance payments to certain former employees of PHI for the nine months ended January 24, 1998 and the LTM period ended January 24, 1998. See notes (a) through (d) above and notes F, K and N to "Notes to Consolidated Financial Statements" of High Voltage Engineering Corporation and subsidiaries. Adjusted EBITDA is not a measure of performance under GAAP. While Adjusted EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that some form of EBITDA is often used as a measurement in evaluating companies. In particular, since Adjusted EBITDA excludes the non-recurring items described above, the Company believes that trends in Adjusted EBITDA may provide meaningful information as to the Company's ability to satisfy its cash requirements on an on-going basis. Moreover, substantially all of the Company's financing agreements contain covenants in which EBITDA, as defined therein, is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of other measures of performance determined in accordance with GAAP and an analysis of changes in Adjusted EBITDA in recent periods. Investors should note, however, that "Adjusted EBITDA" as used in this Memorandum may not be comparable to similarly titled measures presented by other companies and could be misleading, since not all companies and analysts calculate such measures in the same fashion or on the same basis.

(f) Depreciation and amortization excludes $1,100 and $600 attributable to discontinued operations in Fiscal 1995 and Fiscal 1996, respectively.

(g) Capital expenditures include assets acquired under capital leases and exclude capital expenditures from discontinued operations in the amounts of $800 and $4 in Fiscal 1995 and Fiscal 1996, respectively.

(h) For purposes of this computation, earnings are defined as income or loss from continuing operations before income taxes, discontinued operations and extraordinary item and fixed charges. Fixed charges are the sum of: (i) interest cost; (ii) amortization of deferred financing costs; (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third); (iv) dividends on preferred stock; and (v) accretion of redeemable put warrants. Earnings were inadequate to cover fixed charges by $496, $600, $3,500, $2,500, $2,500 and $13,800 in
    Fiscal 1993, Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended January 25, 1997 and January 24, 1998, respectively.

(i) Anderson's net sales exclude net sales of $4,500, $4,100 and $1,400 from divested product lines for Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. Robicon's net sales exclude net sales of $700, $1,000 and $345 from divested product lines for Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively.

(j) Adjusted EBITDA has not been adjusted to exclude divested product lines.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

    The following Selected Historical Consolidated Financial Data of PHI Acquisition Holdings, Inc. and subsidiaries for its fiscal years ended June 30, 1995, June 28, 1996 and June 27, 1997, have been derived from the audited consolidated financial statements of PHI Acquisition Holdings, Inc. and its subsidiaries (referred to herein collectively as "PHI"). The Selected Historical Consolidated Financial Data for the fiscal years ended June 25, 1993 and June 25, 1994 are primarily derived from unaudited divisional financial statements of the Physical Electronics division of Perkin-Elmer. For this reason and the additional reason described in Note (a) below, such data for those two fiscal years may lack comparability with the data for the three subsequent fiscal years. The information presented below should be read in conjunction with PHI's consolidated financial statements and the notes thereto included elsewhere herein.

                                                                            FISCAL YEAR ENDED
                                                -------------------------------------------------------------------------
                                                  JUNE 25,       JUNE 25,       JUNE 30,       JUNE 28,       JUNE 27,
                                                   1993(A)        1994(A)         1995           1996           1997
                                                -------------  -------------  -------------  -------------  -------------
                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales...................................    $  45,205      $  48,315      $  54,764      $  58,074      $  67,819
  Cost of sales...............................       28,488         30,044         34,244         35,740         42,740
                                                -------------  -------------  -------------  -------------  -------------
      Gross profit............................       16,717         18,271         20,520         22,334         25,079
  Administrative and selling expenses (b).....       10,496          9,178          9,374         10,046         10,678
  Research and development expenses...........        5,415          6,012          6,197          6,333          7,902
  Equity in earnings of joint venture (c).....         (178)          (725)          (337)          (206)            11
                                                -------------  -------------  -------------  -------------  -------------
      Operating income........................          984          3,806          5,286          6,161          6,488
  Interest expense............................           --             --          1,855          1,827          1,693
  Interest income.............................           --             --            (89)          (137)           (48)
                                                -------------  -------------  -------------  -------------  -------------
      Income before income taxes..............          984          3,806          3,520          4,471          4,843
  Income tax expense..........................           --             --            812          1,496          1,403
                                                -------------  -------------  -------------  -------------  -------------
  Net income..................................    $     984      $   3,806      $   2,708      $   2,975      $   3,440
                                                -------------  -------------  -------------  -------------  -------------
                                                -------------  -------------  -------------  -------------  -------------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital.............................    $  12,615      $  12,052      $  14,123      $  16,037      $  17,332
  Total assets................................       36,603         34,227         39,252         41,772         45,860
  Total debt..................................           --             --         19,668         18,315         17,505
  Stockholders' equity........................           --             --          8,836         11,412         14,195
OTHER DATA:
  Adjusted EBITDA (d).........................    $   2,559      $   5,225      $   7,064      $   8,180      $   9,538
  Depreciation, amortization and other
    non-cash transactions.....................        1,733          2,144          2,115          2,225          2,769
  Capital expenditures........................        1,832          1,796          2,596          2,814          3,309
  Backlog.....................................        9,852         14,745         13,345         17,797         17,177
CASH FLOW PROVIDED BY (USED FOR):
  Operating activities........................    $      --      $      --      $   3,561      $  (2,881)     $   4,378
  Investing activities........................           --             --         (2,844)           682         (2,113)
  Financing activities........................           --             --            449         (1,370)        (1,774)

-------------
(a) Financial data available for PHI for the fiscal years ended June 25, 1993 and June 25, 1994 consist of 11 months and 12 months, respectively. Financial data for the fiscal year ended June 25, 1994 exclude purchase accounting adjustments of $1,300 related to the acquisition of the Physical Electronics division of Perkin-Elmer.

(b) Includes $210 of severance payments to a former officer of PHI and $60 in relocation expenses incurred in connection with the replacement of such officer of PHI in 1997.

(c) PHI owns a 50% interest in a joint venture (ULVAC-PHI) which operates in Japan. The joint venture is responsible for sales and service of PHI's products in Japan.

(d) Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, other non-cash transactions, equity in earnings of joint venture and non-recurring items. See notes (a) and (b) above. Non-recurring items are comprised of severance payments of $210 to a former officer of PHI and relocation expenses of $60 in connection with the replacement of such officer of PHI in 1997 and are included in administrative and selling expenses. Adjusted EBITDA is not a measure of performance under GAAP. While Adjusted EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA or some form thereof is customarily used as a measurement in evaluating companies. Investors should note, however, that "Adjusted EBITDA" as used in this Memorandum may not be comparable to similarly titled measures presented by other companies and could be misleading, since not all companies and analysts calculate such measures in the same fashion or on the same basis.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARIES

    The following Selected Historical Consolidated Financial Data of Stewart Warner Instrument Corporation and subsidiary for its fiscal years ended April 30, 1995, 1996 and 1997 and for the nine-month period ended January 31, 1998 have been derived from the audited consolidated financial statements of Stewart Warner Instrument Corporation and subsidiary (referred to herein collectively as "SWI"). The following Selected Historical Consolidated Financial Data of Stewart Warner Instrument Corporation and subsidiary for the nine-month period ended January 31, 1997 and the LTM period ended January 31, 1998 are unaudited, but, in the opinion of management of the Company, reflect all adjustments (consisting only of normal, recurring adjustments) necessary for fair presentation of results for such periods. The results for any interim period are not necessarily indicative of the results of operations for a full year. The information presented below should be read in conjunction with SWI's consolidated financial statements and the notes thereto included elsewhere herein.

                                                              FISCAL YEAR ENDED                 NINE MONTHS ENDED
                                                    -------------------------------------  ----------------------------
                                                     APRIL 30,    APRIL 30,    APRIL 30,    JANUARY 31,    JANUARY 31,
                                                       1995         1996         1997          1997           1998
                                                    -----------  -----------  -----------  -------------  -------------
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.......................................   $  25,127    $  22,521    $  24,228     $  17,386      $  19,616
  Cost of sales...................................      17,197       15,653       16,651        12,110         13,784
                                                    -----------  -----------  -----------  -------------  -------------
      Gross profit................................       7,930        6,868        7,577         5,276          5,832
  Administrative and selling expenses (a).........       4,673        5,061        4,417         3,285          3,792
  Research and development expense................         961          966          942           655          1,007
  Other...........................................         (22)          --          (33)          (28)            --
                                                    -----------  -----------  -----------  -------------  -------------
      Operating income............................       2,318          841        2,251         1,364          1,033
  Interest expense................................         888          526          398           303            289
  Interest income.................................          --           --           --            --             --
                                                    -----------  -----------  -----------  -------------  -------------
      Income before income taxes..................       1,430          315        1,853         1,061            744
  Income tax expense..............................         540           96          761           380            336
                                                    -----------  -----------  -----------  -------------  -------------
  Net income......................................   $     890    $     219    $   1,092     $     681      $     408
                                                    -----------  -----------  -----------  -------------  -------------
                                                    -----------  -----------  -----------  -------------  -------------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital.................................   $     925    $     853    $   1,541     $   1,252      $   1,842
  Total assets....................................      11,312       10,794       11,931        10,131         11,536
  Total debt......................................       4,439        4,948        4,584         3,772          3,934
  Stockholders' equity............................       1,941        1,910        3,002         2,592          3,410
OTHER DATA:
  Adjusted EBITDA (b).............................   $   2,536    $   1,123    $   2,635     $   1,647      $   1,523
  Depreciation, amortization and other non-cash
    transactions..................................         240          282          162           118            208
  Capital expenditures............................         280          367          514           402            516
  Backlog                                                4,679        4,240        4,585         4,478          4,408
CASH FLOW PROVIDED BY (USED FOR):
  Operating activities............................   $   3,458    $     167    $     808     $   1,504      $   1,152
  Investing activities............................      (8,672)        (367)        (482)         (373)          (516)
  Financing activities............................       5,245          230         (365)       (1,176)          (650)

                                                     LTM PERIOD
                                                        ENDED
                                                     JANUARY 31,
                                                        1998
                                                    -------------
                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.......................................    $  26,458
  Cost of sales...................................       18,325
                                                    -------------
      Gross profit................................        8,133
  Administrative and selling expenses (a).........        4,924
  Research and development expense................        1,294
  Other...........................................           (5)
                                                    -------------
      Operating income............................        1,920
  Interest expense................................          384
  Interest income.................................           --
                                                    -------------
      Income before income taxes..................        1,536
  Income tax expense..............................          717
                                                    -------------
  Net income......................................    $     819
                                                    -------------
                                                    -------------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital.................................    $   1,842
  Total assets....................................       11,536
  Total debt......................................        3,934
  Stockholders' equity............................        3,410
OTHER DATA:
  Adjusted EBITDA (b).............................    $   2,511
  Depreciation, amortization and other non-cash
    transactions..................................          252
  Capital expenditures............................          628
  Backlog                                                 4,408
CASH FLOW PROVIDED BY (USED FOR):
  Operating activities............................    $     456
  Investing activities............................         (625)
  Financing activities............................          161

---------------
(a) Includes $255, $193, $282 and $344 of certain operating expenses (including compensation) relating to a SWI stockholder who will not be employed by the Company after the Stewart Warner Acquisition for the fiscal year ended April 30, 1997, the nine months ended January 31, 1997, the nine months ended January 31, 1998 and the LTM period ended January 31, 1998, respectively.

(b) Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, other non-cash transactions, and non-recurring items. See note (a) above. Non-recurring items are comprised of $255, $193, $282 and $344 of certain operating expenses (including compensation) relating to an SWI stockholder who will not be employed by the Company after the Merger for the fiscal year ended April 30, 1997, the nine months ended January 31, 1997, the nine months ended January 31, 1998 and the LTM period ended January 31, 1998, respectively. Adjusted EBITDA is not a measure of performance under GAAP. While Adjusted EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA or some form thereof is customarily used as a measurement in evaluating companies. Investors should note, however, that "Adjusted EBITDA" as used in this Memorandum may not be comparable to similarly titled measures presented by other companies and could be misleading, since not all companies and analysts calculate such measures in the same fashion or on the same basis.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Except as otherwise indicated, the following discussion relates to the Company on a historical basis without giving effect to the Stewart Warner Acquisition or the General Eastern Disposition. Certain of the statements in this section are forward-looking in nature and, accordingly, are subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those contained in "Risk Factors" and "Business," as well as those discussed elsewhere in this Prospectus. The following discussion should be read in conjunction with the Selected Historical Consolidated Financial Data and Unaudited Pro Forma Condensed Consolidated Financial Data and the consolidated financial statements and notes thereto, and the other financial and operating data included elsewhere in this Prospectus.

    The consolidated financial statements of the Company include the accounts of High Voltage Engineering Corporation and its subsidiaries after elimination of material intercompany transactions and balances. The audited historical financial information of the Company's continuing operations is not directly comparable on a year to year basis due to (i) the acquisition of Jorda on March 16, 1995, and (ii) the divestiture by the Company's Robicon and Anderson operating units of certain non-strategic product lines. Anderson divested five non-strategic product lines in a series of transactions from Fiscal 1993 to Fiscal 1995 in accordance with its strategy of focusing on its core power connector business. These divested product lines accounted for net sales of approximately $1.4 million in Fiscal 1995. In addition, Robicon divested four non-strategic product lines which accounted for net sales of approximately $400,000 in Fiscal 1995. Net sales generated by such divested product lines are presented elsewhere in this Prospectus under the caption "Divested product lines" in the Selected Historical Consolidated Financial Data of High Voltage Engineering Corporation and subsidiaries.

    As a result of the sale by the Company of: (i) the assets of the Company's Shore Instruments operating unit on January 5, 1995; (ii) substantially all of the assets of the Company's Berger operating unit on January 27, 1995; and (iii) substantially all of the assets of the Company's Specialty Connector operating unit on November 9, 1995, the Company's consolidated results have been restated to reclassify the results of such operations as discontinued operations.

SEASONALITY; VARIABILITY OF OPERATING RESULTS

    The majority of the Company's operating units have historically recorded the strongest operating results in the fourth quarter of the fiscal year due in part to seasonal considerations and other factors, although in recent years, seasonal fluctuations have been partially mitigated by overall business growth.

    The timing of orders placed by the Company's customers has varied with, among other factors, the introduction of new products, product life cycles, customer attempts to manage inventory levels, competitive conditions, general economic conditions and the funding of scientific and educational research. The variability of the level and timing of orders has, from time to time, resulted in significant periodic and quarterly fluctuations in the operations of the Company's operating units. Such variability is particularly evident at HVE Europa, which ships on average four particle accelerator systems per year. These systems are typically sold for between $1.0 million and $2.0 million each and have long lead times. As a result, the timing of HVE Europa's shipments within any fiscal year can have a material impact on an individual quarter's results.

RESTRUCTURING CHARGES

    Restructuring costs declined from $1.3 million in Fiscal 1995 to $150,000 in Fiscal 1996. The Fiscal 1995 provision included costs related to the closing of an excess manufacturing facility, costs related to the consolidation of the operations of this manufacturing facility into another existing facility, and the write-off of the cumulative foreign currency translation adjustment resulting from the liquidation of a subsidiary of HVE Europa. The Fiscal 1996 provision reflected the closure of a sales office in Europe. There were no restructuring charges in Fiscal 1997.

REIMBURSED ENVIRONMENTAL AND LITIGATION COSTS -- NET

    The Company has, from time to time, received cash settlements and insurance recoveries relating to environmental litigation, remediation and consequential damages incurred in connection with properties formerly owned or leased by the Company. The Company recorded net gains (losses) of $2.1 million, $450,000, ($26,000) and ($458,000) for Fiscal 1995, Fiscal 1996, Fiscal 1997, and the nine months ended January 24, 1998, respectively, net of actual legal costs, estimated settlement costs and changes in cost remediation estimates, on cash recoveries of $2.3 million, $1.5 million, $1.1 million and $0, respectively, for such periods. These cash recoveries have generally been received from insurance companies in reimbursement of costs previously incurred, or scheduled to be incurred, by the Company in remediation efforts or the payment of damages to third parties, from other responsible or potentially responsible parties in settlement of potential claims relating to remediation responsibilities, and from the recovery of expenses incurred both in the recovery of such amounts and the remediation of affected properties. See "Business -- Environmental and Insurance Matters."

OTHER

    Other expenses in Fiscal 1995 were primarily related to a $0.8 million provision to write down certain assets held for sale to estimated net realizable value and costs incurred by Anderson to move into another existing facility. Other expenses in Fiscal 1996 included a $1.2 million provision to write down certain assets held for sale to estimated net realizable value and costs incurred by Robicon to move to a newly constructed facility, which were partially offset by a net gain on the sale of vacant land and income from certain excess facilities. In Fiscal 1997, HVE recorded a $2.1 million provision to write-off the costs associated with an aborted acquisition and related offerings costs, and $319,000 in net expenses incurred in connection with assets held for sale, offset by a $230,000 gain on the sale of a small product line at Robicon. In the nine months ended January 24, 1998, other expenses were $44,000 which primarily reflected $1.0 million of litigation costs related to the aborted acquisition and offerings costs offset by a gain of $0.6 million on the sale of a vacant facility in Boston and income on the leases of other vacant facilities. See note K to the consolidated financial statements of High Voltage Engineering Corporation and subsidiaries.

ACQUISITION OF STEWART WARNER

    On March 19, 1998, a wholly owned subsidiary of HVE acquired, directly or indirectly, all of the capital stock of Stewart Warner, for an aggregate consideration of $24.7 million in cash. After the repayment of all of Stewart Warner's outstanding indebtedness, the remainder of the cash purchase price was distributed to the holders of the Stewart Warner Stock.

THE PHI MERGER

    On August 8, 1997, HVE acquired PHI Acquisition Holdings, Inc. ("PHI Holdings") for $54.6 million, including transaction costs and net of cash acquired. The acquisition was consummated through the merger of Lauren Corporation, a wholly owned subsidiary of HVE, with and into PHI Holdings. Immediately thereafter, PHI Holdings was merged with and into Physical Electronics, Inc., its wholly owned subsidiary, and Physical Electronics, Inc. became a direct, wholly owned subsidiary of HVE.

RESULTS OF OPERATIONS

   NINE MONTHS ENDED JANUARY 24, 1998 (THE "1998 PERIOD") COMPARED TO NINE MONTHS ENDED
    JANUARY 25, 1997 (THE "1997 PERIOD").

    Net sales increased $42.9 million, or 35.2%, from $122.0 million for the 1997 Period to $165.0 million for the 1998 Period. This increase was primarily attributable to: (i) $26.6 million in revenues due to the PHI Merger on August 8, 1997, (ii) an $8.9 million, or 15.2%, increase in sales at Robicon primarily due to the continued growth in sales of medium voltage VFDs, (iii) a $2.8 million, or 18.0%, increase at Anderson due to continued growth in sales to the uninterruptible power supply markets as well as telecommunications and networking equipment markets primarily in North America, (iv) an increase of $2.5 million, or 10.7%, at Datcon Instrument Company due to higher shipments in both the United States and Europe, (v) an increase of $1.4 million, or 12.9%, at Natvar, and (vi) an increase of $0.9 million, or 10.4%, at General Eastern, of which approximately $300,000 is attributable to the acquisition of certain assets of a small competitor during the first quarter of Fiscal 1998.

    Gross profit increased $18.2 million, or 44.7%, from $40.8 million for the 1997 Period to $59.0 million for the 1998 Period. The increase included $9.5 million due to the PHI Merger, which included a $1.0 million charge to cost of sales resulting from the shipments of finished goods inventory which had been revalued in accordance with purchase accounting procedures. The remaining increase in gross profit of $8.7 million was primarily attributable to higher shipments at all operating units except for HVE Europa, as well as an improved gross margin rates at all operating units except General Eastern. The gross margin rate increased 2.4%, from 33.4% to 35.8%, as a result of the higher shipments discussed above, as well as productivity improvements at Robicon, Datcon Instrument Company, Anderson and Natvar compared to the 1997 Period.

    Administrative and selling expenses of the Company increased by $11.9 million, or 44.1% for the 1998 Period, which included a $5.6 million increase attributable to the PHI Merger, $3.0 million at Robicon primarily due to a step level increase in information technology and other selling and administrative costs to support higher sales, as well as $2.7 million due to higher selling and administrative costs throughout the remainder of the Company to support higher sales, and $0.6 million of severance accrued for certain former executives of the Company. Administrative and selling expenses increased as a percent of sales from 22.0% for the 1997 Period to 23.5% during the 1998 Period, as a result of the factors discussed above.

    Engineering, research and development expenses increased $10.8 million, from approximately $7.0 million for the 1997 Period to approximately $17.7 million for the 1998 Period, primarily as a result of the inclusion of $9.9 million of such costs incurred at the newly acquired PHI, including $5.8 million of purchased research and development as allocated from the purchase price for PHI which was expensed during the second quarter of Fiscal 1998 in accordance with purchase accounting procedures. The remaining increases included approximately $0.6 million attributable to increased new product applications development at Datcon Instrument Company.

    Depreciation and amortization increased $2.9 million from $3.2 million for the 1997 Period to $6.1 million for the 1998 Period, including $2.4 million attributable to PHI and continued capital investment in information technology and automation throughout the Company during the past twelve months.

    Other expenses, including reimbursed environmental and litigation costs, declined from $1.0 million to $0.5 million during the periods compared. The 1997 Period included a $0.8 million provision to write-off costs associated with an aborted acquisition and related financing costs. The 1998 Period costs include litigation costs of $1.0 million associated with the aborted acquisition, as well as a gain of $0.6 million from the sale of a vacant building in Boston, Massachusetts, as well as a change in the estimate on certain environmental cleanup costs.

    As a result of the above items, the Company's income from continuing operations decreased by $3.9 million, from $5.9 million for the 1997 Period to $2.0 million for the 1998 Period.

    Interest expense increased $6.0 million to $14.3 million for the 1998 Period compared to $8.3 million in the 1997 Period due to higher average indebtedness associated with the sale of the Original Notes, accretion of redeemable put warrants in the amount of $2.2 million recorded in the first quarter of Fiscal 1998, as well as a $1.0 million provision for contingent interest payments recorded in the first quarter of Fiscal 1998. Interest income increased $270,000 to $476,000 for the 1998 Period primarily due to the higher average cash balances after the sale of the Original Notes.

    Income tax provisions increased $5.3 million, from a benefit of $2.5 million for the 1997 Period, to a provision of $2.8 million for the 1998 Period. The increase primarily reflects a change in the valuation allowance due to a revaluation of the realization of net operating loss carryforwards, net of income tax benefits allocated to extraordinary items.

    Income from operations before extraordinary items decreased $15.0 million to a loss of $14.6 million for the 1998 Period. Extraordinary losses on debt extinguishment, net of income taxes, in the amounts of $259,000 and $7.9 million were recorded in the 1997 Period and the 1998 Period, respectively.

    The foregoing factors contributed to an increase in net loss of $22.6 million from income of $141,000 for the 1997 Period, to a loss of $22.4 million for the 1998 Period.

    FISCAL 1997 COMPARED TO FISCAL 1996

    The following discussion does not include the results of operations of PHI Acquisition Holdings, Inc., but does include the results of operations of General Eastern.

    Net sales increased $24.0 million, or 16.1%, from $149.1 million in Fiscal 1996 to $173.1 million in Fiscal 1997. This increase was primarily attributable to a $27.0 million, or 48.0%, increase at Robicon due to the continued growth in sales of medium voltage VFDs. Robicon's net sales increase was slightly offset by a $1.9 million, or 11.0%, decline in Natvar's net sales, due to weakness in medical markets and related market price reductions, as well as a decrease of $1.3 million, or 12.8%, at HVE Europa which was primarily attributable to weaker foreign currencies. Net sales at General Eastern increased slightly despite flatness in the market for humidity measurement instruments. Net sales at Datcon Instrument Company remained flat as a sales increase in domestic markets was offset by weakness in agricultural equipment markets in Europe. Net sales at Anderson remained flat as higher domestic shipments of connectors for new applications and new customers were offset by weaker markets in traction batteries for materials handling equipment.

    Gross profit increased $6.5 million, or 12.6%, from $51.7 million during Fiscal 1996 to $58.3 million in Fiscal 1997. The increase was primarily attributable to the growth in shipments at Robicon, but was somewhat offset by lower sales at Natvar and HVE Europa. Gross margin declined from 34.7% to 33.7% primarily due to the shipment by Robicon of certain higher cost prototype units for new applications, the investment in a leased facility (a technical center for new applications) at Anderson and the inclusion of the first full year of costs of Natvar's Colorado facility.

    Administrative and selling expenses increased $2.1 million, or 5.9%, primarily due to a $1.6 million increase at Robicon due to increased commissions and other selling and administrative costs attributable to higher sales levels. Administrative and selling expenses declined as a percentage of net sales from 23.4% to 21.4% during the periods compared, including a decline from 21.9% to 16.7% at Robicon.

    Research and development expenses increased $1.3 million, or 16.0%, from $8.1 million to $9.4 million, which was primarily attributable to new product investments at Robicon, as well as volume related applications engineering to support the aforementioned sales increase at Robicon. Such expenses remained unchanged as a percentage of net sales at 5.4%.

    Depreciation and amortization from continuing operations increased from $3.6 million to $4.4 million as a result of continued capital investment in automation at Anderson and Datcon Instrument Company as well as a full year of depreciation in connection with a new facility at Natvar.

    The net total of restructuring charges, net reimbursed environmental and litigation costs and other increased from a charge of $0.9 million in Fiscal 1996 to a charge of $2.3 million in Fiscal 1997. In Fiscal 1996, a restructuring charge of $150,000 was recorded in connection with the closure of a sales office in Europe. In Fiscal 1996, the Company recorded a gain of $450,000 resulting from reimbursement from an insurance company of environmental and litigation expenses. Other expenses in Fiscal 1996 included a $1.2 million provision to write down certain assets held for sale to estimated net realizable value and costs incurred by Robicon to move to a newly constructed facility, which were partially offset by a net gain on the sale of vacant land and income from certain excess facilities. In Fiscal 1997, other expenses reflected a $2.1 million provision to write-off costs associated with an aborted acquisition and related offering costs, and $319,000 in net expenses incurred for assets held for sale. In addition, Robicon recorded a gain on the sale of a small product line of $230,000 in Fiscal 1997.

    Adjusted EBITDA as defined in note (e) to "Notes to Selected Historical Consolidated Financial Data," increased $3.5 million, or 27.7%, from $12.8 million in Fiscal 1996 to $16.3 million in Fiscal 1997. The excess of this increase over the increase in income from operations for the same periods is primarily attributable to the higher level of restructuring and other charges excluded from Adjusted EBITDA in Fiscal 1997, as described in the immediately preceding paragraph.

    As a result of the factors described above, income from operations increased $1.8 million, or 22.9%, from $7.9 million in Fiscal 1996 to $9.7 million in Fiscal 1997.

    Interest expense increased $764,000 from $11.2 million in Fiscal 1996 to $12.0 million in Fiscal 1997 due to higher average interest rates in Fiscal 1997 and accretion of redeemable put warrants which were partially offset by a reduction in CIP expense.

    As a result of the above items, the Company recorded a loss from continuing operations before income taxes, discontinued operations and extraordinary item of $3.1 million in Fiscal 1996, as compared to a loss of $2.0 million in Fiscal 1997.

    The Company recorded an income tax credit of $2.6 million in Fiscal 1996 compared to income taxes of $0.5 million in Fiscal 1997. The change in tax provision was largely attributable to a Fiscal 1996 reversal of a tax reserve previously accrued in connection with a federal tax audit of prior years.

    Income from continuing operations before extraordinary items decreased $2.0 million to a loss of $2.5 million in Fiscal 1997. Income from discontinued operations totaling $1.5 million was recorded in Fiscal 1996 primarily relating to the sale of the Specialty Connector operating unit. The Company recorded an extraordinary loss related to debt extinguishment, net of income taxes, of $422,000 in Fiscal 1996 and $259,000 in Fiscal 1997.

    The foregoing factors contributed to net income of $0.6 million in Fiscal 1996 compared to a net loss of $2.8 million in Fiscal 1997.

    FISCAL 1996 COMPARED TO FISCAL 1995

    The following discussion does not include the results of operations of PHI Acquisition Holdings, Inc., but does include the results of operations of General Eastern.

    Net sales increased $32.5 million, or 27.9%, from $116.6 million in Fiscal 1995 to $149.1 million in Fiscal 1996. This increase included a $16.1 million, or 40.1%, increase at Robicon, excluding sales from divested product lines of $345,000, due to increased sales of medium voltage VFDs, as well as an increase of $11.0 million at Datcon Instrument Company attributable to the inclusion of sales generated by Jorda for an entire fiscal year. Excluding sales from divested product lines totaling $1.4 million in Fiscal 1995, net sales increased at Anderson by $3.4 million, or 18.6%, primarily as a result of increased power connector sales for new applications, market growth (particularly in Europe), new market penetration and price increases. General Eastern's net sales increased $1.9 million, or 18.8%, primarily due to higher calibration and service revenues. HVE Europa's net sales increased $1.7 million, or 21.0%, in Fiscal 1996 as compared to Fiscal 1995, primarily due to higher average selling prices, as well as increased sales of component parts. Fiscal 1996 net sales at Natvar were generally flat compared to the prior year.

    Gross profit increased $8.6 million, or 19.9%, from $43.1 million during Fiscal 1995, to $51.7 million in Fiscal 1996. This increase was primarily attributable to the higher sales volumes discussed above. Gross margin decreased from 37.0% to 34.7%, primarily as a result of: (i) a reduction in gross margin at Natvar from 30.9% to 23.4% in Fiscal 1996 resulting from pricing pressures and new plant start-up costs; (ii) a reduction in gross margin at Datcon Instrument Company from 36.3% to 28.9% in Fiscal 1996 resulting from plant reconfiguration and new product introduction costs, as well as the impact of a full year of Jorda's lower gross margin; and (iii) a reduction in gross margin at Robicon from 36.6% to 33.0% in Fiscal 1996 resulting from inefficiencies relating to Robicon's move to a new facility, its outsourcing of production of its printed circuit boards and an upgrade of its MIS software system. These gross margin reductions were partially offset by: (i) an increase in gross margin at Anderson from 41.1% to 47.0% in Fiscal 1996 resulting from increased automation, a more profitable mix of products resulting from the divestiture of three lower margin product lines in Fiscal 1995, and cost savings resulting from the consolidation of Anderson's manufacturing operations into a single facility in Fiscal 1996; (ii) an increase in gross margin at HVE Europa from 29.1% to 36.8% in Fiscal 1996 resulting from improved pricing and certain product cost reductions; and (iii) an increase in gross margin at General Eastern from 48.8% to 50.8% in Fiscal 1996 resulting primarily from the growth of its calibration and service businesses.

    Administrative and selling expenses increased $8.8 million, or 33.7%, including $1.1 million due to the incremental costs associated with the inclusion of the operations of Jorda for a full year and increased commissions and other selling and administrative costs at Robicon, Anderson, General Eastern and HVE Europa attributable to higher sales levels. In addition, the Company incurred severance costs of $246,000 during Fiscal 1995, as compared to $456,000 in Fiscal 1996, in connection with the replacement of operating unit presidents as part of the Company's overall program to improve operating unit management. Such costs have been excluded from EBITDA. Administrative and selling expenses as a percentage of net sales increased from 22.4% to 23.4%, primarily as a result of the increase at Robicon from 19.3% to 21.9% in Fiscal 1996 due to higher sales levels.

    Research and development expenses were $8.1 million in both Fiscal 1995 and Fiscal 1996. As a percentage of net sales, such expenses declined from 6.9% in Fiscal 1995 to 5.4% in Fiscal 1996.

    Depreciation and amortization from continuing operations increased $500,000, from $3.1 million to $3.6 million, primarily as a result of the Jorda acquisition.

    The net total of restructuring charges, net reimbursed environmental and litigation costs and other increased from a charge of $56,000 in Fiscal 1995 to a charge of $0.9 million in Fiscal 1996. Restructuring costs declined from $1.3 million in Fiscal 1995 to $150,000 in Fiscal 1996. The Fiscal 1995 provision included costs related to the closure of a duplicate manufacturing facility, costs related to the consolidation of the operations of this manufacturing facility into another existing facility, and the write-off of the cumulative foreign currency translation adjustment resulting from the liquidation of a subsidiary of HVE Europa. The Fiscal 1996 provision reflected the closure of a sales office in Europe. The favorable impact of net reimbursed environmental and litigation costs declined approximately $1.7 million from $2.1 million in Fiscal 1995 to $450,000 in Fiscal 1996. See "Business -- Environmental and Insurance Matters." Other expenses increased from $0.9 million in Fiscal 1995 to $1.2 million in Fiscal 1996. Other expenses in Fiscal 1995 were primarily related to a $0.8 million provision to write down certain assets held for sale to estimated net realizable value and costs incurred by Anderson to move into another existing facility. Other expenses in Fiscal 1996 included a $1.2 million provision to write down certain assets held for sale to estimated net realizable value and costs incurred by Robicon to move to a newly constructed facility, which were partially offset by a net gain on the sale of vacant land and income from certain excess facilities.

    Adjusted EBITDA as defined in note (e) to "Notes to Selected Historical Consolidated Financial Data," increased $0.5 million, or 4.3%, from $12.2 million in Fiscal 1995 to $12.8 million in Fiscal 1996. The excess of this increase over the decrease in income from operations for the same periods is primarily attributable to the higher level of restructuring and other charges excluded from Adjusted EBITDA in Fiscal 1996, as described in the immediately preceding paragraph.

    As a result of the factors described above, income from operations decreased $1.0 million, from $8.9 million in Fiscal 1995 to $7.9 million in Fiscal 1996.

    Interest expense increased $2.7 million from $8.6 million in Fiscal 1995 to $11.2 million in Fiscal 1996 due to an increase in CIP expense, the full year impact of indebtedness incurred in connection with the Jorda acquisition and the construction of a new manufacturing facility for Robicon, as well as slightly higher interest rates.

    As a result of the above items, the Company recorded income from continuing operations before income taxes, discontinued operations and extraordinary item of $365,000 in Fiscal 1995, as compared to a loss of $3.1 million in Fiscal 1996.

    In Fiscal 1995, the Company had income tax expense of $196,000 compared to an income tax credit of $2.6 million in Fiscal 1996, which was largely attributable to a Fiscal 1996 reversal of a tax reserve previously accrued in connection with a federal tax audit of prior years.

    The Company recorded income from discontinued operations net of income taxes of $276,000 in Fiscal 1995 including the net loss on disposal of the Berger and Shore operating units as compared to income of $1.5 million in Fiscal 1996, net of income taxes, including a gain on disposal of the Specialty Connector operating unit.

    In Fiscal 1996, the Company recorded an extraordinary loss of $422,000 on debt extinguishment, net of income taxes.

    The foregoing factors contributed to an increase in net income from $445,000 in Fiscal 1995 to $0.6 million in Fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's liquidity needs are primarily for working capital and capital expenditures. The Company's primary sources of liquidity have been funds provided by operations, proceeds from the sale of discontinued operations and asset sales and proceeds from financing activities.

    On March 19, 1998, the Company completed a private placement (the "Offering") of $20.0 million in 10 1/2% Senior Notes Due 2004. The net proceeds of the Offering were used to finance part of the purchase price for the Stewart Warner Stock.

    On August 8, 1997, the Company entered into the $25.0 million Revolving Credit Facility which is being used primarily to fund the Company's working capital requirements and has a $6.0 million sublimit for the issuance of standby letters of credit. The Revolving Credit Facility has a term of five years and replaced the $20.0 million revolving credit facility in place on such date. There were no borrowings outstanding under the Revolving Credit Facility as of January 24, 1998; however, there were $4.8 million in letters of credit commitments outstanding. The Revolving Credit Facility contains covenants restricting the ability of the Company's operating units to, among other things, pay dividends or make other restricted payments to the Company. See "Description of Other Indebtedness -- Revolving Credit Facility."

    On August 8, 1997, the Company completed a private placement (the "Original Offering") of $135.0 million in 10 1/2% Senior Notes due 2004 and $35.2 million in Units consisting of Original Series A

Preferred Stock, HVE Common Stock and Warrants to purchase HVE Common Stock. A portion of the net proceeds of these private placements was used to repay existing indebtedness described below, including accrued and unpaid interest thereon and associated prepayment penalties. In connection with the issuance of the Original Series A Preferred Stock, the Company issued to the holders thereof warrants representing 6.6% of the fully-diluted HVE Common Stock. On January 16, 1998, the Company's outstanding 10 1/2% Senior Notes due 2004 and Original Series A Preferred Stock were exchanged by the holders thereof for the Existing Notes and a like number of shares of Series A Preferred Stock registered pursuant to the Securities Act. See "Description of Outstanding Capital Stock."

    On May 9, 1996, the Company entered into a $20.0 million revolving credit facility as well as a $10.0 million senior term loan from Sanwa Business Credit Corporation and Fleet National Bank. On the same date, the Company completed a private placement of $20.0 million of senior secured notes due 2003, $7.0 million of senior unsecured notes due 2003 and $25.0 million principal amount of subordinated notes due 2004 (issued at 82.086% of the principal amount thereof), the net proceeds of which were used to refinance existing indebtedness. In connection with the issuance of the subordinated notes due 2004, the Company issued to the holders thereof warrants (the "Subordinated Notes Warrants") representing 12.5% of the fully-diluted HVE Common Stock. The holders of such warrants have the right, after May 1, 2000, to require the Company to purchase all or any portion of such warrants or any shares of HVE Common Stock issued upon exercise of such warrants at the greater of (i) a valuation prepared by an independent financial advisor or (ii) a formula value calculated as 8.0x the Company's EBITDA (as defined therein) less preferred stock and debt outstanding plus excess cash. This senior revolving credit facility and term loan was repaid and extinguished in connection with the Original Offering, and the $20.0 million of senior secured notes due 2003, $7.0 million of senior unsecured notes due 2003 and $25.0 million of subordinated notes due 2004 were repurchased. The Company also used $2.5 million of the net proceeds of the Original Offering to repurchase Subordinated Notes Warrants representing 6.25% of the fully-diluted HVE Common Stock.

    For the third and fourth quarters of Fiscal 1997, the Company was not in compliance with certain of its financial covenants contained in the Existing Revolving Credit Facility, Senior Term Loan, Senior Secured Notes, Senior Unsecured Notes and Subordinated Notes due primarily to costs incurred in connection with an aborted acquisition and related offering costs. These technical covenant breaches did not create an event of default whereby the lenders could declare all outstanding balances due and payable, terminate all available commitments or enforce their rights under all security arrangements. The Company had received waivers with respect to such covenant defaults and all such indebtedness was repaid in full, together with accrued and unpaid interest and prepayment penalties, with the net proceeds of the Offerings.

    During the same time period, the Company was also not in compliance with certain of the financial covenants contained in the PEDFA IRB (as defined herein) as a result of the factors described above; however the Company has received a waiver with respect to such defaults. Additionally, if the waivers discussed above had not been obtained, one of the Company's lessors could have declared a default under leases of certain of its properties in Lancaster, Pennsylvania and Sterling, Massachusetts.

    On February 17, 1998, in connection with a misinterpretation of the Indenture, the Company paid a dividend in cash in the aggregate amount of approximately $2.1 million to the holders of the Series A Preferred Stock in accordance with the terms thereof. Because the Company is currently unable to incur additional indebtedness under the covenant described under the caption "Description of the Notes -- Limitation on Additional Indebtedness," the payment of this dividend, which constitutes a Restricted Payment under the Indenture, is prohibited and constitutes a default under the Indenture. Under the terms of the Company's Amended and Restated Articles of Organization (the "Restated Charter") the Company is permitted to pay any dividends that become due and payable on the Series A Preferred Stock pursuant to the Restated Charter on or prior to August 15, 2002 through the issuance of additional shares of Series A Preferred Stock. The Company has reported the default to the Trustee under the Indenture and obtained the consent of the holders of a majority of the Existing Notes to waive the default and any Event of Default (as defined herein) that may arise therefrom, represented by this dividend payment.

    Pro forma for the consummation of the Trasactions and the General Eastern Disposition, as of March 28, 1998, the Company had total indebtedness (including redeemable put warrants) of $184.2 million and mandatorily redeemable preferred stock with an aggregate liquidation preference of $33.0 million.

    The Company does not anticipate any significant principal payment obligations under any of its outstanding indebtedness prior to maturity of the Notes except with respect to the Revolving Credit Facility which has a term of five years, as well as $1.6 million of unsecured seller notes related to the Jorda acquisition due on March 16, 2000. The ability of the Company to satisfy its obligations under existing indebtedness and preferred stock will be primarily dependent upon the future financial and operating performance of its operating units and upon the Company's ability to renew or refinance borrowings or to raise additional equity capital as necessary.

    The Company's working capital was $10.7 million, $11.9 million, $9.4 million and $44.8 million at April 29, 1995, April 27, 1996, April 26, 1997 and January 24, 1998, respectively. The $35.5 million increase in working capital from April 26, 1997 to January 24, 1998 is partially attributable to a $13.6 million increase in cash on hand as a result of the Original Offering, an increase in accounts receivable of $9.6 million, of which $12.9 is due to the acquisition of PHI, an increase of $2.2 million of refundable income taxes attributable to PHI, and increases in inventories of $16.8 million in the aggregate, of which PHI accounted for $17.4 million, which was offset by reductions in inventory of $0.6 million for the Company's other operations. Also contributing to the increase in working capital was a decrease of $1.7 million in interest expense payable related to a $6.8 million payment made upon the closing of the Original Offering to extinguish obligations of the Company under certain Contingent Interest Payment Agreements partially offset by additional accruals. Accounts payable and accrued liabilities increased $10.1 million during this period, of which $8.9 million resulted from the acquisition of PHI. Short term debt also decreased $1.3 million since April 26, 1997. The $1.2 million increase in working capital from April 29, 1995 to April 27, 1996 resulted in part from increases in accounts receivable, inventories and restricted cash and a decrease in federal, foreign and state income taxes payable which were partially offset by an increase in accounts payable, accrued interest and accrued liabilities, advance payments by customers and deferred income taxes. The increases in accounts receivable and inventories were related to growth of Robicon's medium voltage VFD sales, the inclusion of sales generated by Jorda for the entire fiscal year and growth in the sales of Anderson's power connectors, partially offset by the sale of the Specialty Connector operating unit. The increase in working capital was funded primarily by proceeds from the divestiture of discontinued operations and the net proceeds from the issuance of long-term obligations and a cash overdraft. The $2.5 million decrease in working capital from April 27, 1996 to April 26, 1997 resulted from a decrease in restricted cash and an increase in accrued interest and accrued liabilities, despite increases in inventories and decreases in deferred income taxes and advance payments by customers. The decrease in restricted cash was due to the shipment of certain systems by HVE Europa and the increase in inventories was related to higher sales levels. Cash and cash equivalents of $15.1 million on the Company's balance sheet as of January 24, 1998, unadjusted for the Transactions, excludes $4.0 million of restricted cash in uninsured foreign bank accounts which was used as collateral for bank guarantee facilities for customer advances.

    Net cash used in operating activities was $4.2 million and $12.1 million for the 1997 Period and 1998 Period, respectively. The decrease in net cash for the 1998 Period was attributable primarily to an increase in inventories of $3.3 million. The decrease in net cash for the 1998 Period was primarily due to the payment of prepayments fees and penalties of $6.3 million, net of taxes, and the payment of $6.8 million to extinguish the Company's obligations under the Contingent Interest Payment Agreements in connection with the Original Offering.

    Net cash used in investing activities was $2.7 million and $55.4 million for the 1997 Period and 1998 Period, respectively. The decrease in net cash for the 1997 Period consisted primarily of capital expenditures of $2.9 million which were partially offset by proceeds from minor asset sales. The decrease in net cash for the 1998 Period resulted from the acquisition of PHI for $54.6 million, including transaction costs and net of cash acquired, and capital expenditures of $4.3 million, and offset by proceeds from asset sales of $3.4 million.

    Net cash provided by financing activities was $6.1 million and $81.4 million for the 1997 Period and 1998 Period, respectively. The increase in net cash for the 1997 Period was the result of increased borrowings of $4.4 million under the Company's previous senior credit agreement and the reduction of restricted cash accounts of $1.4 million. The increase in cash for the 1998 Period was substantially the result of the Original Offering, consummated on August 8, 1997, which provided $163.3 million (net of expenses) of cash, of which $78.5 million was used to retire existing preferred stock and indebtedness.

    Net cash provided by operating activities in Fiscal 1995 was $10.1 million, compared to net cash used in operating activities of $6.4 million in Fiscal 1996. The increase in net cash used in operating activities reflected significant increases in accounts receivable and inventories related to higher sales volumes in Fiscal 1996 and a decrease in federal, foreign and state income taxes payable. Net cash used in operating activities in Fiscal 1996 was $6.4 million as compared to $0.6 million of net cash provided by operating activities in Fiscal 1997. The net cash provided by operating activities in Fiscal 1997 resulted primarily from a decrease in working capital employed in the Company's businesses, despite increased sales levels. This decrease was primarily in working capital and attributable to the decrease in accounts payable and federal, foreign, and state income taxes payable described above.

    As of April 29, 1995, April 27, 1996, April 26, 1997 and January 24, 1998,
the Company had assets held for sale, consisting of several former manufacturing facilities, of $6.4 million, $6.2 million, $5.2 million and $3.9 million, respectively. These properties are recorded at the carrying amount or fair value less selling costs. The Company believes it is possible that the proceeds from the sale of these properties will differ significantly from the carrying amount and additional losses may then be recorded. During Fiscal 1995 and Fiscal 1996, the Company recorded provisions of $0.8 million and $1.2 million, respectively, to write down the value of certain former manufacturing facilities. During Fiscal 1996, the Company reclassified to assets held for sale a former manufacturing facility valued at $1.2 million, which was retained in the sale of the Specialty Connector operating unit.

    Net cash used in investing activities in Fiscal 1995 was $12.3 million due primarily to the $10.0 million of capital expenditures (including $0.8 million related to discontinued operations and leased asset additions) and the $5.9 million investment to acquire Jorda in Fiscal 1995. In Fiscal 1996, net cash provided by investing activities was $5.7 million, due primarily to approximately $11.0 million of proceeds from the sale of the Specialty Connector operating unit partially offset by $6.0 million in capital expenditures (including leased asset additions) in Fiscal 1996. The Company incurred capital expenditures of $10.0 million (including $0.8 million related to discontinued operations and leased asset additions) in Fiscal 1995, including $6.6 million for a new manufacturing facility for Robicon compared to $6.0 million of capital expenditures (including leased asset additions) in Fiscal 1996. Net cash used in investing activities increased in Fiscal 1997 to $3.1 million despite a decrease in capital expenditures (including leased asset additions) from $6.0 million in Fiscal 1996 to $5.0 million in Fiscal 1997. Capital expenditures in Fiscal 1996 included a $1.9 million expenditure for an additional facility for Natvar. This decrease was primarily due to capital expenditures at Datcon Instrument Company, Natvar, Anderson, and General Eastern for information technology upgrades, new products and productivity programs. Although the Company believes that a significant portion of future capital expenditures will be used to fund planned maintenance of facilities and equipment, the Company may require additional capital expenditures to support growth at certain of its operating units. The Company expects to make capital expenditures (including leased asset additions) of approximately $6.0 million in its fiscal year ending April 25, 1998.

    Net cash provided by financing activities increased from $1.2 million in Fiscal 1995 to $1.9 million in Fiscal 1996, primarily due to the issuance of long-term obligations and the cash overdraft which was partially offset by payments on certain long-term obligations and decreases in restricted cash. Net cash provided by financing activities was $1.9 million for Fiscal 1996 and Fiscal 1997, which included a refinancing of a majority of the Company's long-term obligations in Fiscal 1997.

    The Indenture permits each Restricted Subsidiary that is an obligor under an Intercompany Note to effect a Qualified Subsidiary IPO. Upon completion of a Qualified Subsidiary IPO, such Restricted Subsidiary will become an Unrestricted Subsidiary and the cash flow of such Unrestricted Subsidiary will no longer be available (i) to service debt obligations of the Company or its remaining Restricted Subsidiaries or (ii) for purposes of determining whether the Company or its remaining Restricted Subsidiaries will be able to incur additional indebtedness, either of which could affect the liquidity of the Company.

    On April 15, 1998, the Company sold all of the assets and ordinary course business trade payables and capital and operating lease obligations of General Eastern to Bowthorpe, pursuant to the Asset Purchase Agreement. This sale generated cash, net of expenses and cash acquired, of approximately $20.5 million. The cash received by HVE in connection with the General Eastern Disposition is subject to the covenant of the Indenture described under the caption "Limitation on Certain Asset Sales," which requires the Company to apply such cash to either (i) repay debt ranking PARI PASSU to the Notes, (ii) make an investment in assets for the Company's presently conducted business or (iii) offer to repurchase the Notes pursuant to an Excess Proceeds Offer (as defined herein). The Company has no current plans for the use of the cash proceeds of the General Eastern Disposition and unless the Company develops a plan for such proceeds in the interim, the Company will be required to commence an offer to repurchase the Notes on April 15, 1999. See "Description of the Notes -- Certain Covenants -- Limitation on Certain Assets Sales."

    While the Company believes that internally generated funds, funds generated by sales of assets and amounts available under the Revolving Credit Facility will be sufficient to satisfy its operating cash requirements and make required interest and principal payments under the Revolving Credit Facility, the Notes and existing capital leases, IRBs, mortgage notes, notes payable and the foreign credit line and payments with respect to the redeemable put warrants, there can be no assurance that such sources will be adequate and that the Company will not require additional capital from borrowings or securities offerings to satisfy such requirements. In addition, the Company may require additional capital to fund future acquisitions. There can be no assurance that such capital will be available.

NEW ACCOUNTING PRONOUNCEMENTS

    EARNINGS PER SHARE. During 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which changes the calculation of earnings per share to be more consistent with countries outside the United States. In general, the statement requires two calculations of earnings per share to be disclosed, basic EPS and diluted EPS. Basic EPS is to be computed using only weighted average shares outstanding, while diluted EPS is computed considering the dilution of options and warrants. This statement has been adopted by the Company and all prior, interim and annual periods have been restated.

    OTHER PRONOUNCEMENTS. During 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which introduces a new model for segment reporting. The Company does not believe adoption will have a material impact on its financial statement disclosures.

YEAR 2000

    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company has reviewed the Year 2000 issue. Upon the implementation of a new information technology system at PHI, expected to be completed by the end of fiscal 1999, management believes that all of the Company's operating units will be Year 2000 compliant. Additionally, each operating unit is assessing the impact of the Year 2000 issue on its significant customers, suppliers and on others. Management believes that the cost to complete its Year 2000 compliance will not have a material adverse effect upon the Company.

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                                    BUSINESS

COMPANY OVERVIEW

    The Company owns and operates a diversified group of six middle market industrial manufacturing businesses. These businesses focus on designing and manufacturing high quality, applications-engineered products which are designed to address specific customer needs. The Company's products are sold to a broad range of domestic and foreign OEMs and end-users in a variety of industries including process automation, freshwater and wastewater treatment, petrochemicals, semiconductor fabrication, chemicals, construction, agriculture, materials handling, computers, telecommunications, medical equipment and for scientific and educational research. The diversified nature of the products sold and end-markets served by the Company's businesses limits the effect on the Company of operating performance fluctuations in any single operating unit and cyclical downturns within individual industries and end-markets, while the Company believes that its focus on middle market manufacturing enhances its growth prospects. The Company believes that these factors have contributed to steady growth in consolidated net sales and Adjusted EBITDA (as defined in note
(e) on page 44). Between Fiscal 1993 and Fiscal 1997, the Company's historical net sales increased at a 14.3% CAGR, from $101.3 million to $173.1 million, and its Adjusted EBITDA increased at a 15.6% CAGR from $9.1 million to $16.3 million. Pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition, the Company had net sales and Adjusted EBITDA of $267.4 million and $28.1 million, respectively, in the LTM period ended January 24, 1998. For information regarding the Company's consolidated net sales, operating income, identifiable assets and other information by industry segment, see Note R to the Company's consolidated financial statements, at page F-33. For information regarding international and export sales, see Note Q to the Company's consolidated financial statements, beginning at page F-31.

COMPETITIVE STRENGTHS

    Management has focused its efforts on acquiring and developing a group of middle market manufacturing businesses that generally share the following competitive strengths:

    - LEADING MARKET POSITIONS. Several of the Company's products hold leading market share positions in their respective niche markets, including the Company's medium voltage VFDs (Robicon), advanced surface analysis instruments (PHI), high current, quick disconnect power connectors (Anderson) and particle accelerator systems (HVE Europa). The Company believes that applications- engineering expertise, proprietary technology and customer relationships act as significant barriers to entry in several of the Company's markets.

    - REPUTATION FOR INNOVATIVE PRODUCT DEVELOPMENT. The Company believes that its operating units have reputations for the development of innovative products designed to address specific customer needs. For example, in November 1994, Robicon introduced its Perfect Harmony series of medium voltage VFDs which represented a significant technological breakthrough relative to competitors' product offerings by increasing power factor and reducing harmonic distortion typically resulting from the use of VFDs with large electric motors. In addition, PHI has recently introduced several new surface analysis instruments, including the SMART-200, TRIFT II and 6800 Dynamic SIMS, which each have the ability to analyze every point on an 8-inch semiconductor wafer.

    - LONG-TERM RELATIONSHIPS WITH MARKET-LEADING CUSTOMERS. The Company's operating units serve some of the largest companies in their respective industries, including: Advanced Micro Devices, Advanced Silicon Materials, American Power Conversion, Amoco, Caterpillar, Cummins Engine, E-Z-GO (Textron), Harley-Davidson, Hewlett-Packard, Hitachi, IBM, Lucent Technologies, Massey Ferguson, 3M Healthcare and Yaskawa Electric. With the exception of one customer which accounted for 5.9% of HVE's consolidated net sales for Fiscal 1997, pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition, no customer of any of its operating units accounted for more than 6.2% of such sales. The Company's operating units have

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      long-term relationships with many of their customers; in many cases these relationships have existed in excess of 10 years. No customer or group of affiliated customers accounted for 10% or more of HVE's consolidated revenues in Fiscal 1997.

    - EXPERIENCED AND INCENTIVIZED SENIOR MANAGEMENT TEAM. The Company and each of its operating units are run by senior managers who have an average of over 20 years of relevant operating experience. The Company's senior management team has financial incentives tied to long-term improvements in the Company's financial performance.

BUSINESS STRATEGY

    The Company's business strategy is to increase the sales and profitability of its existing businesses and to build upon their inherent competitive strengths. The Company applies a consistent operating strategy to its individual operating units, key elements of which include:

    - FOCUS ON APPLICATIONS-ENGINEERED PRODUCTS. The Company's products are typically engineered based upon specific customer applications. The Company seeks to involve its customers at an early stage of the product development process in order to jointly design new products and to improve existing ones. In certain instances, this process has resulted in the Company becoming a sole source supplier. The Company believes that this strategy has led to incremental long-term business with key customers and the addition of new customers.

    - INTEGRATED PRODUCT DEVELOPMENT. The Company seeks to develop new products and find new applications for existing products through an integrated product development process that involves cross-functional teams including engineering, manufacturing and marketing personnel. As a result, the Company believes that it is able to design and manufacture products that address specific customer needs and can be manufactured efficiently, cost-effectively and on a timely basis.

    - FOCUS ON CORE COMPETENCIES. The Company believes that its core competencies are the design, engineering and assembly of applications-engineered products. As part of its focus on these core competencies, the Company has eliminated certain ancillary functions performed by certain of its operating units over the last several years including printed circuit board assembly, machining and metal stamping and plating.

    - COMMITMENT TO PROCESS RE-ENGINEERING AND TOTAL QUALITY. The Company maintains process re-engineering and Total Quality programs at each of its operating units, which it began implementing in 1993. These programs have enabled the Company to improve product quality, increase manufacturing efficiency and productivity, reduce product lead and cycle times and reduce the relative amount of working capital invested in its businesses.

    - DECENTRALIZED MANAGEMENT OF OPERATING UNITS. The Company's operating units are managed on a decentralized basis by senior managers who apply a consistent operating strategy, while a small corporate staff provides strategic direction and support. As a result of the discrete nature of the Company's operating units, the Company has been able to sell businesses or product lines on an opportunistic basis. For example, since 1988, the Company has divested 13 businesses that generally lacked some or all of the competitive strengths common to its current operating units.

    Acquisitions are also an important part of the Company's growth strategy. The Company seeks to supplement its internal growth with selected add-on acquisitions of businesses that are complementary to its existing operating units. In recent years, both Robicon and Datcon Instrument Company have successfully completed and integrated such add-on acquisitions. The Stewart Warner Acquisition, after which the operations of Stewart Warner were and will continue to be operated with those of Datcon Instrument Company and Jorda, is another example of the implementation of this strategy. In addition, the Company seeks to acquire middle market manufacturing businesses to operate on a stand-alone basis, such as PHI, that possess competitive strengths similar to those of its existing businesses.

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THE OPERATING UNITS

    The Company conducts its business through six independent operating units, Robicon, PHI, Datcon, Anderson, Natvar and HVE Europa, each of which has its own management team and manufacturing facilities and maintains its own independent market identity. A discussion of the businesses conducted by each of the operating units follows.

    ROBICON

    Robicon is a leading designer and manufacturer of high power conversion products, which are used to regulate electric power, reduce energy costs and improve process control in a wide variety of industrial applications. Products include variable frequency drives ("VFDs") for large electric motors and power control systems for other applications. These products are used in process automation, freshwater and wastewater treatment, oil and gas extraction and transmission, petrochemical processing, silicon processing, glass manufacturing, cement production and other general industrial applications. In general, Robicon's products are designed to provide highly engineered solutions to specific customer requirements by utilizing a combination of standard product platforms and options, with customized features. Robicon's growth strategy is to increase sales of existing product lines through entrance into new end markets and international expansion, and to add products and services complementary to its existing product lines. The Company believes that Robicon is able to differentiate itself from its competitors through the use of proprietary technology, innovative product development, superior customer service, and the ability to offer applications-engineered solutions based on standard products. Robicon's headquarters are located in New Kensington, Pennsylvania, a facility opened in Fiscal 1996. For the LTM period ended January 24, 1998, Robicon had net sales of $92.0 million, which represented 34.4% of the Company's consolidated net sales for such period, pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition.

    PRODUCTS

    According to an article in SCIENTIFIC AMERICAN (September 1990), industry sources estimate that motors consume 65% to 70% of all electricity used for industrial applications, or more than half of the electric power generated in the United States, at an annual cost of over $90 billion. In a single year, a typical large industrial motor typically consumes electricity that costs 10 to 20 times its total capital cost. Many machines driven by electric motors, particularly pumps and fans, need to vary their speed in response to changing process needs. Particularly in large motor applications, this is often done by operating the pump or fan at full power while "throttling" its output with a partly closed valve or damper, which is comparable to driving a car with the accelerator completely depressed and using the brake pedal to vary the car's speed. Operating the pump or fan at full power wastes tremendous amounts of electricity at significant cost and results in poor process control. A VFD is analogous to an electric dimmer switch which regulates the brightness of light in a lamp. VFDs regulate the amount of electricity supplied to electric motors as an alternative means of varying output. For example, when only half the flow from a pump is needed, the VFD supplies a reduced amount of electricity to the electric motor driving the pump. As a result, according to industry sources, electricity savings on motors using VFDs can range from 10% to 40%. Of particular importance to Robicon, which participates in the VFD market for large motors, is the estimate by industry sources that the largest 10% of the domestic motor population accounts for at least 80% of all motor energy consumption. Use of VFDs has been growing steadily, driven by the desire to achieve energy cost savings, the need to control large industrial processes more accurately and technological advances that have improved the cost and practicality of using VFDs in large motor applications.

    Historically, Robicon primarily manufactured low voltage (480 volts) VFDs for small electric motors (20 to 1,500 horsepower) for use in industrial applications such as commercial building climate control, incinerators and freshwater and wastewater treatment plants, and in other general industrial uses.

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Recently, the Company introduced the Perfect Harmony series of medium voltage
(2,300 to 7,200 volts) VFDs for large electric motors (400 to 12,000 horsepower). Heavy industrial processes such as freshwater and wastewater treatment, oil and gas extraction and transmission, petrochemical processing, and cement production, utilize large electric motors that require high levels of power to drive pumps and fans. An undesirable byproduct of using medium voltage VFDs on a large electric motor is the creation of harmonic distortion which causes stress and fatigue to the electric motor and shortens its useful life, as well as current and voltage fluctuations which may result in damage to other equipment on the power grid. Most VFDs also place greater demands on a power grid than the actual power consumed by the motor, an occurrence referred to as reduced power factor, which can result in assessments of penalty charges against the user by the local utility. Perfect Harmony, Robicon's patented technology for medium voltage VFDs, virtually eliminates harmonic distortion and poor power factor in large electric motors and as a result has significantly expanded the market for medium voltage VFDs. The Company believes that Perfect Harmony is the leading technology for reducing harmonic distortion and improving power factor in medium voltage VFD applications and that this technology complements Robicon's applications expertise and long-term customer relationships. Perfect Harmony drives can be installed on virtually any large electric motor without costly modifications and can be customized using a standard set of options. Robicon has recently expanded its Perfect Harmony series to include synchronous transfer, a feature that allows a single VFD to regulate multiple motors sequentially. These VFDs are currently targeted at new end users in the oil and gas pipeline markets. Introduced in November 1994, Perfect Harmony medium voltage VFDs accounted for approximately $35.3 million of Robicon's net sales for the LTM period ended January 24, 1998, or approximately 38.4% of Robicon's total net sales for such period.

    While VFDs regulate electricity for motors, power control systems regulate electric power for other applications. Typical applications for Robicon's power control systems include: (i) power supplies for high-power melting applications, such as glass and fiberglass furnaces and plasma arc torches used in steel mills and smelters; (ii) power supplies for polysilicon extraction and silicon crystal growing for use in the semiconductor industry; and (iii) power supplies for plasma generators used in sputtering equipment for coating the surface of glass or plastics. Power control systems are critical to process control and reducing overall energy costs in these applications. Robicon's power control systems incorporate patented technology that virtually eliminates harmonic distortion and "flicker."

    MARKETS AND CUSTOMERS

    Robicon markets and sells VFDs primarily in North America and Asia with an expanding presence in Europe, Australia, South America and the Middle East. The market for VFDs is comprised primarily of two customer segments: industrial and municipal. The industrial market for VFDs is comprised of large power users such as metals smelting plants, cement plants, pulp and paper mills, chemical processing plants and power generation facilities. Robicon's industrial customers include Amoco, Exxon, Interprovincial Pipeline, Lafarge, Mead Paper, Medusa Cement, Petrobras and Yaskawa Electric. The municipal market for VFDs is comprised primarily of municipalities which operate freshwater and wastewater treatment facilities.

    Customers for Robicon's power control systems include OEMs such as British Oxygen (Airco), Kayex and Wheelabrator and end-users such as Advanced Silicon Materials, Geneva Steel and Owens-Corning. Demand for power control systems is driven by the construction of new, or the upgrading of existing, steel mills or smelting facilities, semiconductor fabrication facilities, glass and fiberglass furnaces and other large electrical process manufacturing facilities. Because of the long lead time required to design, permit and build such facilities, demand for power systems does not necessarily correlate to general economic cycles.

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    SALES AND MARKETING

    Robicon's VFDs and power control systems are sold through Robicon's direct sales force and by independent manufacturers' representatives. Robicon targets large industrial users in select markets and segments and specifying engineers in both industrial and commercial projects. Bids for large municipal VFD contracts are typically conducted through a "request for proposal" process and handled by Robicon's independent manufacturers' representatives. In addition to direct sales efforts in the United States, Robicon has sales offices in Edmonton, Alberta; Shanghai, China; and Sao Paolo, Brazil.

    COMPETITION

    Robicon's principal competitor in the VFD market is Rockwell Automation (Allen- Bradley/ Reliance). Other competitors include divisions of multinational corporations such as Ansaldo Ross-Hill, Asea Brown Boveri ("ABB"), Eaton (Cutler Hammer), Emerson Electric and Siemens. Robicon's major competitors in the power control systems market include multinational corporations such as ABB and Siemens, and several niche engineering firms such as InverPower, Rapid Technology and Spang & Company. As with VFDs, power systems are often produced by divisions of large multinational corporations that may offer a broader product range than that of Robicon.

    PHI

    PHI is a leading designer and manufacturer of advanced surface analysis instruments and components used to determine the elemental and/or chemical composition of materials found on or near the surface of a sample. Advanced surface analysis instruments are used in commercial applications in central support laboratories and at or near the production line in the semiconductor fabrication, computer peripherals, chemicals, aerospace, metals, polymer, automotive and biomaterials industries, among others, for product and process development, process control, defect review and failure analysis. Advanced surface analysis instruments are also used for materials science research by universities and government institutions. PHI is also a leading supplier of ultrahigh vacuum ion pumps and controls required for highly accurate surface analysis and for other applications. PHI's headquarters are located in Eden Prairie, Minnesota. For the LTM period ended January 24, 1998, PHI had net sales of $64.7 million, which represented 24.2% of the Company's consolidated net sales for such period, pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition.

    PHI's growth strategy is to increase sales of its products through identification of new applications for its existing products, increased penetration of international markets, enhancements in the technological capability of its instruments, development of application-specific hardware configurations for its instruments and the continued improvement in the operating ease and efficiency of its instruments through increased automation and software development. The Company believes that PHI differentiates itself from its competitors through its patented and proprietary technology, expertise in the manufacture of instruments incorporating ultrahigh vacuum technology, superior customer service, support and training and a reputation for product quality, ease of operation and reliability.

    PRODUCTS

    PHI's products include Auger Electron Spectroscopy ("Auger"), Electron Spectroscopy for Chemical Analysis ("ESCA"), Time-of-Flight Secondary Ion Mass Spectrometry ("TOF-SIMS") and Dynamic Secondary Ion Mass Spectrometry ("Dynamic SIMS") instruments. Under ultrahigh vacuum conditions, PHI's surface analysis instruments direct a particle beam at the surface of a solid under investigation, causing the emission of particles from the specimen that may be analyzed to determine the elemental and/ or chemical composition of the sample surface. Highly sophisticated software, customized for each of PHI's surface analysis instruments, interprets data received from the instrument's analyzer and creates images that show the distribution of elements or molecules on a surface. Graphical and numerical data

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may also be obtained. In addition, by removing and analyzing successive layers of material each surface analysis instrument is capable of generating a depth profile, which indicates how elemental and/or chemical composition varies throughout the thickness of a sample.

    PHI's Auger surface analysis instruments direct a highly focused continuous electron beam onto a sample, which causes high energy "Auger electrons" to be emitted from the sample surface. Because the energy level of such Auger electrons is unique to the element from which they were emitted, it may be measured to identify the elements present on the surface. Auger offers the highest spatial resolution of all of PHI's surface analysis instruments, providing high definition images of the distribution of elements on a microscopic region of a surface. In general, Auger may be used to examine inorganic samples that are electrically conductive, such as semiconductors and metals. While PHI's Auger instruments are well-suited to a variety of applications, they are primarily used in the semiconductor industry for process development, process control, defect review and failure analysis. For example, PHI's Auger instruments are used to create high resolution images showing the location of elements on a selected region of a semiconductor wafer. The Company believes that, because of its high resolution capabilities, Auger will be of increasing significance in semiconductor fabrication as the dimensions of semiconductor devices are reduced. Auger also offers high elemental sensitivity, enabling the identification of impurities in or on semiconductor devices which may affect production yields in semiconductor fabrication. PHI's 680 Auger instrument is primarily used in central support laboratories to analyze materials in a variety of industries, including the semiconductor, aerospace, computer peripherals, metals and automotive industries. PHI's introduction in 1994 of the SMART-200, a new Auger surface analysis instrument which has the ability to analyze every point on an 8-inch semiconductor wafer, enabled PHI to expand the market for its Auger instruments within the semiconductor industry. Another typical application of PHI's Auger instruments is the analysis of corrosion of the read/write heads of computer hard drives.

    PHI's ESCA surface analysis instruments direct a continuous x-ray beam onto a sample, which causes "photoelectrons" to be emitted from the sample surface. Because the energy level of such photoelectrons is unique to the element or arrangement of atoms from which they were emitted, it may be measured to identify the elements and/or determine the chemical composition of molecules on the surface. ESCA may be used to analyze a wide variety of materials, including both conductive and non-conductive solids, and provides both elemental and chemical data, although with lower spatial resolution than Auger. While PHI's ESCA instruments are well-suited to a variety of applications, they are primarily used by PHI's customers for the analysis of polymers, semiconductors, chemicals, computer peripherals, biomaterials and automotive components. Typical applications include the development and optimization of chemical processing for etching semiconductor wafers, the application of thin polymer films on bulk materials, such as polymer coatings on aluminum cans, anti-corrosion coatings on metal surfaces and non-stick coatings for kitchen utensils, as well as the analysis of multi-layered paint. PHI's ESCA product line currently includes the 5800 as its standard model and the Quantum 2000 Scanning ESCA-TM-, which offers enhanced resolution and operation on a fully-automated "turn-key" basis.

    PHI's TOF-SIMS surface analysis instruments direct short, intermittent bursts of charged atoms or molecules called "ions" onto a sample, which causes other ions to be emitted from the sample surface. These emitted ions traverse a long flight path, with the time required for an ion to reach the analyzer (the "time of flight") being directly related to its mass. Because the mass of such ions is unique to the material from which they were emitted, it may be measured to identify the elements or molecules present. The "time of flight" method of determining the mass of the emitted ions is highly precise and can be used to accurately identify both the elemental and chemical composition of a surface. In addition, TOF-SIMS is the best-suited of PHI's instruments to the detection of very large molecules, such as those found in plastics and biomaterials, and PHI's TOF-SIMS instruments can detect trace impurities in a sample at levels of one part per million. PHI's TOF-SIMS products are used in a variety of applications including the semiconductor industry for quality control and process development, primarily in central support laboratories. For example, PHI's TOF-SIMS instruments are capable of detecting contamination on

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semiconductor devices, including photoresist used in semiconductor device manufacturing, which may affect production yields. PHI's TOF-SIMS products are also sold for use in a variety other industries, including polymers, computer peripherals and biomaterials. Applications include the process development of the application of thin films on printer paper and lubricants on computer hard disks. In 1994, PHI introduced the TRIFT II, a new TOF-SIMS instrument which may be configured to analyze every point on an 8-inch semiconductor wafer.

    PHI's Dynamic SIMS surface analysis instruments direct a highly focused continuous beam of ions onto a sample, which causes other ions to be emitted from the sample surface. Because the mass of such ions is unique to the material from which they were emitted, it may be measured to identify the elements present. In general, Dynamic SIMS is used to examine inorganic samples. PHI's Dynamic SIMS instruments are capable of detecting trace impurities with a sensitivity of greater than one part per billion, although without the chemical sensitivity of PHI's TOF-SIMS instruments. While PHI's Dynamic SIMS instruments are well-suited to a variety of applications, they are predominantly used in central support laboratories in the semiconductor industry for process control to monitor the precise elemental composition of semiconductor devices and in quality control to identify contaminants that may affect yields in semiconductor fabrication. Because the ion beam in PHI's Dynamic SIMS instruments removes the surface layer of a material under investigation, depth profiles are generated as a result of the operation of the instrument. This is in contrast to PHI's other surface analysis instruments in which an additional ion beam is required to remove successive layers of material. The 6650 Dynamic SIMS is PHI's standard model. In 1997, PHI introduced the 6800 Dynamic SIMS instrument, which has the ability to analyze every point on an 8-inch semiconductor wafer. All of PHI's Dynamic SIMS surface analysis instruments are designed for ease of use and rapid sample change for efficiency of sample analysis in industrial applications.

    MARKETS AND CUSTOMERS

    PHI markets and sells its surface analysis instruments worldwide, with Japan representing its largest market and North America its second largest market. The Company believes that demand for advanced surface analysis instruments will increase most rapidly in Asia and the Pacific Rim region over the next several years due primarily to an increased level of semiconductor fabrication facility construction in those regions.

    Historically, customers have operated PHI's surface analysis instruments primarily in industrial central support laboratories to conduct research and development, pre-production testing of pilot processes, materials characterization and process control and verification, typically where understanding the elemental and/or chemical composition of a material's surface is critical to product or process development. In addition, the Company believes that production support applications, such as failure analysis, defect review and quality control, represent an important growth area, particularly in semiconductor fabrication. PHI's surface analysis instruments are also used by universities and government institutions for materials science research.

    Due to the diversity of applications for PHI's surface analysis instruments, PHI is not dependent on sales to customers in any single industry. PHI's products are suitable for a wide variety of applications without the need for customization or modification. This versatility of function permits PHI to respond quickly to changes in the marketplace that favor new technologies or demonstrate new applications. In addition, PHI has the ability to tailor each surface analysis instrument to specific applications through changes in hardware configuration, software customization and varying degrees of automation of operation in response to industry-specific demands or customer requirements.

    PHI's customer base is principally comprised of industrial laboratories, OEMs and research facilities, including those associated with universities and government institutions. Demand for PHI's products is driven by the need for precise chemical and/or elemental analysis of materials. Some of PHI's customers

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include Advanced Micro Devices, Alcoa, DuPont, Hewlett-Packard, IBM, Matsushita,
Motorola, Nippon Steel, Samsung, Seagate, Siemens, Texas Instruments, Toshiba and numerous universities and government institutions worldwide. PHI seeks to cultivate long-term relationships with its various customers through the continuous provision of post-sale technical support and on-site training of new users of PHI's installed base of surface analysis instruments.

    SALES AND MARKETING

    PHI markets its products domestically and internationally on the basis of product performance and quality, availability and quality of after-sales support, and industry reputation in the manufacture of advanced surface analysis instruments. The significant cost of surface analysis instruments (ranging from approximately $250,000 to $1.5 million) leads to careful consideration among potential purchasers not only of product reliability and performance, but also availability and quality of technical support and training, factors which the Company believes favor PHI and enable it to realize a pricing premium over competitors' comparable products.

    PHI's experienced and technically-oriented sales force is organized geographically and consists of teams responsible for North America, Japan, the Pacific Rim region and Europe. Technical service personnel (most of whom are scientists and engineers) are decentralized within each region and strategically situated in close proximity to major customers. PHI presently has a 50% interest in a joint venture with ULVAC, a Japanese company, which resells and services PHI's surface analysis instruments in the Japanese market. This joint venture (ULVAC-PHI) has enabled PHI to successfully sell products into Japan, currently the largest market for advanced surface analysis instruments. In addition, PHI provides surface analysis services on a contract basis in its analytical laboratories located in the United States and Japan. Such services often serve as an effective means of demonstrating the capabilities of PHI's surface analysis instruments to customers who may then consider purchasing an instrument.

    COMPETITION

    Competition in the surface analysis market is highly concentrated. The only broad line competitors in the markets served by PHI's products are Cameca and VG Scientific (Thermo Electron). The Company believes that PHI has leading market shares in the Auger, ESCA and TOF-SIMS and that PHI has the second largest market share in Dynamic SIMS. In Auger, PHI's primary competitors are VG Scientific and JEOL (Nihon Densi). In ESCA, PHI's primary competitors are Kratos Analytical (Shimadzu) and VG Scientific. In TOF-SIMS, PHI's primary competitor is ION-TOF, which is partially-owned by and markets its products through Cameca. In Dynamic SIMS, PHI's primary competitor is Cameca. The Company believes that the technical expertise required for the design, production and support of instruments incorporating ultrahigh vacuum technology is a significant barrier to entry to potential competitors.

    THE DATCON / STEWART WARNER GROUP ("DATCON")

    On March 19, 1998, a wholly owned subsidiary of HVE acquired, directly or indirectly, all of the capital stock of Stewart Warner, for an aggregate consideration of $24.7 million in cash. The operations of Stewart Warner will continue to be operated together with those of the Company's existing Datcon Instrument Company subsidiary and its wholly owned subsidiary Jorda. The Company believes that the combined entity will be a leading designer, manufacturer and distributor of customized monitoring instrumentation for heavy duty and off-highway vehicles and equipment.

    DATCON INSTRUMENT COMPANY. Datcon Instrument Company together with its wholly owned subsidiary, Jorda, designs and manufactures customized monitoring instrumentation for heavy duty and off-highway vehicles. Datcon Instrument Company's products include instrument clusters, speedometers, tachometers and fuel, temperature and pressure gauges which are used in construction equipment, agricultural machinery, materials handling equipment, generator and compressor engines, and marine

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products. Jorda, based in Barcelona, Spain, was acquired by the Company in March
1995, and is a leading manufacturer of instrument clusters for farm tractors in Europe. Datcon Instrument Company's headquarters are located in Lancaster, Pennsylvania. For the LTM period ended January 24, 1998, Datcon Instrument Company had net sales of $35.0 million, which represented 13.1% of the Company's consolidated net sales for such period, pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition. After the
Stewart Warner Acquisition, the operations of Datcon Instrument Company and
Jorda will be combined with those of Stewart Warner to form Datcon.

    A principal element of Datcon Instrument Company's strategy is to provide its customers a broad line of "mass customized" products in the niche market for monitoring instrumentation for heavy duty and off-highway vehicles. Mass customization involves several steps, from manufacturing instrumentation to a customer's specific tolerances to incorporating the customer's logo and design profile in the product. In order to mass customize products profitably, a manufacturer must be able to meet short lead times and operate short production runs, both areas in which Datcon Instrument Company has significant expertise. Datcon Instrument Company seeks to increase its market share by introducing complementary new products that leverage its applications expertise. Datcon Instrument Company has designed many innovative products capable of performing accurately under the harsh conditions that are endemic to the construction, agriculture and mining industries, including high vibration, extreme temperature, exposure to ultra-violet light and humidity, which can cause fogging.

    PRODUCTS

    The Company believes that Datcon Instrument Company has one of the broadest lines of mass customized monitoring instrumentation for heavy duty and off-highway vehicles. Datcon Instrument Company's line of gauges and meters includes electrical instruments such as speedometers, tachometers, fuel, temperature and pressure gauges and hour meters in a variety of styles. Datcon Instrument Company offers its customers integrated monitoring instrumentation packages comprised of gauges and/or senders or sensors. Sensors and senders are devices that collect information at its source and relay it to gauges and meters. Sensors are generally more technologically sophisticated than senders and are used where the provision of precise measurement is cost-justified. Datcon Instrument Company also manufactures and sells instrument clusters, which are distinct from stand-alone vehicle monitoring instrumentation as they combine multiple instruments in a single package with one set of electronics. Datcon Instrument Company believes that its ability to offer its customers instrument clusters, through the acquisition of Jorda, has enhanced its market position. In furtherance of its strategy to increase market share through the introduction of innovative products, Datcon Instrument Company has introduced several products including: (i) the IllumaSeal-TM- line of heavy duty instruments that deliver no-fog, waterproof performance and high levels of night visibility; (ii) the Smart Instrument-TM- line of instruments that provide visual indication of operational problems and can offer such feature enhancements on a simple plug-in replacement basis to existing vehicle designs; (iii) the Illuma Deluxe-TM- line of field-programmable speedometers and tachometers which enable customers to custom-calibrate these new microprocessor controlled instruments to match individual vehicle specifications; and (iv) the Intellisensor series of fuel measurement systems which allow for electronic measurement of fluid levels through the use of solid state technology, thereby eliminating moving parts and increasing accuracy and durability.

    MARKETS AND CUSTOMERS

    Datcon Instrument Company sells its products in 40 countries worldwide. Approximately 75% of Datcon Instrument Company's product sales are to OEM markets (including OEM after market sales) to a diverse group of customers. Datcon Instrument Company has multi-year relationships with some of the largest OEMs in its markets including Caterpillar, Cummins Engine, Harley-Davidson, Case, Landini, Massey Ferguson, SAME and Toro. The remaining 25% of Datcon Instrument Company's products are sold through third-party distributors under the Datcon-Registered Trademark- and AST-TM- brand names to other OEM customers and to the after market. Datcon Instrument Company believes that it has developed significant customer loyalty by consistently providing high quality products and exceptional service. The acquisition of Jorda has provided Datcon Instrument Company with direct access to additional European customers and an immediate presence in the European instrument cluster market.

    SALES AND MARKETING

    Datcon Instrument Company's products are sold through direct sales representatives in the United States and Europe, as well as by manufacturers' sales agents in regions where sales volume does not necessitate the assignment of a direct representative. In addition, Datcon Instrument Company is represented by a worldwide network of authorized distributors who carry Datcon Instrument Company products in inventory.

    COMPETITION

    The market for monitoring instrumentation for heavy duty and off-highway vehicles is highly fragmented. The U.S. Gauge/Dixson division of AMETEK, a diversified manufacturer, is the largest competitor in the industry. Other competitors are Beede, Frank W. Murphy Manufacturing, Hobbs, Joseph Pollack (Stoneridge), Kysor/Medallion (Kuhlman) and Teleflex. The Company believes that Datcon Instrument Company's largest competitor in Europe is VDO, a subsidiary of Mannesman.

    STEWART WARNER. Stewart Warner is a manufacturer and marketer of a broad range of gauges, senders, sensors, switches, lamps and other accessories that are sold to both the OEM and aftermarket segments in specialty applications, including the heavy duty truck, agricultural, bus, emergency equipment, marine, government and performance automotive hobby markets. Stewart Warner products are characterized by strong brand name recognition and a reputation within the industry for quality. For the LTM period ended January 31, 1998, Stewart Warner had net sales of $26.5 million, which would be 9.9% of the Company's net sales during the LTM period ended January 24, 1998, pro forma for the Stewart Warner Acquisition and the General Eastern Disposition.

    Stewart Warner is a direct wholly owned subsidiary of HVE and is operated in conjunction with Datcon Instrument Company and Jorda. Datcon Instrument Company and Jorda design and manufacture customized monitoring instrumentation for heavy duty and off-highway vehicles.

    Stewart Warner maintains three separate operating facilities: a Des Plaines, Illinois headquarters which houses its new product design and engineering and sales and marketing groups, and a twin-plant "Maquiladora Program" comprised of a 20,000 square foot warehouse in El Paso, Texas and a 75,000 square foot manufacturing facility in Juarez, Mexico which employs approximately 400 people.

    PRODUCTS

    Like Datcon Instrument Company, Stewart Warner currently markets its instruments as individual units or as "engineered systems" incorporating groups of instruments which are integrated into a vehicle's electrical system or onto a stand-alone industrial engine. More sophisticated product offerings of Stewart Warner include instrument "clusters" or "panels" which combine several instruments into one mechanism designated to fit into a specified space in the dashboard or control panel of an OEM's product. Clusters and panels are offered in either a conventional or advanced technology configuration, the latter incorporating solid state electronics with the option of microprocessor control.

    Stewart Warner currently has several products in production which utilize "SAE Data Bus" technology, a state-of-the-art microprocessor driven communications network which carries information concerning the operating parameters of engines, braking systems, etc. to the vehicle's driver through a system of gauges and digital displays or warning lights.

    Like Datcon Instrument Company, Stewart Warner has employed a strategy of "mass customization" which involves several steps, from manufacturing instrumentation and instrument packages to specific customer requirements (including customer-specified functions) to incorporating the customer's logo and design profile into the product. This strategy is attractive to OEMs because it offers a product designed to fit within a specific place in the OEM's product and provides the look of a customized product without the significant investment previously required for such customization. Like Datcon Instrument Company, Stewart Warner has designed its production processes to be capable of meeting the short lead times and operating the short production runs required to be successful in its market place.

    While many of Stewart Warner's products overlap with those sold by Datcon Instrument Company or Jorda in certain markets, each company's products are be differentiated on the basis of appearance, application, features offered and, in some cases, price, with certain of the products of Stewart Warner having generally higher prices than those of Datcon Instrument Company in the aftermarket segment. Stewart Warner also distributes forward lamps and fuel pumps, which Datcon Instrument Company does not currently manufacture or distribute.

    Since 1992, all of Stewart Warner's products have been manufactured at Stewart Warner's "Maquiladora" facility located in Juarez, Mexico, and distributed from Stewart Warner's warehouse located in El Paso, Texas (the sister city to Juarez). This production plan permits Stewart Warner to cost-effectively manufacture products requiring significant labor content due to the advantageous labor costs. All of Stewart Warner's operations (including its Mexican manufacturing operations) are ISO 9001 certified and recently received QS-9000 certification.

    In addition to its own products, Stewart Warner markets and distributes products of other manufacturers, such as Hobbs hourmeters, that supplement its own products. Sales of other manufacturers' products accounted for approximately 15% of Stewart Warner's net sales for the LTM period ended January 31, 1998.

    MARKETS AND CUSTOMERS

    Stewart Warner's products are sold to both the OEM and aftermarket segments for many specialty applications, including heavy truck, bus, emergency equipment, agricultural and construction equipment, marine, government and performance automotive markets, with North America representing its largest market.

    Stewart Warner's major OEM customers include Case, Caterpillar, Freightliner, Hyundai, John Deere, Komatsu, MCI Bus and New Holland. Stewart Warner intends to continue to leverage the breadth of its product line, its reputation for product quality, the competitive pricing it is able to provide as a result of its Maquiladora Program and its strong relationships with many OEMs to continue to increase its share of the OEM market. OEM products typically require significant product engineering, design and customization which can include lead times of six to 18 months to develop an appropriate gauge or display and then a five to 15 year model production cycle. In general, these relationships are characterized by exclusive contracts for specific parts, closely tied to plant production schedules and requiring "just in time" delivery.

    Stewart Warner supplies its aftermarket customers, including wholesalers, specialty distributors, repair shops and parts suppliers (such as CarQuest and NAPA) with products that are used to replace defective instruments or to upgrade the sophistication and appearance of an existing functional product. Product life cycles in the aftermarket can be extremely long, with many current Stewart Warner products replacing products installed thirty years earlier.

    Stewart Warner's customer base includes over 300 active accounts, ranging from small shops to large chain stores and OEMs. Stewart Warner's top 100 customers accounted for 80% of net sales in the LTM period ended January 31, 1998, two of which, Freightliner 7.0% and New Holland 5.9%, accounted individually for more than 5% of net sales in such period.

    SALES AND MARKETING

    To date, Stewart Warner's marketing efforts have been primarily focused on North America, primarily the United States and, to a lesser extent, Canada and Mexico. Stewart Warner uses a combination of direct sales personnel and manufacturer representatives in both the OEM and aftermarket applications. Most major OEM sales functions are performed by a technically skilled factory sales force that coordinates with product managers in Stewart Warner's Des Plaines facility to provide engineering support. Domestic aftermarket sales are handled by more than 150 sales representatives nationwide. International sales functions are performed by a combination of manufacturers' representatives and factory direct sales staff.

    COMPETITION

    Stewart Warner faces competition from both OEM and, to a lesser extent, aftermarket manufacturers. Stewart Warner's primary competitors in the high volume OEM market are the U.S. Gauge/Dixson division of AMETEK and Joseph Pollak (Stoneridge). Other current competitors include ISSPRO, Kysor/ Medallion (Kuhlman) and Teleflex and VDO, a subsidiary of Mannesman.

    ANDERSON

    Anderson is a leading designer and manufacturer of high efficiency, pluggable power connectors for use in high current, quick disconnect applications including materials handling equipment and other electric-powered vehicles, uninterruptible power supply products, telecommunications and networking equipment and office furniture panel electrification. Anderson specializes in high efficiency, pluggable connectors that are designed to provide applications-specific solutions to power distribution and power management challenges for end users. In addition to introducing new applications-specific products, Anderson seeks to increase sales through finding new applications for its standard power connectors. Anderson's headquarters are located in Sterling, Massachusetts. For the LTM period ended January 24, 1998, Anderson had net sales of $24.3 million, which represented 9.1% of the Company's consolidated net sales for such period, pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition.

    PRODUCTS

    Power connectors allow for the transmission of electric current to provide distributed power within a device or system. Anderson focuses on the niche market for wire-to-wire and wire-to-board, high current, quick disconnect electric power connectors. Quick disconnect power connectors, in contrast to permanent connectors, allow for easy and repeated disconnection and reconnection to the power source. Anderson manufactures a broad range of both applications-specific and standard power connectors. Anderson connectors utilize a flat interlock contact design. These contacts are supplied in a variety of housings and manufactured in a range of sizes in two product families. The SB-Registered Trademark- series consists of two contacts, spring-mounted in a genderless plastic housing design for easy connection and disconnection. The Powerpole-Registered Trademark- series consists of a single contact, mounted in a modular, genderless housing which can be assembled with other connectors in any configuration or quantity, offering customers wide flexibility in customized connector solutions at reasonable cost for low and high volume applications.

    Anderson differentiates its power connectors from those of its competitors by focusing on specialized applications that require unique power connectors to be customized for specific applications on a rapid-turnaround basis. For example, Anderson designed a special power connector for electric golf carts made by E-Z-GO (Textron). Anderson designed and supplies a unique "smart" connector that disables the electric drive control while the cart is being recharged, thereby eliminating the possibility of inadvertent drive-aways while the cart remains connected to the charging stand. Anderson also specializes in uncovering new applications for its standard power connectors. For example, Anderson successfully applied its existing power connector technology to the rapidly growing market for uninterruptible power supply products.

    MARKETS AND CUSTOMERS

    Anderson's connectors are primarily used in OEM applications that typically require high current capacity, high reliability and ease of installation, as well as blind-mate, hot pluggable and quick disconnect capabilities. Typical applications include: (i) materials handling equipment and other electric-powered vehicles, including forklifts, golf carts, wheelchairs and other vehicles; (ii) uninterruptible power supply (UPS) products and other peripherals; (iii) telecommunications and networking equipment; and (iv) office furniture panel electrification. Anderson's products are purchased both directly by OEMs and indirectly through distributors.

    A majority of Anderson's sales are derived from products which are incorporated into the design of an OEM's product. Therefore, Anderson focuses its sales and marketing efforts on OEMs and Anderson's engineers work directly with an OEM's in-house product development team during the design phase of the OEM's product life cycle to facilitate the engineering of effective power interconnect solutions. Frequently, this collaborative effort results in a design for which Anderson is designated by the OEM as a sole source supplier through the life of the product program. Anderson believes that OEMs choose Anderson's power connector products in large part due to its reputation for innovative and customized solutions, its ability to quickly design products and create prototypes and its long-term customer relationships. Anderson's product design and prototyping capabilities were recently enhanced by the addition in Fiscal 1997 of a technical center located in Leominster, Massachusetts which was established specifically for such purposes. The technical center also houses Anderson's tool company which designs and builds molds for customers and allows Anderson to meet quick cycle times from concept to production.

    Anderson's connectors are designed into products by OEMs including E-Z-GO (Textron), Hyster-Yale and Yuasa-Exide in the materials handling equipment and electric-powered vehicle industries, American Power Conversion and Yuasa-Exide in UPS applications and Ericsson and Lucent Technologies in the telecommunications and networking equipment industry.

    SALES AND MARKETING

    Anderson markets and sells the majority of its products under the Anderson Power Products-Registered Trademark- name primarily in North America, Europe, Japan and the Pacific Rim region both through an in-house direct sales force and through a global third-party network of manufacturers' representatives, stocking agents and authorized distributors. Anderson's products are generally purchased directly by OEMs and by distributors for resale to OEMs and the after market.

    COMPETITION

    The connector market served by Anderson is highly fragmented, although the Company believes that the segment in which Anderson participates is less fragmented than the overall connector market. Anderson's principal competitors in its niche markets include Hypertronics, Multi-Contact, ODU and Positronics Industries. In addition, certain large manufacturers of connectors, such as AMP, also produce power connectors for certain applications which compete directly with Anderson products.

    NATVAR

    Natvar is a manufacturer of disposable specialty bulk medical grade plastic tubing used primarily in medical devices and for less-invasive surgical procedures. Specialty bulk medical grade tubing is made from standard PVC, polyethylene, polyurethane and radiopaque resin compounds extruded in conformity with customer requirements and tolerances. The Company believes that Natvar differentiates itself from other specialty bulk medical grade plastic tubing manufacturers by selling products customized on a highly accurate basis to medical device manufacturers' exacting standards. Natvar does not compete in the non-specialty bulk medical tubing market, which is a commodity-type product used in applications such as intravenous infusion therapy. Natvar also produces electrical sleeving and tubing used to protect multiple insulated wires. Natvar's headquarters are located in Clayton, North Carolina. For the LTM period ended January 24, 1998, Natvar had net sales of $16.7 million, which represented 6.2% of the Company's consolidated net sales for such period, pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition.

    PRODUCTS

    Natvar manufactures a variety of disposable specialty bulk medical grade tubing products. These products are primarily incorporated in single use, disposable products used in medical devices and for less-invasive surgical procedures as opposed to products used in administering long-term patient care. Specialty bulk medical grade tubing products include: (i) co-extruded combinations of PVC and polyethylene used for administering unstable solutions such as nitroglycerine, insulin and chemotherapy drugs; (ii) profile extrusion tubing used as connectors to medical devices; (iii) transition tubing with specially designed bubble spaces that reduce platelet damage during blood hemolysis; (iv) heat exchanger coils used during cardioplegia procedures when warming or cooling of blood is required; and (v) anesthesia monitoring lines. Specialty bulk medical grade tubing can also be solvent bonded into paratubing which allows for multiple fluids to be infused or removed without the need for separate lines. Natvar has developed proprietary products such as Natvar 151 tubing, a bonded tri-layer tubing which does not react with drugs being administered, and thereby combines the low cost of PVC with the inert properties of more expensive materials such as silicone. Natvar also manufactures precision medical and surgical tubing, which is designed for less-invasive surgical procedures involving the use of products such as catheters, dilators and arthroscopic applicators.

    Natvar manufactures electrical sleeving and tubing for the secondary electrical insulation market for use in a variety of applications, including low voltage electric motors, instrument wiring, electric heater elements, wire harnesses and cable assemblies. Electrical sleeving and tubing differs from standard primary wire insulation in that it provides a secondary layer of protection for an insulated wire. Electrical sleeving is made from fiberglass, nylon and other fibers.

    MARKETS AND CUSTOMERS

    Substantially all of Natvar's customers for specialty bulk medical grade tubing are medical equipment OEMs. Typically, manufacturing specifications for such tubing are established by the customer in advance of placing the order. Although many medical device companies utilize Natvar's products, each requires slight variances in hardness, tint level, plasticity and thickness. All of these customer specifications must be approved by the Food and Drug Administration (the "FDA") prior to sale. OEMs closely monitor their suppliers to ensure that tubing is being produced within FDA-approved specifications, and have lengthy qualification procedures for new products to assure compliance. As a consequence of this level of oversight, medical equipment manufacturers tend to maintain only a limited number of specialty bulk medical grade tubing suppliers. Natvar's major customers include COBE Laboratories, Haemonetics, Medtronics and 3M Healthcare.

    Unlike specialty bulk medical grade tubing, the majority of electrical sleeving and tubing sales are made through distributors, while the balance is made to OEMs. Products are sold primarily on the basis of price and performance considerations. Electrical sleeving is sold for use in motors and appliances as well as applications in the automotive and aerospace industries.

    SALES AND MARKETING

    All of Natvar's products are sold primarily by a direct sales force to customers located primarily in the United States. Natvar maintains a performance guarantee and marketing campaign for its specialty bulk medical grade tubing products that guarantees that its products will be shipped on the date quoted to the customer or the product and shipping is provided free to the customer. Since the introduction of this policy, known as "On Time or On Us" Natvar has consistently met this performance guarantee.

    COMPETITION

    Competitors in the specialty bulk medical grade tubing market are typically small, private companies, such as Kelcourt, Pexco and Sunlite, and divisions of larger companies, including Norton and Plastron. Major competitors in the electrical sleeving and tubing market include Bentley-Harris Manufacturing and Varflex.

    HVE EUROPA

    HVE Europa is a leading designer and manufacturer of particle accelerator systems used in scientific, educational and industrial research. HVE Europa's products are used primarily for materials science, semiconductor research and "carbon dating." HVE Europa's headquarters are located in Amersfoort, The Netherlands. For the LTM period ended January 24, 1998, HVE Europa had net sales of $8.3 million, which represented 3.1% of the Company's consolidated net sales for such period, pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition.

    In addition to focusing on its core research markets, HVE Europa has begun to pursue a strategy of identifying new markets for its existing products. In furtherance of this strategy, HVE Europa has developed and begun to sell a new ion accelerator subsystem to a launch customer in the industrial ion implantation market who supplies complete systems to semiconductor manufacturers. In addition, HVE Europa is currently assessing the feasibility of adapting its carbon dating systems for biomedical and biochemical applications.

    PRODUCTS

    HVE Europa's products include ion accelerator systems, research ion implanters, accelerator mass spectrometer systems and component parts such as accelerator tubes. In a particle accelerator, ions are accelerated to a high velocity under the influence of a strong electrical field and then fired into the material to modify its properties and/or analyze its structure. Accelerator mass spectrometer systems are specialized ion accelerator systems used for carbon dating materials.

    MARKETS AND CUSTOMERS

    Historically, demand for HVE Europa's products was driven by nuclear physics research. However, since the end of the Cold War, HVE Europa's products have been sold for various applications in materials science, including semiconductor research. Other applications include ratio spectrometry in archaeology, oceanography, geosciences, materials science and biochemistry. Accelerator mass spectrometer systems are used by universities and research institutes for carbon dating in the fields of archaeology, oceanography and geosciences. The demand for particle accelerator systems has historically been tied to the construction of new or expanded research facilities, which for educational institutions is mainly dependent upon grants and fund raising.

    SALES AND MARKETING

    HVE Europa's products are sold worldwide by its direct sales force. Due to the complex, custom-built nature of HVE Europa's particle accelerators, frequent and extensive interaction is required between HVE Europa and the customer. HVE Europa presents technical papers at, and participates in, scientific conferences, advertises in scientific periodicals and distributes product literature and information on new developments to its existing customers.

    COMPETITION

    Competition in HVE Europa's market is highly concentrated. HVE Europa's sales in the particle accelerator market are often bid competitively against National Electrostatics Corporation, a privately-held U.S. manufacturer. HVE Europa's primary competitor in Japan is Nissin High Voltage.

BACKLOG

    Pro forma for the General Eastern Disposition, the Company's backlog was as follows as of the dates indicated (dollars in thousands):

                                      APRIL 29, 1995          APRIL 27, 1996          APRIL 26, 1997         JANUARY 24, 1998
                                  ----------------------  ----------------------  ----------------------  ----------------------
                                             PERCENTAGE              PERCENTAGE              PERCENTAGE              PERCENTAGE
                                   AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                  ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Robicon.........................  $  20,887        51.0%  $  38,158        62.0%  $  41,661        61.4%  $  41,395        45.8%
PHI.............................                 --          --          --          --          --          19,684        21.8
Datcon Instrument Company(1)....      4,787        11.7       6,773        11.0       7,655        11.3       7,875         8.7
Anderson........................      3,758         9.2       2,584         4.2       3,425         5.0       3,796         4.2
Natvar..........................      3,432         8.3       3,579         5.8       3,239         4.8       3,617         4.0
HVE Europa......................      8,108        19.8      10,466        17.0      11,848        17.5      13,967        15.5
                                  ---------       -----   ---------       -----   ---------       -----   ---------       -----
    Total.......................  $  40,972       100.0%  $  61,560       100.0%  $  67,828       100.0%  $  90,334       100.0%
                                  ---------       -----   ---------       -----   ---------       -----   ---------       -----
                                  ---------       -----   ---------       -----   ---------       -----   ---------       -----

------------

(1) Does not include Stewart Warner. The backlog of Stewart Warner as of January 31, 1998 was $4.4 million.

    The Company believes that its backlog as of any particular date may not be indicative of sales for any future period. The Company expects that approximately $737,000 of its backlog will not be shipped before April 24, 1999.

RESEARCH AND DEVELOPMENT

    Research and development activities are conducted separately by each operating unit. The Company's operating units focus on developing applications-engineered products designed to meet their customers' needs. Teams representing different functional areas within an operating unit work closely with customers early in the product design process to ensure that the product meets the customer's specifications and is designed for ease of manufacturing. As a general matter, with the exception of Robicon and PHI, the Company's operating units have not required substantial research and development expenditures. Research and development expenditures that the Company has made have resulted in innovative new products such as Robicon's Perfect Harmony series of medium voltage VFDs, Datcon Instrument Company's Intellisensor fuel measurement systems, Natvar's bonded tri-layer 151 tubing and numerous applications-engineered products for Anderson's customers. PHI incurs significant research and development expenses due to the high technology content of PHI's surface analysis instruments and PHI's growth strategy of increasing sales through the identification of new applications for its existing products, enhancements in the technological capability of its instruments, the development of application-specific hardware configurations for its instruments and the continued improvement in the operating ease and efficiency of its instruments through increased automation and software development. The Company's research and development expenses were $8.1 million, $8.1 million, $9.4 million and $11.9 million for fiscal 1995, fiscal 1996 and fiscal 1997, and nine months ended January 24, 1998, respectively, excluding $5.8 million of purchased research and development related to the PHI Merger. PHI's research and development expenses were $6.2 million, $6.3 million, $7.9 million and $12.2 million (including $5.8 million of purchased research and development as allocated from the purchase price for PHI) for its fiscal years ended June 30, 1995, June 28, 1996 and June 27, 1997, and the nine months ended January 24, 1998, respectively. Stewart Warner's research and development expenses were $1.0 million, $1.0 million, $0.9 million and $1.0 million for fiscal 1995, fiscal 1996 and fiscal 1997, and the nine months ended January 31, 1998. Substantially all research and development expenses of the Company, PHI and Stewart Warner related to company-sponsored research. Pro forma for the PHI Merger, the Stewart Warner Acquisition and the General Eastern Disposition, the Company incurred research and development expenses of $17.5 million for Fiscal 1997 (representing 6.9% of the consolidated net sales of the Company for such period), the majority of which was incurred at Robicon and PHI.

PATENTS AND TRADEMARKS

    The Company holds domestic and foreign patents covering certain products and processes in all of its operating units, as well as trademarks covering certain of its products. While these patents and trademarks are considered important to the ability of the various operating units to compete, the Company believes that these patents and trademarks are less important than the quality and applications-engineered nature of its products and its unpatented manufacturing expertise. Certain patents relating to Robicon's Perfect Harmony series of medium voltage VFDs are of particular significance; these patents issued in April and June of 1997 and expire in 2014. In addition, PHI holds key patents relating to its Auger, ESCA and TOF-SIMS surface analysis instruments that issued between 1991 and 1995 and expire between 2009 and 2014, and filed a provisional patent application in December 1996 relating to its ESCA surface analysis instruments. The Company also holds patents on certain products which, although valuable to the Company, are not critical to its operations. Management does not believe that the future profitability of the Company's operating units is dependent upon any one patent or group of related patents.

EMPLOYEES

    At January 24, 1998, pro forma for the Stewart Warner Acquisition and the General Eastern Disposition, the Company had a total of 1,973 employees, of whom 1,959 were employed by the Company's operating units. The Company's domestic employees are not covered by collective bargaining agreements, however, substantially all of the personnel employed by its foreign subsidiaries belong to national Workers' Councils. The Company considers it relations with its employees to be good. The following table provides information relating to the employees of the Company's operating units as of January 24, 1998, pro forma for the Stewart Warner Acquisition and the General Eastern Disposition:

                                                                                                           TOTAL
OPERATING UNIT                                                                                           EMPLOYEES
------------------------------------------------------------------------------------------------------  -----------
Robicon...............................................................................................         454
PHI...................................................................................................         394
Datcon(1).............................................................................................         746
Anderson..............................................................................................         140
Natvar................................................................................................         149
HVE Europa............................................................................................          76
                                                                                                             -----
    Total Operating Unit Employees....................................................................       1,959
                                                                                                             -----
                                                                                                             -----

------------

(1) Including 438 employees of Stewart Warner as of January 31, 1998.

PROPERTIES

    The following are the principal operating facilities of the Company, pro forma for the Stewart Warner Acquisition and the General Eastern Disposition, listed by operating unit, each of which also has limited general office and administrative space:

                                                                                  USABLE SPACE
                                                                                    (SQUARE
          OPERATING UNIT                              FUNCTION                       FEET)      OWNED/LEASED
-----------------------------------  -------------------------------------------  ------------  -------------

ROBICON:
  New Kensington,
    Pennsylvania                     Design and assembly                              124,800         Leased(a)
  Pittsburgh, Pennsylvania           Assembly                                          79,000          Owned

PHI:
  Eden Prairie, Minnesota            Design and assembly                              207,000          Owned(b)
  Redwood City, California           Design                                            11,800         Leased

DATCON INSTRUMENT COMPANY:
  Lancaster, Pennsylvania            Design and assembly                               70,700         Leased(a)
  Barcelona, Spain                   Design and assembly                               35,500         Leased(a)

STEWART WARNER:
  Des Plaines, Illinois              Design and administration                         15,000         Leased
  El Paso, Texas                     Warehouse                                         20,000         Leased
  Juarez, Mexico                     Assembly                                          75,000         Leased

ANDERSON:
  Sterling, Massachusetts            Plastic injection molding and assembly            42,400         Leased(a)
  Sterling, Massachusetts            Plastic injection molding and assembly            31,000         Leased(a)
  Leominster, Massachusetts          Technical center (design and tooling)             10,000         Leased(a)
  Fermoy, Ireland                    Plastic injection molding and assembly             8,500         Leased

NATVAR:
  Clayton, North Carolina            Plastic extrusion                                 75,000          Owned
  Lakewood, Colorado                 Plastic extrusion                                 17,300         Leased

HVE EUROPA:
  Amersfoort, The Netherlands        Design and assembly                               60,000          Owned

------------

(a) The Company holds a purchase option on these facilities.

(b) Approximately 14,000 square feet of space at the PHI facility in Eden Prairie, Minnesota is currently leased by PHI to a third party.

    In addition to the facilities described above, the Company leases various warehouses and sales and administrative facilities. The Company believes that its manufacturing facilities are properly maintained and that production capacity is adequate to meet the requirements of its operating units.

ENVIRONMENTAL AND INSURANCE MATTERS

    The Company's operations are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances and, as a result, the Company is from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters. Following is a description of the Company's significant pending environmental matters.

    BURLINGTON, MASSACHUSETTS CLEANUP. In June 1989, the Company entered into a Consent Order with the predecessor to the Massachusetts Department of Environmental Protection (the "DEP") with respect to the remediation of alleged contamination at property formerly owned and then leased by the Company in Burlington, Massachusetts (the "Burlington Site"). Pursuant to the Consent Order and a remediation plan approved by the DEP, the Company has posted financial assurances currently consisting of a letter of credit of $1.2 million and is proceeding with certain remediation measures at the Burlington Site. The owners of several parcels of land adjoining or near the Burlington Site have also asserted claims or sought damages from the Company claiming damages from waste allegedly originating from activities on the Burlington Site. The Company paid $200,000 in 1997 to settle claims with respect to one adjoining property, and in 1996 agreed to pay the first $500,000 of future costs incurred plus two-thirds of any additional costs with respect to the cleanup of another. As of March 28, 1998, the Company's estimate of the costs that will be necessary to complete these cleanups is $1.6 million. Expenditures for cleanup will be incurred by the Company over a number of years.

    WOODBRIDGE TOWNSHIP, NEW JERSEY CLEANUP. The Company is conducting an environmental investigation and remediation of a former manufacturing site located in Woodbridge Township, New Jersey (the "New Jersey Site") under New Jersey law. The investigation and remediation are being undertaken in accordance with an August 1989 agreement (the "Settlement Agreement") among the Company, the current owner of the site and the former owner of the site who had purchased the site from the Company which settled litigation brought against the Company by the former owner of the New Jersey Site to recover damages allegedly caused by environmental contamination of the site. As part of the Settlement Agreement, the Company has agreed to assume full responsibility for the cleanup, and has been conducting an investigation and remediation of the New Jersey Site in accordance with the terms of the Settlement Agreement and New Jersey law. As of January 24, 1998, the Company's estimate of the costs that will be necessary to complete the cleanup is $1.5 million. Expenditures for cleanup will be incurred by the Company over a number of years. In accordance with the terms of the Settlement Agreement and New Jersey law, the Company has posted financial assurances currently consisting of a $1.4 million letter of credit. The Company is also involved in arbitration with the current owner of the New Jersey Site in which the Company is seeking limited monetary damages consisting of legal and consulting fees as well as other relief arising from alleged violations of the Settlement Agreement by the current owner.

    The Company has, from time to time, received cash settlements and insurance recoveries relating to environmental litigation, remediation and consequential damages incurred in connection with properties formerly owned or leased by the Company. The Company recorded net gains (losses) of $2.1 million, $450,000, ($26,000) and ($458,000) for Fiscal 1995, Fiscal 1996 and Fiscal 1997, and the nine months ended January 24, 1998, respectively, net of actual legal costs, estimated settlement costs and changes in cost remediation estimates, on cash recoveries of $2.3 million, $1.5 million, $1.1 million and $0, respectively, for such periods. These cash recoveries have generally been received from insurance companies in reimbursement of costs previously incurred by the Company in remediation efforts or the payment of damages to third parties, from other responsible or potentially responsible parties in settlement of potential claims relating to remediation responsibilities, and from the recovery of expenses incurred both in the recovery of such amounts and the remediation of affected properties. Most of the amounts recovered by the Company in Fiscal 1995, Fiscal 1996 and Fiscal 1997 were recovered in connection with the litigation and arbitration relating to the Burlington Site and the New Jersey Site. The Company is not currently a party to any actions in which it has made a claim seeking recovery for remediation and consequential damages incurred in connection with environmental matters at properties formerly owned or leased by the Company. Although the Company has realized significant recoveries on a historical basis, the Company does not expect to receive any material recoveries relating to environmental matters in any future periods.

    In addition, although the Company believes it has made sufficient capital expenditures to maintain compliance with existing laws and regulations, future expenditures may be necessary as compliance standards and technology change. The Company has expended, and may be required to expend in the future, significant amounts for investigation of environmental conditions, remediation of environmental conditions and other similar matters. See "Risk Factors -- Environmental Compliance."

LEGAL PROCEEDINGS

    The nature of the Company's business is such that it is regularly involved in legal proceedings incidental to its business and the Company believes that none of these proceedings are material. Natvar received a notice of intent to sue on December 11, 1996 from a California citizens group regarding alleged violations of notice and labeling requirements under California Proposition 65, a "right to know" provision intended to give consumers clear and reasonable warnings of the presence of certain potentially hazardous substances in products. Natvar participated in preliminary settlement negotiations, but on March 18, 1998 the California citizens group -- The Working Group on Carcinogens and Immune Suppressing Chemicals -- filed a complaint against Natvar in state court in California alleging violations of Proposition 65. The relevant regulations provide that violations of Proposition 65 are subject to civil penalties of up to $2,500 per day retroactive to the beginning of an alleged violation of Proposition 65. The substance contained in Natvar's products and implicated in the Complaint has been listed under Proposition 65 since 1988, and Natvar has sold products containing this substance in California since that time. The Company is currently conducting fact finding to determine whether it believes a violation of Proposition 65 has occurred. The Company intends to defend the lawsuit vigorously; however, the Company believes, based on results in similar cases and a preliminary review of the relevant facts, that this suit can be settled for substantially less than the maximum penalty available under the statute. The Company does not believe that it is likely that it will incur material liability as a result of this lawsuit.

    In April 1998, the Company was dismissed without prejudice as a defendant in an action commenced in November 1996 against the Company and six others by Chicago-Dubuque Foundry Corporation ("Chicago Dubuque"), and its property insurer, Employers Mutual Casualty Co., in Iowa state court. The suit concerned a May 1, 1996 fire that destroyed a Chicago-Dubuque facility located in East Dubuque, Illinois. According to the complaint, defective products sold by one or more of the defendants (including, it was alleged, the Company's Anderson division) or incorporated by others in products sold by others to Chicago-Dubuque, caused or contributed to the casualty. Although the dismissal without prejudice does not foreclose the Company from being brought back into the action at a later date, it did dismiss and close the claims of the main plaintiffs in the action against the Company.

    In February 1997, the Company commenced litigation in Massachusetts federal court against TVM Group, Inc., ("TVM") of Fremont, California, and TVM's principal stockholder, Mr. T. Lyn Morris, seeking damages on account of breach by TVM and Mr. Morris of a December 1996 agreement pursuant to which a subsidiary of the Company was to acquire TVM. The Company is seeking total damages of approximately $31.0 million. In April 1997, TVM and Mr. Morris filed a counterclaim alleging breaches by the Company and its subsidiary of that agreement and seeking damages. In September 1997, TVM and Mr. Morris amended their counterclaim to add, among other things, a claim for fraudulent inducement. TVM and Mr. Morris are seeking actual damages in an amount which has varied, but in each instance the amount claimed (including punitive, consequential and multiple damages) has been less than $1.0 million. A motion for summary judgment dismissing TVM and Mr. Morris' counterclaim is pending before the court. In light of the current stage of the proceedings, the Company is unable to assess the likelihood of liability in this action, the amount of any damages that may be assessed against the Company, and the extent to which any assessed liability will be covered by the Company's insurance; however, the Company believes the counterclaim to be without merit.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers, directors and key employees of the Company as of April 31, 1998 were as follows:

NAME                                                  AGE                              POSITION
------------------------------------------------      ---      ---------------------------------------------------------
Laurence S. Levy................................          41   Chairman of the Board, Chief Executive Officer, and Vice
                                                               President
Clifford Press..................................          44   Deputy Chairman of the Board and President
Russell L. Shade, Jr............................          47   Chief Operating Officer
Joseph W. McHugh, Jr............................          43   Vice President and Chief Financial Officer
Jody E. Kurtzhalts..............................          51   President of Robicon
David J. Chalmers...............................          57   President of PHI
Oddie V. Leopando...............................          52   President of Datcon Instrument Company
Daniel N. Scenna (1)............................          38   President of Anderson
Scott M. Kelley.................................          44   President of Natvar
Renee Koudijs...................................          52   Managing Director of HVE Europa
Edward Levy.....................................          34   Director
H. Cabot Lodge III..............................          42   Director

(1) Acting President.

    LAURENCE S. LEVY is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Levy joined the Company in 1988 in connection with its acquisition and reorganization and has been a member of the Board of Directors since that time. Since 1988, he has served as Chairman and since 1991 he has been the Company's Chief Executive Officer. From 1983 to 1986, Mr. Levy was a consultant with Bain & Co., a leading strategic management company. Mr. Levy is a graduate of the University of Witwatersrand in South Africa and the Harvard Business School. Mr. Levy is also a director of Safety 1st, Inc.

    CLIFFORD PRESS is the President and a Director of the Company. Mr. Press joined the Company in 1988 in connection with its acquisition and reorganization and has been a member of the Board of Directors since that time. Since 1991, he has served as President. From 1983 to 1986, Mr. Press was employed by Morgan Stanley & Co., Incorporated in its Mergers and Acquisitions Department. Mr. Press is a graduate of Oxford University and the Harvard Business School. Mr. Press is also a director of Buck Hill Falls Company.

    RUSSELL L. SHADE, JR. is the Chief Operating Officer and a Director of the Company. Prior to joining the Company, Mr. Shade was Vice President, Industrial Systems, at General Electric Company. Mr. Shade was named a Corporate Officer of GE and Vice President of GE Drive Systems in March 1995. During his 25-year career with GE, Mr. Shade held numerous design, engineering, and manufacturing positions in power generation, as well as general management positions in the military and industrial product lines. Mr. Shade graduated from M.I.T with a Master of Science degree in Mechanical Engineering and holds five U.S. patents.

    JOSEPH W. MCHUGH, JR. is a Vice President and the Chief Financial Officer of the Company. Mr. McHugh joined the Company in January 1992. From 1983 to 1992, Mr. McHugh worked at GCA Corporation as a Division Controller and later as Controller. In the former capacity, he participated in the workout and recapitalization of GCA before its purchase in 1988 by General Signal. From 1977 to 1983, Mr. McHugh served in various financial management positions at Honeywell Information Systems. Mr. McHugh is a Certified Management Accountant and received both a Bachelor of Science degree in accounting and a Masters degree in Business Administration from Bentley College.

    JODY E. KURTZHALTS has served as President of Robicon since April 1995. Prior to joining the Company, Mr. Kurtzhalts was employed by Giddings & Lewis Corp., from November 1992 to March 1995 as the Vice President/General Manager of its Automation Control Division. Prior to November 1992, Mr. Kurtzhalts was the Vice President, Electronics and Software Engineering of Giddings & Lewis. Mr. Kurtzhalts has a Bachelor of Science in Electrical Engineering from Marquette University.

    DAVID J. CHALMERS has served as President and Chief Executive Officer of PHI since February 1997. Prior to February 1997, Dr. Chalmers was the President and Chief Executive Officer of TA Instruments Inc., which was formed through a leveraged buyout of the Thermal Analysis Division of E.I DuPont de Nemours in 1990. From 1967 to 1990, Dr. Chalmers held several technical, marketing and product management positions at E.I DuPont de Nemours, most recently serving as General Manager of the Thermal Analysis Division. Dr. Chalmers received a Bachelor of Science in Chemistry from the University of Aberdeen and a Ph.D. in Chemistry from Oxford University.

    ODDIE V. LEOPANDO has served as President of Datcon Instrument Company since November 1995. Prior to joining the Company, Mr. Leopando was employed by MascoTech, Inc. as President of the MascoTech Body Systems & Assembly Division from 1994 to 1995. From 1991 to 1994, Mr. Leopando was the Senior Vice President/General Manager of MascoTech Manufacturing & Assembly Division. Prior to 1991, Mr. Leopando acted in managerial roles in several other companies, including Massey Ferguson, Inc. and the Chrysler Corporation. Mr. Leopando earned a Masters of Business Administration in Finance and Operations from the University of Detroit and a Bachelor of Science in Mechanical Engineering from the Mapua Institute of Technology in Manila, Philippines. Mr. Leopando is a licensed professional engineer.

    DANIEL N. SCENNA is currently serving as acting President and Vice President of Finance of Anderson. Prior to joining the Company in 1989, Mr. Scenna served as Corporate Cash Manager at Ausimont N.V., an international specialty chemical company. Before that Mr. Scenna held various accounting positions at a major supermarket chain. Mr. Scenna is a graduate of the University of Massachusetts.

    SCOTT M. KELLEY, who has been employed by the Company since 1993, has served as President of Natvar since January 1996. Prior to being appointed as President of Natvar, Mr. Kelley was the President of the Company's General Eastern division, from August 1994 to January 1996, and the Acting President of the Company's Specialty Connector division from December 1993 to August 1994. Prior to joining the Company, Mr. Kelley was the Vice President of Operations at Data Translation Inc. from 1990 to 1993. Mr. Kelley also served as a management consultant at Ernst & Young LLP and Coopers & Lybrand L.L.P. Mr. Kelley is a graduate of Eastern Connecticut State University.

    RENEE KOUDIJS has served as Managing Director of HVE Europa since May 1993, and served as Engineering and Research and Development Manager at HVE Europa from 1978 to 1993. From 1976 to 1978, Mr. Koudijs served as Engineering Manager at Unicorp. Prior to that, Mr. Koudijs founded the Netherlands division of Sola Basic Industries. Mr. Koudijs graduated from the Industrial and Commercial Mechanical and Electrical College in The Netherlands and has a License for Business Operation in The Netherlands through the General Commercial School.

    EDWARD LEVY became a Director of the Company effective August 8, 1997. Mr. Levy has been a Managing Director of CIBC Wood Gundy Securities Corp., a predecessor of CIBC Oppenheimer Corp., since August 1995. Between 1991 and 1995, Mr. Levy held various positions at The Argosy Group L.P. culminating in the position of Managing Director. Mr. Levy has also held positions in the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated and the Corporate Finance Department of Kidder, Peabody & Co. Incorporated. Mr. Levy is a graduate of Connecticut College. Mr. Levy is also a director of Heating Oil Partners, L.P., Norcross Safety Products L.L.C. and DSMax International Inc.

    H. CABOT LODGE III became a Director of the Company effective August 8, 1997. Mr. Lodge is a principal of Carmel Lodge LLC, a New York based financial advisory firm he founded in 1996. Mr. Lodge also served as Executive Vice President, Managing Director and in other senior management positions at

W.P. Carey & Co., an investment banking firm, from 1983 to 1995. Mr. Lodge is a graduate of Harvard University and the Harvard Business School. Mr. Lodge is also a director of American General Hospitality Corp., TelAmerica Media, Inc. and Chairman of Superconducting Core Technologies, Inc.

ELECTION; TERM OF OFFICE

    All officers are elected at the annual meeting of the Board of Directors and hold office until the next annual meeting of the Board of Directors or until their respective successors are chosen and qualified. Directors are elected at the annual meeting of the stockholders and hold office until the next annual meeting of the stockholders or until their successors are elected. According to the Company's By-Laws, the President of the Company must be a member of the Board of Directors. In addition, holders of the Exchange Preferred Stock (acting as a single class together with holders of any Series A Preferred Stock) have the right to elect that number of directors constituting at least 25% of the Board of Directors if cash dividends are in arrears and unpaid for two semiannual periods after August 15, 2002.

BOARD COMMITTEES

    In the third quarter of Fiscal 1998, the Board of Directors appointed an Executive Committee, comprised of Clifford Press and Laurence S. Levy, which may exercise any powers delegated to it by the full Board of Directors which the corporation law of Massachusetts permits a corporation's board to delegate to a committee. In addition, in the third quarter of Fiscal 1998 the Board of Directors appointed an Audit Committee, comprised of H. Cabot Lodge III and Laurence S. Levy, and a Compensation Committee, comprised of Clifford Press and Edward Levy. The Audit Committee and the Compensation Committee were delegated the customary functions of such committees, with the Compensation Committee being specifically empowered to set the compensation of each of the Company's executive officers, including the Company's Chairman of the Board and Chief Executive Officer and President.

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company are paid an annual retainer of $10,000 plus expenses incurred by the directors in such capacity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During Fiscal 1997, Fiscal 1996 and Fiscal 1995, Laurence S. Levy and Clifford Press, the Company's Chairman of the Board and Chief Executive Officer, and President and a Director, respectively (who together comprised the Board of Directors during such period) established the compensation of the Company's executive officers, including their own compensation. The Board of Directors established the Compensation Committee and appointed Mr. Edward Levy and Mr. Clifford Press as members during the third quarter of Fiscal 1998.

EXECUTIVE COMPENSATION

    The following table sets forth the aggregate compensation paid by the Company for services rendered during Fiscal 1997, Fiscal 1996 and Fiscal 1995 to the Company's Chairman of the Board and Chief Executive Officer, President and four other most highly-compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                         FISCAL     ---------------------    OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION              PERIOD       SALARY      BONUS    COMPENSATION(1)    COMPENSATION(2)
-------------------------------------  -----------  ----------  ---------  ----------------  -----------------
Laurence S. Levy.....................        1997   $  100,000(3) $  --                          $   3,300
Chairman of the Board and                    1996      100,000(3)   250,000(5)                       4,000
Chief Executive Officer                      1995      184,050(3)    --                              4,050

Clifford Press.......................        1997   $  100,000(3) $  --                          $   3,300
President and Director                       1996      100,000(3)   250,000(5)                       4,000
                                             1995      184,050(3)    --                              4,050

Paul H. Snyder(4)....................        1997   $  210,000  $  50,000                        $   4,050
                                             1996      203,850     45,600                            4,500
                                             1995      189,050     65,000                            4,050

Oddie V. Leopando....................   1997 1996(6) $  181,750 $  74,000                        $   5,850
President of Datcon                                     87,500     35,000                           --
Instrument Company

Renee Koudijs........................        1997   $  162,614  $  53,164                           --
Managing Director of                         1996      141,327    125,597                           --
HVE Europa                                   1995      116,003     41,039                           --

Jody E. Kurtzhalts...................        1997   $  168,750  $  40,000  51,$480 31,492        $   3,415
President of Robicon                         1996      165,000     18,250         --                 3,335
                                             1995(7)     13,750    --                               --

------------

(1) Represents relocation expenses.

(2) Represents matching employer contributions and profit-sharing under the Company's Section 401(k) savings plan. See "Retirement Plans" below.

(3) Amounts shown as salary do not include management and transaction fees paid to Hyde Park Holdings, Inc. ("Hyde Park"), and certain of its affiliates at the request of the named executive officers, aggregating $780,901, $758,424 and $552,226 in Fiscal 1997, Fiscal 1996 and Fiscal 1995, respectively. See "Certain Relationships and Related Transactions."

(4) Mr. Snyder ceased to be Chief Operating Officer and a Director of the Company as of November 2, 1997.

(5) Represents amounts paid to affiliates of Hyde Park at the request of the named executive officers.

(6) Mr. Leopando became an employee of the Company in November 1995.

(7) Mr. Kurtzhalts became an employee of the Company in April 1995.

EMPLOYMENT AGREEMENTS

    Russell L. Shade, Jr., the Company's Chief Operating Officer and a Director, entered into an employment agreement with the Company (the "Employment Agreement"), dated February 24, 1998. Pursuant to the Employment Agreement, Mr. Shade receives an annual base salary of $250,000, reviewed annually. In addition, for each year of Mr. Shade's employment, the Compensation Committee of the Company's Board of Directors will establish an incentive compensation program with a target of 80% of Mr. Shade's base salary, with payment under the plan generally based upon the Company's performance. The Employment Agreement contains a customary confidentiality provision and an agreement that

Mr. Shade will not, for three years after his employment ends, engage in business competitive with the Company or solicit customers or employees of the Company.

    The Employment Agreement also provides shadow stock benefits, shadow stock appreciation benefits and deferred compensation benefits. Upon the commencement of his employment with the Company, Mr. Shade received twenty-two shadow stock units. The stock units vest in yearly increments over a period of five years, beginning on April 30, 1998, with each vested stock unit representing the right to receive, following the fifth anniversary after the vesting thereof, an amount of cash equal to the market value of a share of the Letitia Common Stock determined as of the end of the most recent fiscal quarter. Upon termination of employment for any reason other than death, all unvested stock units shall be forfeited, and any vested units shall become redeemable by the Company, at the market value of a share of Letitia Common Stock determined as of the end of the most recent fiscal quarter preceding redemption, at any time, but in any event the Company shall redeem the vested units on the scheduled payment date therefor. Upon death, all stock units vest and each stock unit shall be promptly redeemed at the market value of a share of Letitia Common Stock at the end of the most recent fiscal quarter.

    The Employment Agreement further provides for a stock appreciation arrangement whereby Mr. Shade is entitled to receive additional shadow stock units each year during the term of the Employment Agreement. For the Company's 1999 fiscal year, the shadow stock units granted pursuant to this arrangement shall represent 0.4% of the Company's outstanding common stock. For the Company's fiscal year 2000 and each subsequent year, the number of shadow stock units granted shall be calculated based on a formula taking into account Mr. Shade's base salary and the market value of Letitia Common Stock.

    Under the deferred compensation arrangement, the Company shall contribute $35,000 per year into a designated account and Mr. Shade may elect to make additional contributions. Mr. Shade will receive distributions from the account in ten installments, commencing in 2011, or earlier upon termination of employment or death.

    The Employment Agreement terminates upon Mr. Shade's resignation or discharge, with or without cause. Upon termination by reason of disability, death, or resignation or discharge under certain circumstances, Mr. Shade shall be entitled to receive compensation through the date of his termination, including all benefits enjoyed under the Employment Agreement. Upon termination by reason of resignation or discharge under certain other circumstances, Mr. Shade shall be entitled to receive his base salary and all benefits until the earlier of one year following the date of termination or receipt of income earned from a source unaffiliated with the Company.

VALUE CREATION PLAN AND RELATED PLANS

    The Company's Value Creation Plan (the "VCP") is a long-term cash incentive compensation plan for certain key officers and employees of the Company which is intended to provide participants in the VCP with an opportunity to share in an increase in the value of the operating unit with which the participating employee is associated. The VCP is designed to provide incentives for employees in the Company's various operating units by tracking increases in the economic value of an operating unit based generally upon a multiple of EBITDA, as defined in the VCP, but also reflecting actual proceeds of dispositions of operating units or public offerings by operating units. An aggregate amount equal to up to 5-7% of the incremental increases in value achieved in the unit is allocated to the VCP. In the event that the value of any of the operating units increases over time, the interests of its participating employees in the VCP will increase proportionally.

    Interests are granted in the VCP to certain key employees of a particular operating unit as they are hired or promoted and vest over five years. The value of an employee's interest is based on increases in the value of the employee's operating unit (based generally on a multiple of EBITDA of the operating unit but also reflecting actual proceeds of dispositions of operating units or public offerings by operating units) from the date of grant to the end of the year prior to the determination date. Vested interests are cashed out when an employee leaves the Company or retires, when his operating unit is sold or he is transferred to another division; provided that if he is dismissed for cause, his interests (vested and unvested) are forfeited. Subject to the Company's discretion to defer cash payments, an employee may cash out up to 50% of his vested interest while remaining employed. The VCP is a non-qualified and non-funded plan. While Messrs. Leopando, Kurtzhalts and Koudijs have each received interests in the VCP, Mr. Laurence S. Levy, Mr. Press and Mr. Shade currently do not participate in the VCP. As of March 28, 1998, the Company had an accrued liability of $1.8 million under the VCP.

    Paul H. Snyder, who was the Chief Operating Officer and a director of the Company until November 2, 1997 was the beneficiary of an incentive compensation plan of the Company pursuant to which Mr. Snyder received a one-time accrued bonus payment of $120,000 upon his resignation in the third quarter of Fiscal 1998. This payment was calculated pursuant to a formula established by the Company with respect to the value of the Letitia Common Stock (as defined herein) at the time of such payment.

RETIREMENT PLANS

    The Company maintains the High Voltage Engineering Corporation 401(k) Retirement Plan, a Section 401(k) savings plan for qualified domestic employees, pursuant to which the Company matches discretionary employee contributions up to $1,800, and also contributes an annual profit-sharing amount equal to 2.5% of the employee's annual salary and bonus. While each of Messrs. Laurence S. Levy, Press, Leopando, [SHADE] and Kurtzhalts currently participates in this plan, Mr. Koudijs does not participate in this plan.

    The Company also maintains the High Voltage Engineering Corporation Retirement Plan (the "Retirement Plan"), a defined benefit plan, which provides for the payment of annual pension benefits, payable on retirement, based on the participating employee's salary during the time of accrual. Participation in the Retirement Plan, and the accrual of additional benefits thereunder, was frozen by the Company in 1992. Messrs. Laurence S. Levy and Press will receive monthly benefits under the Retirement Plan of $191.05 and $148.35, respectively, beginning upon their retirement. Messrs. Leopando, Koudijs, Shade and Kurtzhalts do not participate in the Retirement Plan.

BONUS PLAN

    The Company has in effect various plans pursuant to which the Company's executive officers and certain other employees may receive incentive cash bonuses based upon the achievement of certain earnings goals in the preceding fiscal year by an operating unit or by the Company as a whole, and upon individual performance. The amounts of incentive and discretionary awards, and the performance criteria for such awards, are currently fixed by the Board of Directors. Such amounts, and the related performance criteria, will be set by the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Laurence S. Levy and Clifford Press, officers and directors of the Company, are directors of Letitia Corporation, which owns 92.4% of the Company's outstanding Common Stock. Hyde Park Holdings, Inc. ("Hyde Park"), a corporation wholly owned by Laurence S. Levy and Clifford Press, is a minority stockholder of Letitia Corporation. See "Principal Stockholders" and "Management -- Executive Compensation."

    Historically, the Company has paid to Hyde Park and its affiliates: (i) an annual fee for services performed in managing the Company; (ii) an acquisition fee payable upon the closing of certain acquisitions by the Company of additional businesses; and (iii) a disposition fee payable upon the closing of the disposition of certain divisions or subsidiaries (or significant groups of assets) of the Company.

    The management fees paid to Hyde Park and its affiliates were $780,901, $648,424 and $450,376 for Fiscal 1997, Fiscal 1996 and Fiscal 1995,
respectively. Under the terms of the Indenture, while there are any of the Notes outstanding, management fees to Hyde Park in excess of $750,000 for any fiscal year of the Company will be limited by the Indenture. Acquisition and disposition fees have been calculated as an amount equal to 1% of the sum of the total price paid or received for shares of stock (or in the case of an asset acquisition or disposition, the total price paid for such assets) in such acquisition or divestiture. In Fiscal 1996, the Company paid a fee of $110,000 in connection with the disposition of the Company's Specialty Connector division. In Fiscal 1995, the Company paid fees aggregating $101,850 in connection with the sale of the Company's Shore Instruments and Berger divisions, and the acquisition of Jorda. No acquisition or divestiture fees were paid in Fiscal 1997. The Company did not pay an acquisition fee in connection with either the PHI Merger or the Stewart Warner Acquisition and did not pay a disposition fee in connection with the General Eastern Disposition.

    In connection with the consummation of the Original Offering, the Company redeemed all of its outstanding Series B Preferred Stock for an aggregate redemption price of $4.8 million. All of the outstanding 25,705 shares of Series B Preferred Stock were held by Letitia Corporation. Messrs. Laurence S. Levy and Clifford Press, the Company's Chairman of the Board and Chief Executive Officer, and President and a Director, respectively, and certain of their affiliates and family members beneficially own 100% of the outstanding common stock of Letitia Corporation (the "Letitia Common Stock") and, accordingly, were the sole beneficiaries of such redemption and could through dividends or other distributions receive a majority of the proceeds of such redemption.

    In connection with the consummation of the Original Offering, the Company redeemed 6,871 shares of the Company's Series C Preferred Stock (the "Series C Preferred Stock"), comprising all of the shares of Series C Preferred Stock then issued or issuable, for its aggregate liquidation preference of $6.9 million. All of the shares of Series C Preferred Stock were held by Letitia Corporation, which had issued to Quest Equities Corp. ("Quest") a class of its own capital stock (the "Letitia Preferred Stock") having identical rights and preferences to the Series C Preferred Stock. Simultaneously with the closing of the Original Offering, Letitia redeemed, from the proceeds of the redemption of the Series C Preferred Stock, 6,871 shares of the Letitia Preferred Stock, comprising all of the shares of Letitia Preferred Stock then issued or issuable, for its aggregate liquidation preference of $6.9 million. In connection with the redemption of the Letitia Preferred Stock, certain rights of Quest to demand "contingent interest payments" equal to a minimum of 3.1% of HVE's common stock equity value at the time payment is demanded, were extinguished.

    Upon the consummation of the PHI Merger, CIBC Oppenheimer Corp. ("CIBC Oppenheimer") received a transaction fee of $500,000 for advisory services provided to the Company in connection with the transaction. A predecessor of CIBC Oppenheimer also provided investment banking services in connection with the May 1996 refinancing of certain of the Company's indebtedness, for which it received customary compensation. On July 24, 1997, CIBC Oppenheimer purchased existing Subordinated Notes Warrants to purchase 71.43 shares of HVE Common Stock, representing 6.25% of the HVE Common

Stock on a fully diluted basis, for an aggregate purchase price of $2.5 million. Such Subordinated Notes Warrants were immediately thereafter repurchased from CIBC Oppenheimer by the Company for the same purchase price from the proceeds of the Original Offering. Mr. Edward Levy, who became a director of the Company effective upon the consummation of the Original Offering, is a managing director of CIBC Oppenheimer.

    On October 3, 1997, Letitia Corporation repurchased 59.091 shares of Letitia Common Stock from the High Voltage Engineering Retirement Plan for an aggregate purchase price of $2.25 million. The purchase price for these shares of Letitia Common Stock was determined based on an appraisal rendered by an independent appraisal firm engaged by Letitia Corporation for this purpose. After the completion of this purchase, all of the remaining outstanding shares of Letitia Common Stock were held by Clifford Press, Laurence S. Levy or certain of their affiliates or family members.

    David J. Chalmers, the President of PHI, is party to an employment agreement, dated as of February 14, 1997, with PHI pursuant to which, among other things, PHI established an Executive Equity Compensation Plan (the "Equity Plan") for Dr. Chalmers' benefit. The Equity Plan was intended to provide Dr. Chalmers with stock appreciation rights payable in shares of PHI common stock or cash, at the discretion of PHI, in the event of certain transactions constituting the sale of PHI to a third party. Under the terms of the Equity Plan, Dr. Chalmers was entitled to receive a benefit calculated as 20% of the remainder of the aggregate cash proceeds received by the common equity stockholders in a sale of PHI minus an accreting base value equal to $10.0 million plus $40,000 for each complete month after December 31, 1996 to the relevant determination date. The Company, as the successor to PHI, deemed the PHI Merger to constitute a sale of PHI for purposes of the Equity Plan and paid an aggregate benefit of approximately $3.8 million to Dr. Chalmers under the Equity Plan (comprising a portion of the aggregate consideration paid for PHI).

    In addition to the payment to Dr. Chalmers, 93 officers, directors and employees of, and consultants to, PHI received an aggregate of approximately $12.9 million in cash (comprising a portion of the aggregate consideration paid) in connection with the PHI Merger in exchange for their capital stock and options to purchase capital stock of PHI.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information concerning the beneficial ownership of the HVE Common Stock, as of the date of this Prospectus by: (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of HVE Common Stock; (ii) each director and each executive officer named in the "Summary Compensation Table;" and (iii) all directors and executive officers of the Company as a group. All shares are owned by such person with sole voting and investment power. See "Description of Outstanding Capital Stock."

                                                                                               HVE COMMON STOCK
                                                                                       --------------------------------
                                                                                        NUMBER OF       PERCENT OF
NAME OF STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS                                   SHARES        COMMON SHARES
-------------------------------------------------------------------------------------  -----------  -------------------
Letitia Corporation(1)...............................................................       1,000             92.4%
Laurence S. Levy(1)(2)...............................................................       1,000             92.4%
Clifford Press(1)(3).................................................................       1,000             92.4%
Jody E. Kurtzhalts...................................................................      --               --
Oddie V. Leopando....................................................................      --               --
Renee Koudijs........................................................................      --               --
Paul H. Snyder.......................................................................      --               --
Edward Levy..........................................................................      --               --
H. Cabot Lodge III...................................................................      --               --
Directors and executive officers as a group..........................................       1,000             92.4%

------------

(1) The address of each of these persons or organizations is c/o Hyde Park Holdings, Inc., 595 Madison Avenue, 35th Floor, New York, New York 10022.

(2) All of such shares of HVE Common Stock (92.4% of the outstanding HVE Common Stock) are held by Letitia Corporation. Mr. Laurence S. Levy is the Chairman of the Board, Treasurer and Secretary of Letitia Corporation. Mr. Laurence
    S. Levy is also a limited partner of, and an executive officer and 50% shareholder of the corporate general partner of, a limited partnership that owns all of the stock of Letitia Corporation. Mr. Laurence S. Levy disclaims beneficial ownership of any shares of HVE Common Stock.

(3) All of such shares of HVE Common Stock (92.4% of the outstanding HVE Common Stock) are held by Letitia Corporation. Mr. Press is the President of Letitia Corporation. Mr. Press is also a limited partner of, and an executive officer and 50% shareholder of the corporate general partner of, a limited partnership that owns all of the stock of Letitia Corporation. Mr. Press disclaims beneficial ownership of any shares of HVE Common Stock.

                                 EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $20.0 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of New Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the New Notes; the total aggregate principal amount of New Notes and Exchange Notes will in no event exceed $20.0 million.

PURPOSE OF THE EXCHANGE OFFER

    Pursuant to the Offering, which closed on March 19, 1998, the Company issued $20.0 million aggregate principal amount of New Notes. The issuance of the New Notes was not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

    In connection with the issuance and sale of the New Notes, the Company entered into the Registration Rights Agreement, which requires it, at its cost,
(i) within 45 days after the date of original issue of the New Notes, to use its best efforts to file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the New Notes for the Exchange Notes, which will have terms substantially identical in all material respects to the New Notes (except that the New Notes do not contain terms with respect to transfer restrictions), and (ii) use its best efforts to cause, within 135 days after the Issue Date, the Exchange Offer Registration Statement to be declared effective under the Securities Act. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the New Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes. For each $1,000 principal amount of outstanding New Notes surrendered to the Company pursuant to the Exchange Offer, the holder who surrendered such New Notes will receive $1,000 principal amount of Exchange Notes. Under existing Commission interpretations, the Exchange Notes will in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers, a prospectus meeting the requirements of the Act be delivered as required. The Company has agreed to use its best efforts to make this Prospectus available to participating broker-dealers for a period necessary to permit compliance of such broker-dealers with applicable prospectus delivery requirements under the Securities Act, such period not to exceed 180 days except under specified circumstances. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Act, and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). See "Plan of Distribution."

    In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 195 days of the date of the Offering, the Company will, at its own expense, (a) promptly file a Shelf Registration Statement covering resales of the New Notes (the "Shelf Registration Statement"), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Act within 135 days following the date of the Offering, and (c) use its best efforts to keep effective the Shelf Registration Statement until two years after the date of the Offering (or such shorter period as is specified for certain circumstances described in the Registration Rights Agreement). The Company will, in the event of the Shelf Registration Statement, provide to each holder of the New Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the New Notes has become effective and take certain other actions as are required to permit unrestricted resales of the New Notes. A holder of the New Notes that sells such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the Shelf Registration Statment and the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification rights and obligations).

    If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the New Notes as follows:

        If (i) the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 45 days of the Issue Date, or, if required to be filed on behalf of the holders, the Shelf Registration Statement is not filed within 30 days following delivery of notice of a Shelf Registration Statement;

        (ii) the Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 135 days after the Issue Date; and

       (iii) either (A) the Company has not exchanged the Exchange Notes for all New Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 60 days after the date on which the Exchange Offer Registration Statement was declared effective or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the earlier of the date on which the notes coverd by the Shelf Registration Statement have been sold or the second anniversary of its effective date;

(each of such events referred to in clauses (i) through (iii) above is a "Registration Default"), the sole remedy available to holders of the New Notes will be the immediate accrual of additional interest ("Additional Interest") as follows: the per annum interest rate on the New Notes will increase by 50 basis points; and the per annum interest rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 200 basis points per annum in excess of the interest rate on the cover of this Prospectus. All Additional Interest will be payable to holders of the New Notes in cash on each August 15 and February 15, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the New Notes will revert to the interest rate originally borne by the New Notes.

    The Exchange Offer is being made by the Company to satisfy its obligations under the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to consummate the Exchange Offer no less than 30 days after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes and no more than 60 days after the date the Company's Registration Statement of which this Prospectus forms a part is declared effective.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

    The Exchange Offer will expire at 5:00 P.M., Boston time, on June 11, 1998 unless the Company, in its sole discretion, has extended the period of time (as described below) for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the

Exchange Offer is open, and thereby delay acceptance for exchange of any New Notes by giving oral notice or written notice to the Exchange Agent (as defined herein) and by giving written notice of such extension to the holders thereof no later than 9:00 A.M. Boston time, on the next business day after the previously scheduled Expiration Date. During any such extension, all New Notes previously tendered will remain subject to the Exchange Offer.

    In addition, the Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any New Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "-- Certain Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the New Notes as promptly as practicable.

PROCEDURES FOR TENDERING NEW NOTES

    The tender to the Company of New Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of New Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the New Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to 5:00 p.m., Boston time, on the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF NEW NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, OR AN OVERNIGHT OR HAND DELIVERY SERVICE, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO NEW NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

    Any financial institution that is a participant in Depositary Trust Company's ("DTC") book-entry transfer facility system may make book-entry delivery of the New Notes by causing DTC to transfer such New Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with on or prior to 5:00 p.m., Boston time, on the Expiration Date.

    DTC'S Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To consummate the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., Boston time, on the Expiration Date, in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent by an "Agent's Message." To tender New Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the Letter of Transmittal for such New Notes.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the New Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the New Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (each an "Eligible Institution"). If New Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the New Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

    The Exchange Agent has or, promptly after the date of this Prospectus, will have established accounts with respect to the New Notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of New Notes by causing such book-entry transfer facility to transfer such New Notes into the Exchange Agent's account with respect to the New Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of New Notes may be effected through book-entry transfer in the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Existing Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address or facsimile number set forth below on or prior to the Expiration Date a letter, telegram or facsimile from an Eligible Institution setting forth the name and address of the tendering holder, the name in which the New Notes are registered and, if possible, the certificate number or numbers of the certificate or certificates representing the New Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date the New Notes in proper form for transfer (or a confirmation of book-entry transfer of such New Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless New Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by an Eligible Institution for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the New Notes (or a confirmation of book-entry transfer of such New Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for New Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered New Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of New Notes tendered for exchange will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the right to reject any and all tenders of any particular New Notes not properly tendered or reject any particular shares of New Notes the acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or condition of the Exchange Offer as to any particular New Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender New Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of New Notes for exchange must be cured within such time as the Company shall determine. Neither the Company nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of New Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal or any New Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that at the time of the consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and that such holder is not an affiliate of the Company within the meaning of Rule 405 promulgated under the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that, to the extent required by law, it will deliver a prospectus in connection with any resale of such Exchange Notes.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any New Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase New Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

WITHDRAWAL RIGHTS

    Tenders of New Notes may be withdrawn at any time prior to at any time prior to 5:00 p.m., Boston time, on the business day prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal sent by letter or facsimile must be received by the Exchange Agent at any time prior to 5:00 p.m., Boston time, on the business day prior to the Expiration Date at its address or facsimile number set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the New Notes to be withdrawn (the "Depositor"), (ii) identify the New Notes to be withdrawn (including the certificate number of numbers of the certificate or certificates representing such New Notes and the aggregate principal amount of such New Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such New Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Transfer Agent with respect to the New Notes to register the transfer of such New Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such New Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any New Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the New Notes so withdrawn are validly retendered. Any New Notes which have been tendered but which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn New Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering New Notes" at any time prior to the Expiration Date.

ACCEPTANCE OF NEW NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all New Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Exchange Offer. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered New Notes for exchange when the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of the Exchange Notes in exchange for New Notes pursuant to the Exchange Offer will be made only after timely receipt by the Company of such New Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered New Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted New Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the rejection of such tender or the expiration or termination of the Exchange Offer.

UNTENDERED EXISTING NOTES

    Holders of New Notes whose New Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such New Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto. Following consummation of the Exchange Offer, the holders of New Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the New Notes held by them. To the extent that New Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted New Notes could be adversely affected.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or issue Exchange Notes in exchange for, any New Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

        (A) an injunction, order or decree shall have been issued by any court or governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

        (B) there shall occur a change in the current interpretation of the staff of the Commission which current interpretation permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for the New Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of Exchange Notes.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any New Notes and return any New Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all New Notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered shares of New Notes to withdraw their tendered New Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered New Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of New Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the New Notes, if the Exchange Offer would otherwise expire during such period.

    In addition, the Company will not accept for exchange any New Notes tendered, and no Exchange Notes will be issued in exchange for any such New Notes, if at any time any stop order shall be threatened by the Commission or in effect with respect to the Registration Statement.

    The Exchange Offer is not conditioned on any minimum principal amount of Existing Notes being tendered for exchange.

EXCHANGE AGENT

    State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions regarding Exchange Offer procedures and requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                          State Street Bank and Trust Company
                          Corporate Trust Department, 4th Floor
                          Two International Place
                          Boston, Massachusetts 02110-2804

                          By Telephone:
                          (617) 664-5587

SOLICITATION OF TENDERS, FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company.

    No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

TRANSFER TAXES

    The Company will pay all transfer taxes, if any, applicable to the exchange of New Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or New Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the New Notes tendered, or if tendered New Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Exchange Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holders.

ACCOUNTING TREATMENT

    No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                              PLAN OF DISTRIBUTION

    Based on no action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for New Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act provided that Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Any holder of New Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Thus, any Exchange Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for New Notes acquired as a result of market-making or other trading activities must acknowledge that, to the extent required by law, it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed to use its best efforts to make this Prospectus available to participating broker-dealers for a period necessary to permit compliance of such broker-dealers with applicable prospectus delivery requirements under the Securities Act, such period not to exceed 180 days except under specified circumstances.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF THE NOTES

    Except as otherwise indicated, the following description relates to the Existing Notes, the New Notes issued in the Offering, and the Exchange Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes and the New Notes, except that the Existing Notes and Exchange Notes have been registered under the Securities Act and therefore do not bear legends restricting the transfer thereof. The New Notes are, and the Exchange Notes will be, obligations of the Company evidencing the same indebtedness as the Existing Notes and will be entitled to the benefits of the Indenture, dated as of August 8, 1997, as amended by the Amendments (as so amended, the "Indenture") by and between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of them.

    The following is a summary of the material terms and provisions of the Notes after giving effect to the Amendments. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). A copy of the form of Indenture may be obtained from the Company by any holder or prospective investor upon request. In addition, the Company has filed the Indenture (prior to its amendment) as an exhibit to a Registration Statement filed by the Company in connection with the exchange of a majority of the Existing Notes for Original Notes on January 16, 1998 and has filed a First Supplemental Indenture containing the Amendments as an exhibit to the Registration Statement of which this Prospectus is a part. Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. As used in this description, the "Company" means HVE only.

    As of March 28, 1998, $135.0 million aggregate principal amount of Existing Notes were outstanding under the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the New Notes and the Existing Notes, except that (i) the Existing Notes and the Exchange Notes have been registered under the Securities Act and, therefore, do not bear legends restricting the transfer thereof and (ii) neither the holders of the New Notes nor the holders of the Existing Notes are entitled to any rights under the Exchange Offer Registration Rights Agreement, which will terminate (with respect to the New Notes) when the Exchange Offer is consummated.

GENERAL

    The Notes are limited in aggregate principal amount to $155.0 million. The Notes are general unsecured obligations of the Company ranking PARI PASSU in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness of the Company.

    The Indenture, the Notes, the Intercompany Notes and the agreement governing the pledge of the Intercompany Notes to the Trustee, as collateral agent, are governed by the laws of the Commonwealth of Massachusetts.

MATURITY, INTEREST AND PRINCIPAL

    The Notes will mature on August 15, 2004. The Existing Notes bear interest at a rate of 10 1/2% per annum from August 8, 1997 until maturity. The New Notes bear, and the Exchange Notes will bear, interest at a rate of 10 1/2% per annum from February 15, 1998 to maturity. Interest is payable semiannually in arrears on August 15 and February 15, commencing February 15, 1998, with respect to the Existing

Notes, and August 15, 1998, with respect to the New Notes and the Exchange Notes, to holders of record of the Notes at the close of business on the immediately preceding August 1, and February 1, respectively.

OPTIONAL REDEMPTION

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2001 at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on August 15, of each year listed below:

YEAR                                                                                   PERCENTAGE
-------------------------------------------------------------------------------------  -----------
2001.................................................................................      105.250%
2002.................................................................................      102.625%
2003 and thereafter..................................................................      100.000%

    Notwithstanding the foregoing, the Company may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time prior to August 15, 2000, at a redemption price equal to 110.500% of the aggregate principal amount so redeemed, plus accrued and unpaid interest to the redemption date with the Net Proceeds of one or more Qualified Equity Offerings of the Company, or Parent to the extent such proceeds were contributed to the Company as common equity; provided that at least $100.8 million of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Qualified Equity Offering.

    In the event of redemption of fewer than all of the Notes, the Trustee shall select by lot or in such other manner as it shall deem fair and equitable the Notes to be redeemed. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Note.

INTERCOMPANY NOTES

    Upon the issuance of the Original Notes, the aggregate principal amount of the Original Notes was allocated among the Company and each of its direct Restricted Subsidiaries in consideration for the release of certain obligations of such Restricted Subsidiaries relating to the indebtedness being repaid in connection with such offering. Upon consummation of the Offering, Stewart Warner issued the Stewart Warner Intercompany Note to the Company. HVE Acquisition Corp. and TTS are co-obligors under the Stewart Warner Intercompany Note. Amounts allocated to individual Restricted Subsidiaries are evidenced by the Intercompany Notes. The Intercompany Notes: (i) are senior obligations of each Restricted Subsidiary; (ii) bear interest at least at the rate borne by the Notes; (iii) mature on the maturity date of the Notes or such earlier time when no Notes remain outstanding; (iv) not be subject to redemption, repayment or repurchase prior to the stated maturity thereof except as set forth under "-- Offer to Repurchase Upon a Qualified Subsidiary IPO" and "-- Limitation on Transfer of Intercompany Notes; Repayment of Intercompany Notes;" and (v) are pledged by the Company as collateral on the Notes. See "The Transactions -- Intercompany Notes."

OFFER TO REPURCHASE UPON A QUALIFIED SUBSIDIARY IPO

    The Indenture allows each Restricted Subsidiary that is an obligor under an Intercompany Note to effect a Qualified Subsidiary IPO; provided that (i) the Restricted Subsidiary consummating such Qualified Subsidiary IPO will have repaid in full its applicable Intercompany Note, together with all accrued and unpaid interest, if any, thereon, (ii) immediately after giving pro forma effect to such Qualified Subsidiary

IPO, the Company (excluding the EBITDA and Consolidated Fixed Charges of the Restricted Subsidiary effecting the Qualified Subsidiary IPO) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "-- Limitation on Additional Indebtedness," assuming for the purposes of this calculation only, that the offer to repurchase referred to in the following paragraph has been subscribed in full, and (iii) no Default or Event of Default shall have occurred and be continuing. Upon completion of a Qualified Subsidiary IPO and the repayment of its Intercompany Note, such Restricted Subsidiary will become an Unrestricted Subsidiary.

    Within 30 days of the consummation of a Qualified Subsidiary IPO, the Company shall mail a notice to each holder of Notes stating, among other things:
(1) that the holders of the Notes have the right to require the Company to apply the Net Proceeds received from the repayment of the applicable Intercompany Note to repurchase Notes from the holders thereof at a purchase price in cash equal to 101% of the aggregate principal amount thereof (plus accrued and unpaid interest to the purchase date) in the principal amount of the Intercompany Note being repaid by such Restricted Subsidiary; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each holder must follow in order to have such Notes repurchased; and (4) if the aggregate principal amount of Notes surrendered by Holders exceeds the principal amount of such Intercompany Note, the Company shall select the Notes to be purchased on a pro rata basis.

    Following the consummation of any such offer to holders of the Notes following a Qualified Subsidiary IPO, the remaining Net Proceeds from the payment of the Intercompany Note repurchased by the Company in connection therewith shall be proceeds of an Asset Sale and shall be applied in accordance with the "Limitation on Certain Asset Sales" covenant.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants. Except as otherwise specified, all of the covenants described below appear in the Indenture.

LIMITATION ON ADDITIONAL INDEBTEDNESS

    The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness); provided that the Company may incur Indebtedness if (i) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's consolidated Fixed Charge Coverage Ratio (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) is at least 2.00 to 1, and (ii) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness; and, provided, further, that any Restricted Subsidiary may incur Indebtedness if (i) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, such Restricted Subsidiary's Fixed Charge Coverage Ratio (determined on a pro forma basis for the last four fiscal quarters of such Restricted Subsidiary for which financial statements are available at the date of determination) is at least 2.50 to 1, and (ii) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness. For purposes of computing the Fixed Charge Coverage Ratio, (A) if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition (by way of merger, consolidation or otherwise) of any Person, business, property or assets (an "Acquisition"), then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four-quarter period) to both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Company and the inclusion in the Company's or such Restricted Subsidiary's EBITDA of the EBITDA of the acquired Person, business, property or assets, (B) if any Indebtedness to be incurred (x) bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account on a pro forma basis any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months), (y) bears, at the option of the Company or a Subsidiary, a fixed or floating rate of interest, the interest expense on such Indebtedness shall be computed by applying, at the option of the Company or such Subsidiary, either a fixed or floating rate and (z) was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period, (C) for any quarter prior to the date hereof included in the calculation of such ratio, such calculation shall be made on a pro forma basis, giving effect to the PHI Acquisition, the issuance of the Notes and the use of the net proceeds therefrom as if the same had occurred at the beginning of the four-quarter period used to make such calculation and (D) for any quarter included in the calculation of such ratio prior to the date that any Asset Sale was consummated, or that any Indebtedness was incurred, or that any Acquisition was effected, by the Company or any of its Restricted Subsidiaries, such calculation shall be made on a pro forma basis, giving effect to each Asset Sale, incurrence of Indebtedness or Acquisition, as the case may be, and the use of any proceeds therefrom, as if the same had occurred at the beginning of the four-quarter period used to make such calculation.

    Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness.

    The Company will not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company.

LIMITATION ON RESTRICTED PAYMENTS

    The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

        (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

        (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "-- Limitation on Additional Indebtedness"; and

        (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of the Company's cumulative Consolidated Net Income after the Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period), (2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company as a capital contribution to the common equity of the Company after the Issue Date and from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be and (3) $350,000. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

    The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) the redemption or retirement of Indebtedness of the Company subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Notes to at least the same extent as the Subordinated Indebtedness being redeemed or retired, (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock, (v) so long as no Default or Event of Default shall have occurred and be continuing, the payment of cash dividends on the Series A Preferred Stock when such dividends are required to be paid in cash in accordance with the Restated Articles, (vi) payment from the net proceeds of the Original Offering, of up to $2.25 million to Letitia Corporation to be used to repurchase from the High Voltage Engineering Corporation Retirement Plan shares of Letitia Common Stock within 60 days of the Issue Date for not more than $2.25 million, and fund a proportional accrual relating to the Subordinated Notes Warrants of up to $150,000, (vii) so long as no Default or Event of Default shall have occurred and be continuing, the exchange of Warrants for Subsidiary Warrants or Common Shares for Subsidiary Shares in the event of a Qualified Subsidiary IPO, (viii) payments required to effect the reclassification of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with "-- Offer to Repurchase Upon a Qualified Subsidiary IPO," and (ix) the payment of management fees for services provided by Parent or its employees in an aggregate annual amount not to exceed $750,000; provided, however, that any amounts paid by the Company pursuant to clauses (i),
(v) and (vii) shall reduce amounts otherwise available for Restricted Payments.

    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-- Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payments.

LIMITATIONS ON INVESTMENTS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Investment other than (i) a Permitted Investment or (ii) an Investment that is made as a Restricted Payment in compliance with the "-- Limitation on Restricted Payments" covenant, after the Issue Date.

LIMITATIONS ON LIENS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens and other than a pledge of the Intercompany Notes to the Trustee as security for the Notes) upon any property or asset of the Company or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary which owns property or assets, now owned or hereafter acquired, unless (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to a Lien on such property or asset or shares of stock or debt granted to the Holders of the

Notes to the same extent as such subordinated Indebtedness is subordinated to the Notes; provided, however, that in no event will the Company create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind on any of the Intercompany Notes other than a pledge of the Intercompany Notes to the Trustee as security for the Notes.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Company or any of its Restricted Subsidiaries owns a minority interest) or holder of 10% or more of the Company's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless
(i) such Affiliate Transaction is between or among the Company and its Wholly Owned Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1.0 million which is not permitted under clause (i) above, the Company must obtain a resolution of the Board of Directors certifying that such Affiliate Transaction complies with clause (ii) above. In transactions with a value in excess of $3.0 million which are not permitted under clause (i) above, the Company must obtain a written opinion as to the fairness of such a transaction from an independent investment banking firm selected by the Company.

    The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "-- Limitation on Restricted Payments" contained herein or (ii) any transaction, approved by the Board of Directors of the Company, with an officer or director of the Company or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Company or of any Subsidiary that are customary for public companies in the manufacturing industry.

LIMITATION ON CERTAIN ASSET SALES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors, and evidenced by a board resolution); (ii) not less than 85% of the consideration received by the Company or its Subsidiaries, as the case may be, is in the form of cash or cash equivalents (those equivalents allowed under "Temporary Cash Investments"); and
(iii) subject to the Company's obligations with respect to the Intercompany Notes in the event of a Qualified Subsidiary IPO, the Asset Sale Proceeds received by the Company or such Restricted Subsidiary are applied (a) first, to the extent the Company elects, or is required, to prepay, repay or purchase debt under any then existing Indebtedness of the Company or any Restricted Subsidiary ranking PARI PASSU to the Notes within 180 days following the receipt of the Asset Sale Proceeds from any Asset Sale, provided that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person) used or useful in businesses similar or ancillary to the business of the Company or any Restricted Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs or the Company or a Restricted Subsidiary enters into contractual commitments to make such investment, subject

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only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of such Asset Sale Proceeds and Asset Sale Proceeds contractually committed are so applied within 360 days following the receipt of such Asset Sale Proceeds (the "Reinvestment Date"); and (c) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, the Company shall apply an amount equal to Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes and the Available Asset Sale Proceeds shall be reset to zero.

    If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the Holders stating, among other things: (1) that such Holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each Holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Notes.

LIMITATION ON DISPOSITION OF ASSETS

    The Company will not, and will not permit any Restricted Subsidiary of the Company to, sell, convey, lease, transfer or otherwise contribute or dispose of any of its assets or property or the proceeds from the sale or other disposition of any such assets or property (including any shares of Capital Stock of any Restricted Subsidiary of the Company) existing on the date the Original Notes were issued (each referred to for the purpose of this covenant as a "disposition") to any other Subsidiary of the Company, other than (a) DE MINIMIS dispositions made in the ordinary course of business, (b) intercompany loans and cash equity contributions (other than the Intercompany Notes), including, without limitation, any such loans or contributions for the purpose of effecting the payment of any tax owed by any such Subsidiary to any governmental entity),
(c) dispositions of trade or other receivables and assets relating to trade and
(d) dispositions permitted by the covenant "-- Limitation on Restricted
Payments."

LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary to issue any Preferred Stock (except Preferred Stock issued to the Company or a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "-- Limitation on Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

LIMITATION ON CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Company or a Wholly Owned Subsidiary of the Company. The foregoing restrictions shall not apply to the issuance and sale of Capital Stock of a Restricted Subsidiary that is an obligor under an Intercompany Note in compliance with "Offer to Repurchase Upon a Qualified Subsidiary IPO," an Asset Sale made in compliance with "-- Limitation on Certain Asset Sales" or the issuance of Preferred Stock in compliance with the covenant described under "-- Limitation on Preferred Stock of Restricted Subsidiaries."

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LIMITATION ON TRANSFER OF INTERCOMPANY NOTES; REPAYMENT OF INTERCOMPANY NOTES

    With the exception of the pledge of the Intercompany Notes to the Trustee as security for the Notes, the Company will not sell, pledge, hypothecate or otherwise convey or dispose of any Intercompany Note except in accordance with "-- Offer to Repurchase upon a Qualified Subsidiary IPO." The Company shall agree not to reduce the principal amount of any Intercompany Note or otherwise amend or modify the terms of any Intercompany Note as in effect on the Issue Date.

    Limitation on Business of HIVEC Holdings; Capital Stock of Foreign Subsidiaries

    HIVEC Holdings shall not engage in any trade or business, incur any Indebtedness other than Permitted Indebtedness, incur any liabilities other than nominal expenses necessary to maintain its corporate existence, hold any assets other than the capital stock of HIVEC, B.V., or sell, pledge, encumber or transfer or cause or permit the sale, pledge, encumbrance or transfer of Capital Stock of any of its direct or indirect Subsidiaries. Datcon Instrument Company shall not sell, pledge, encumber or transfer the Capital Stock of any of its direct or indirect foreign subsidiaries including, but not limited to, Instrumentos Stewart Warner de Mexico, S.A. de C.V. Notwithstanding the foregoing, by May 31, 1998, the Company shall cause HIVEC Holdings and HIVEC, B.V. to: (i) transfer (directly or indirectly) to Datcon Instrument Company all of the capital stock of Industrias Jorda that is not held by Datcon Instrument Company (or a direct or indirect subsidiary of Datcon Instrument Company); and
(ii) transfer (directly or indirectly) all of the asset of Anderson Ireland (as defined herein) to Anderson (or a direct or indirect subsidiary of Anderson) ((i) and (ii) together, the "Foreign Realignment").

LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Company and (ii) the Company could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "-- Limitation on Additional Indebtedness."

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to meet its principal and interest obligations on the Notes (a)(i) through the payment of dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) through the payment of any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) through the making of loans or advances or capital contributions to the Company or any of its Restricted Subsidiaries or
(c) through the transfer of any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) encumbrances or restrictions existing on the Issue Date, (ii) the Indenture and the Notes, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries or of any Person that becomes a Restricted Subsidiary as in effect at the time of such acquisition or such Person becoming a Restricted Subsidiary (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition of such Person becoming a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property of assets of the Person (including any Subsidiary of the Person), so acquired, (v) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices, (vi) Refinancing Indebtedness; provided that such restrictions are in the aggregate no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (vii) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer or encumbrance of the property subject to such security agreements and mortgages.

GUARANTEES OF CERTAIN INDEBTEDNESS

    The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of the Company or a Guarantor (except as permitted under clause (i) of the definition of "Permitted Indebtedness" below) unless, in the case of a domestic Restricted Subsidiary, such Restricted Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, providing for the Guarantee by such Restricted Subsidiary of the payment of the obligations of the Company under the Notes in the manner set forth under "-- Guarantees." Neither the Company nor any such Guarantor shall be required to make a notation on the Notes to reflect any such Guarantee. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "-- Limitation on Additional Indebtedness" covenant.

PAYMENTS FOR CONSENT

    Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

CHANGE OF CONTROL OFFER

    Within 20 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

    Within 20 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each Holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

        (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

        (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days nor more than 60 days from the date such notice is mailed (the "Change of Control Payment Date"));

        (3) that any Note not tendered will continue to accrue interest;

        (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

        (5) that Holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the second Business Day preceding the Change of Control Payment Date;

        (6) that Holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased;

        (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

        (8) any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

        (9) the name and address of the Paying Agent.

    On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered, and
(iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

    The Indenture will provide that, (A) if the Company or any Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinated in right of payment to the Notes or (ii) Preferred Stock, and the Company or such Subsidiary is required to make a Change of Control Offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a Change of Control, the Company shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Notes and (B) the Company will not issue Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change in Control under the Indenture.

    In the event that a Change of Control occurs and the holders of Notes exercise their right to require the Company to purchase Notes, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company will not and will not permit any Restricted Subsidiary to consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company or the Restricted

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Subsidiary, as the case may be, shall be the continuing Person, or the Person
(if other than the Company or the Restricted Subsidiary) formed by such consolidation or into which the Company or the Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or the Restricted Subsidiary, as the case may be, are transferred shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company or the Restricted Subsidiary, as the case may be, under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect;
(ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "-- Limitation on Additional Indebtedness;" provided that a Person that is a Restricted Subsidiary may merge into the Company or another Person that is a Restricted Subsidiary without complying with this clause (iii).

    In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

GUARANTEES

    Under the circumstances described above in "Guarantees of Certain Indebtedness," the Company's payment obligations under the Notes may in the future be jointly and severally guaranteed (a "Guarantee") on a senior unsecured basis by existing or future domestic Restricted Subsidiaries of the Company as guarantors (each, a "Guarantor"). It is not expected that any Restricted Subsidiary of the Company will initially execute and deliver the Indenture as a Guarantor. Each Guarantor will guarantee to each holder of the Notes and the Trustee, the full and prompt performance of the obligations of the Company under the Notes, including the payment of principal of premium, if any, on and interest on the Notes pursuant to its Guarantee. Any of the Company's Restricted Subsidiaries which become Unrestricted Subsidiaries pursuant to the terms and provisions of the Indenture shall be released from their obligations under the Guarantees.

    The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of other Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

    A Guarantor shall be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its Capital Stock is sold, in each case in a transaction in compliance with the covenant described under "-- Limitation on Certain Asset Sales," the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company, another Guarantor or a Restricted Subsidiary that is an obligor under an Intercompany Note in a transaction in compliance with "-- Merger, Consolidation or Sale of Assets," or, in the case of a Restricted Subsidiary that is an obligor under an Intercompany Note, upon the consummation of a Qualified Subsidiary IPO, complying with "Offer to Repurchase Upon a Qualified Subsidiary IPO" and, in each case, such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

        (i) default in payment of any principal of, or premium, if any, on the Notes;

        (ii) default for 30 days in payment of any interest on the Notes;

       (iii) default by the Company or any Guarantor in the observance or performance of any other covenant in the Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

        (iv) failure to pay when due principal, interest or premium in an aggregate amount of $3,000,000 or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $3,000,000 or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the Indenture;

        (v) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $3,000,000 shall be rendered against the Company or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

        (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary thereof;

       (vii) the failure of the Company to cause up to $2.25 million of the proceeds of the Original Offerings to be applied, as completely as possible, to the repurchase of Letitia Common Stock held by the High Voltage Engineering Corporation Retirement Plan within 60 days of the Issue Date; or

      (viii) the failure of the Company to cause the Foreign Realignment to occur.

    The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the Holders of the Notes to do so.

    The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes.

    The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

    No Holders of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holders shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "-- Certain Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

    From time to time, the Company and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting the Company and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or premium on or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of Notes, or change the time before which no such redemption may be made, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, or (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

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REPORTS TO HOLDERS

    So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Notes, the Indenture provides that even if the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Company will be obligated to provide to the holders of Notes all annual and quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 and 15(d) had it been so subject and provide to all holders of Notes, without costs to such holders, copies of such reports and documents.

COMPLIANCE CERTIFICATE

    The Company will deliver to the Trustee on or before 100 days after the end of the Company's fiscal year and on or before 50 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

    The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

TRANSFER AND EXCHANGE

    Holders of the Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar under such Indenture may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

    The registered Holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

    "ADJUSTED NET ASSETS" of a Guarantor at any date shall mean the lesser of
(x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any subsidiary of such Guarantor in

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respect of the obligations of such Subsidiary under the Guarantee), excluding
Indebtedness in respect of the Guarantee, as they become absolute and matured.

    "AFFILIATE" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "ASSET SALE" means the sale, transfer, repayment or other disposition (other than to the Company or any of its Restricted Subsidiaries) in any single transaction or series of related transactions with a fair market value in excess of $1.0 million of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company, (b) all or substantially all of the assets of the Company or of any Restricted Subsidiary thereof, (c) real property, (d) all or substantially all of the assets of any business owned by the Company or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Company or any Restricted Subsidiary thereof; or (e) any of the Intercompany Notes; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Company or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary; and provided, further that any sale of capital stock of any Restricted Subsidiary pursuant to a Qualified Subsidiary IPO shall be an Asset Sale only to the extent provided under "-- Offer to Repurchase Upon a Qualified Subsidiary IPO."

    "ASSET SALE PROCEEDS" means, with respect to any Asset Sale, (i) cash received by the Company or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other noncash consideration received by the Company or any Restricted Subsidiary from such Asset Sale or other disposition, but only upon the liquidation or conversion of such notes or noncash consideration into cash.

    "ATTRIBUTABLE INDEBTEDNESS" under the Indenture in respect of a Sale and Lease- Back Transaction means, as at the time of determination, the greater of
(i) the fair value of the property subject to such arrangement (as determined by the Board of Directors) and (ii) the present value of the obligation (discounted at a rate of 10%, compounded annually) of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

    "AVAILABLE ASSET SALE PROCEEDS" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sales that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and which has not yet been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c) of the first paragraph of "-- Limitation on Certain Asset Sales."

    "BENNER BERG" means Benner Berg, Inc., an Illinois corporation.

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    "CAPITAL STOCK" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

    "CAPITALIZED LEASE OBLIGATIONS" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

    A "CHANGE OF CONTROL" of the Company will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power of the Company's or Parent's Common Stock, as the case may be, (ii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Company or Parent, as the case may be, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Parent, as the case may be, (iii) there shall be consummated any consolidation or merger of the Company or Parent in which the Company or Parent, as the case may be, is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company or Parent, as the case may be, would be converted into cash, securities or other property, other than a merger or consolidation of the Company or Parent, as the case may be, in which the holders of the Common Stock of the Company or Parent, as the case may be, outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Parent, as the case may be, has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company or Parent, as the case may be.

    "COMMON STOCK" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person and with respect to any determination date, the sum of a Person's (i) Consolidated Interest Expense, plus (ii) the product of (x) the aggregate amount of all dividends paid on Disqualified Capital Stock of the Company or on each series of preferred stock of each Subsidiary of such Person (other than dividends paid or payable in additional shares of preferred stock or to the Company or any of its Wholly Owned Subsidiaries) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective combined federal, state and local tax rate of such Person (expressed as a decimal), in each case, for the prior four full fiscal quarter periods for which financial results are available.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis (including, but not limited to, Redeemable Dividends, whether paid or accrued, on Subsidiary Preferred Stock (as defined below in these "Certain Definitions"), imputed interest included in

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Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense) plus, without duplication, all net capitalized interest for such period and all interest paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus, without duplication, the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company) and, minus: (i) amortization of deferred financing costs and expenses; (ii) prepayment penalties on outstanding indebtedness of the Company retired on the Issue Date; (iii) accrual, redemption or payment of Contingent Interest Payments, and (iv) any accretions with respect to any of the Warrants.

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any Person, including any Unrestricted Subsidiary of the Company or a Restricted Subsidiary (the "other Person") in which the Person in question or any of its Restricted Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions actually paid to the Person in question or the Restricted Subsidiary, (b) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions to the Company (other than pursuant to the Notes or the Indenture) shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded and (e) without duplication, the tax effected non-cash accrual or accretion of, and payment of, Contingent Interest Payments or Warrants during such period shall be excluded.

    "CONTINGENT INTEREST PAYMENTS" means the contingent interest payments payable by the Company to BancBoston Capital, Inc. pursuant to the Contingent Interest Payment Agreement, dated as of April 27, 1991, between the Company, Robicon and Datcon Instrument Company and BancBoston Capital, Inc. ("BancBoston"), as amended, and that Agreement for Additional Contingent Interest Payments (Quest), dated as of June 29, 1995, between the Company, Robicon and Datcon Instrument Company and BancBoston.

    "DISQUALIFIED CAPITAL STOCK" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock

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solely by virtue of such provisions; and, provided, further, that the Series A
Preferred Stock shall be deemed not to be Disqualified Capital Stock.

    "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have been included in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only; and provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only (x) if cash income has actually been received by such Person with respect to such Investment, or
(y) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FIXED CHARGE COVERAGE RATIO" of any Person means, with respect to any determination date, the ratio of (i) EBITDA for such Person's prior four full-fiscal quarters for which financial results have been reported prior to the determination date to (ii) Consolidated Fixed Charges of such Person for such period.

    "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

    "HVE ACQUISITION CORP." means HVE Acquisition Corp., an Illinois corporation.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) in the case of the Company, Disqualified Capital Stock of the

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Company or any Restricted Subsidiary thereof, and (vi) obligations of any such
Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount, including the Notes, is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Company or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

    "INTEREST RATE AGREEMENT" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

    "INVESTMENTS" means, directly or indirectly, any advance (other than advances to employees and directors of the Company and its Restricted Subsidiaries in the ordinary course of business of the Company and its Restricted Subsidiaries), account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "ISSUE DATE" means the date the Notes are first issued by the Company and authenticated by the Trustee under the Indenture.

    "LIEN" means with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "NET INCOME" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

    "NET INVESTMENT" means the excess of (i) the aggregate amount of all Investments in Unrestricted Subsidiaries made by the Company on or after the Issue Date (in the case of an Investment made other than in cash, the amount shall be the fair market value of such Investment as determined in good faith by the board of directors of the Company) over (ii) the sum of (A) the aggregate amount returned in cash on such Investments whether through interest payments, principal payments, dividends or other distributions and (B) the net cash proceeds received by the Company from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); provided, however, that with respect to all Investments made in an Unrestricted Subsidiary the sum of clauses (A) and (B) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary.

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    "NET PROCEEDS" means (a) in the case of any sale of Capital Stock by any
Person, the aggregate net proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the board of directors, at the time of receipt), (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith) and (c) in the case of any issuance of any Indebtedness by the Company or any Restricted Subsidiary, the aggregate net cash proceeds received by such Person after the payment of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

    "NEW REVOLVING CREDIT FACILITY" means the credit agreement or credit agreements to be entered into by and among the Company, the Restricted Subsidiaries and any one or more lenders from time to time parties thereto, as the same may be amended, extended, increased, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund in whole or in part the borrowings and then maximum commitments under the New Revolving Credit Facility or such agreement (whether with the original administrative agent and lenders or other lenders or other agents and lenders or otherwise and whether provided under the original credit facility or other credit agreements or otherwise). The Company shall promptly notify the Trustee of any such refunding, replacement, restructuring or refinancing of the New Revolving Credit Facility.

    "OFFICERS' CERTIFICATE" means, with respect to any Person, a certificate signed by the Chairman of the Board, the Chief Executive Officer, the Deputy Chairman of the Board, the President, the Chief Operating Officer or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

    "PARENT" means Letitia Corporation, a Delaware corporation and the Company's sole stockholder.

    "PERMITTED HOLDERS" means (a) Parent, (b) Laurence S. Levy, (c) Clifford Press and (d) any spouse and any trust, holding company, or similar entity established by and or controlled by either or both of Laurence S. Levy and Clifford Press for the principal benefit of any of them or their spouses, lineal descendants or other family members.

    "PERMITTED INDEBTEDNESS" means:

        (i) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the New Revolving Credit Facility in an amount not to exceed $25,000,000 less any mandatory prepayments actually made thereunder (to the extent, in the case of payments of revolving credit indebtedness, that the corresponding commitments have been permanently reduced);

        (ii) Indebtedness under the Notes and the Guarantees, if applicable;

       (iii) (A) Indebtedness of foreign Restricted Subsidiaries outstanding under one or more working capital facilities not to exceed the aggregate of 85% of eligible accounts receivable and 60% of eligible inventory of each such Restricted Subsidiary and (B) additional Indebtedness of such Restricted Subsidiaries not to exceed $2,000,000 in aggregate principal amount outstanding at any one time;

        (iv) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture;

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        (v) Indebtedness of the Company to any Restricted Subsidiary and
    Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

        (vi) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed $5,000,000;

       (vii) Interest Rate Agreements;

      (viii) additional Indebtedness of the Company not to exceed $2,000,000 in principal amount outstanding at any time; and

        (ix) Refinancing Indebtedness.

    "PERMITTED INVESTMENTS" means, for any Person, Investments made on or after the date of the Indenture consisting of:

        (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary, provided that any such Investment is permitted under clauses (a), (b) or (c) of the "-- Limitation on Disposition of Assets" covenant;

        (ii) Temporary Cash Investments;

       (iii) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof;

        (iv) Existing Investments in a Restricted Subsidiary which becomes an Unrestricted Subsidiary after a Qualified Subsidiary IPO; provided, however, that investments by the Company in a Restricted Subsidiary in anticipation of a Qualified Subsidiary IPO shall not be considered Permitted Investments;

        (v) reasonable and customary loans made to employees in connection with their relocation not to exceed $1,000,000 in the aggregate at any one time outstanding;

        (vi) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "-- Limitation on Certain Asset Sales," and

       (vii) other Investments that do not exceed $1,000,000 at any time outstanding plus, the aggregate amount returned in cash on or with respect to Investments made pursuant to this clause (vii) not to exceed the aggregate amount invested by the Company therein.

    "PERMITTED LIENS" means (i) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, (ii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of the Company or any of its Restricted Subsidiaries, (iv) Liens securing industrial revenue bonds, (v) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales

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and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (vi) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (vii) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $1,000,000 in the aggregate at any one time outstanding, (viii) any extensions, substitutions, replacements or renewals of the foregoing, (ix) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings, (x) Liens securing Capitalized Lease Obligations permitted to be incurred under clause (vi) of the definition of "Permitted Indebtedness" provided that such Lien does not extend to any property other than that subject to the underlying lease; (xi) Liens to secure Indebtedness consisting of Interest Rate Agreements; and (xii) Liens securing the New Revolving Credit Facility.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

    "PHI ACQUISITION" means the acquisition of PHI Acquisition Holdings, Inc. by the Company and Lauren Corporation pursuant to an Agreement and Plan of Merger dated as of May 7, 1997.

    "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

    "PROPERTY" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

    "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

    "QUALIFIED EQUITY OFFERING" means a public offering by the Company or Parent of shares of its common stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such common stock.

    "QUALIFIED SUBSIDIARY IPO" means a public offering by a Restricted Subsidiary that is an obligor under an Intercompany Note of shares of its Capital Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Capital Stock.

    "REDEEMABLE DIVIDEND" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the

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Refinancing Indebtedness is scheduled to mature either (a) no earlier than the
Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly Owned Subsidiary of the Company and any Wholly Owned Subsidiary of the Company which becomes a Guarantor may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of the Company.

    "RESTRICTED PAYMENT" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly Owned Subsidiary of the Company, excluding Disqualified Capital Stock), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment, (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the amount of the Net Investment by the Company therein (other than in connection with a Qualified Subsidiary IPO), (vi) the redemption of or the making of any Contingent Interest Payments, (vii) forgiveness of any Indebtedness of an Affiliate of the Company to the Company or a Restricted Subsidiary and (viii) the exchange of Warrants for Subsidiary Warrants or Common Shares for Subsidiary Shares. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

    "RESTRICTED SUBSIDIARY" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes (i) all of the direct or indirect Subsidiaries of the Company existing as of the Issue Date and (ii) Stewart Warner, Benner Berg, HVE Acquisition Corp. and each of Stewart Warner's wholly owned subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person to be acquired that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), (i) the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant or (ii) the Company's Fixed Charge Coverage Ratio (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination in accordance with the "Limitation of Additional Indebtedness" covenant) does not decrease, the Company does not

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incur any Indebtedness (other than Indebtedness under the Notes permitted under clause (ii) of the definition of "Permitted Indebtedness") and such Subsidiary shall execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, providing for the Guarantee by such Subsidiary of the payment of the obligations of the Company under the Notes in the manner set forth under "-- Guarantees"; provided, however, that the foregoing Indebtedness incurrence condition set forth under clause (i) above shall not apply to the designation as a Restricted Subsidiary of the Subsidiary ("Anderson Ireland") to which is to be transferred the assets and liabilities of the Fermoy, Ireland division of HIVEC, B.V. that is associated with the business of Anderson.

    "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

    "SERIES A PREFERRED STOCK" means the 12 1/2% Series A Exchange Senior Redeemable Preferred Stock of the Company.

    "STEWART WARNER" means Stewart Warner Instrument Corporation, an Illinois corporation.

    "STEWART WARNER ACQUISITION" means the acquisition directly or indirectly of all of the issued and outstanding shares of capital stock of Stewart Warner and of each of Benner Berg, Stewart Warner Instruments (Barbados) Inc., a Barbados corporation, TTS Mexican Holding Company, Inc., an Illinois corporation, and Instrumentos Stewart Warner de Mexico, S.A. de C.V., a Mexican corporation, pursuant to the certain Stock Purchase Agreement, dated as of February 4, 1998, by and among Carolyn Corporation, a wholly owned subsidiary of the Company, and the direct and indirect selling shareholders of Stewart Warner listed on the signature pages attached thereto.

    "SUBSIDIARY" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with generally accepted accounting principles such entity is consolidated with the first named Person for financial statement purposes.

    "SUBSIDIARY WARRANTS" means warrants of a Subsidiary that may be issued in exchange for the Warrants in connection with a Qualified Subsidiary IPO.

    "TEMPORARY CASH INVESTMENTS" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000 and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; or (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) and
(ii).

    "UNRESTRICTED SUBSIDIARY" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that, other than a Restricted Subsidiary which may be classified as an Unrestricted Subsidiary upon consummation of a Qualified Subsidiary IPO in compliance with "-- Offer to Repurchase upon a Qualified Subsidiary IPO," a

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Subsidiary may be so classified as an Unrestricted Subsidiary only if (x) the
Restricted Subsidiary to be so designated has total assets of $1,000 or less or
(y) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under "-- Limitation on Additional Indebtedness," and provided, further, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value (as determined by the Board of Directors in good faith) and book value of such Restricted Subsidiary pursuant to the "-- Limitation on Restricted Payments" covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

    "WARRANTS" means the warrants issued in connection with the issuance of the Original Series A Preferred Stock.

    "WHOLLY OWNED SUBSIDIARY" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

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
                       DESCRIPTION OF OTHER INDEBTEDNESS

    The Company has certain other outstanding indebtedness and other payment obligations (including guarantees of a subsidiary's indebtedness) which contain a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay certain dividends, prepay indebtedness, dispose of certain assets, create liens, make capital expenditures, make certain investments or acquisitions and otherwise restrict corporate activities. Certain of these agreements also contain provisions relating to a change of control of the Company and requirements that the Company comply with certain financial ratios and tests. Following is a description of such other indebtedness and other obligations. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of these agreements, copies of certain of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

REVOLVING CREDIT FACILITY

    Concurrently with the closing of the sale of the Original Notes, the Company entered into a $25.0 million senior secured revolving credit facility, including a $5.1 million sublimit for the issuance of standby letters of credit (the "Revolving Credit Facility"), with Fleet National Bank (the "Lender").

    INTEREST RATE AND SECURITY. Availability under the Revolving Credit Facility is limited to the sum of 85% of eligible accounts receivable and 60% of eligible inventory. The term of the Revolving Credit Facility is five years. Amounts borrowed under the Revolving Credit Facility will bear interest, at the option of the Company, at either (i) the Lender's Base Rate plus 0.25% or (ii) LIBOR plus 1.50%. Obligations under the Revolving Credit Facility are guaranteed by the Company and all of its domestic subsidiaries and secured by accounts receivable and inventories of HVE and its domestic subsidiaries.

    CERTAIN COVENANTS. The Revolving Credit Facility contains a number of covenants that restrict the operations of the Company, including restrictions on, among other things: (i) certain mergers, acquisitions or sales of the Company's assets or stock (other than the stock of HVE); (ii) cash dividends and other distributions to equity holders; (iii) payments in respect of subordinated debt; (iv) transactions resulting in a change of control of HVE; (v) transactions with affiliates; and (vi) indebtedness and liens. The Revolving Credit Facility also includes certain financial covenants, including without limitation, a maximum total leverage ratio and a minimum fixed charge coverage ratio. The Revolving Credit Facility also contains customary representations, warranties, affirmative and negative covenants and events of default for a facility of this type.

    As of March 28, 1998, borrowings outstanding under the Revolving Credit Facility were $5.1 million and there were $5.1 million in letter of credit commitments outstanding.

GUARANTEES OF ROBICON INDUSTRIAL REVENUE BONDS

    PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY. HVE is the guarantor of Robicon's obligations to the Pennsylvania Economic Development Financing Authority ("PEDFA") under a certain loan agreement among Robicon, PEDFA and Dollar Bank, Federal Savings Bank ("Dollar Bank"), pursuant to which Robicon borrowed $4.2 million from PEDFA to finance the construction of Robicon's manufacturing facility in New Kensington, Pennsylvania. In connection with the loan, PEDFA issued a Pennsylvania Economic Development Revenue Bond (1995 Series
C) (the "PEDFA IRB") to Dollar Bank for $4.2 million. PEDFA simultaneously assigned most of its rights to reimbursement under the loan agreement to Dollar Bank pursuant to an indenture between PEDFA and Dollar Bank. The PEDFA IRB is a special limited obligation of PEDFA, payable solely from funds received from Robicon and under the guarantee (the "PEDFA Guarantee") from HVE and an Open-End Mortgage and Security Agreement granting a first priority security interest in the land and improvements at the New Kensington facility.

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    The PEDFA IRB bears interest at a rate of 8.29% and matures on April 21,
2011. Robicon is permitted to prepay the PEDFA IRB at any time before maturity, subject to prepayment premiums ranging from 101% to 105% of the principal amount thereof.

    The PEDFA Guarantee imposes certain financial and non-financial covenants upon the Company which, once modified, are expected to correspond to covenants contained in the Revolving Credit Facility. The PEDFA Guarantee provides a cure period of 30 days with respect to certain non-financial covenants contained therein and, in most cases, an additional notice period of five days following the acceleration of the PEDFA IRB before payment must be made by the Company under the PEDFA Guarantee. The outstanding principal balance under the PEDFA IRB as of March 28, 1998 was $3.7 million.

    In the third and fourth quarters of Fiscal 1997, HVE was in technical default of certain covenants under the PEDFA Guarantee, which defaults were waived by Dollar Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    PENNSYLVANIA INDUSTRIAL DEVELOPMENT AUTHORITY. HVE has also guaranteed Robicon's obligations to the Pennsylvania Industrial Development Authority ("PIDA") under a Consent, Subordination and Assumption Agreement (the "Assumption Agreement") between Robicon and the Monroeville Area Industrial Development Corporation ("MAID"), pursuant to which MAID assigned to Robicon all of MAID's obligations to PIDA under a Loan Agreement between PIDA and MAID (the "PIDA Loan Agreement"). Under the PIDA Loan Agreement, MAID borrowed $2.0 million from PIDA to defray the costs of Robicon's construction of its New Kensington facility. Simultaneously with the execution of the Assumption Agreement, Robicon entered into an installment sale agreement (the "Installment Sale Agreement") with MAID pursuant to which Robicon agreed to purchase the New Kensington property from MAID. The PIDA Loan Agreement is secured by the guaranty from HVE and a mortgage granting a security interest in the land and improvements at the New Kensington facility. The security interest represented by this mortgage has been subordinated to the lien of Dollar Bank under the PEDFA IRB pursuant to a subordination agreement between PIDA and Dollar Bank. The balance outstanding under the PIDA Loan Agreement as of March 28, 1998 was approximately $1.6 million.

    The PIDA loan is evidenced by a note which bears interest at a rate of 2% per annum of the outstanding principal balance of the note, unless the loan is in default, in which case the note shall bear interest at a rate of the greater of 12.5% or the Prime Interest Rate (as defined therein) plus 2% per annum, applied from the date of such event of default (or if the event of default relates to violation of a certain covenant relating to employment, applied retroactively to the date of disbursement of the funds under the note) prospectively until the note is paid in full. Robicon's obligations under the Installment Sale Agreement also include payment of a fee to MAID of seven-eighths of 1% charged on the outstanding principal balance of the note for each year that the Installment Sale Agreement remains unsatisfied together with any and all charges assessed annually or otherwise by PIDA relative to the note.

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                    DESCRIPTION OF OUTSTANDING CAPITAL STOCK

    Under HVE's Restated Articles of Organization (the "Restated Articles"), HVE is authorized to issue up to 4,000 shares of HVE Common Stock, and 400,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). 110,000 shares of Preferred Stock have been designated as 12 1/2% Series A Senior Redeemable Preferred Stock, no shares of which were issued and outstanding as of March 28, 1998. 110,000 shares of Preferred Stock have been designated as 12 1/2% Series A Exchange Senior Redeemable Preferred Stock, 33,000 shares of which were issued and outstanding as of March 28, 1998.

HVE COMMON STOCK

    At March 28, 1998, there were 1,082.7429 shares of HVE Common Stock outstanding and held of record by two stockholders. HVE has reserved up to
154.1729 shares of HVE Common Stock for issuance upon exercise of certain warrants described below.

    Holders of HVE Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of HVE Common Stock entitled to vote in any election of directors may elect a majority of the directors standing for election. Holders of HVE Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding-up of HVE, the holders of HVE Common Stock are entitled to receive ratably the net assets of HVE available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding Preferred Stock. Holders of HVE Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of HVE Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of HVE Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any additional series of Preferred Stock that HVE may designate and issue in the future.

    Holders of the Common Shares included in the Units sold in the Original Offering will have the right, immediately prior to the occurrence of a Qualified Subsidiary IPO and at certain times thereafter, to require the Company to exchange a portion of their Common Shares into shares of common stock of the Restricted Subsidiary effecting such Qualified Subsidiary IPO ("Subsidiary Shares"). In addition, holders of the Common Shares have certain registration rights and take-along rights. Moreover, additional Common Shares may be issuable to the holders of the Common Shares in the future, under certain circumstances.

COMMON STOCK WARRANTS

    In connection with the sale of HVE's Subordinated Notes, HVE issued to such noteholders warrants (the "Subordinated Notes Warrants") to purchase an aggregate of 142.86 shares of HVE Common Stock (the "Subordinated Notes Warrant Shares"), representing 12.5% of the fully-diluted HVE Common Stock, at an exercise price of $.01 per share. The exercise price and number of Subordinated Notes Warrant Shares issuable upon exercise of the Subordinated Notes Warrants are subject to adjustment to prevent dilution in the event of issuance of shares of HVE Common Stock below the then-current market value or under certain other circumstances. The Subordinated Notes Warrant holders will have the right to require the Company to purchase the Subordinated Notes Warrants or Subordinated Notes Warrant Shares at a price calculated as the proportionate percentage of the value of the Company's capital stock (determined by an appraiser or pursuant to a formula of a multiple of eight times the Company's EBITDA (as defined therein) less outstanding preferred stock and debt plus cash), if the Company does not consummate an initial public offering of its capital stock before May 1, 2000. Any repurchase of Subordinated Notes Warrants by the Company would constitute a Restricted Payment under the Indenture. The Subordinated Notes Warrants expire on May 9, 2004. On July 24, 1997, CIBC Oppenheimer Corp. purchased

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Subordinated Notes Warrants to purchase 71.43 shares of HVE Common Stock, representing 6.25% of the then outstanding HVE Common Stock on a fully-diluted basis, for an aggregate purchase price of $2.5 million. Such Subordinated Notes Warrants were repurchased by the Company with a portion of the net proceeds of the Original Offering at the same purchase price.

    Contemporaneous with the sale of the Original Notes, HVE issued, as part of 33,000 Units also comprising in the aggregate 33,000 shares of Series A Preferred Stock and 82.7429 Common Shares, Warrants to purchase an aggregate of
82.7429 shares of HVE Common Stock.

    Each of these Warrants, when exercised, will entitle the holder thereof to purchase .00250736 shares of HVE Common Stock (each such share a "Warrant Share") at an exercise price equal to $0.01 per .00250736 shares (the "Exercise Price"). The number of Warrant Shares may be adjusted from time to time upon the occurrence of certain events as provided in the Warrant Agreement and Warrant and Common Stock Exchange Agreement, dated as of August 8, 1997, as amended, by and among HVE, the subsidiaries of HVE named therein, and State Street Bank and Trust Company, as successor by assignment to Boston EquiServe, L.P., as Warrant Agent (the "Warrant Agreement"). The Warrants are presently exercisable and, unless exercised, will automatically expire on August 15, 2005 (the "Expiration Date"). The Warrants entitle the holders thereof to purchase in the aggregate approximately 6.6% of the outstanding HVE Common Stock on a fully diluted basis as of the date of issuance of the Warrants.

    The Warrants are detachable from the Series A Preferred Stock and the Common Shares and separately transferable, subject to compliance with applicable federal and state securities laws. The Warrants and the Warrant Shares have not been registered under the Securities Act and are subject to certain transfer restrictions further described in the Warrant Agreement.

    Immediately prior to the occurrence of a Qualified Subsidiary IPO and at certain times thereafter, Warrant holders will have a right to require the Company to exchange a portion of their Warrants into new warrants to purchase Subsidiary Shares. In addition, holders of the Warrants have certain registration rights and take-along rights. Moreover, additional Warrants may be issuable to the holders of the Warrants in the future, under certain circumstances.

PREFERRED STOCK

    The Board of Directors is authorized, subject to certain limitations prescribed by law and the terms of the Indenture and the Restated Articles, without further stockholder approval, from time to time to issue up to an aggregate of 400,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each such series, including the number of shares constituting any such series and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences thereof. 110,000 of these shares of Preferred Stock have been designated as 12 1/2% Series A Senior Redeemable Preferred Stock and an additional 110,000 of these shares have been designated as 12 1/2% Series A Exchange Senior Redeemable Preferred Stock. The creation and issuance of any additional series of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company.

    The Company issued an aggregate of 33,000 shares of Original Series A Preferred Stock with a liquidation preference of $1,000 per share on August 8, 1997 in the sale of the Units. Pursuant to a registration statement filed by the Company, the Company exchanged shares of Series A Preferred Stock for all of the outstanding shares of Original Series A Preferred Stock. The terms of the Original Series A Preferred Stock are substantially identical to the terms of the Series A Preferred Stock, except that the shares of Series A Preferred Stock have been registered under the Securities Act and do not bear legends restricting the transfer of such shares.

    The Original Series A Preferred Stock and Series A Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, dissolution or winding-up of the Company, rank senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established after the date of issuance of the original Series A Preferred Stock (collectively, "Junior Securities"). The Company may not issue any class or series of capital stock ranking senior to or on a parity with the Original Series A Preferred Stock and Series A Preferred Stock (or amend the provisions of any existing class of capital stock or series of preferred stock to make such class or series rank senior to or on a parity with the Series A Preferred Stock) with respect to dividend distributions or distributions upon liquidation, dissolution or winding-up of the Company without the approval of the holders of at least a majority of the shares of Series A Preferred Stock and Original Series A Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; provided, however, that the Company can issue, from time to time, (i) additional shares of Series A Preferred Stock to satisfy dividend payments on outstanding shares of Series A Preferred Stock, and
(ii) up to 5,000 shares of Series A Preferred Stock, along with sufficient additional shares of Series A Preferred Stock to satisfy the payment of dividends thereon.

    Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the Series A Preferred Stock at a rate per annum equal to 12 1/2% of the liquidation preference per share of Series A Preferred Stock, payable semiannually. All dividends will be cumulative whether or not earned or declared on a daily basis from the date on which such stock is issued and will be payable semiannually in arrears on August 15 and February 15 of each year, commencing on February 15, 1998, to holders of record on the August 1 and February 1 immediately preceding the relevant dividend payment date. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to August 15, 2002 either in cash or by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that on or prior to August 15, 2002 dividends are declared and paid through the issuance of additional shares of Series A Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and will not accumulate. If any dividend payable on any dividend payment date subsequent to August 15, 2000 is not paid in full in cash, the per annum dividend rate will be increased by 0.50% from such dividend payment date, and following two such non-cash payments, the per annum dividend rate will be increased by 1.00% for each additional semiannual period in which such non-cash payment occurs, up to a maximum rate of 200 basis points in excess of the dividend rate originally borne by the Series A Preferred Stock. After the date on which such dividend default is cured, the dividend rate on the Series A Preferred Stock will revert to the dividend rate originally borne by the Series A Preferred Stock. After August 15, 2002, dividends on such classes of Preferred Stock must be paid in cash.

    The Series A Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after August 15, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed in percentages of the then effective liquidation preference thereof) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), if redeemed during the 12-month period beginning August 15 of each of the years set forth below:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2002.............................................................................     106.250%
2003.............................................................................     103.125%
2004.............................................................................     101.563%
2005 and thereafter..............................................................     100.000%

    The Series A Preferred Stock will also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on August 15, 2005 at a price equal to 100% of the liquidation preference thereof, payable in cash, plus, without duplication, all accumulated and unpaid dividends, which will also be paid in cash (whether or not otherwise payable in cash) to the date of redemption.

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Series A Preferred Stock will initially be entitled to be paid, out of the assets of the Company available for distribution, $1,000 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the immediately preceding dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock will share equally and ratably in any distribution of assets of the Company first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

    Holders of the Series A Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or upon the occurrence of certain events as set forth in the Restated Articles.

    Within 20 days of the occurrence of a Change of Control, the Company shall make an offer to purchase (the "Change of Control Offer") the outstanding Series A Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the Change of Control Payment Date) in accordance with the procedures set forth in this covenant.

    The Restated Articles impose certain restrictions on the ability of Company to declare or pay dividends or make distributions with respect to, or purchase, or redeem or exchange, any capital stock of the Company other than the Series A Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Restated Articles contain certain provisions permitted under Massachusetts law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Restated Articles and By-laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by Massachusetts law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion of certain of the anticipated federal income tax consequences of an exchange of the New Notes for Exchange Notes and of the purchase, ownership, and disposition of the Exchange Notes is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary, and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold Exchange Notes as part of a straddle or conversion transactions or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the Exchange Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. ALL INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE AND THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES.

TAXATION OF HOLDERS ON EXCHANGE

    Although the matter is not free from doubt, an exchange of New Notes for Exchange Notes should not be a taxable event to holders of New Notes, and holders should not recognize any taxable gain or loss as a result of such an exchange. Accordingly, a holder would have the same adjusted basis and holding period in the Exchange Notes as it had in the New Notes immediately before the exchange. Further, the tax consequences of ownership and disposition of any Exchange Notes should be the same as the tax consequences of ownership and disposition of New Notes.

MARKET DISCOUNT

    If a holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the exchange of the market discount which has not previously been included in income and is treated as having accrued on such a Note at the time of such payment or disposition. In addition, the holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the holder elects to accrue on a constant interest method. A holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

AMORTIZABLE BOND PREMIUM

    A holder that purchases a Note for an amount in excess of the sum of its principal amount will be considered to have purchased the Note at a "premium." A holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the Note. Bond premium on a Note held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

    A holder's tax basis in a Note will, in general, be the holder's cost therefor, increased by market discount previously included in income by the holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Note, a holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will, as a general rule, be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than eighteen months. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Notes and to the proceeds of sale of a Note made to holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    THE UNITED STATES FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF NEW NOTES FOR EXCHANGE NOTES AND OF THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                    EXPERTS

    The consolidated historical financial statements of High Voltage Engineering Corporation and Subsidiaries as of April 27, 1996 and April 26, 1997, and for each of the fiscal years in the three-year period ended April 26, 1997, included in this Prospectus and elsewhere in this Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said expert firm as in auditing and accounting.

    The consolidated historical financial statements of PHI Acquisition Holdings, Inc. and Subsidiaries as of June 28, 1996 and June 27, 1997, and for each of the years in the three-year period ended June 27, 1997, included in this Prospectus and elsewhere in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as in auditing and accounting.

    The consolidated historical financial statements of Stewart Warner and Subsidiaries as of and for the years ended April 30, 1996 and 1997 and as of and for the nine-month period ended January 31, 1998, included in this Prospectus and elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said expert firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the Exchange Notes has been passed upon for the Company by Bingham Dana LLP, Boston, Massachusetts.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain statements that may be considered "forward-looking." Those forward-looking statements include, among other things, discussions of the Company's business strategy and expectations concerning the Company's position in the various industries in which it participates, future operations, growth, product development and marketing efforts, the issuance of patents, margins, profitability, liquidity and capital resources, as well as statements concerning certain products under development, the PHI Merger and Stewart Warner Acquisition and PHI's and Stewart Warner's contributions to the realization of the Company's overall strategies. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Prospective investors in the Exchange Notes offered hereby are cautioned that although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be materially incorrect. The uncertainties in this regard include, but are not limited to, those identified in the section of this Prospectus entitled "Risk Factors." In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved and prospective investors in the New Notes should not place undue reliance on such forward-looking statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES
Consolidated Financial Statements -- April 29, 1995, April 27, 1996, April 26, 1997,
 January 25, 1997 (unaudited) and January 24, 1998 (unaudited)
Report of Grant Thornton LLP, Independent Certified Public Accountants.....................................        F-2
Consolidated Balance Sheets................................................................................        F-3
Consolidated Statements of Operations......................................................................        F-4
Consolidated Statements of Stockholders' Deficiency........................................................        F-5
Consolidated Statements of Cash Flows......................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7
PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Financial Statements -- June 28, 1996 and June 27, 1997
Report of KPMG Peat Marwick LLP, Independent Auditors......................................................       F-34
Consolidated Balance Sheets................................................................................       F-35
Consolidated Statements of Operations......................................................................       F-36
Consolidated Statements of Stockholders' Equity............................................................       F-37
Consolidated Statements of Cash Flows......................................................................       F-38
Notes to Consolidated Financial Statements.................................................................       F-39
STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARIES
Consolidated Financial Statements -- April 30, 1996 and 1997, January 31, 1997 (unaudited) and January 31,
 1998
Report of Deloitte & Touche LLP, Independent Auditors......................................................       F-51
Consolidated Balance Sheets................................................................................       F-52
Consolidated Statements of Income..........................................................................       F-53
Statements of Stockholders' Equity.........................................................................       F-54
Consolidated Statements of Cash Flows......................................................................       F-55
Notes to Consolidated Financial Statements.................................................................       F-56

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholder
High Voltage Engineering Corporation

    We have audited the accompanying consolidated balance sheets of High Voltage Engineering Corporation and Subsidiaries (the Company) as of April 27, 1996 and April 26, 1997 and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended April 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of April 27, 1996 and April 26, 1997 and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended April 26, 1997, in conformity with generally accepted accounting principles.

                                          /S/ GRANT THORNTON LLP

Boston, Massachusetts                     GRANT THORNTON LLP
June 18, 1997 (except for notes N and P
  as to which the dates are March 19, 1998 and April 15, 1998, respectively)

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                              APRIL 27,   APRIL 26,   JANUARY 24,
                                                                                 1996        1997         1998
                                                                              ----------  ----------  ------------
                                                                                                      (UNAUDITED)
                                   ASSETS
CURRENT ASSETS
    Cash and cash equivalents...............................................  $    2,107  $    1,542   $   15,105
    Restricted cash.........................................................       4,595       2,210        3,973
    Accounts receivable -- net of allowance for doubtful accounts...........      33,340      33,333       42,918
    Refundable income taxes.................................................          --          --        2,157
    Inventories.............................................................      20,972      22,334       39,146
    Prepaid expenses and other current assets...............................       1,971       1,164        1,676
                                                                              ----------  ----------  ------------
        Total current assets................................................      62,985      60,583      104,975
PROPERTY, PLANT AND EQUIPMENT -- Net........................................      29,222      30,966       49,130
INVESTMENT IN JOINT VENTURE.................................................          --          --        1,843
ASSETS HELD FOR SALE........................................................       6,173       5,248        3,858
OTHER ASSETS -- Net.........................................................       5,627       7,432       16,598
COST IN EXCESS OF NET ASSETS ACQUIRED.......................................       9,711       9,358       16,883
                                                                              ----------  ----------  ------------
                                                                              $  113,718  $  113,587   $  193,287
                                                                              ----------  ----------  ------------
                                                                              ----------  ----------  ------------
                  LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
    Current maturities of long-term debt obligations........................  $    1,909  $    2,609   $    1,308
    Foreign credit line.....................................................       2,753       2,284        2,610
    Accounts payable........................................................      18,119      17,199       17,290
    Accrued interest........................................................       6,211       8,394        6,781
    Accrued liabilities.....................................................      11,530      12,000       21,955
    Advance payments by customers...........................................       6,324       5,294        6,605
    Federal, foreign and state income taxes payable.........................         997       1,261        1,270
    Deferred income taxes...................................................       3,248       2,171        2,322
                                                                              ----------  ----------  ------------
        Total current liabilities...........................................      51,091      51,212       60,141
REDEEMABLE PUT WARRANTS.....................................................          --       2,800        2,500
LONG-TERM OBLIGATIONS, LESS CURRENT MATURITIES..............................      80,009      80,508      152,997
DEFERRED INCOME TAXES.......................................................       1,900       1,834        4,423
OTHER LIABILITIES...........................................................       3,205       2,495        3,252
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK (aggregate liquidation preference of $33,000 as
  of January 24, 1998)......................................................      10,995      11,474       29,567
STOCKHOLDERS' DEFICIENCY
    Common stock............................................................           1           1            1
    Paid-in-capital.........................................................      17,326      17,326       19,527
    Accumulated deficit.....................................................     (50,869)    (54,104)     (81,155)
    Common stock warrants...................................................          --          --        2,200
    Cumulative foreign currency translation adjustment......................          60          41         (166)
                                                                              ----------  ----------  ------------
        Total stockholders' deficiency......................................     (33,482)    (36,736)     (59,593)
                                                                              ----------  ----------  ------------
                                                                              $  113,718  $  113,587   $  193,287
                                                                              ----------  ----------  ------------
                                                                              ----------  ----------  ------------

        The accompanying notes are an integral part of these statements.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED                  NINE MONTHS ENDED
                                                     -------------------------------------  ------------------------
                                                      APRIL 29,    APRIL 27,    APRIL 26,   JANUARY 25   JANUARY 24,
                                                        1995         1996         1997         1997         1998
                                                     -----------  -----------  -----------  -----------  -----------

                                                                                            (UNAUDITED)  (UNAUDITED)
Net sales..........................................   $ 116,551    $ 149,100    $ 173,103    $ 122,046    $ 164,976
Cost of sales......................................      73,424       97,386      114,848       81,249      105,962
                                                     -----------  -----------  -----------  -----------  -----------
    Gross profit...................................      43,127       51,714       58,255       40,797       59,014
Administrative and selling expenses................      26,113       34,915       36,967       26,897       38,755
Research and development expenses..................       8,094        8,071        9,361        6,962       17,731
Restructuring charge...............................       1,294          150           --           --           --
Reimbursed environmental and litigation costs --
  net..............................................      (2,130)        (450)          26          228          458
Other..............................................         892        1,163        2,234          788           44
                                                     -----------  -----------  -----------  -----------  -----------
    Income from operations.........................       8,864        7,865        9,667        5,922        2,026
Interest expense...................................       8,573       11,225       11,989        8,250       14,291
Interest income....................................         (74)        (278)        (351)        (206)        (476)
                                                     -----------  -----------  -----------  -----------  -----------
    Income (loss) from continuing operations before
      income taxes, discontinued operations and
      extraordinary item...........................         365       (3,082)      (1,971)      (2,122)     (11,789)
Income taxes (credit)..............................         196       (2,619)         526       (2,522)       2,769
                                                     -----------  -----------  -----------  -----------  -----------
    Income (loss) from continuing operations before
      discontinued operations and extraordinary
      item.........................................         169         (463)      (2,497)         400      (14,558)
Discontinued operations:
    Income (loss) from discontinued operations, net
      of income taxes..............................         607         (135)          --           --           --
    Gain (loss) on disposal of discontinued
      operations, net of income taxes..............        (331)       1,633           --           --           --
                                                     -----------  -----------  -----------  -----------  -----------
                                                            276        1,498           --           --           --
Extraordinary loss, net of income taxes............          --         (422)        (259)        (259)      (7,861)
                                                     -----------  -----------  -----------  -----------  -----------
Net income (loss)..................................         445          613       (2,756)         141      (22,419)
Preferred dividends................................        (415)        (446)        (479)        (356)      (2,057)
Accretion of redeemable preferred stock............          --           --           --           --         (175)
                                                     -----------  -----------  -----------  -----------  -----------
Net income (loss) applicable to common
  stockholders.....................................   $      30    $     167    $  (3,235)   $    (215)   $ (24,651)
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------
Net income (loss) per common share:
    Continuing operations..........................   $ (246.00)   $ (909.00)   $(2,976.00)  $   44.00   ($15,975.26)
    Discontinued operations........................      276.00     1,498.00           --           --           --
    Extraordinary item.............................          --      (422.00)     (259.00)     (259.00)   (7,479.54)
                                                     -----------  -----------  -----------  -----------  -----------
    Net income (loss) applicable to common
      stockholders.................................   $   30.00    $  167.00    $(3,235.00)  $ (215.00)  ($23,454.80)
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------
Net income (loss) per common share (assuming
  dilution):
    Continuing operations..........................   $ (246.00)   $ (909.00)   $(2,299.21)  $   38.50   ($12,331.39)
    Discontinued operations........................      276.00     1,498.00           --           --           --
    Extraordinary item.............................          --      (422.00)     (226.60)     (226.60)   (6,545.38)
                                                     -----------  -----------  -----------  -----------  -----------
    Net income (loss) applicable to common
      stockholders.................................   $   30.00    $  167.00    $(2,525.81)  $ (188.10)  ($18,876.77)
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------
Weighted average common stock outstanding..........       1,000        1,000        1,000        1,000        1,051
Weighted average common stock and dilutive
  equivalents outstanding..........................       1,000        1,000        1,143        1,143        1,201
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                             (DOLLARS IN THOUSANDS)

                                                                                              CUMULATIVE
                                                                                                FOREIGN
                                                                                COMMON         CURRENCY            PENSION
                                  COMMON         PAID-IN      ACCUMULATED        STOCK        TRANSLATION         LIABILITY
                                   STOCK         CAPITAL        DEFICIT        WARRANTS       ADJUSTMENT         ADJUSTMENT
                              ---------------  -----------  ----------------  -----------  -----------------  -----------------
Balance, April 30, 1994 as
  restated (note A).........     $       1      $  17,326      $  (51,066)     $      --       $    (915)         $     (74)
Net income, as restated.....                                          445
Preferred stock dividends...                                         (415)
Change in foreign currency
  translation...............                                                                         201
Liquidation of foreign
  subsidiary................                                                                         526
Pension liability
  adjustment................                                                                                             74
                                        --
                                               -----------       --------     -----------         ------                ---
Balance, April 29, 1995.....             1         17,326         (51,036)            --            (188)                --
Net income, as restated.....                                          613
Preferred stock dividends...                                         (446)
Change in foreign currency
  translation...............                                                                         248
                                        --
                                               -----------       --------     -----------         ------                ---
Balance, April 27, 1996.....             1         17,326         (50,869)            --              60                 --
Net loss....................                                       (2,756)
Preferred stock dividends...                                         (479)
Change in foreign currency
  translation...............                                                                         (19)
                                        --
                                               -----------       --------     -----------         ------                ---
Balance, April 26, 1997.....             1         17,326         (54,104)            --              41                 --
Nine Months Ended January
  24, 1998 (unaudited):
Net loss....................                                      (22,419)
Preferred stock
  dividends.................                                       (2,057)
Accretion of redeemable
  preferred stock...........                                         (175)
Distribution to fund Letitia
  common stock repurchase...                                       (2,400)
Change in foreign currency
  translation...............                                                                        (207)
Common stock warrants.......                                                       2,200
Proceeds from issuance of
  common stock..............                        2,201
                                        --
                                               -----------       --------     -----------         ------                ---
Balance, January 24, 1998
  (unaudited)...............     $       1      $  19,527      $  (81,155)     $   2,200       $    (166)         $      --
                                        --
                                        --
                                               -----------       --------     -----------         ------                ---
                                               -----------       --------     -----------         ------                ---


                                TOTAL
                              ---------
Balance, April 30, 1994 as
  restated (note A).........  $ (34,728)
Net income, as restated.....        445
Preferred stock dividends...       (415)
Change in foreign currency
  translation...............        201
Liquidation of foreign
  subsidiary................        526
Pension liability
  adjustment................         74

                              ---------
Balance, April 29, 1995.....    (33,897)
Net income, as restated.....        613
Preferred stock dividends...       (446)
Change in foreign currency
  translation...............        248

                              ---------
Balance, April 27, 1996.....    (33,482)
Net loss....................     (2,756)
Preferred stock dividends...       (479)
Change in foreign currency
  translation...............        (19)

                              ---------
Balance, April 26, 1997.....    (36,736)
Nine Months Ended January
  24, 1998 (unaudited):
Net loss....................    (22,419)
Preferred stock
  dividends.................     (2,057)
Accretion of redeemable
  preferred stock...........       (175)
Distribution to fund Letitia
  common stock repurchase...     (2,400)
Change in foreign currency
  translation...............       (207)
Common stock warrants.......      2,200
Proceeds from issuance of
  common stock..............      2,201

                              ---------
Balance, January 24, 1998
  (unaudited)...............  $ (59,593)

                              ---------
                              ---------

        The accompanying notes are an integral part of these statements.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                           YEARS ENDED
                                                                                              -------------------------------------
                                                                                               APRIL 29,    APRIL 27,    APRIL 26,
                                                                                                 1995         1996         1997
                                                                                              -----------  -----------  -----------

Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
  Net income (loss).........................................................................   $     445          613    $  (2,756)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Extraordinary item, net of income taxes.................................................          --          422           --
    Depreciation and amortization...........................................................       4,234        4,134        4,376
    Write-off of other assets...............................................................         650        1,200           --
    Non-cash interest.......................................................................       2,104        2,533        2,897
    Deferred income taxes...................................................................        (410)      (2,714)      (1,143)
    Undistributed earnings ofaffiliate......................................................        (250)         (88)        (201)
    (Gain) loss on sale of discontinued operations..........................................         331       (1,633)          --
    Other...................................................................................         456          (37)        (186)
    Change in assets and liabilities, net of effects of business acquisitions and divestitures:
      Accounts receivable...................................................................      (1,137)      (7,547)         257
      Refundable income taxes...............................................................        (997)         997           --
      Inventories...........................................................................         644       (5,754)      (1,482)
      Prepaid expenses and other current assets.............................................         147           67          857
      Other assets..........................................................................        (304)        (576)      (3,094)
      Accounts payable, accrued interest and accrued liabilities............................       1,670          893        1,868
      Advance payments by customers.........................................................       1,965        2,511       (1,030)
      Federal, foreign and state income taxes payable.......................................         579       (1,381)         264
                                                                                              -----------  -----------  -----------
        Net cash provided by (used in) operating activities.................................      10,127       (6,360)         627
                                                                                              -----------  -----------  -----------
Cash flows from investing activities:
  Additions to property, plant and equipment................................................      (9,873)      (5,791)      (3,516)
  Proceeds from sales of discontinued operation.............................................       2,194       11,000           --
  Proceeds from sales of assets net of expenses.............................................         950          402          260
  Acquisition of Industrias Jorda S.L. .....................................................      (5,946)          --           --
  Acquisition of Physical Electronics net of cash acquired..................................          --           --           --
  Other.....................................................................................         397          118          190
                                                                                              -----------  -----------  -----------
        Net cash provided by (used in) investing activities.................................     (12,278)       5,729       (3,066)
                                                                                              -----------  -----------  -----------
Cash flows from financing activities:
  Cash overdraft............................................................................         797        2,416       (1,306)
  Proceeds from the issuance of long-term obligations net of issuance costs.................       3,628        4,813       66,267
  Proceeds from the issuance of preferred stock, net of issuance costs......................          --           --           --
  Proceeds from the issuance of common stock................................................          --           --           --
  Net proceeds from the issuance of redeemable put warrants and common stock warrants.......          --           --        2,413
  Net proceeds/(payments) from foreign credit line..........................................       2,090          663         (469)
  Net (increase) decrease in restricted cash................................................      (2,123)      (1,696)       2,385
  Net proceeds/(payments) under senior credit agreement.....................................      (2,300)        (515)      (2,957)
  Distribution to fund Letitia common stock repurchase......................................          --           --           --
  Redemption of redeemable put warrants.....................................................          --           --           --
  Redemption of redeemable preferred stock..................................................          --           --           --
  Principal payments on long-term obligations...............................................        (871)      (3,828)     (64,440)
                                                                                              -----------  -----------  -----------
        Net cash provided by financing activities...........................................       1,221        1,853        1,893
                                                                                              -----------  -----------  -----------
Effect of foreign exchange rate changes on cash.............................................         391          380          (19)
                                                                                              -----------  -----------  -----------
        Net (decrease) increase in cash and cash equivalents................................        (539)       1,602         (565)
Cash and cash equivalents, beginning of year................................................       1,044          505        2,107
                                                                                              -----------  -----------  -----------
Cash and cash equivalents, end of year......................................................   $     505    $   2,107    $   1,542
                                                                                              -----------  -----------  -----------
                                                                                              -----------  -----------  -----------
Supplemental Disclosure of Cash Flow Information:
  Cash paid for:
    Interest................................................................................   $   6,542    $   8,272    $   7,568
    Income taxes............................................................................         905          408        1,246
Supplemental Schedule of Non-cash Investing and Financing Activities:
  Preferred stock dividends-in-kind and issuable preferred stock
    dividends-in-kind.......................................................................   $     415    $     446    $     479
  Leased asset additions....................................................................          96          172        1,494
  Transfer from property, plant and equipment to assets held for sale, net..................       6,195        1,178       (1,378)

                                                                                                 NINE MONTHS ENDED
                                                                                              ------------------------
                                                                                              JANUARY 25,  JANUARY 24,
                                                                                                 1997         1998
                                                                                              -----------  -----------
                                                                                              (UNAUDITED)  (UNAUDITED)
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
  Net income (loss).........................................................................   $     141    $ (22,419)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Extraordinary item, net of income taxes.................................................          --        1,574
    Depreciation and amortization...........................................................       3,211        6,076
    Write-off of other assets...............................................................          --        5,800
    Non-cash interest.......................................................................       1,370        3,231
    Deferred income taxes...................................................................        (803)      (3,496)
    Undistributed earnings ofaffiliate......................................................         (99)        (131)
    (Gain) loss on sale of discontinued operations..........................................        (246)      (1,417)
    Other...................................................................................          --           --
    Change in assets and liabilities, net of effects of business acquisitions and divestitures:
      Accounts receivable...................................................................       1,325        6,079
      Refundable income taxes...............................................................          --           --
      Inventories...........................................................................      (3,345)      (1,569)
      Prepaid expenses and other current assets.............................................         372          372
      Other assets..........................................................................        (230)          28
      Accounts payable, accrued interest and accrued liabilities............................      (3,716)      (4,459)
      Advance payments by customers.........................................................       1,099       (2,787)
      Federal, foreign and state income taxes payable.......................................      (3,307)         974
                                                                                              -----------  -----------
        Net cash provided by (used in) operating activities.................................      (4,228)     (12,144)
                                                                                              -----------  -----------
Cash flows from investing activities:
  Additions to property, plant and equipment................................................      (2,945)      (4,336)
  Proceeds from sales of discontinued operation.............................................          --           --
  Proceeds from sales of assets net of expenses.............................................         157        3,352
  Acquisition of Industrias Jorda S.L. .....................................................          --           --
  Acquisition of Physical Electronics net of cash acquired..................................          --      (54,272)
  Other.....................................................................................          49         (166)
                                                                                              -----------  -----------
        Net cash provided by (used in) investing activities.................................      (2,739)     (55,422)
                                                                                              -----------  -----------
Cash flows from financing activities:
  Cash overdraft............................................................................      (1,196)         269
  Proceeds from the issuance of long-term obligations net of issuance costs.................      63,079      129,466
  Proceeds from the issuance of preferred stock, net of issuance costs......................          --       29,392
  Proceeds from the issuance of common stock................................................          --        2,200
  Net proceeds from the issuance of redeemable put warrants and common stock warrants.......       2,413        2,200
  Net proceeds/(payments) from foreign credit line..........................................        (217)         326
  Net (increase) decrease in restricted cash................................................       1,406       (1,763)
  Net proceeds/(payments) under senior credit agreement.....................................       4,444       (7,702)
  Distribution to fund Letitia common stock repurchase......................................          --       (2,250)
  Redemption of redeemable put warrants.....................................................          --       (2,500)
  Redemption of redeemable preferred stock..................................................          --      (11,621)
  Principal payments on long-term obligations...............................................     (63,812)     (56,649)
                                                                                              -----------  -----------
        Net cash provided by financing activities...........................................       6,117       81,368
                                                                                              -----------  -----------
Effect of foreign exchange rate changes on cash.............................................         (55)        (239)
                                                                                              -----------  -----------
        Net (decrease) increase in cash and cash equivalents................................        (905)      13,563
Cash and cash equivalents, beginning of year................................................       2,107        1,542
                                                                                              -----------  -----------
Cash and cash equivalents, end of year......................................................   $   1,202    $  15,105
                                                                                              -----------  -----------
                                                                                              -----------  -----------
Supplemental Disclosure of Cash Flow Information:
  Cash paid for:
    Interest................................................................................   $   5,116    $  12,756
    Income taxes............................................................................         604        1,635
Supplemental Schedule of Non-cash Investing and Financing Activities:
  Preferred stock dividends-in-kind and issuable preferred stock
    dividends-in-kind.......................................................................   $     356    $     322
  Leased asset additions....................................................................         438          276
  Transfer from property, plant and equipment to assets held for sale, net..................          --           --

        The accompanying notes are an integral part of these statements.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

FINANCIAL STATEMENT PRESENTATION

    High Voltage Engineering Corporation (the "Company") is a wholly owned subsidiary of Letitia Corporation ("Letitia"). The Company's wholly owned subsidiaries include Datcon Instrument Company, HIVEC B.V., and Halmar Robicon Group, Inc.

    The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries after elimination of material intercompany transactions and balances.

    The Company owns 49% of an affiliated company which is accounted for using the equity method. Separate disclosure is not presented as the amounts are not significant.

    The accompanying consolidated financial statements for fiscal years 1995 and 1996 have been restated to correct the method of valuing contingent interest payments (see note E). The effect of the restatement was to decrease net income for 1995 by $604 ($604.00 per share), decrease net income for fiscal year 1996 by $1,582 ($1,582.00 per share) and also to increase the accumulated deficit at the beginning of fiscal year 1995 by $2,763.

INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

    The consolidated balance sheet as of January 24, 1998, the consolidated statements of operations, consolidated statement of stockholder's deficiency and the consolidated statement of cash flows for the three months ended January 25, 1997 and January 24, 1998 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the nine months ended January 25, 1997 and January 24, 1998 are not necessarily indicative of the results to be expected for the full year.

NATURE OF OPERATIONS

    The Company operates a diversified portfolio of specialty industrial manufacturing businesses with multiple product lines that serve a broad spectrum of original equipment manufacturers and end-users. Business and customer concentration is minimal due to the diversified nature of its portfolio of businesses, with respect to products sold and end-markets served on a world-wide basis. Examples of end-markets served include process automation, wastewater treatment, petrochemicals, construction, agriculture, materials handling, computers, telecommunications, medical equipment, climate control and scientific, and educational research.

ACCOUNTING PERIOD

    The Company operates on a 52 or 53 week fiscal period. Each of the fiscal periods presented are 52 week periods.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    Revenue is recognized when goods are shipped and the risk of loss passes to the customer or in the case of significant long-term contracts on the percentage-of-completion method. Provisions for estimated losses on long-term contracts are charged to operations when identified.

    When customers, under the terms of specific orders, request that the Company manufacture, invoice and ship goods on a bill and hold basis, the Company recognizes revenue based on the completion date required in the order and actual completion of the manufacturing process. At the time such goods are ready for delivery, title and risk of ownership pass to the customer.

    Accounts receivable include retainages of approximately $504 and $1,279 as of April 27, 1996 and April 26, 1997, respectively. Bill and hold receivables were not significant as of April 27, 1996 and April 26, 1997.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

    A summary of activity in the allowance for doubtful accounts is as follows:

                                                                              YEARS ENDED
                                                                 -------------------------------------
                                                                  APRIL 29,    APRIL 27,    APRIL 26,
                                                                    1995         1996         1997
                                                                 -----------  -----------  -----------
Balance at beginning of year...................................   $     906    $     973    $   1,973
Provision......................................................         166        1,412          813
Charge-offs, net of recoveries.................................         (99)        (412)        (929)
                                                                      -----   -----------  -----------
Balance at end of year.........................................   $     973    $   1,973    $   1,857
                                                                      -----   -----------  -----------
                                                                      -----   -----------  -----------

CASH EQUIVALENTS

    For purposes of the statements of cash flows, all highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents.

    Cash overdrafts included in trade accounts payable were $3,587 and $2,281 at April 27, 1996 and April 26, 1997, respectively.

    At April 27, 1996 and April 26, 1997, cash in the amounts of $6,191 and $2,712, respectively, was in uninsured foreign bank accounts, including $4,595 and $2,210, respectively which was used for collateral for a bank guarantee facility for customer advances.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out or average cost method) or market.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, while accelerated methods are used for tax purposes. Future income taxes resulting from depreciation temporary differences have been provided for as deferred income taxes.

    Depreciation is based upon the following estimated useful lives:

Building and building improvements...........................  30 to 40 years
Leasehold improvements.......................................  5 to 20 years
Machinery and equipment......................................  2 to 10 years

COST IN EXCESS OF NET ASSETS ACQUIRED

    The cost in excess of net assets acquired (goodwill) is amortized on a straight-line basis over the expected period of benefit of forty years. The Company continually evaluates the carrying value of goodwill. Any impairments would be recognized when the expected undiscounted future operating cash flows derived from such goodwill is less than the carrying value.

INTANGIBLE ASSETS

    Costs incurred to obtain debt financing are amortized over the expected term of the related debt. Amortization of deferred financing costs is recorded as interest expense. The costs associated with non-compete and consulting agreements are amortized over the period to which the agreements relate.

LONG-TERM COMPENSATION PLAN

    Costs associated with a Valuation Creation Plan (VCP) which provides long-term compensation for key individuals are recorded, on a quarterly basis, based on the formula as defined in the VCP (see note I).

FOREIGN CURRENCY TRANSLATION

    Foreign subsidiaries use the local currency as their functional currency. Assets and liabilities of these entities are translated into U.S. dollars at rates of exchange in effect at the balance sheet date. The resulting translation adjustments are accumulated in a separate component of stockholder's deficiency and are included in operations only upon the sale or liquidation of the underlying foreign investment. Revenue and expense transactions are translated at the weighted average exchange rates for the fiscal month in which the transaction occurred.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DERIVATIVES

    The Company enters into forward exchange contracts to manage exposure related to certain foreign currency commitments, certain foreign currency denominated balance sheet positions and anticipated foreign currency denominated expenditures. All forward exchange contracts are designated as and effective as a hedge and are highly inversely correlated to the hedged item as required by generally accepted accounting principles. If a derivative contract terminates prior to maturity, the investment is shown at its fair value with the resulting gain or loss reflected in operating results. Gains and losses on contracts to hedge identifiable foreign currency commitments are deferred and accounted for as part of the related foreign currency transaction. Gains and losses on all other forward exchange contracts are included in income currently.

    At April 26, 1997, the notional amounts of forward exchange contracts (all denominated in Netherlands guilders) totaled $1,272. All of these contracts mature in fiscal year 1998. Deferred unrealized losses from hedging firm commitments are immaterial.

    The Company's forward exchange contracts contain credit risk in that its banking counterparties may be unable to meet the terms of the agreements. The Company minimizes such risk by limiting its counterparties to major financial institutions. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. Management does not expect any material losses as a result of default by other parties.

    The Company does not use derivative financial instruments for speculative trading purposes, nor does it hold or issue leveraged derivative financial instruments.

ENVIRONMENTAL EXPENDITURES

    Costs associated with remediation activities are expensed. Liabilities relating to probable remedial activities are recorded when the cost of such activities can be reasonably estimated. The liability is discounted when the amount and timing of the cash payments for that remediation site are fixed or reliably determinable. The liabilities are adjusted as further information develops or circumstances change.

CERTAIN RISKS AND CONCENTRATION

    The Company operates in highly competitive and rapidly changing markets and some competitors have substantially greater sales and financial resources. Entry into the market by new competition or the development of new technologies could adversely affect operating results. Significant concentration of credit risk is with trade receivables, which is somewhat mitigated due to the Company's diversity of regions and customers.

    The Company has manufacturing operations in three foreign countries (Spain, Ireland and the Netherlands). Risks inherent in foreign operations include changes in social, political and economic conditions, changes in currency exchange rates, changes in the laws and policies that govern foreign investments in countries and to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse, subject to a valuation allowance.

    Deferred income taxes result from changes in deferred tax assets, deferred tax liabilities and changes in the valuation allowance. Income tax expense consists of the taxes payable for the year and deferred income taxes as discussed above (see note J).

NET INCOME (LOSS) PER SHARE

    During 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which changes the calculation of earnings per share to be more consistent with countries outside the United States. In general, the statement requires two calculations of earnings per share to be disclosed, basic EPS and diluted EPS. Basic EPS is to be computed using only weighted average shares outstanding, while diluted EPS is computed considering the dilution of options and warrants. This statement has been adopted by the Company and all prior, interim and annual periods have been restated.

LIQUIDITY

    The Company believes that its current financing together with internally generated funds will be sufficient to fund its operations over the next twelve months.

USE OF ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

ADVERTISING

    Advertising costs are expensed as incurred. Advertising expense was $1,458, $1,429 and $1,754 for the fiscal years 1995, 1996 and 1997, respectively.

RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents approximates its fair value. The fair value of notes receivable is estimated by discounting the expected future cash flows at interest rates commensurate with the creditworthiness of the parties to the notes receivable, which approximates its carrying values.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The carrying amounts of borrowings under short-term revolving credit agreements, and variable rate long-term debt instruments approximate their fair value as the floating rates applicable to the financial instruments reflect changes in overall market interest rates. The fair value of other long-term debt is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of long-term debt refinanced, as discussed in note E, was estimated at its carrying value. At April 27, 1996, the carrying amount and estimated fair value of long-term debt was $81,918 and $81,001, respectively. At April 26, 1997, the carrying amount and estimated fair value of long-term debt was $83,117 and $82,196, respectively.

    The carrying value of the redeemable warrants is equal to the estimated fair value.

    The estimate fair value of forward currency exchange contracts is calculated using the exchange rate at the Company's year end as quoted by the respective brokers and at April 26, 1997 was approximately $1,162.

    Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

    The Company believes that it is not practical to estimate a fair value different from these securities' carrying value of its redeemable preferred stock as these securities are issued to Letitia, a related party, and have numerous unique features (see note G).

NEW ACCOUNTING PRONOUNCEMENTS

    During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which introduces a new model for segment reporting. The Company does not believe adoption will have a material impact on its financial statement disclosures.

RECLASSIFICATIONS

    Certain reclassifications have been made to the fiscal year 1995 and 1996 consolidated financial statements in order to conform with the current year's presentation.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE B -- INVENTORIES

    Inventories consisted of the following as of:

                                                             APRIL 27,  APRIL 26,  JANUARY 24,
                                                               1997       1997        1998
                                                             ---------  ---------  -----------
                                                                                   (UNAUDITED)
Raw materials..............................................  $  13,461  $  14,912   $  17,832
Work in process............................................      4,462      3,977      11,825
Finished goods.............................................      3,049      3,445       9,489
                                                             ---------  ---------  -----------
Total......................................................  $  20,972  $  22,334   $  39,146
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

NOTE C -- PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following as of:

                                                                        APRIL 27,   APRIL 26,
                                                                           1996        1997
                                                                        ----------  ----------
Land and land improvements............................................  $    3,763  $    5,788
Buildings and building improvements...................................      15,722      16,494
Machinery and equipment...............................................      29,713      30,681
Construction in progress..............................................         789         644
                                                                        ----------  ----------
    Total.............................................................      49,987      53,607
Less accumulated depreciation and amortization........................     (20,765)    (22,641)
                                                                        ----------  ----------
        Total.........................................................  $   29,222  $   30,966
                                                                        ----------  ----------
                                                                        ----------  ----------

    Property under capital leases is included in these amounts (see note M)

NOTE D -- ASSETS HELD FOR SALE AND OTHER ASSETS

    At April 27, 1996 and April 26, 1997, assets held for sale of $6,173 and $5,248 consisted of several former manufacturing facilities. These properties are recorded at the lower of the carrying amount or fair value less costs to sell. It is reasonably possible that the proceeds from the sales of these properties will differ significantly from the carrying amount and additional losses may be recorded.

    Two of the properties are leased to third parties, one lease is for a term of five years which commenced in March, 1997 with annual payments of $336 in year one, $360 in year two, $468 in year three, $528 in year four and $567 in year five. This lease contains a buyout provision. The other lease is also a five year term which commenced in November, 1995 with annual payments of $120.

    During fiscal year 1997, a facility was transferred to fixed assets at its carrying value of $1,378. The transfer was made because the facility is now being utilized in the Company's operations.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

    Other assets and costs in excess of net assets acquired consisted of the following as of:

                                                                     APRIL 27,
                                                                       1996               APRIL 26, 1997
                                                                     ---------  ----------------------------------
                                                                        NET                                 NET
                                                                     CARRYING     GROSS    ACCUMULATED   CARRYING
                                                                      AMOUNT     AMOUNT    AMORTIZATION   AMOUNT
                                                                     ---------  ---------  ------------  ---------
Cost in excess of net assets acquired..............................  $   9,711  $  11,842   $   (2,484)  $   9,358
                                                                     ---------  ---------  ------------  ---------
                                                                     ---------  ---------  ------------  ---------
Deferred financing costs (note E)..................................  $   1,100  $   4,771   $   (1,183)  $   3,588
Covenant not-to-compete (note O)...................................        853      1,280         (854)        426
Prepaid consulting agreement (note O)..............................        533        800         (533)        267
Prepaid pension cost (note I)......................................      2,018      2,119           --       2,119
Notes receivable...................................................        947        696           --         696
Other..............................................................        176        699         (363)        336
                                                                     ---------  ---------  ------------  ---------
    Total..........................................................  $   5,627  $  10,365   $   (2,933)  $   7,432
                                                                     ---------  ---------  ------------  ---------
                                                                     ---------  ---------  ------------  ---------

    The fiscal year 1996 net carrying amount is net of accumulated amortization of $3,753. Amortization expense was $931, $1,729 and $1,664 for fiscal years 1995, 1996 and 1997, respectively.

NOTE E -- LONG-TERM OBLIGATIONS AND FOREIGN CREDIT LINE

    Long-term obligations consisted of the following as of:

                                                             APRIL 27,  APRIL 26,  JANUARY 24,
                                                               1996       1997        1998
                                                             ---------  ---------  -----------
                                                                                   (UNAUDITED)
1997 Senior Notes..........................................         --         --   $ 135,000
1996 Senior Credit Agreement...............................  $      --  $  16,630          --
1996 Senior Secured Notes..................................         --     20,000          --
1996 Senior Unsecured Notes................................         --      7,000          --
1996 Senior Subordinated Notes
  (face value $25,000).....................................         --     19,374          --
1995 Senior Credit Agreement...............................     30,485         --          --
1995 Senior Subordinated Note..............................     13,808         --          --
1995 Junior Subordinated Note..............................     18,230         --          --
Capital lease obligations (note M).........................      9,143     10,382      10,090
Mortgage notes payable.....................................      8,271      8,035       7,581
Notes payable..............................................      1,981      1,696       1,634
                                                             ---------  ---------  -----------
    Total (see note P).....................................     81,918     83,117     154,305
    Less current maturities................................     (1,909)    (2,609)     (1,308)
                                                             ---------  ---------  -----------
    Long-term obligations, net of current maturities.......  $  80,009  $  80,508   $ 152,997
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

    On May 9, 1996, the Company entered into new revolving and long-term credit agreements. The 1996 Agreements refinanced the 1995 Senior Credit Agreement, the 1995 Senior Subordinated Note, and the

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE E -- LONG-TERM OBLIGATIONS AND FOREIGN CREDIT LINE (CONTINUED)
1995 Junior Subordinated Note. In connection with this refinancing the Company incurred financing costs of approximately $3,192 (see note D).

    The Company also recorded an extraordinary loss on this refinancing of $422 and $259, net of income taxes in fiscal years 1996 and 1997, respectively.

1996 SENIOR CREDIT AGREEMENT

    The 1996 Senior Credit Agreement provides a $20,000 revolving credit facility ($7,702 outstanding as of April 26, 1997) with principal due at maturity on April 30, 2001, as well as a $10,000 term loan ($8,928 outstanding as of April 26, 1997) with principal due in twenty seven (27) equal installments due quarterly, with the balance due on April 30, 2003. Interest under the revolving credit facility is computed at the Prime Rate of the bank (8.5% as of April 26, 1997) which is payable monthly. The interest rate of the term loans was computed at the Prime Rate of the bank plus 0.75% (9.25% as of April 26, 1997) and is payable quarterly. As of April 26, 1997, letters of credit outstanding were $2,932.

1996 SENIOR SECURED NOTES

    The 1996 Senior Secured Notes provides $20,000 in notes with repayments on May 1, 2001, and 2002 of the lesser of $6,667 or the outstanding balance, and the remaining amounts due on May 1, 2003. Interest expense is payable semi-annually at a rate of 10.84% per annum.

1996 SENIOR UNSECURED NOTES

    The 1996 Senior Unsecured Notes provides $7,000 in notes with repayments in equal installments of $2,333 on May 1, 2001, 2002, and 2003. Interest expense is payable semi-annually at a rate of 12.09% per annum.

1996 SENIOR SUBORDINATED NOTES

    The 1996 Senior Subordinated Notes ($25,000) provided net proceeds of $20,520 with repayment of $25,000 (principal including "payment-in-kind" interest) due at maturity on May 1, 2004. The Senior Subordinated Notes include warrants to purchase 142.86 shares at $.01 per share of the Company's Common Stock subject to a dilution adjustment, as defined, which represents 12.5% of the Company's fully diluted common stock. The warrants expire on May 9, 2004 (see note P). For financial reporting purposes, the Company assigned an initial estimated fair value of these warrants at $2,413 of the net proceeds. In the event the Company does not consummate an initial public offering of its common stock prior to May 1, 2000, the holders of the warrants may "put" the warrants to the Company at amounts which are the greater of the then appraised value or by formula as defined in the agreement. Changes in the value of the warrants in the amount of $387 and $2,200 for fiscal year 1997 and for the three months ended July 26, 1997, respectively, were charged to interest expense. It is reasonably possible that the value of the warrants will differ significantly from the carrying amount and additional adjustments may be recorded. The effective interest rate of the debt after giving effect to the discount and warrant valuation is

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE E -- LONG-TERM OBLIGATIONS AND FOREIGN CREDIT LINE (CONTINUED) approximately 17.1%. Interest payments are made quarterly at a rate of 8% of the face value of the note ($25,000) per annum until May 1, 2000, and at a rate of 14% thereafter.

COLLATERAL AND CONTINGENT INTEREST

    Obligations were collateralized under an Intercreditor Agreement which provided for liens on substantially all of the Company's assets. Under certain circumstances, the Company may be required to make contingent interest payments ("CIP") to the former 1995 Senior and Junior Subordinated Noteholders based upon the greater of the fair value of the Company, or formula, both as defined. The Company has accrued its estimate of amounts due based on an independent appraisal. It is reasonably possible that the settlement of CIP will differ from the amounts accrued (see note P).

MORTGAGE NOTES PAYABLE

    The mortgage notes generally are due June 2004, November 2009, April 2011 and January 2016, and bear interest between 2% and 9.75% (weighted average interest rate of 6.4% at April 26, 1997). The notes are collateralized by land and buildings with a net book value of approximately $10,438 as of April 26, 1997. Certain of these mortgages were issued through the Pennsylvania Economic Development Financing Authority and the Pennsylvania Industrial Development Authority in conjunction with the construction of a new facility for a subsidiary of the Company. The subsidiary may prepay the mortgage before maturity, subject to a prepayment premium ranging from 101% to 105% of the principal amount thereof.

FOREIGN CREDIT LINE

    At April 26, 1997, the foreign credit line outstanding balance is $2,284. The borrowing bears interest at 10% per annum, and matures at the earlier of the collection of the receivables securing the credit line or 120 days.

RESTRICTIVE COVENANTS

    The 1996 Credit Agreements, subordinated notes and mortgage notes payable contain restrictive provisions relating to the maintenance of certain financial ratios, as defined in the respective agreements, restrictions on the payment of common stock dividends, leases, capital expenditures, borrowings, the acquisition or disposition of material subsidiaries and other matters. The borrowings under certain capital leases contain cross default provisions. The Company was in violation of certain covenants, which were waived by the respective lenders.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE E -- LONG-TERM OBLIGATIONS AND FOREIGN CREDIT LINE (CONTINUED)
    Aggregate maturities of long-term obligations including discount are as follows:

FISCAL
---------------------------------------------------------------
1998...........................................................  $   2,609
1999...........................................................      2,688
2000...........................................................      4,324
2001...........................................................     12,502
2002...........................................................      4,753
Thereafter.....................................................     61,867
                                                                 ---------
                                                                 $  88,743
                                                                 ---------
                                                                 ---------

NOTE F -- OTHER LIABILITIES

    Other liabilities consisted of the following:

                                                                            APRIL 27,    APRIL 26,
                                                                              1996         1997
                                                                           -----------  -----------
Environmental cleanup and related litigation costs (note N)..............   $   4,472    $   3,267
Other....................................................................         876        1,739
                                                                           -----------  -----------
    Total................................................................       5,348        5,006
    Less current portion included in accrued liabilities.................      (2,143)      (2,511)
                                                                           -----------  -----------
                                                                            $   3,205    $   2,495
                                                                           -----------  -----------
                                                                           -----------  -----------

NOTE G -- REDEEMABLE PREFERRED STOCK

    Redeemable preferred stock was issued to Letitia. The Series B and Series C Preferred Stock is indirectly owned by a former Junior Subordinated noteholder (see note P).

    Redeemable Preferred Stock consisted of the following:

                                                                                                          SHARES ISSUED
                                                                                                           AND ISSUABLE
                                                                                                     ------------------------
                                                                               PAR        SHARES      APRIL 27,    APRIL 26,
                                                                              VALUE     AUTHORIZED      1996         1997
                                                                              -----     -----------  -----------  -----------
Series A.................................................................   $       1       25,000           --           --
Series B.................................................................   $       1       30,000       25,705       25,705
Series C.................................................................   $       1       10,000        6,245        6,724

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE G -- REDEEMABLE PREFERRED STOCK (CONTINUED)
    Changes in Redeemable Preferred Stock (issued and issuable) were as follows:

                                                                  SERIES B     SERIES C      TOTAL
                                                                 -----------  -----------  ---------
Balance at April 29, 1995......................................   $   4,750    $   5,799   $  10,549
Dividends declared.............................................          --          446         446
                                                                 -----------  -----------  ---------
Balance at April 27, 1996......................................       4,750        6,245      10,995
Dividends declared.............................................          --          479         479
                                                                 -----------  -----------  ---------
Balance at April 26, 1997......................................   $   4,750    $   6,724   $  11,474
                                                                 -----------  -----------  ---------
                                                                 -----------  -----------  ---------

DIVIDENDS AND REDEMPTIONS

    Series A Preferred Stock is authorized but no shares are issued or outstanding.

    Dividends on Series B Preferred Stock are noncumulative and payable when and as declared by the Board of Directors out of funds legally available for such purpose. The rate at which dividends may be declared and paid shall not exceed 17 1/2% per annum of the Liquidation Value (defined below). Dividends of 1,745 shares and 1,903 shares of Series B Preferred Stock were declared during the fiscal years 1995 and 1996, respectively. This dividend has no effect on the Liquidation Value of the Series B Preferred Stock and the Company has ceased declaring dividends in fiscal year 1997.

    Dividends on Series C Preferred Stock are cumulative and accrue at a rate of 7.6% per annum. Dividends through June 1, 2000, are payable in the form of additional shares of Series C Preferred Stock, and, thereafter, dividends are payable annually in cash, except to the extent restricted by other agreements of the Company. Holders of Series C Preferred Stock have preference as to payments of dividends over holders of Series A and Series B Preferred Stock and Common Stock.

REDEMPTION PROVISIONS

    The Series B Preferred Stock has a mandatory redemption date of March 17, 2008, except to the extent restricted by other agreements, at a redemption price equal to the Liquidation Value (discussed below) together with all declared, but unpaid dividends thereon.

    The Series C Preferred Stock has a mandatory redemption date of June 2000, except to the extent restricted by other agreements, at a redemption price of one thousand dollars per share together with accrued dividends thereon. The Company may, at its sole option, redeem shares of Series C Preferred Stock using the same terms as noted on the mandatory redemption date except to the extent restricted by other agreements.

VOTING RIGHTS

    Holders of Series B and Series C Preferred Stock have no voting rights except, as to holders of Series C, if the Company is in arrears in the payment of dividends in an amount equal to or exceeding two quarterly dividend payments and until all such arrearages are repaid in full, the holders of the Series C, voting as a class, are entitled to elect one director to the Board of Directors of the Company.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE G -- REDEEMABLE PREFERRED STOCK (CONTINUED)
    The consent of the holders of a majority of shares of any outstanding Series B and Series C Preferred Stock is necessary for effecting certain significant transactions.

RESTRICTIVE COVENANTS

    As long as any shares of Series B or Series C Preferred Stock are outstanding, no common stock dividend may be paid or declared, nor may any distribution be made on any other class of preferred or common stock. Additionally, no shares of any other class of preferred or common stock may be purchased, redeemed or otherwise acquired unless (a) all dividends on the Series B and Series C Preferred Stock for all past dividend periods, and for the then current period, have been paid, or, if declared and unpaid, a sum sufficient for the payment thereof set apart and all mandatory redemption payments then due with respect to Series B and Series C Preferred Stock have been made or funds therefore set apart for payment or (b) the holders of a majority of the shares of Series B and Series C Preferred Stock, each voting as a class, approve such dividend, distribution, purchase, redemption or acquisition.

LIQUIDATION VALUE

    The holder of shares of Series B Preferred Stock shall be entitled to receive the lesser of (a) one thousand dollars per share or (b) $4,750 representing the fair value, as determined by the Board of Directors. The fair value was determined based on the proceeds received by the Company as a result of the liquidation of a 1988 investment made with the proceeds of the issuance of the Series B Preferred Stock, net of all liabilities and expenses, including taxes, divided by the number of shares of Series B Preferred Stock outstanding, plus all dividends declared and unpaid. Holders of Series B Preferred Stock have preferences as to liquidation over holders of Series C Preferred Stock.

    In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series C Preferred Stock are entitled to receive all dividends accrued and unpaid to the date of payment and a liquidation value per share of one thousand dollars prior to any payment to holders of any junior stock.

NOTE H -- COMMON STOCK

    At April 27, 1996 and April 26, 1997, the Company had two thousand shares of common stock authorized, and one thousand issued and outstanding. Such common stock has a par value of $.01 per share. The declaration or payment of dividends is restricted as discussed in notes E and G.

NOTE I -- BENEFIT PLANS

DEFINED BENEFIT PLAN

    The Company and its subsidiaries have a frozen pension plan. The benefit accruals for certain remaining former employees became frozen in February 1995. Pension costs are determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions."

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE I -- BENEFIT PLANS (CONTINUED)
    Service cost is determined using the projected unit credit actuarial cost method. In fiscal year 1995, a curtailment of the plan occurred and the remaining prior service costs of $419 was written off. It is the Company's policy to make annual contributions to the plan in amounts at least equal to the amounts required by law.

    Domestic net pension costs are summarized as follows:

                                                                          YEARS ENDED
                                                                -------------------------------
                                                                APRIL 29,  APRIL 27,  APRIL 26,
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Service cost..................................................  $      50  $      --  $      --
Interest cost.................................................      1,227      1,227      1,351
Curtailment loss..............................................        419         --         --
                                                                ---------  ---------  ---------
                                                                    1,696      1,227      1,351
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Return on plan assets:
    Actual                                                      $    (685) $  (3,834) $  (2,215)
    Deferred..................................................       (484)     2,592        763
    Unrecognized loss.........................................          9         --         --
                                                                ---------  ---------  ---------
    Net recognized............................................     (1,160)    (1,242)    (1,452)
                                                                ---------  ---------  ---------
        Total pension expense (income)........................  $     536  $     (15) $    (101)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The funded status and prepaid net pension cost are as follows:

                                                                          APRIL 27,  APRIL 26,
                                                                            1996       1997
                                                                          ---------  ---------
Vested and accumulated benefit obligation...............................  $  14,805  $  16,378
                                                                          ---------  ---------
                                                                          ---------  ---------
Fair value of plan assets...............................................  $  17,179  $  17,505
Projected benefit obligation............................................     14,805     16,378
                                                                          ---------  ---------
Excess of plan assets over projected benefit obligation.................      2,374      1,127
Unrecognized net (gain) loss............................................       (356)       992
                                                                          ---------  ---------
Prepaid pension cost -- (note D)........................................  $   2,018  $   2,119
                                                                          ---------  ---------
                                                                          ---------  ---------
Assumed discount rate...................................................        8.5%       8.5%
Expected rate of return on plan assets..................................        9.0%       9.0%

    No compensation increases have been assumed due to the plan being frozen.

    The plan assets as of April 27, 1996 and April 26, 1997 consisted primarily of equity securities, pooled real estate funds, guaranteed interest contracts, fixed income securities and cash equivalents. The plan holds stock in Letitia who is the sole shareholder of the Company. The plan has valued this stock at $1,300 (unaudited) as of April 27, 1996 and $2,088 (unaudited) as of April 26, 1997, respectively (see note P).

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE I -- BENEFIT PLANS (CONTINUED)
    The Company elected to adopt a revised mortality rate in the current year to more accurately reflect employees life expectancies.

MULTI-EMPLOYER PLAN

    Foreign employees generally participate in a multiemployer pension plan. Foreign pension expense totaled $138, $163 and $199 in fiscal years 1995, 1996 and 1997, respectively.

DEFINED CONTRIBUTION PLANS

    The Company has a 401(k) savings plan (the "Plan") covering substantially all U.S. employees. The Plan provides for a Company matching contribution of up to one thousand eight hundred dollars per year based on the amount of elective deferral selected by the employee, plus a profit sharing contribution, equal to two percent (2%) of the employees annual salary and bonus, when applicable.

    Contributions to the Plan were $1,449, $1,289 and $1,581 in fiscal years 1995, 1996 and 1997, respectively. The Company provides certain other retirement benefits, which are not material, to some former officers and former key management employees which have been provided for in the consolidated financial statements.

LONG-TERM COMPENSATION PLAN

    The Company maintains a Valuation Creation Plan (VCP) which provides long-term compensation for key individuals. Upon joining the VCP, benefits vest at twenty percent a year and participants can "cash out", as defined, up to fifty percent of their vested value anytime with the remainder paid at retirement or termination. All payments under the VCP are subject to the availability of general funds of the Company. The VCP is a nonqualified and non-funded plan. The Company has accrued $720 and $1,266 as of fiscal years 1996 and 1997, respectively and administrative and selling expenses includes $149, $436 and $698 for fiscal years 1995, 1996 and 1997, respectively related to VCP.

    In the event of the sale or certain other changes in ownership of a subsidiary or division, impacted key individuals would become 100% vested. Benefits, if any, would be calculated up to that date based upon fair values as established by the transaction. Such benefits would be charged to operations immediately and may be greater than that which would have been calculated under the original terms of the VCP.

    An officer of the Company is the beneficiary of an incentive compensation plan pursuant to which such officer shall be entitled to receive upon termination of employment or his death certain payments in accordance with a formula, as defined. The vesting is in equal installments from May 1, 1994 through May 1, 1998. The Company has accrued the estimated vested balance.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE J -- INCOME TAXES

    The foreign and domestic components of income (loss) from continuing operations before income taxes and extraordinary item were as follows:

                                             APRIL 29,   APRIL 27,  APRIL 26,
                                               1995        1996       1997
                                            -----------  ---------  ---------
Domestic..................................   $   1,171   $  (6,795) $  (4,407)
Foreign...................................        (806)      3,713      2,436
                                            -----------  ---------  ---------
Total.....................................   $     365   $  (3,082) $  (1,971)
                                            -----------  ---------  ---------
                                            -----------  ---------  ---------

    The components of income taxes expense (credit) are:

                                                                                               YEARS ENDED
                                                                                    ---------------------------------
                                                                                     APRIL 29,   APRIL 27,  APRIL 26,
                                                                                       1995        1996       1997
                                                                                    -----------  ---------  ---------
Continuing operations:
    Current:
        Federal                                                                      $     (28)  $    (742) $      --
        State.....................................................................         288         120        400
        Foreign...................................................................         346         717      1,269
                                                                                         -----   ---------  ---------
                                                                                           606          95      1,669
                                                                                         -----   ---------  ---------
    Deferred (net of impact of valuation allowance):
        Federal...................................................................        (560)     (3,228)      (592)
        Foreign...................................................................         150         514       (551)
                                                                                         -----   ---------  ---------
                                                                                          (410)     (2,714)    (1,143)
                                                                                         -----   ---------  ---------
    Total continuing operations...................................................   $     196   $  (2,619) $     526
                                                                                         -----   ---------  ---------
Discontinued operations and extraordinary item:
    Current:
        Federal...................................................................         140         531       (159)
        State.....................................................................          65          95         --
                                                                                         -----   ---------  ---------
    Total discontinued operations and extraordinary item..........................         205         626       (159)
                                                                                         -----   ---------  ---------
Net income taxes (benefit)........................................................   $     401   $  (1,993) $     367
                                                                                         -----   ---------  ---------
                                                                                         -----   ---------  ---------

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

DEFINED BENEFIT PLAN (CONTINUED)

    Total income taxes (benefit) from continuing operations differed from "expected" income tax expense, computed by applying the U.S. Federal statutory tax rate of 35 percent to income before income tax, as follows:

                                                                                    APRIL 29,  APRIL 27,  APRIL 26,
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
Federal statutory rate applied to income before income taxes, discontinued
  operations and extraordinary item...............................................  $     127  $  (1,078) $    (689)
State and local taxes, net of Federal tax benefit.................................        199         80        264
Effect of foreign operations......................................................        770        (66)    (1,684)
Costs in excess of net assets acquired............................................        423        246        234
Change in valuation reserve.......................................................     (1,459)     1,669      3,093
Provision (benefit) for Internal Revenue Service ("IRS") examination..............         --     (3,429)      (696)
Other items.......................................................................        136        (41)         4
                                                                                    ---------  ---------  ---------
Income tax expense (benefit) -- continuing operations.............................  $     196  $  (2,619) $     526
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

DEFINED BENEFIT PLAN (CONTINUED)
    A deferred income tax (expense) benefit results from temporary differences in the recognition of income and expense for income tax and financial reporting purposes. The temporary differences which gave rise to the following deferred income tax assets and liabilities are:

                                                                 APRIL 27,  APRIL 26,
                                                                   1996       1997
                                                                 ---------  ---------
Deferred income tax assets:
    Accounts receivable........................................  $     720  $   1,027
    Inventory..................................................        883        915
    Accrued liabilities........................................      2,518      2,858
    Net operating losses.......................................      2,386      2,677
    Tax credits................................................        193      2,873
    Assets held for sale.......................................        580        580
    Accrued interest...........................................        815      1,074
    Other......................................................        186         94
                                                                 ---------  ---------
        Total gross deferred income tax assets.................      8,281     12,098
    Valuation allowance........................................     (6,493)    (9,586)
                                                                 ---------  ---------
        Total net deferred income tax assets...................      1,788      2,512
Deferred income tax liabilities:
    Depreciation...............................................  $  (1,700) $  (2,291)
    Reserve for IRS examination................................     (3,078)    (2,382)
    Foreign items..............................................     (1,641)    (1,090)
    Other......................................................       (517)      (754)
                                                                 ---------  ---------
        Total gross deferred income tax liabilities............     (6,936)    (6,517)
                                                                 ---------  ---------
        Net deferred income tax liability                        $  (5,148) $  (4,005)
                                                                 ---------  ---------
                                                                 ---------  ---------

    These deferred income tax assets and liabilities are presented as follows in the consolidated balance sheets:

                                                                  APRIL 27,    APRIL 26,
                                                                    1996         1997
                                                                 -----------  -----------
Current deferred tax liability.................................   $   3,248    $   2,171
Noncurrent deferred tax liability..............................       1,900        1,834
                                                                 -----------  -----------
                                                                  $   5,148    $   4,005
                                                                 -----------  -----------
                                                                 -----------  -----------

    A valuation allowance against the recoverability of deferred tax assets has been established because more likely than not the Company will not be able to utilize certain credits and net operating loss carryforwards in future years. The Company has offset certain deferred tax liabilities, with deferred tax assets which are expected to generate offsetting deductions within the same periods.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

DEFINED BENEFIT PLAN (CONTINUED)
    A summary of the activity in the allowance for deferred tax assets is as follows:

                                                                    YEARS ENDED
                                                       -------------------------------------
                                                        APRIL 29,    APRIL 27,    APRIL 26,
                                                          1995         1996         1997
                                                       -----------  -----------  -----------
Balance at beginning of period.......................   $   6,283    $   4,824    $   6,493
Net change...........................................      (1,459)       1,669        3,093
                                                       -----------  -----------  -----------
Balance at end of period.............................   $   4,824    $   6,493    $   9,586
                                                       -----------  -----------  -----------
                                                       -----------  -----------  -----------

    During fiscal 1995, the IRS completed an examination of the Company's income tax returns for the years ended December 1986 through April 1991. During fiscal year 1996, the Company and the IRS reached a proposed settlement of this liability which was subsequently approved by the Joint Committee on Taxation. Subsequent to April 26, 1997, the Company and the IRS settled on the interest to be paid related to the assessment. The amount of the settlement including interest, as well as the state taxes which are expected to be levied due to this settlement have been accrued.

    At April 26, 1997, the Company has available net operating loss carryforwards of approximately $6,742 which generally expire in the fiscal year ending in 2006. Such carryforwards are substantially limited upon an "ownership change" as defined in the Internal Revenue Code. No such ownership change is currently anticipated. The Company also has foreign tax credits of $2,584 the majority of which expire in the fiscal year 2002.

NOTE K -- OTHER STATEMENT OF OPERATIONS ITEMS

RESTRUCTURING CHARGE

    For the fiscal years 1995 and 1996, restructuring charges in the amount of $1,294 and $150, respectively, which have been paid, represents a restructuring program designed to reduce cost and improve operating processes. The program included relocation to a new facility in Massachusetts by one of the Company's operating divisions, (including a facility write-down and related severance costs of the respective terminated employees), the write-off of the cumulative foreign currency translation adjustment resulting from the liquidation of a foreign subsidiary and the closure of a European office.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE K -- OTHER STATEMENT OF OPERATIONS ITEMS (CONTINUED)
OTHER EXPENSE -- NET

    Other expense -- net includes the following:

                                                                              YEARS ENDED
                                                                 -------------------------------------
                                                                  APRIL 29,    APRIL 27,    APRIL 26,
                                                                    1995         1996         1997
                                                                 -----------  -----------  -----------
Writedown of assets held for sale (note D).....................   $     815    $   1,200    $      --
Net gain on disposition of miscellaneous assets................         (47)         (83)        (230)
Division relocation and moving costs...........................         124          103           --
Facilities (income) expense (note D)...........................          --          (57)         319
Aborted acquisition and offering costs.........................          --           --        2,145
                                                                      -----   -----------  -----------
    Total......................................................   $     892    $   1,163    $   2,234
                                                                      -----   -----------  -----------
                                                                      -----   -----------  -----------

NOTE L -- RELATED-PARTY TRANSACTIONS

MANAGEMENT FEES

    Management fees were incurred with respect to services rendered in connection with financing, merger and acquisitions and various operational and strategic matters. Management fees were $450, $648 and $781 for fiscal years 1995, 1996 and 1997, respectively.

TRANSACTION FEES

    The Company has agreed to pay a related party a transaction fee of 1% of the gross proceeds of all asset acquisitions and divestitures. Transaction fees of $102 and $110 (reflected in gain/(loss) on disposal of discontinued operations) were paid in fiscal years 1995 and 1996. There were no transaction fees for fiscal year 1997.

NOTE M -- LEASES

CAPITAL AND OPERATING LEASES

    The Company conducts a portion of its operations in facilities under capital and operating leases and also has capital and operating leases covering certain machinery and equipment. Certain of the leases contain renewal and purchase options. Rental expense charged to operations in fiscal years 1995, 1996 and 1997, was approximately $1,256, $1,079, and $1,626, respectively.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE M -- LEASES (CONTINUED)
    Property under capital leases consisted of the following:

                                                                  APRIL 27,    APRIL 26,
                                                                    1996         1997
                                                                 -----------  -----------
Land, buildings and improvements...............................   $   9,650    $   9,650
Machinery and equipment........................................         563        2,160
Less accumulated amortization..................................      (2,288)      (2,647)
                                                                 -----------  -----------
    Total......................................................   $   7,925    $   9,163
                                                                 -----------  -----------
                                                                 -----------  -----------

    At April 26, 1997, the minimum rental commitments for noncancelable leases that have initial or remaining terms of more than one year are as follows:

                                                                 CAPITAL    OPERATING
                                                                 LEASES      LEASES
                                                                ---------  -----------
1998..........................................................  $   1,757   $   1,581
1999..........................................................      1,777       1,306
2000..........................................................      1,665         837
2001..........................................................      1,451         269
2002..........................................................      1,357          62
Thereafter through 2014.......................................     13,805          --
                                                                ---------  -----------
Minimum commitments...........................................     21,812   $   4,055
                                                                ---------  -----------
Less amount representing interest.............................    (11,430)
                                                                ---------
Capital lease obligations (included in longterm obligations)
  (note E)....................................................  $  10,382
                                                                ---------
                                                                ---------

NOTE N -- LITIGATION, CLAIMS AND ENVIRONMENTAL MATTERS

    The Company is obligated to clean-up three sites relating to former manufacturing facilities and has accrued the estimated costs of remediation (see note F). Estimated costs are determined by external and internal environmental remediation experts. The estimated costs of remediation of one site is based on its estimated present value. The discount rate used was 6%. The gross undiscounted amount differs from the estimated present value by approximately $667 as of April 26, 1997. There are no assurances that additional costs will not be incurred or that significant changes in estimates or changes in environmental laws will not require additional amounts to be accrued. The Company believes that it can continue to meet these environmental standards without material adverse effect on its financial condition. The completion of the clean-up relating to these sites is estimated at 10 years. The expected future payments for the environmental liabilities is $985 in fiscal year 1997, $303 in fiscal year 1998, $259 in fiscal year 1999 through fiscal year 2001 and $1,469 thereafter.

    During fiscal years 1995, 1996 and 1997, the Company recorded operating cash proceeds of $2,280, $1,500 and $1,100, respectively, from insurance recoveries related to environmental litigation, remediation and consequential damages. Such amounts were recorded as Reimbursed Environmental and Litigation

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE N -- LITIGATION, CLAIMS AND ENVIRONMENTAL MATTERS (CONTINUED)
Costs, net of actual legal costs, estimated settlement costs, and changes in cost remediation estimates. These settlements relate to recoveries of environmental and legal costs incurred primarily in fiscal years 1995 and prior.

    During fiscal year 1996, the Company reached an agreement with the owners of two separate properties adjacent to the remediation sites on the principal terms of a settlement and are currently preparing the documentation of such settlements. The settlement terms principally include a mutual release of claims for past costs and an undertaking by the Company to perform certain future remediation work on the site, for which the Company will pay up to the first $500 in costs and two thirds of any cost over this threshold for the first property and $200 for the second property. At April 26, 1997, the Company has accrued the estimated remediation cost with respect to this matter (see note F). There are no assurances that additional costs will not be incurred or that significant changes in estimates or changes in environmental laws will not require additional amounts to be accrued.

    In connection with matters referred to above, the Company has posted financial assurances that the remediation will be completed in the form of $2,250 letters of credit and a lien of $1,250 on certain real property held for sale.

    In February 1997, the Company commenced litigation seeking damages for breaches in connection with a aborted acquisition. The other party has filed counterclaims. The Company believes the case has merit and there are substantial defenses to these counterclaims. In light of the preliminary stage of the proceedings, the Company is unable to assess the likelihood of liability arising from this action, if any, the amount of any damages that may be assessed against the Company, and the extent to which any assessed liability will be covered by the Company's insurance; however, the Company believes the counterclaims to be without merit.

    The Company, along with six others, was named as a defendant in an action commenced in November 1996 by Chicago-Dubuque Foundry Corporation and its property insurer, Employers Mutual Casualty Co. in Iowa state court. The suit concerns a May 1, 1996 fire that destroyed a Chicago-Dubuque facility located in East Dubuque, Illinois. According to the complaint, defective products sold by one or more of the defendants (including, it is alleged, the Company's Anderson division) to Chicago-Dubuque, or incorporated in products sold by others to Chicago-Dubuque, caused or contributed to the casualty. The property insurer has stated that damages for property damage will be in excess of $11 million. No estimate of economic losses caused by business interruption has been made by any plaintiff. The Company has placed its insurers on notice of the claim and at least one insurer has retained legal counsel to defend the Company. In March, 1998, the plaintiffs voluntarily dismissed the Company as a defendant in the litigation. This dismissal is without prejudice to the refiling of the plaintiffs' claims at some future date, but the plaintiffs have indicated no intention to refile. There remain claims by two plaintiff-intervenors which must be resolved if the Company is to be entirely dismissed from the action. The intervenors have, to date, made no effort to prosecute their claims against the Company. The Company's counsel has requested that the intervenor-plaintiffs submit a voluntary dismissal of the claims against the Company and that request remains outstanding. In light of the preliminary stage of the proceedings, the Company is unable to assess the likelihood of liability in this action, the amount of any damages that may be assessed against the Company, and the extent to which any assessed liability will be covered by the Company's insurance.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE N -- LITIGATION, CLAIMS AND ENVIRONMENTAL MATTERS (CONTINUED)
    The Company received a notice of intent to sue on December 11, 1996 from a California citizens group regarding alleged violations of notice and labeling requirements under California Proposition 65, a "right to know" provision intended to give consumers clear and reasonable warnings of the presence of certain potentially hazardous substances in products. After brief settlement discussions, on March 19, 1998, the citizens group filed a complaint against the Company in California State Court alleging violations of Proposition 65. The relevant regulations provide that violations of Proposition 65 are subject to civil penalties of up to $2,500 per day retroactive to the beginning of an alleged violation of Proposition 65. The substance contained in the Company's products and implicated in the complaint has been listed under Proposition 65 since 1988, and the Company has sold products containing this substance in California since that time. The Company is currently conducting fact-finding to determine whether it believes a violation of Proposition 65 has occurred, but is also currently in settlement negotiations. The Company believes it will settle the case for an amount substantially less than the maximum penalty available under the statute, but if it does not, it intends to defend it vigorously. The Company does not believe that it is likely that it will incur material liability as a result of any lawsuit arising in connection with this matter.

    Certain other claims, suits and complaints have been filed or are pending against the Company. In the opinion of the Company, all such matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the consolidated financial position or the results of operations of the Company if disposed of unfavorably. If estimates change, there is no assurances these items will not require additional accruals by the Company.

NOTE O -- ACQUISITIONS AND DIVESTITURES

ACQUISITION -- INDUSTRIAS JORDA, S.L. ("JORDA")

    During fiscal year 1995, the Company acquired all the outstanding stock of Jorda, a Spanish corporation, for approximately $1,843 in cash and $2,023 in seller notes which bear interest at 7.50% and mature in March 2000.

    Jorda primarily manufactures and markets electrical and mechanical gauges and integrated instrument clusters which are sold throughout Europe. The acquisition has been accounted for under the purchase method of accounting. The impact on fiscal year 1995 earnings was not significant.

    In connection with the acquisition, the Company entered into a non-compete and consulting agreements in the amount of approximately $1,280 and $800 respectively (see note D). The acquisition of Jorda was financed in part through the financing of specific accounts receivables of Jorda amounting to approximately $2,100 at the acquisition date.

DIVESTITURES OF BERGER INSTRUMENTS DIVISION AND THE SHORE INSTRUMENTS & MFG.
  CO., INC. SUBSIDIARY

    During fiscal year 1995, the Company sold the assets of The Shore Instruments & Mfg. Co., Inc. subsidiary in exchange for cash proceeds totaling $2,460. The Company recorded a gain on disposal of $572, net of taxes, including the write-off of $772 in goodwill.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE O -- ACQUISITIONS AND DIVESTITURES (CONTINUED)
    During fiscal year 1995, the Company sold substantially all of the assets of the Berger Instruments division in exchange for total consideration of $1,046, consisting of $125 in cash, an interest bearing promissory note for $846, and a non-interest bearing promissory note for $75. The Company recorded a loss on disposal of $903, net of taxes. At April 26, 1997, the outstanding balance of the promissory note, included in other assets, is $532.

DIVESTITURE OF SPECIALTY CONNECTOR COMPANY DIVISION

    During fiscal year 1996, the Company sold substantially all of the assets of the Specialty Connector Company division in exchange for cash proceeds totaling $11,000. The Company recorded a gain on disposal of $1,633, net of taxes.

    Revenues applicable to discontinued operations were approximately $18,791 and $6,900 for the years ended April 29, 1995 and April 27, 1996, respectively.

NOTE P -- SUBSEQUENT EVENTS

FINANCING AND PHI MERGER

    On August 8, 1997, the Company closed a Purchase and Sale Agreement ("Agreement") among the Company, PHI Acquisition Holdings, Inc. ("PHI") and Chase Venture Capital Associates, L.P., the principal shareholder of PHI Acquisition Holdings, Inc., whereby, the Company acquired PHI through a merger of a wholly owned subsidiary of the Company with and into PHI Acquisition Holdings, Inc. Under the Agreement, the Company paid aggregate consideration of $54.6 million, including transaction costs and net of cash acquired. In addition, the former shareholders of PHI will receive an amount equal to any income tax refunds the Company receives after the closing of the Merger of taxes paid by PHI for periods prior to the closing of the Merger.

    In connection with the acquisition described above, the Company completed a Rule 144A offering in the amount of $170.2 million consisting of $135.0 million of Senior Notes, due in 2004 and $35.2 million representing 33,000 units consisting of 33,000 shares of Series A Senior Redeemable Preferred Stock, warrants to purchase 82.7429 shares of common stock of the Company and 82.7429 shares of common stock of the Company. The Company also entered into a $25 million revolving credit facility. Both of these financings closed simultaneously with the acquisition, and were used to finance the acquisition, repay certain indebtedness and all existing redeemable Preferred Stock, repurchase certain existing put warrants, make distributions to Letitia, extinguish BBC CIP Agreement, pay fees and for general corporate purposes. These financings contain certain restrictive covenants, including restrictions on certain payments, sales of certain assets and other matters, as defined. Upon consummation of the Rule 144A offering, the Company charged historical earnings for premiums, penalties and deferred financing costs related to the retired indebtedness and purchased research and development acquired in the acquisition of PHI.

    Under the terms of the CIP Agreements, the consent of the CIP holder was required for consummation of certain transactions. By agreement, dated July 26, 1997, the Company, Letitia and

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE P -- SUBSEQUENT EVENTS (CONTINUED)
BancBoston Capital, Inc. ("BBC"), a CIP holder, agreed to the termination of CIP obligations and other rights in return, effective on the closing of the Rule 144A offering, August 8, 1997, for a cash payment of $6,750. As a result of the Agreement, the Company recorded interest expense of approximately $951 during the nine months ended January 24, 1998.

THE STEWART WARNER ACQUISITION

    On March 19, 1998, a wholly owned subsidiary of the Company acquired all of the capital stock of Stewart Warner Instrument Corporation ("Stewart Warner"), for an aggregate consideration of $24.7 million subject to possible reduction based on the net amount of certain of Stewart Warner's assets and liabilities as of the closing. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition.

FINANCING

    In connection with the Stewart Warner acquisition, the Company completed an add-on Rule 144A offering (the "Offering") in the amount of $20 million of 10 1/2% Senior Notes due 2004. Simultaneously with the Rule 144A offering, the Company obtained the consent of the holders of a majority of the Company's existing 10 1/2% Senior notes due 2004 to make certain amendments to, and to waive the restricted payments covenants of, the indenture of such Notes. The Company paid a consent fee in the aggregate amount of $675,000 to the holders of the Existing Notes prior to the closing of the Offering.

SALE OF ASSETS OF GENERAL EASTERN INSTRUMENTS

    On April 15, 1998, the Company sold all of the assets, and certain trade payables and lease obligations of its division, General Eastern Instruments, pursuant to an Asset Purchase Agreement, dated as of March 25, 1998, as amended (the "Asset Purchase Agreement"). The total purchase price for the General Eastern Instruments division's net assets was $21.0 million, subject to increase or decrease depending on the Net Worth (as defined therein) of General Eastern at the closing of the sale. A portion of the purchase price paid at closing was allocated to an agreement on the part of the Company not to compete in the conduct of the business of General Eastern for a period of three years from the closing. The cash proceeds from the sale of General Eastern are subject to a covenant of the Indenture, as amended, with respect to the Senior Notes, requiring that the Company elect within 180 days of the sale to either repay indebtedness, as defined, or invest in assets, as defined.

INDENTURE AGREEMENT

    On February 17, 1998, in connection with a misinterpretation of certain provisions of the Indenture, as amended, with respect to the Senior Notes, the Company paid a cash dividend in the amount of $2.1 million to the holders of the Series A Preferred Stock pursuant to the terms thereof. This payment constituted a Restricted Payment that was at the time prohibited under the terms of the Indenture and thus constituted a default thereunder. On March 13, 1998, the Company obtained a waiver of this default.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE Q -- FOREIGN SALES

    International sales represented 20%, 26% and 27% of the Company's net sales in fiscal years 1995, 1996 and 1997, respectively. These sales represented the combined total of export sales made by United States operations and all sales made by foreign operations.

    Export sales made by United States operations were less than 10% of the Company's net sales for fiscal years 1995 and 1996, and 13% for fiscal year 1997.

    The following table summarizes the Company's sales and selected operating data in different geographic areas:

                                                                                       ADJUSTMENTS
                                                                  UNITED                   AND
                                                                  STATES     EUROPE    ELIMINATIONS  CONSOLIDATED
                                                                ----------  ---------  ------------  ------------
FISCAL 1995
Sales to unaffiliated customers...............................  $  104,397  $  12,154                 $  116,551
Transfers between geographic locations........................       1,547         84   $   (1,631)           --
                                                                ----------  ---------  ------------  ------------
Net sales.....................................................     105,944     12,238       (1,631)      116,551
Income from operations........................................       9,598       (734)                     8,864
Identifiable assets...........................................      88,295     17,679                    105,974

FISCAL 1996
Sales to unaffiliated customers...............................  $  122,952  $  26,148                 $  149,100
Transfers between geographic locations........................       1,939        103   $   (2,042)           --
                                                                ----------  ---------  ------------  ------------
Net sales.....................................................     124,891     26,251       (2,042)      149,100
Income from operations........................................       4,362      3,503                      7,865
Identifiable assets...........................................      90,771     22,947                    113,718

FISCAL 1997
Sales to unaffiliated customers...............................  $  149,065  $  24,038                 $  173,103
Transfers between geographic locations........................       1,660         76   $   (1,736)           --
                                                                ----------  ---------  ------------  ------------
Net sales.....................................................     150,725     24,114       (1,736)      173,103
Income from operations........................................       7,999      1,668                      9,667
Identifiable assets...........................................      94,293     19,294                    113,587

    Identifiable assets by geographic area are those assets used in the Company's operations in each area.

    Net assets for European operations amounted to approximately $15,874 as of April 26, 1997. Included in net assets of European operations were intercompany payables to affiliated companies amounting to approximately $9,721 as of April 26, 1997.

    Insofar as can be reasonably determined, there are no foreign-exchange restrictions that materially affect the financial position or the operating results of the Company and its subsidiaries.

             HIGH VOLTAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       (Information as of January 24, 1998 and for the nine months ended
              January 25, 1997 and January 24, 1998 is unaudited)

NOTE R -- SEGMENT DATA

    The Company operates in six industry segments. Information concerning operations in these businesses is as follows (all amounts are from continuing operations only):

                                                                        OPERATING                DEPRECIATION
                                                               NET       INCOME     IDENTIFIABLE      AND           CAPITAL
                                                              SALES      (LOSS)       ASSETS     AMORTIZATION    EXPENDITURES
                                                            ---------  -----------  -----------  -------------  ---------------
YEAR END APRIL 29, 1995
High power electric conversion products...................  $  40,406   $   1,060    $  30,132     $     588       $   6,978
Electrical power connectors...............................     19,579       2,041       13,679           891             496
Engine monitoring instruments.............................     21,514       2,839       21,295           605             492
Disposable medical and surgical tubing....................     16,828       2,512        7,657           369             906
Humidity measurement instruments..........................     10,176         965        4,360           221             195
Corporate and other.......................................      8,048        (553)      28,851           406              68
                                                            ---------  -----------  -----------       ------          ------
    Consolidated..........................................  $ 116,551   $   8,864    $ 105,974     $   3,080       $   9,135
                                                            ---------  -----------  -----------       ------          ------
                                                            ---------  -----------  -----------       ------          ------
YEAR END APRIL 27, 1996
High power electric conversion products...................  $  56,145   $    (265)   $  40,580     $     569       $   1,142
Electrical power connectors...............................     21,509       4,628       13,659           612           1,090
Engine monitoring instruments.............................     32,514       2,378       21,338         1,474             492
Disposable medical and surgical tubing....................     17,101       1,024        9,885           532           2,666
Humidity measurement instruments..........................     12,093       1,456        5,133           225             379
Corporate and other.......................................      9,738      (1,356)      23,123           172             190
                                                            ---------  -----------  -----------       ------          ------
    Consolidated..........................................  $ 149,100   $   7,865    $ 113,718     $   3,584       $   5,959
                                                            ---------  -----------  -----------       ------          ------
                                                            ---------  -----------  -----------       ------          ------
YEAR END APRIL 26, 1997
High power electric conversion products...................  $  83,096   $   5,292    $  41,849     $     591       $      --
Electrical power connectors...............................     21,554       1,907       15,049           833           1,794
Engine monitoring instruments.............................     32,482       2,676       20,457         1,662           1,261
Disposable medical and surgical tubing....................     15,227         531        8,938           797             360
Humidity measurement instruments..........................     12,256       1,662        4,827           254             287
Corporate and other.......................................      8,488      (2,401)      22,467           239           1,308
                                                            ---------  -----------  -----------       ------          ------
    Consolidated..........................................  $ 173,103   $   9,667    $ 113,587     $   4,376       $   5,010
                                                            ---------  -----------  -----------       ------          ------
                                                            ---------  -----------  -----------       ------          ------

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
PHI Acquisition Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of PHI Acquisition Holdings, Inc. and subsidiaries as of June 28, 1996 and June 27, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHI Acquisition Holdings, Inc. and subsidiaries as of June 28, 1996 and June 27, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 27, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota

August 20, 1997

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        JUNE 28, 1996 AND JUNE 27, 1997

                                                                                         1996           1997
                                                                                     -------------  -------------
                                                     ASSETS
Current assets:
    Cash...........................................................................  $     437,900  $     815,000
    Trade accounts receivable, net of allowance for doubtful accounts of $246,800
      in 1996 and $44,000 in 1997..................................................     14,663,000     19,188,000
    Inventories, net (note 2)......................................................     13,539,500     12,735,000
    Prepaid expenses and other current assets......................................        714,300        387,000
    Deferred income tax asset......................................................         54,500             --
                                                                                     -------------  -------------
        Total current assets.......................................................     29,409,200     33,125,000
                                                                                     -------------  -------------
Property, plant, and equipment, net (note 3).......................................      9,753,000     10,236,000
Investment in joint venture........................................................      2,044,000      1,873,000
Other non-current assets...........................................................        566,000        582,000
Deferred income tax asset..........................................................             --         44,000
                                                                                     -------------  -------------
        Total assets...............................................................  $  41,772,200  $  45,860,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current installments of long-term debt (note 8)................................  $   2,250,000  $   2,375,000
    Accounts payable...............................................................      2,390,900      2,274,000
    Income tax payable.............................................................        770,200        276,000
    Accrued expenses (note 4)......................................................      1,531,800      2,378,000
    Accrued wages and benefits.....................................................      2,606,000      4,027,000
    Warranty accrual...............................................................      1,128,000      1,120,000
    Installation reserve...........................................................        297,000        292,000
    Deferred revenues (note 5).....................................................      2,298,000      2,658,000
    Other current liabilities......................................................        100,000        100,000
    Deferred income tax liability..................................................             --        293,000
                                                                                     -------------  -------------
        Total current liabilities..................................................     13,371,900     15,793,000
Pension liability..................................................................        705,000        742,000
Long-term debt, less current installments (note 8).................................      7,269,000      5,457,000
Note payable to seller (note 9)....................................................      8,796,000      9,673,000
Other long-term liabilities........................................................        101,000             --
Deferred income tax liability......................................................        117,000             --
                                                                                     -------------  -------------
        Total liabilities..........................................................     30,359,900     31,665,000
                                                                                     -------------  -------------
Stockholders' equity:
    Capital stock (note 11)........................................................         16,504         15,704
    Additional paid-in capital (note 11)...........................................      7,096,906      6,555,296
    Retained earnings..............................................................      4,638,500      8,078,000
    Foreign currency translation adjustment........................................       (339,610)      (454,000)
                                                                                     -------------  -------------
        Total stockholders' equity.................................................     11,412,300     14,195,000
                                                                                     -------------  -------------
Commitments and contingencies (notes 7, 8, 9, 10, 12, and 13)
        Total liabilities and stockholders' equity.................................  $  41,772,200  $  45,860,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

        See accompanying notes to the consolidated financial statements.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

         THE YEARS ENDED JUNE 30, 1995, JUNE 28, 1996 AND JUNE 27, 1997

                                                                         FISCAL         FISCAL         FISCAL
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Net sales...........................................................  $  54,764,000  $  58,074,000  $  67,819,000
Cost of sales.......................................................     34,244,000     35,740,500     42,740,000
                                                                      -------------  -------------  -------------
        Gross profit................................................     20,520,000     22,333,500     25,079,000
                                                                      -------------  -------------  -------------

Selling, general, and administrative expenses:
    Selling and marketing...........................................      7,071,000      7,349,500      7,823,000
    General and administrative......................................      2,303,000      2,696,400      2,855,000
    Research and development........................................      6,197,000      6,332,600      7,902,000
                                                                      -------------  -------------  -------------
        Total operating expenses....................................     15,571,000     16,378,500     18,580,000
                                                                      -------------  -------------  -------------

Equity in earnings (loss) of joint venture..........................        337,000        206,000        (11,000)
                                                                      -------------  -------------  -------------
        Operating income............................................      5,286,000      6,161,000      6,488,000
                                                                      -------------  -------------  -------------
    Interest expense................................................     (1,855,000)    (1,827,000)    (1,693,000)
    Interest income.................................................         89,000        137,000         48,000
                                                                      -------------  -------------  -------------
        Income before income taxes..................................      3,520,000      4,471,000      4,843,000
Income tax expense (note 6).........................................        812,300      1,495,700      1,403,500
                                                                      -------------  -------------  -------------
        Net income..................................................  $   2,707,700  $   2,975,300  $   3,439,500
                                                                      -------------  -------------  -------------
        Net income per share........................................  $        2.14  $        2.22  $        2.59
                                                                      -------------  -------------  -------------
Weighted average shares outstanding.................................      1,266,965      1,337,511      1,327,668
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

        See accompanying notes to the consolidated financial statements.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

        THE YEARS ENDED JUNE 30, 1995, JUNE 28, 1996, AND JUNE 27, 1997

                                                                    CLASS A                 CLASS B                 CLASS C
                                                             ----------------------  ----------------------  ----------------------
                                                              SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                                             ---------  -----------  ---------  -----------  ---------  -----------
Balance, July 1, 1994......................................    398,070   $   3,981     398,070   $   3,981     203,860   $   2,038
  Net income for the fiscal year ended June 30, 1995.......
  Gain (loss) on currency translation......................
  Sales of common and preferred stock......................                                                    206,410       2,064
  Repurchase of common and preferred stock.................   (206,410)     (2,064)
  Shares issued upon conversion of convertible note........                                                     52,632         526
                                                             ---------  -----------  ---------  -----------  ---------  -----------
Balance, June 30, 1995.....................................    191,660       1,917     398,070       3,981     462,902       4,628
  Net income for the fiscal year ended June 28, 1996.......
  Gain (loss) on currency translation......................
  Repurchase of common and preferred stock.................                                                     (1,430)        (13)
  Compensation expense associated with granting of
    options................................................
                                                             ---------  -----------  ---------  -----------  ---------  -----------
Balance, June 28, 1996.....................................    191,660       1,917     398,070       3,981     461,472       4,615
  Net income for the fiscal year ended June 27, 1997.......
  Gain (loss) on currency translation (unaudited)..........
  Compensation expense associated with granting of options
    (unaudited)............................................
  Repurchase of common and preferred stock.................                                                    (50,000)       (500)
  Preferred dividend paid..................................
                                                             ---------  -----------  ---------  -----------  ---------  -----------
Balance, June 27, 1997.....................................    191,660   $   1,917     398,070   $   3,981     411,472   $   4,115
                                                             ---------  -----------  ---------  -----------  ---------  -----------
                                                             ---------  -----------  ---------  -----------  ---------  -----------

                                                                PREFERRED STOCK
                                                             ----------------------
                                                              SHARES      AMOUNT
                                                             ---------  -----------
Balance, July 1, 1994......................................    600,000   $   6,000
  Net income for the fiscal year ended June 30, 1995.......
  Gain (loss) on currency translation......................
  Sales of common and preferred stock......................
  Repurchase of common and preferred stock.................
  Shares issued upon conversion of convertible note........
                                                             ---------  -----------
Balance, June 30, 1995.....................................    600,000       6,000
  Net income for the fiscal year ended June 28, 1996.......
  Gain (loss) on currency translation......................
  Repurchase of common and preferred stock.................       (857)         (9)
  Compensation expense associated with granting of
    options................................................
                                                             ---------  -----------
Balance, June 28, 1996.....................................    599,143       5,991
  Net income for the fiscal year ended June 27, 1997.......
  Gain (loss) on currency translation (unaudited)..........
  Compensation expense associated with granting of options
    (unaudited)............................................
  Repurchase of common and preferred stock.................    (30,000)       (300)
  Preferred dividend paid..................................
                                                             ---------  -----------
Balance, June 27, 1997.....................................    569,143   $   5,691
                                                             ---------  -----------
                                                             ---------  -----------

                                                                       ADDITIONAL  ADDITIONAL     RETAINED      FOREIGN
                                                                        PAID-IN      PAID-IN      EARNINGS     CURRENCY
                                                                        CAPITAL      CAPITAL    (ACCUMULATED  TRANSLATION
                                                                         COMMON     PREFERRED     DEFICIT)    ADJUSTMENT
                                                                       ----------  -----------  ------------  -----------
Balance, July 1, 1994................................................  $  990,000  $ 5,994,000   $(1,044,500)  $  62,000
  Net income for the fiscal year ended June 30, 1995.................                             2,707,700
  Gain (loss) on currency translation................................                                             61,000
  Sales of common and preferred stock................................
  Repurchase of common and preferred stock...........................
  Shares issued upon conversion of convertible note..................      49,474
                                                                       ----------  -----------  ------------  -----------
Balance, June 30, 1995...............................................   1,039,474    5,994,000    1,663,200      123,000
  Net income for the fiscal year ended June 28, 1996.................                             2,975,300
  Gain (loss) on currency translation................................                                           (462,610)
  Repurchase of common and preferred stock...........................      (6,953)      (9,615)
  Compensation expense associated with granting of options...........      80,000
                                                                       ----------  -----------  ------------  -----------
Balance, June 28, 1996...............................................   1,112,521    5,984,385    4,638,500     (339,610)
  Net income for the fiscal year ended June 27, 1997.................                             3,439,500
  Gain (loss) on currency translation................................                                           (114,390)
  Compensation expense associated with granting of options...........     421,390
  Repurchase of common and preferred stock...........................    (573,000)    (299,700)
  Preferred dividend paid............................................                  (90,300)
                                                                       ----------  -----------  ------------  -----------
Balance, June 27, 1997...............................................  $  960,911  $ 5,594,385   $8,078,000    $(454,000)
                                                                       ----------  -----------  ------------  -----------
                                                                       ----------  -----------  ------------  -----------


                                                                          TOTAL
                                                                       STOCKHOLDERS'
                                                                          EQUITY
                                                                       ------------
Balance, July 1, 1994................................................   $6,017,500
  Net income for the fiscal year ended June 30, 1995.................    2,707,700
  Gain (loss) on currency translation................................       61,000
  Sales of common and preferred stock................................        2,064
  Repurchase of common and preferred stock...........................       (2,064)
  Shares issued upon conversion of convertible note..................       50,000
                                                                       ------------
Balance, June 30, 1995...............................................    8,836,200
  Net income for the fiscal year ended June 28, 1996.................    2,975,300
  Gain (loss) on currency translation................................     (462,610)
  Repurchase of common and preferred stock...........................      (16,590)
  Compensation expense associated with granting of options...........       80,000
                                                                       ------------
Balance, June 28, 1996...............................................   11,412,300
  Net income for the fiscal year ended June 27, 1997.................    3,439,500
  Gain (loss) on currency translation................................     (114,390)
  Compensation expense associated with granting of options...........      421,390
  Repurchase of common and preferred stock...........................     (873,500)
  Preferred dividend paid............................................      (90,300)
                                                                       ------------
Balance, June 27, 1997...............................................   $14,195,000
                                                                       ------------
                                                                       ------------

        See accompanying notes to the consolidated financial statements.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         THE YEARS ENDED JUNE 30, 1995, JUNE 28, 1996 AND JUNE 27, 1997

                                                                                1995         1996         1997
                                                                             -----------  -----------  -----------
Cash flows from operating activities:
  Net income...............................................................  $ 2,707,700  $ 2,975,300  $ 3,439,500
  Adjustments to reconcile net income to net cash (used) provided by operating activities:
    Depreciation, amortization, and other noncash transactions.............    2,115,000    2,225,000    2,769,390
    Net gain on disposal of fixed assets...................................     (238,000)  (1,167,000)    (510,000)
    Deferred income taxes..................................................      603,200     (320,200)     186,500
    Changes in operating assets and liabilities:
      Trade accounts receivable............................................   (1,294,000)  (6,426,000)  (4,525,000)
      Inventories..........................................................   (1,100,000)  (1,794,500)     804,500
      Other receivable.....................................................      (21,000)     188,000           --
      Prepaid expenses and other current assets............................     (694,400)     217,100      327,300
      Other noncurrent assets..............................................           --     (341,000)     (53,000)
      Accounts payable.....................................................       46,500      514,400     (116,900)
      Income tax payable...................................................       (5,000)     770,200     (494,200)
      Accrued expenses.....................................................     (218,000)      57,800      846,200
      Accrued wages and benefits...........................................    1,105,000     (651,000)   1,421,000
      Warranty reserve.....................................................      322,000     (235,000)      (8,000)
      Installation reserve.................................................        2,000      268,000       (5,000)
      Deferred revenues....................................................      (30,000)     389,000      360,000
      Other current liabilities............................................           --      100,000           --
      Other long-term liabilities..........................................           --      101,000     (101,000)
      Pension liability....................................................      260,000      248,000       37,000
                                                                             -----------  -----------  -----------
        Net cash (used) provided by operating activities...................    3,561,000   (2,880,900)   4,378,290
                                                                             -----------  -----------  -----------
Cash flows from investing activities:
  Proceeds from sale of land...............................................           --    1,440,000           --
  Net proceeds from sale of Demo Systems...................................      366,000    1,637,000    1,025,000
  Purchase of property, plant, and equipment...............................   (2,596,000)  (2,813,600)  (3,309,000)
  Investment in joint venture..............................................     (614,000)     419,000      171,000
                                                                             -----------  -----------  -----------
        Net cash (used) provided by investing activities...................   (2,844,000)     682,400   (2,113,000)
                                                                             -----------  -----------  -----------
Cash flows from financing activities:
  Purchase of common and preferred stock...................................           --      (16,600)    (963,800)
  Proceeds from issuance of note payable...................................       50,000           --           --
  Increase in note payable to seller (note 9)..............................      732,000      795,000      877,000
  Repayments of note payable...............................................     (333,000)  (2,148,000)  (1,687,000)
                                                                             -----------  -----------  -----------
        Net cash (used) provided in financing activities...................      449,000   (1,369,600)  (1,773,800)
                                                                             -----------  -----------  -----------
Effect of foreign exchange rate changes on cash............................       61,000     (463,000)    (114,390)
                                                                             -----------  -----------  -----------
Net (decrease) increase in cash and cash equivalents.......................    1,227,000   (4,031,100)     377,100
Cash and cash equivalents at beginning of year.............................    3,242,000    4,469,000      437,900
                                                                             -----------  -----------  -----------
Cash and cash equivalents at end of year...................................  $ 4,469,000  $   437,900  $   815,000
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Supplemental disclosure of cash information:
  Cash paid during the period for interest.................................  $ 1,043,000  $   809,000  $   839,000
  Cash paid during the period for income taxes.............................      922,000      375,000    1,676,000
Supplemental schedule of noncash investing and financing activities:
  Conversion of note payable to Class C common stock.......................       52,632           --           --

        See accompanying notes to the consolidated financial statements.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    PHI Acquisition Holdings, Inc. (PHI or the Company) was formed on March 10, 1994 to acquire certain assets and assume certain liabilities of the Physical Electronics Division of the Perkin Elmer Corporation (Perkin Elmer). Physical Electronics, Inc. (Physical Electronics), a wholly owned subsidiary of PHI, was also formed on March 10, 1994 to serve as the operating company under PHI. Physical Electronics designs, manufactures, installs, and services surface analysis instrument systems and ultrahigh vacuum equipment in North America, Japan, and Europe.

    The consolidated financial statements include the accounts of PHI, Physical Electronics, and Physical Electronics' wholly owned subsidiaries, Physical Electronics GmbH, Physical Electronics S.A.R.L., and Physical Electronics FSC, Inc. All significant intercompany accounts have been eliminated in consolidation.

INVESTMENT IN JOINT VENTURE

    The Company owns a 50% interest in a joint venture which operates in Japan. The joint venture is responsible for sales and service of the Company's products in Japan.

FISCAL YEAR END

    The Company's fiscal year end is the Friday closest to June 30. The fiscal year end for 1995 was June 30, for fiscal 1996 was June 28, and for 1997 was June 27.

INVENTORIES

    As of June 28, 1996 and June 27, 1997, inventory is stated at lower of cost (first in, first out method) or market.

CREDIT CONCENTRATIONS

    The Company extends unsecured credit to customers in North America, Europe, and to its joint venture in Japan. Other international customers normally provide irrevocable letters of credit.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at fair market value at the date of acquisition. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets. Maintenance, repairs, and minor renewals are expensed as incurred.

    The Company maintains a laboratory used primarily for demonstrations of the Company's products to potential customers. Investment in the Company's products used in this laboratory is capitalized and depreciated over its useful life. In the normal course of business, the Company replaces older technology as new technology is introduced at which time product is sold and revenue and cost of sales are recognized.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Depreciation and amortization is computed using the following estimated useful lives:

                                                                                     USEFUL
                                                                                      LIVES
                                                                                   -----------
Buildings and leasehold improvements.............................................   5-40 years
Machinery and equipment..........................................................   3-15 years

INCOME TAXES

    The Company accounts for income taxes under provisions of Financial Account Standard No. 109, Accounting for Income Taxes (Statement No. 109). Under Statement No. 109, deferred income taxes are recognized for the temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred taxes are measured using enacted tax rates expected to be in effect when those temporary differences are expected to be included in future taxable income.

REVENUE RECOGNITION

    Revenue is recognized upon shipment or upon delivery, depending upon negotiated terms of sale.

    Revenue from service contracts and customer training is recognized over the terms of the contracts and as the training services are performed.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

FOREIGN CURRENCY TRANSLATION

    Exchange adjustments resulting from foreign currency transactions are generally recognized in net earnings, whereas adjustments resulting from the translation of financial statements, if material, are reflected as a separate component of stockholders' equity. Net foreign currency transaction gains or losses are not significant.

STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

ACCOUNTING ESTIMATES

    The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments are recorded on its consolidated balance sheet. The carrying amount for cash, accounts receivable, accounts payable, and accrued expenses approximates fair value due to the immediate or short-term maturity of these financial instruments. The fair value of notes receivable and notes payable approximate their carrying value.

IMPAIRMENT OF LONG-LIVED ASSETS

    In fiscal year 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, which prescribes accounting and reporting standards when circumstances indicate that the carrying amount of an asset may not be recoverable. No cumulative effect adjustment occurred as a result of this change in accounting principle.

STOCK BASED COMPENSATION

    The Company accounts for its employee stock options under the intrinsic-value method of APB Opinion No. 25 and, accordingly, compensation costs are recognized in the financial statements when options are granted to employees below the fair market value of the underlying stock. In fiscal year 1997, the Company adopted the provisions of SFAS No. 123, Accounting for Stock Based Compensation. Pro forma information is presented reflecting compensation costs under SFAS No. 123 in note 14.

NET INCOME PER SHARE

    Net income per share has been calculated using the weighted average of common stock outstanding and dilutive common stock equivalents determined by the treasury stock method.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1997 presentation. Such reclassifications had no impact on net income and stockholders' equity.

(2) INVENTORIES

    Inventories are summarized as follows:

                                                                   JUNE 28,       JUNE 27,
                                                                     1996           1997
                                                                 -------------  -------------
Raw materials and subassemblies................................  $   9,806,500  $   9,133,000
Work-in-process................................................      3,733,000      3,602,000
                                                                 -------------  -------------
                                                                 $  13,539,500  $  12,735,000
                                                                 -------------  -------------
                                                                 -------------  -------------

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(3) PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment is summarized as follows:

                                                                   JUNE 28,       JUNE 27,
                                                                     1996           1997
                                                                 -------------  -------------
Land...........................................................  $     556,000  $     556,000
Buildings and leasehold improvements...........................      4,012,000      4,137,000
Machinery and equipment........................................      9,095,000     11,238,000
Less accumulated depreciation..................................     (3,910,000)    (5,695,000)
                                                                 -------------  -------------
                                                                 $   9,753,000  $  10,236,000
                                                                 -------------  -------------
                                                                 -------------  -------------

(4) ACCRUED EXPENSES

    Accrued expenses are summarized as follows:

                                                                   JUNE 28,       JUNE 27,
                                                                     1996           1997
                                                                 -------------  -------------
Commissions....................................................  $     233,000  $     264,000
Audit and tax fees.............................................        126,000        171,000
Interest payable...............................................        148,000        125,000
Sales and real estate taxes....................................        252,000         78,000
Customer deposits..............................................        342,000      1,226,000
Other..........................................................        430,800        514,000
                                                                 -------------  -------------
                                                                 $   1,531,800  $   2,378,000
                                                                 -------------  -------------
                                                                 -------------  -------------

(5) DEFERRED REVENUES

                                                                   JUNE 28,       JUNE 27,
                                                                     1996           1997
                                                                 -------------  -------------
Service contracts..............................................  $   1,862,000  $   2,151,000
Customer training..............................................        436,000        507,000
                                                                 -------------  -------------
    Total deferred revenue.....................................  $   2,298,000  $   2,658,000
                                                                 -------------  -------------
                                                                 -------------  -------------

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(6) INCOME TAXES

    Income tax expense for the years ended June 30, 1995, June 28, 1996 and June 27, 1997 consists of the following:

                                                          FEDERAL       STATE        TOTAL
                                                        ------------  ----------  ------------
1995:
    Current...........................................       807,000     142,400       949,400
    Deferred..........................................      (116,500)    (20,600)     (137,100)
                                                        ------------  ----------  ------------
                                                        $    690,500  $  121,800  $    812,300
                                                        ------------  ----------  ------------
                                                        ------------  ----------  ------------

1996:
    Current...........................................     1,625,000     191,200     1,816,200
    Deferred..........................................      (272,400)    (48,100)     (320,500)
                                                        ------------  ----------  ------------
                                                        $  1,352,600     143,100     1,495,700
                                                        ------------  ----------  ------------
                                                        ------------  ----------  ------------

1997:
    Current...........................................  $  1,085,200  $  127,700  $  1,212,900
    Deferred..........................................       162,000      28,600       190,600
                                                        ------------  ----------  ------------
                                                        $  1,247,200     156,300     1,403,500
                                                        ------------  ----------  ------------
                                                        ------------  ----------  ------------

    The provision for income taxes differs from the amount computed by applying the statutory U.S. federal income tax rate to the income or loss before income taxes due to the impact of state income taxes, the change in the valuation reserve, and the impact of the purchase price allocation which occurred on May 20, 1994.

    A reconciliation of the expected federal income taxes at the statutory rate of 34% with the provision for income taxes is as follows:

                                                          1995          1996          1997
                                                      ------------  ------------  ------------
Expected federal tax expense........................  $  1,196,800  $  1,518,400  $  1,668,700
State income tax expense, net of federal effect.....       140,800       171,400       179,900
Permanent differences...............................      (314,682)      (64,600)      (72,400)
Differences due to general business credits.........            --      (131,900)     (376,000)
Purchase accounting adjustment......................      (281,000)           --            --
Other...............................................        70,382         2,400         3,300
                                                      ------------  ------------  ------------
                                                      $    812,300  $  1,495,700  $  1,403,500
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(6) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) are as follows:

                                                                     JUNE 28,      JUNE 27,
                                                                       1996          1997
                                                                    -----------  -------------
Current deferred asset (liability):
    Inventories...................................................  $   150,100  $     258,800
    Warranty accrual..............................................      325,500        343,600
    Accrued expenses..............................................      272,000        317,300
    Deferred revenue..............................................     (977,700)    (1,385,000)
    Other assets..................................................      408,100        130,600
    Other liabilities.............................................     (123,500)        41,700
                                                                    -----------  -------------
        Total current gross deferred tax asset (liabilities)......       54,500       (293,000)
Less valuation allowance                                                     --             --
                                                                    -----------  -------------
        Net current deferred tax asset (liability)................  $    54,500  $    (293,000)
                                                                    -----------  -------------
                                                                    -----------  -------------

                                                                       JUNE 28,     JUNE 27,
                                                                         1996         1997
                                                                      -----------  -----------
Noncurrent deferred tax asset (liability):
    Differences in tax and adjusted book basis in plant and
      equipment.....................................................  $  (117,000) $  (116,700)
    Employee stock options..........................................           --      160,700
                                                                      -----------  -----------
        Net noncurrent deferred tax asset (liability)...............  $  (117,000) $    44,000
                                                                      -----------  -----------
                                                                      -----------  -----------

    Certain of the temporary differences noted above arose due to differences in the tax and book purchase price allocation which occurred on May 20, 1994.

    The activity related to the valuation allowance is as follows:

Valuation allowance at June 30, 1995...............................................  $  41,700
Decrease in valuation allowance....................................................    (41,700)
                                                                                     ---------
Valuation allowance at June 28, 1996...............................................  $      --
                                                                                     ---------
                                                                                     ---------

    The Company had a net operating loss carryover for tax purposes of approximately $104,000, at June 30, 1995 which was utilized in fiscal 1996. A valuation allowance for the tax asset related to any benefit for the carryforward was established at July 1, 1994.

(7) CREDIT AGREEMENT

    The Company has a $17,000,000 credit agreement with First Bank National Association with a $12,000,000 note payable and a $5,000,000 line of credit. The line of credit and the note payable to bank (note 8) are secured by substantially all of the Company's assets and have the same restrictive covenants

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(7) CREDIT AGREEMENT (CONTINUED)
and termination date. Such covenants restrict debt and lease financing, annual capital expenditures, dividends, management's compensation, and the sale of assets, and requires the Company to meet certain financial results and financial ratios as defined in the agreement. Borrowings under the line of credit are subject to borrowing base restrictions and bear interest, payable monthly, at either 2.0% over the bank's reference rate or 3.0% over LIBOR. The Company has the potential to have decreases in the interest rate based on future operations. On June 28, 1996 and June 27, 1997, the effective rate was 7.98% and 9.36%, respectively. At June 28, 1996 and June 27, 1997, the balance outstanding on the line of credit was $261,000 and $0, respectively.

(8) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                        JUNE 28,       JUNE 27,
                                                                                          1996           1997
                                                                                      -------------  -------------
Note payable to bank with interest payable monthly.
  Principal due in three installments during fiscal 1995 and in quarterly installments thereafter through June 30, 2000. The installments range from approximately $333,000 to $875,000. The agreement has the same interest rate and
    covenants as the line of credit (note 7)........................................  $   9,519,000  $   7,832,000
Less current installments...........................................................     (2,250,000)    (2,375,000)
                                                                                      -------------  -------------
      Long-term debt, less current installments.....................................  $   7,269,000  $   5,457,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The minimum annual maturities of long-term debt as of June 27, 1997 are as follows:

1998............................................................................  $  2,375,000
1999............................................................................     2,937,000
2000............................................................................     2,520,000
                                                                                  ------------
                                                                                  $  7,832,000
                                                                                  ------------
                                                                                  ------------

(9) NOTE PAYABLE TO SELLER

    In connection with the business acquisition described in note 1, the Company entered into a convertible subordinated promissory note with Perkin Elmer. The outstanding balance at June 27, 1997 of $9,673,000 is due on May 20, 2001. The accrued interest compounds annually at a rate of 10%. Interest payments begin 100 days following the end of the fiscal year ending June 30, 1998, and are made annually thereafter. The note is convertible into 253,843 shares of Class B common stock of the Company upon consummation of a sale of the business or after May 21, 1997.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(10) LEASES

    As of June 27, 1997, minimum annual lease payments, under noncancelable operating leases with initial and remaining lease payments in excess of one year are as follows:

1998............................................................................  $    588,000
1999............................................................................       351,000
2000............................................................................       257,000
                                                                                  ------------
    Total minimum lease payments................................................  $  1,196,000
                                                                                  ------------
                                                                                  ------------

    Rental expense for all operating leases for the years ended June 30, 1995, June 28, 1996, and June 27, 1997 were $583,000, $829,000, and $801,000, respectively.

(11) CAPITAL STOCK AND ADDITIONAL PAID-IN CAPITAL

    Capital stock consists of the following:

                                                                                          JUNE 28,      JUNE 27,
                                                                                            1996          1997
                                                                                        ------------  ------------
Class A common stock; $.01 par value. Authorized 1,000,000 shares; issued and
  outstanding 191,660 shares..........................................................  $      1,917  $      1,917
                                                                                        ------------  ------------
Class B common stock; $.01 par value. Authorized 1,000,000 shares; issued and
  outstanding 398,070 shares..........................................................  $      3,981  $      3,981
                                                                                        ------------  ------------
Class C common stock; $.01 par value. Authorized 1,000,000 shares; issued and
  outstanding 461,472 shares in 1996 and 411,472 shares in 1997.......................  $      4,615  $      4,115
                                                                                        ------------  ------------
Additional paid-in capital on common stock............................................  $  1,112,521  $    960,911
                                                                                        ------------  ------------
Series A 10% redeemable cumulative preferred stock; $.01 par value. Authorized 700,000
  shares; issued and outstanding 599,143 shares in 1996 and 569,143 shares in 1997....  $      5,991  $      5,691
                                                                                        ------------  ------------
Additional paid-in capital on preferred stock.........................................  $  5,984,385  $  5,594,385
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The Class A, B, and C common stock have the same powers, preferences, and rights except for the following: Voting, Class A and B common stock each have one vote per share. Class C common stock has no voting rights. As to the board of directors, Class A common stockholders have the right to elect 3 directors and Class B common stockholders have the right to elect 4 directors. Class C common stockholders do not have the right to participate in any director elections. The designations, voting powers, and preferences of the preferred stock shall be established by resolution of the board of directors.

    On April 17, 1997, the Company reacquired 50,000 shares of Class C common stock at $11.47 per share and 30,000 shares of preferred stock at $10.00 per share plus $3.01 of accrued dividends per share from a former executive of the Company.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(12) EMPLOYEE BENEFITS

    Prior to May 20, 1994, employees participated in the Perkin Elmer pension plan. Active participation in this plan ended on May 20, 1994 with the participants' accrued benefits remaining in the Perkin Elmer plan. On July 1, 1994 PHI implemented a 401(k) plan. In lieu of a pension plan, the Company contributes an amount equal to 2% of the employee's compensation to their respective 401(k) accounts. In addition, employees can contribute up to 15% of their eligible compensation to the plan. The Company will match 100% of each employee's contribution up to 3% of the employee's eligible compensation. Total expense under this plan was $643,000, $835,000 and $843,000 in 1995, 1996 and
1997, respectively.

(13) PENSION PLAN

    The Company's wholly owned subsidiary, Physical Electronics, GmbH, has a defined benefit pension plan which is covered by a group insurance policy. The plan covers 20 employees. The benefits are based upon the number of years of service and the employee's past compensation.

    The following table sets forth the plan's funded status as of June 27, 1997, and the net periodic pension expense for the year then ended. The Company adopted FASB #87 treatment in the year ended June 27, 1997.

Actuarial present value of benefit obligations:
    Vested........................................................................  $  394,115
    Nonvested.....................................................................     123,975
                                                                                    ----------
        Accumulated benefit obligation............................................     518,090
Effect of projected future salary increases.......................................     202,334
                                                                                    ----------
        Projected benefit obligation..............................................     720,424
Plan assets at market value.......................................................     188,188
                                                                                    ----------
      Unfunded status.............................................................     532,236
Unamortized transition amount.....................................................     165,425
Unrecognized net gain.............................................................      44,339
Unrecognized prior service cost                                                             --
                                                                                    ----------
        Pension liability.........................................................  $  742,000
                                                                                    ----------
                                                                                    ----------

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(13) PENSION PLAN (CONTINUED)
    Net pension expense includes the following components:

                                                                                    YEAR- ENDED
                                                                                     JUNE 27,
                                                                                       1997
                                                                                    ----------
Service cost -- benefits earned during the period.................................  $   72,630
Interest cost on projected benefit obligation.....................................      47,383
Actual gain on plan assets........................................................          --
Amortization of transition amount.................................................      11,380
Amortization of unrecognized service cost.........................................          --
Amortization of unrecognized net gain.............................................          --
                                                                                    ----------
    Net pension expense...........................................................  $  131,393
                                                                                    ----------
                                                                                    ----------

    Measurement of the 1997 projected benefit obligation was based on a 7.0% discount rate and a 4% long-term rate of compensation increase.

(14) EMPLOYEE STOCK PURCHASE AND STOCK OPTION PLAN

    On May 16, 1994, the Company established an Employee Stock Purchase and Stock Option Plan. The plan gives key employees rights to acquire specific numbers of Class C common stock at $1 per share and Series A preferred stock at $10 per share. The plan also includes a feature to provide employees with options to purchase additional Class C common stock. The Plan was modified on October 28, 1994 to increase the number of shares.

    The rights to acquire Class C common stock and Series A preferred stock exist for the various participants in two distinct offering periods. The first offering period began May 16, 1994 and ended on November 15, 1994. The second offering period began on June 2, 1995 and ended June 16, 1995. A total of 371,700 shares of Class C common stock and 223,017 shares of Series A preferred stock were purchased during the two offering periods. As of June 27, 1997, no shares of Class C common stock or Series A preferred stock are available for purchase under the Plan.

    To fund this plan, the Company acquired Class A common shares from its majority shareholder, retired those shares, and issued Class C common shares to plan participants. All preferred shares purchased under this plan were acquired by the Company from its majority stockholder.

    The stock options awarded under this plan will be based upon the operating results for each of the five fiscal years 1995 through 1999 and vest over five years starting on May 20, 1994. During the year ended June 28, 1996, the Company granted 22,223 options and recognized $52,000 of compensation expense, which represents the difference between fair market value and exercise prices at the date of grant. During the year ended June 27, 1997, the Company granted 22,623 options and recognized $279,000 of compensation expense.

    In connection with the Charles Evans & Associates acquisition, a stock option plan was established, which gives certain key employees the right to purchase up to 58,480 shares of Class C common stock at $1 per share. 11,696 options were granted during the year ended June 28, 1996 and the Company recognized

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(14) EMPLOYEE STOCK PURCHASE AND STOCK OPTION PLAN (CONTINUED)
$28,000 of compensation expense. During the year ended June 27, 1997, the Company granted 11,696 options of Class C common stock and recognized approximately $144,000 of compensation expense.

    Class C common stock option activity under the Employee Stock Purchase Plan, Stock Option Plan, and the Charles Evans & Associates Acquisition Plan and summarized as follows:

                                                                      OPTION PRICE    NUMBER OF
                                                                        PER SHARE      SHARES
                                                                      -------------  -----------
Outstanding at June 30, 1995........................................    $      --             0
    Granted.........................................................         1.00        33,919
    Exercised.......................................................           --            --
    Terminated......................................................         1.00          (400)
                                                                            -----    -----------
Outstanding at June 28, 1996........................................                     33,519
    Granted.........................................................         1.00        34,319
    Exercised.......................................................           --            --
                                                                            -----    -----------
Outstanding at June 27, 1997........................................    $    1.00        67,838

    At June 27, 1997, the remaining contractual life of all options was 7 years.

    The per share fair value of stock options granted during 1996 and 1997 was $3.40 and $16.98 on the date of grant using the Minimal Value Method with the following assumptions: 1997 -- risk free interest rate of 6.5% and an expected life of 5 years; 1996 -- risk free interest rate of 6.0%, and an expected life of 5 years.

    Had the company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                            1995          1996           1997
                                                                        ------------  ------------  --------------
Net income............................................  As reported     $  2,707,700  $  2,975,300  $    3,439,500
                                                        Pro forma          2,707,700     2,929,200       3,107,300

Net income per share..................................  As reported     $       2.14  $       2.22  $         2.59
                                                        Pro forma               2.14          2.19            2.34

(15) FOREIGN SALES

    International sales represented 48%, 54%, and 52% of the Company's net sales for the years ended June 30, 1995, June 28, 1996 and June 27, 1997, respectively. These sales represented the combined total of export sales made by United States operations and all sales made by foreign operations.

    Export sales made by United States operations were 37%, 43% and 44% of the Company's net sales for the years ended June 30, 1995, June 28, 1996 and June 27, 1997, respectively.

                PHI ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

                          JUNE 30, 1995, JUNE 28, 1996
                               AND JUNE 27, 1997

(15) FOREIGN SALES (CONTINUED)
    The following table summarizes the Company's sales and selected operating data in different geographic areas (amounts in thousands):

                                                                               EUROPE,
                                                                    UNITED     AFRICA,
                                                                    STATES      INDIA    ELIMINATIONS   CONSOLIDATED
                                                                   ---------  ---------  -------------  -------------
Fiscal 1995:
    Sales to unaffiliated customers..............................  $  46,472      8,292           --         54,764
    Transfers between geographic locations.......................      2,283         --       (2,283)            --
    Net sales....................................................     48,755      8,292       (2,283)        54,764
    Income from operations.......................................      4,751        535           --          5,286
    Identifiable assets..........................................     38,699      2,788       (2,235)        39,252

Fiscal 1996:
    Sales to unaffiliated customers..............................     46,381     11,693           --         58,074
    Transfers between geographic locations.......................      5,348         --       (5,348)            --
    Net sales....................................................     51,729     11,693       (5,348)        58,074
    Income (loss) from operations................................      6,265       (104)          --          6,161
    Identifiable assets..........................................     40,054      4,643       (2,925)        41,772

Fiscal 1997:
    Sales to unaffiliated customers..............................     56,434     11,385           --         67,819
    Transfers between geographic locations.......................      6,243         --       (6,243)            --
    Net sales....................................................     62,677     11,385       (6,243)        67,819
    Income (loss) from operations................................      6,964       (476)          --          6,488
    Identifiable assets..........................................     44,408      4,738       (3,286)        45,860

(16) SUBSEQUENT EVENTS

    On August 8, 1997, PHI Acquisition Holdings, Inc. was merged with Lauren Corporation, a wholly owned subsidiary of High Voltage Engineering Corporation
(HVE) through the acquisition agreement between HVE and PHI. Immediately after the acquisition, PHI Acquisition Holdings, Inc. was merged with and into Physical Electronics, Inc. and is a direct, wholly owned subsidiary of HVE.

    Immediately prior to and in conjunction with the acquisition, the Company granted a total of 101,757 options under the Employee Stock Purchase Plan and Stock Option Plan and the Charles Evans & Associates Acquisition Plan. All outstanding options of the Company became fully vested and option holders were required to surrender all rights of such options in exchange for a cash payment made by HVE based upon the difference between the fair market price and exercise price. As a result of this transaction, the Company recognized $2,371,000 of compensation expense.

    On August 8, 1997, the unpaid principal and accrued interest of the First Bank National Association note payable and unpaid principal and accrued interest of the Perkin Elmer promissory note were paid in full by HVE.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Stewart Warner Instrument Corporation
El Paso, Texas

We have audited the accompanying consolidated balance sheets of Stewart Warner Instrument Corporation and subsidiary (the Company) as of April 30, 1996, April 30, 1997 and January 31, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended April 30, 1996 and 1997 and the nine-month period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Stewart Warner Instrument Corporation and subsidiary at April 30, 1996, April 30, 1997, and January 31, 1998 and the results of their operations and their cash flows for the years ended April 30, 1996 and 1997 and the nine-month period ended January 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
San Antonio, TX
March 13, 1998

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

              APRIL 30, 1996, APRIL 30, 1997 AND JANUARY 31, 1998

                                                                      APRIL 30,      APRIL 30,      JANUARY 31,
                                                                        1996           1997            1998
                                                                    -------------  -------------  ---------------
                              ASSETS
CURRENT ASSETS:
    Cash and cash equivalents.....................................  $      60,568  $      22,020  $         8,187
    Trade accounts receivable, net of allowance for doubtful
      accounts of $75,407, $41,191 and $40,000, respectively......      3,123,924      3,913,527        3,170,881
    Inventories:
      Raw materials...............................................      3,555,508      3,354,617        3,462,431
      Work in process.............................................        106,811        218,989          230,855
      Finished goods..............................................      2,580,864      2,723,605        2,606,220
    Refundable income taxes.......................................        124,650         42,200          191,097
    Prepayments and other.........................................        175,665        177,840          275,856
                                                                    -------------  -------------  ---------------
        Total current assets......................................      9,727,990     10,452,798        9,945,527
PROPERTY, PLANT AND EQUIPMENT:
    Machinery and equipment.......................................        181,117        243,346          289,305
    Molds, tools and dies.........................................        167,170        249,566          497,244
    Offce equipment...............................................        182,108        274,150          341,650
    Leasehold improvements........................................         76,238        204,866          420,930
    Construction in process.......................................          9,200        158,369           97,060
    Accumulated depreciation......................................       (118,433)      (280,783)        (489,077)
                                                                    -------------  -------------  ---------------
    Property, plant and equipment, net............................        497,400        849,514        1,157,112
DEFERRED TAXES....................................................        528,018        552,800          372,338
OTHER.............................................................         40,535         76,122           61,317
                                                                    -------------  -------------  ---------------
TOTAL.............................................................  $  10,793,943  $  11,931,234  $    11,536,294
                                                                    -------------  -------------  ---------------
                                                                    -------------  -------------  ---------------
               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Line of credit................................................  $   4,948,165  $   4,583,550  $     3,933,514
    Bank checks outstanding.......................................        574,690        756,183          560,141
    Trade accounts payable........................................      1,454,268      1,631,972        1,577,482
    Accrued warranty liabilities..................................      1,065,000        935,962          923,286
    Other accrued liabilities.....................................        426,502        419,677          441,430
    Federal and state income taxes payable........................       --               62,638          128,379
    Accrued interest payable......................................       --               33,954           19,000
    Deferred taxes................................................        406,229        487,500          520,592
                                                                    -------------  -------------  ---------------
        Total current liabilities.................................      8,874,854      8,911,436        8,103,824
SENIORITY PREMIUMS PAYABLE........................................          9,062         17,900           22,801
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY:
    Common Stock -- authorized, 1,000,000 shares of no par value;
      issued and outstanding, 100,000 shares......................      1,001,500      1,001,500        1,001,500
    Retained earnings.............................................        908,527      2,000,398        2,408,169
                                                                    -------------  -------------  ---------------
        Total stockholders' equity................................      1,910,027      3,001,898        3,409,669
                                                                    -------------  -------------  ---------------
TOTAL.............................................................  $  10,793,943  $  11,931,234  $    11,536,294
                                                                    -------------  -------------  ---------------
                                                                    -------------  -------------  ---------------

                See notes to consolidated financial statements.

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                      YEARS ENDED APRIL 30, 1996 AND 1997,
               NINE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1998

                                                                                     NINE-MONTH
                                                                                    PERIOD ENDED    NINE-MONTH
                                                       YEAR ENDED     YEAR ENDED     JANUARY 31,   PERIOD ENDED
                                                        APRIL 30,      APRIL 30,        1997        JANUARY 31,
                                                          1996           1997       -------------      1998
                                                      -------------  -------------   (UNAUDITED)   -------------
NET SALES...........................................  $  22,521,096  $  24,228,419  $  17,386,021  $  19,616,285

COST OF SALES.......................................     15,653,193     16,651,122     12,109,852     13,784,328
                                                      -------------  -------------  -------------  -------------

GROSS PROFIT........................................      6,867,903      7,577,297      5,276,169      5,831,957

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE.........      5,061,281      4,417,326      3,285,118      3,792,310

RESEARCH AND DEVELOPMENT EXPENSE....................        966,134        942,336        655,066      1,006,824
                                                      -------------  -------------  -------------  -------------

OPERATING INCOME....................................        840,488      2,217,635      1,335,985      1,032,823

INTEREST EXPENSE....................................       (526,141)      (397,759)      (303,027)      (289,217)

GAIN FROM INSURANCE CLAIM...........................             --         32,750         28,250             --
                                                      -------------  -------------  -------------  -------------

INCOME BEFORE PROVISION FOR INCOME TAXES............        314,347      1,852,626      1,061,208        743,606

INCOME TAXES........................................        (95,672)      (760,755)      (379,645)      (335,835)
                                                      -------------  -------------  -------------  -------------

NET INCOME..........................................  $     218,675  $   1,091,871  $     681,563  $     407,771
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                See notes to consolidated financial statements.

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      YEARS ENDED APRIL 30, 1996 AND 1997,
                    NINE-MONTH PERIOD ENDED JANUARY 31, 1998

                                                                            ADDITIONAL
                                                                 COMMON       PAID-IN      RETAINED
                                                                 STOCK        CAPITAL      EARNINGS       TOTAL
                                                              ------------  -----------  ------------  ------------

BALANCE, May 1, 1995........................................  $  1,001,500   $  50,075   $    889,777  $  1,941,352

REPURCHASE OF COMMON STOCK WARRANTS.........................            --     (50,075)      (199,925)     (250,000)

NET INCOME..................................................            --          --        218,675       218,675
                                                              ------------  -----------  ------------  ------------

BALANCE, April 30, 1996.....................................     1,001,500          --        908,527     1,910,027

NET INCOME..................................................            --          --      1,091,871     1,091,871
                                                              ------------  -----------  ------------  ------------

BALANCE, April 30, 1997.....................................     1,001,500          --      2,000,398     3,001,898

NET INCOME..................................................            --          --        407,771       407,771
                                                              ------------  -----------  ------------  ------------

BALANCE, January 31, 1998...................................  $  1,001,500   $      --   $  2,408,169  $  3,409,669
                                                              ------------  -----------  ------------  ------------
                                                              ------------  -----------  ------------  ------------

                See notes to consolidated financial statements.

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEARS ENDED APRIL 30, 1996 AND 1997,
               NINE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1998

                                                                                      NINE-MONTH
                                                                                     PERIOD ENDED   NINE-MONTH
                                                           YEAR ENDED   YEAR ENDED   JANUARY 31,   PERIOD ENDED
                                                            APRIL 30,    APRIL 30,       1997      JANUARY 31,
                                                              1996         1997      ------------      1998
                                                           -----------  -----------  (UNAUDITED)   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income...............................................  $   218,675  $ 1,091,871      681,563    $  407,771
Adjustments to reconcile net income to net cash provided
  by
  operating activities:
  Depreciation and amortization..........................      281,604      162,350      117,949       208,294
  Gain from insurance claim..............................           --      (32,750)     (28,250)           --
Changes in operating assets and liabilities:
  Trade accounts receivable..............................      453,560     (789,603)     359,064       742,646
  Inventories............................................      359,027      (54,028)     466,336        (2,295)
  Refundable income taxes................................     (124,650)      82,450      124,650      (148,897)
  Prepayments and other..................................      (91,340)     (37,762)     (48,908)      (83,211)
  Bank checks outstanding................................     (386,036)     181,493      (25,025)     (196,042)
  Trade accounts payable.................................       59,862      177,704      138,906       (54,490)
  Accrued liabilities....................................     (307,220)    (101,909)    (246,377)       (5,877)
  Federal and state income taxes payable.................     (344,555)      62,638      (71,698)       65,741
  Seniority premiums payable.............................        6,343        8,838        7,921         4,901
  Deferred taxes.........................................       41,925       56,489       28,089       213,554
                                                           -----------  -----------  ------------  ------------
Net cash provided by operating activities................      167,195      807,781    1,504,220     1,152,095
                                                           -----------  -----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment......................     (367,083)    (514,464)    (401,736)     (515,892)
Proceeds from insurance claim............................           --       32,750       28,250            --
                                                           -----------  -----------  ------------  ------------
  Net cash used in investing activities..................     (367,083)    (481,714)    (373,486)     (515,892)
                                                           -----------  -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing on line of credit................   22,853,535   22,174,880   15,900,905    18,653,228
Payments on line of credit...............................  (22,343,944) (22,539,495) (17,077,071)  (19,303,264)
Payment of debt issue costs..............................      (30,000)          --           --            --
Payment for repurchase of common stock warrants..........     (250,000)          --           --            --
                                                           -----------  -----------  ------------  ------------
Net cash (used in) provided by financing activities......      229,591     (364,615)  (1,176,166)     (650,036)
                                                           -----------  -----------  ------------  ------------
Net (decrease) increase in cash and cash equivalents.....       29,703      (38,548)     (45,432)      (13,833)
CASH AND CASH EQUIVALENTS, beginning of period...........       30,865       60,568       60,568        22,020
                                                           -----------  -----------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of period.................  $    60,568  $    22,020   $   15,136    $    8,187
                                                           -----------  -----------  ------------  ------------
                                                           -----------  -----------  ------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest...................................  $   386,968  $   367,270   $  275,716    $  304,171
Cash paid for income taxes...............................      549,418      578,409      293,557       128,220
Cash refunds received for income taxes...................       26,508           --           --            --

                See notes to consolidated financial statements.

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED APRIL 30, 1996 AND 1997,
               NINE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1998

1.  ORGANIZATION AND OPERATIONS

    TTS, Inc. (TTS), an Illinois corporation, was formed in February 1994 and purchased the assets and assumed certain liabilities of Stewart Warner Instrument Corporation on April 22, 1994. Subsequently, TTS changed its name to Stewart Warner Instrument Corporation (the "Company") and relocated its headquarters from Chicago, Illinois to El Paso, Texas.

    The Company manufactures, markets, sells and distributes gauges, switches, senders and related instruments to the automotive, marine, and heavy-duty equipment markets worldwide.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Instrumentos Stewart Warner de Mexico (ISW). All material intercompany accounts and transactions have been eliminated in consolidation.

    UNAUDITED INTERIM FINANCIAL STATEMENTS -- The unaudited consolidated financial statements for the nine-month period ended January 31, 1997 include all adjustments, consisting of normal, recurring adjustments and accruals, which the Company considers necessary for fair presentation of financial position and the results of operations for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The interim financial statements should be read in conjunction with the audited financial statements for the periods ended April 30, 1996, April 30, 1997 and January 31, 1998.

    REVENUE RECOGNITION POLICY -- Revenue, including revenue from sales to distributors and resellers, is recognized when products are shipped or services are provided.

    FOREIGN CURRENCY REMEASUREMENT -- The financial statements of the foreign subsidiary are remeasured into the functional currency, the United States dollar, as follows: property and accumulated depreciation at historical rates; other assets and liabilities principally at rates in effect on the balance sheet date; and income and expense accounts, other than depreciation and amortization, at average rates of exchange in effect during the period. Gains and losses resulting from the remeasurement are included in the statement of income.

    INVENTORIES -- Inventories are stated at the lower of cost or market determined by the last-in, first-out (LIFO) method. Inventory replacement cost exceeds the LIFO value by approximately $380,000, $39,000 and $39,000 at April 30, 1996, April 30, 1997 and January 31, 1998, respectively.

    PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

    PRODUCT WARRANTIES -- Some of the Company's products are under warranty against defects in material and workmanship for a period of two years from the date of installation. Warranty costs are estimated, and a provision is recorded based on returns and sales volumes.

    SENIORITY PREMIUMS -- Provisions for seniority premiums payable to employees of the foreign subsidiary upon voluntary or involuntary separation are calculated in accordance with the Mexican Federal Labor Law. All other payments to which the workers are entitled, upon involuntary retirement, are charged to

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED APRIL 30, 1996 AND 1997,
         NINE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1998 (CONTINUED)

operations when they become payable. Management believes that the amount of such other payments in any single year will not be significant.

    INCOME TAXES -- Income taxes are recognized for (a) the amount of taxes payable or refundable for the current year, and (b) deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are measured based upon enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS -- Certain prior year balances have been reclassified for comparative purposes.

3.  FOREIGN SUBSIDIARY

    In order to benefit from certain economic advantages, the Company maintains a maquiladora plant in Juarez, Mexico, under Mexico's Border Industrialization Program. The Company's wholly owned Mexican subsidiary, ISW, holds and operates the maquiladora plant. ISW provides plant facilities and labor for the assembly of the Company's products. Key financial information for ISW as of and for the years ended April 30, 1996 and 1997 and for the nine-month periods ended January 31, 1997 and 1998 is as follows:

                                                           APRIL 30,     APRIL 30,                  JANUARY 31,
                                                              1996          1997                        1998
                                                          ------------  ------------  JANUARY 31,   ------------
                                                                                          1997
                                                                                      ------------
                                                                                      (UNAUDITED)

Total Assets............................................  $    258,285  $    330,369                 $   401,660
Total Liabilities.......................................       131,923       152,308                     157,806
Sales to Stewart Warner Instrument Corporation..........     2,859,697     3,310,500   $ 2,374,787     2,851,199
Net Income..............................................        83,539        51,699        67,345        65,929

4.  CREDIT ARRANGEMENTS

    The Company has a financing and credit arrangement with a bank under a Loan and Security Agreement (Agreement) which expires September 1, 1999. The Agreement, which is subject to a borrowing base, provides for (a) the issuance of letters of credit up to the lesser of: (1) $500,000, (2) the borrowing base less the outstanding principal balance of the line of credit, or (3) $6,500,000 less the outstanding principle balance of the line of credit, and (b) cash borrowings up to the lesser of: (1) $6,500,000 less availability for letters of credit, or (2) the borrowing base less availability for letters of credit.

    Interest accrues on outstanding borrowings at: (a) the London Interbank Offered Rate (LIBOR) plus 2.6% (8.2% at January 31, 1998) or (b) the bank's prime rate (8.5% at January 31, 1998), at the Company's option.

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED APRIL 30, 1996 AND 1997,
         NINE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1998 (CONTINUED)

    Outstanding obligations under the Agreement are secured by liens on substantially all of the Company's assets. Under the terms of the Agreement, the Company is required to maintain specific ratios of debt, interest coverage, fixed charge coverage, and working capital. Among other matters, the Agreement contains certain restrictions with respect to incurrence of additional indebtedness and capital expenditures and prohibits the payment of dividends on capital stock. The Agreement contains other covenants customary in credit arrangements of this kind. For the year ended April 30, 1997, the Company received a specific waiver for exceeding its capital expenditure limit under the Agreement. At January 31, 1998, the Company had no outstanding letters of credit under the Agreement, cash borrowings outstanding of $3,933,514 and remaining unused available commitments of $362,723.

5.  WARRANT AGREEMENT

    The Company granted warrants to purchase 11,111 shares of common stock to a bank in connection with the Company's term loan. In accordance with the provisions of the warrant agreement, the Company's repayment of the term loan prior to April 21, 1995 reduced the number of shares of common stock issuable upon exercise of the warrants to 5,556 shares. The warrants were exercisable at a price of $.01 per share of common stock and had no set expiration date. During fiscal 1996, the Company repurchased these warrants for $250,000. The purchase price of the warrants was charged to additional paid-in capital and retained earnings.

6.  INCOME TAXES

    The income tax provision consists of the following for the years ended April 30, 1996 and 1997 and for the nine-month periods ended January 31, 1997 and 1998.

                                                              APRIL 30,    APRIL 30,                 JANUARY 31,
                                                                1996         1997                        1998
                                                             -----------  -----------  JANUARY 31,   ------------
                                                                                           1997
                                                                                       ------------
                                                                                       (UNAUDITED)
Federal:
  Current..................................................   $ (26,075)   $ 547,100    $  272,039    $   13,000
  Deferred.................................................      39,539       33,175        16,496       201,394
State:
  Current..................................................      27,993       83,695        41,616        53,649
  Deferred.................................................       2,386       23,314        11,593        12,160
Foreign....................................................      51,829       73,471        37,901        55,632
                                                             -----------  -----------  ------------  ------------
Total income taxes.........................................   $  95,672    $ 760,755    $  379,645    $  335,835
                                                             -----------  -----------  ------------  ------------
                                                             -----------  -----------  ------------  ------------

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED APRIL 30, 1996 AND 1997,
         NINE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1998 (CONTINUED)

    A reconciliation between the Company's effective tax rate and the U.S. federal income tax rate is as follows:

                                                                                                      NINE-MONTH
                                                             YEAR ENDED   YEAR ENDED                 PERIOD ENDED
                                                              APRIL 30,    APRIL 30,                 JANUARY 31,
                                                                1996         1997                        1998
                                                             -----------  -----------   NINE-MONTH   ------------
                                                                                       PERIOD ENDED
                                                                                       JANUARY 31,
                                                                                           1997
                                                                                       ------------
                                                                                       (UNAUDITED)
Federal income tax at statutory rate.......................   $ 106,878    $ 629,893    $  360,811    $  252,826
Non U.S. taxable foreign income............................     (46,025)     (46,929)      (35,784)      (41,330)
State income taxes, net of federal benefit.................      20,050       70,626        35,118        43,434
Mexican income taxes.......................................      51,829       73,471        37,901        55,632
Other......................................................     (37,060)      33,694       (18,401)       25,273
                                                             -----------  -----------  ------------  ------------
    Total..................................................   $  95,672    $ 760,755    $  379,645    $  335,835
                                                             -----------  -----------  ------------  ------------
                                                             -----------  -----------  ------------  ------------

    Deferred income taxes and benefits are provided for differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Temporary differences and the resulting deferred tax assets and liabilities at April 30, 1996, April 30, 1997, and January 31, 1998 follow:

                                                                            APRIL 30,    APRIL 30,    JANUARY 31,
                                                                              1996         1997          1998
                                                                           -----------  -----------  -------------
NONCURRENT DEFERRED TAXES:
Fixed assets.............................................................  $   511,043  $   410,210  $     372,338
Alternative minimum tax credits..........................................           --      125,000             --
Other....................................................................       16,975       17,590             --
                                                                           -----------  -----------  -------------
Noncurrent deferred tax asset............................................  $   528,018  $   552,800  $     372,338
                                                                           -----------  -----------  -------------
                                                                           -----------  -----------  -------------
CURRENT DEFERRED TAXES:
Accounts receivable......................................................  $    29,409  $    16,064  $      15,600
Inventories..............................................................     (960,690)    (980,505)    (1,054,378)
Accrued liabilities......................................................      525,052      476,941        511,429
Other....................................................................           --           --          6,757
                                                                           -----------  -----------  -------------
Current deferred tax liability...........................................  $  (406,229) $  (487,500) $    (520,592)
                                                                           -----------  -----------  -------------
                                                                           -----------  -----------  -------------

7.  COMMITMENTS AND CONTINGENCIES

    The Company conducts all of its operations in leased facilities. The future minimum lease payments (excluding renewal options) under leases having a remaining non-cancelable lease term in excess of twelve months as of January 31, 1998 are as follows:

PERIOD ENDING
  JANUARY 31,
------------------------------------------------------------------------------------------------------
  1999................................................................................................  $  501,953
  2000................................................................................................     505,389
  2001................................................................................................     520,132
  2002................................................................................................     495,248
  2003................................................................................................     426,000

              STEWART WARNER INSTRUMENT CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED APRIL 30, 1996 AND 1997,
         NINE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1998 (CONTINUED)

    Rent expense was approximately $590,000, $588,000, $439,000 (unaudited) and $471,000 for the years ended April 30, 1996 and 1997 and the nine-month periods ended January 31, 1997 and 1998, respectively.

    The Company, in the ordinary course of business, has been named as a defendant in litigation and other proceedings. Management believes that the aggregate amount of such liabilities will not have a material adverse impact on the Company's financial position or results of operations.

8.  EMPLOYEE BENEFITS

    The Company maintains a 401(k) plan (the Plan) covering all eligible employees. All full-time employees are eligible to participate on the first day of each semi-annual period following the completion of one year of service. A participant may elect to contribute from 1% to 15% of his or her earnings subject to limits set forth in the Plan. The Company did not make any discretionary contributions during the years ended April 30, 1996 and 1997 or the nine-month period ended January 31, 1998.

9.  RELATED PARTY

    During the nine-month period ended January 31, 1998, the Company incurred expenses to an affiliated company of $100,000 for consulting services.

10.  CONCENTRATIONS OF CREDIT RISK

    Concentrations of credit risk with respect to accounts receivable are limited by virtue of the large number of customers comprising the Company's customer base and their geographic dispersion. However, the Company's customers are concentrated in agriculture, construction, heavy truck and related industries and the ability of the customers to pay the Company's accounts receivables depends, in part, upon the general condition of these industries. Generally, the Company does not require collateral or other security for customer receivables.

11.  SUBSEQUENT EVENT (UNAUDITED)

    Effective March 19, 1998, the outstanding shares of the Company were sold to High Voltage Engineering Corporation.

                                 * * * * * * *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                       PAGE NO.
                                                      -----------
Available Information...............................          iv
Prospectus Summary..................................           1
Risk Factors........................................          16
The Company.........................................          25
The Transactions....................................          26
Use of Proceeds.....................................          28
Capitalization......................................          29
Unaudited Pro Forma Condensed Consolidated Financial
  Data..............................................          30
Selected Historical Consolidated Financial Data.....          42
Management's Discussion and Analysis of Financial
  Condition and Results of Operations...............          48
Business............................................          60
Management..........................................          80
Certain Relationships and Related Transactions......          86
Principal Stockholders..............................          88
Exchange Offer......................................          89
Plan of Distribution................................          97
Description of the Notes............................          98
Description of Other Indebtedness...................         123
Description of Outstanding Capital Stock............         125
Certain Federal Income Tax Considerations...........         129
Experts.............................................         131
Legal Matters.......................................         131
Special Note Regarding Forward-Looking Statements...         131
Index to Financial Statements.......................         F-1

                                     [LOGO]

                                  HIGH VOLTAGE
                                  ENGINEERING
                                  CORPORATION

                     OFFER TO EXCHANGE 10 1/2% SENIOR NOTES
                      DUE 2004 WHICH HAVE BEEN REGISTERED
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                         10 1/2% SENIOR NOTES DUE 2004
                      ORIGINALLY ISSUED ON MARCH 19, 1998,
                    OF WHICH $20,000,000 IN PRINCIPAL AMOUNT
                       IS OUTSTANDING ON THE DATE HEREOF.

                         -----------------------------

                                   PROSPECTUS
                           --------------------------

                                  MAY 12, 1998

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